Filed Pursuant to
Rule 424(b)(3)
Registration No. 333-147973

ATNA RESOURCES LTD.	CANYON RESOURCES CORPORATION

Prospectus	Proxy Statement

January 22, 2008

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Canyon Resources Corporation (“Canyon”) to be held on March 6, 2008, at 3:00 p.m., Mountain Time. The special meeting will be held at Table Mountain Inn located at 1310 Washington Avenue, Golden, Colorado.

As described in the enclosed proxy statement/prospectus, at the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger (the “Merger Agreement”) that Canyon entered into as of November 16, 2007 with Atna Resources Ltd. (“Atna”) and Arizona Acquisition Ltd. (“MergerCo”) and to approve the merger contemplated by the Merger Agreement (the “Merger”). If holders of record of a majority of our common stock as of the close of business on January 18, 2008 vote to adopt and approve the Merger Agreement and to approve the Merger, and the other conditions in the Merger Agreement are satisfied or waived, MergerCo will be merged with and into Canyon, with Canyon continuing as the surviving corporation in the Merger and becoming a wholly-owned subsidiary of Atna.

As further described in this proxy statement/prospectus, each Canyon stockholder (other than Atna and their direct or indirect subsidiaries) will receive 0.32 of a share of Atna common shares, plus cash for any fractional shares, for each outstanding share of Canyon upon the completion of the Merger. This exchange ratio is subject to adjustment according to the terms of the Merger Agreement.

Atna common shares are listed on the Toronto Stock Exchange (the “TSX”) under the trading symbol “ATN” and are quoted in the United States on the pink sheets under the symbol “ATNAF.” On January 18, 2008, the closing sale price of Atna common shares was Cdn$1.57. Based on that closing price, the value of the per share consideration to be received by Canyon stockholders, assuming no adjustment to the exchange ratio, would be $0.49.

A special committee of Canyon’s board of directors investigated, considered and evaluated the terms and conditions of the Merger Agreement. Based on its review, Canyon’s board of directors has determined that the Merger is advisable, fair to, and in the best interests of the stockholders of Canyon and recommends that you vote FOR approving and adopting the Merger Agreement and approving the Merger and any adjournment of the special meeting.

Your vote is very important, regardless of the number of shares you own. Canyon cannot complete the Merger unless the Merger Agreement is adopted and approved and the Merger is approved by the affirmative vote of the holders of a majority of the outstanding shares of Canyon common stock entitled to vote at the special meeting. Whether or not you plan to attend the special meeting in connection with the proposed Merger, please promptly complete, sign and return the enclosed proxy card in the envelope provided. Your proxy card also includes instructions about how to vote by telephone or by using the Internet. Your shares then will be represented at the special meeting. If you attend the special meeting, you may, by following the procedures discussed in the accompanying documents, withdraw your proxy and vote in person.

The accompanying notice of special meeting, proxy statement/prospectus and proxy card explain the proposed Merger and provide specific information concerning the special meeting. Please read these materials carefully. In particular, please see “Risk Factors” beginning on page 11.

On behalf of the board of directors, I would like to express our appreciation for your continued interest in the affairs of Canyon. We look forward to seeing you at the special meeting.

Sincerely,

/s/ James K.B. Hesketh
James K.B. Hesketh
President, CEO, Director

Golden, Colorado

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this proxy statement/ prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated January 22, 2008, and is first being mailed to Canyon stockholders beginning on or about January 25, 2008.

CANYON RESOURCES CORPORATION
14142 Denver West Parkway, Suite 250
Golden, CO 80401
(303) 278-8464

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held March 6, 2008

January 22, 2008

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Canyon Resources Corporation, a Delaware corporation (“Canyon”), which will be held on March 6, 2008, at 3:00 p.m., Mountain Time. The special meeting will be held at Table Mountain Inn located at 1310 Washington Avenue, Golden, Colorado.

We are holding this meeting and you will be asked:

•	to vote on a proposal to approve and adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 16, 2007, by and among Atna Resources Ltd. (“Atna”), Arizona Acquisition Ltd. (“MergerCo”), a wholly-owned subsidiary of Atna, and Canyon, pursuant to which MergerCo will merge with and into Canyon (the “Merger”) and Canyon will become a wholly-owned subsidiary of Atna and to approve the Merger; and

•	to approve the postponement or adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the above proposal.

The Merger proposal is more fully described in the accompanying proxy statement/prospectus, which you should read carefully in its entirety before voting.

Stockholders of record as of the close of business on January 18, 2008 (referred to as the “record date”) are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. A list of stockholders eligible to vote at the meeting will be available for review during Canyon’s regular business hours at our headquarters, located at 14142 Denver West Parkway, Suite 250, Golden, Colorado, for ten days prior to the meeting. A majority of the shares of Canyon common stock outstanding on the record date must be voted in favor of the Merger proposal in order for the merger to be completed. Therefore, your vote is very important. Your failure to vote your shares is the same as voting against the Merger proposal.

It is important for your shares to be represented at the special meeting. We hope that you will promptly mark, sign, date and return the enclosed proxy even if you plan to attend the meeting. Your proxy card also includes instructions about how to vote by telephone or by using the Internet. If you attend the meeting on March 6, 2008, you may vote in person even if you have already returned a proxy card. You should not send any certificates representing Canyon common stock with your proxy.

We look forward to seeing you at the meeting.

For the Board of Directors,

/s/  David P. Suleski

David P. Suleski
Corporate Secretary

Golden, Colorado

SHAREHOLDER PROPOSALS	148
LEGAL MATTERS	149
WHERE YOU CAN FIND MORE INFORMATION	149
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

ANNEXES

Annex A	Agreement and Plan of Merger
Annex B	Opinion of Wellington West Capital Markets Inc.
Annex C	Section 262 of Delaware General Corporation Law
Annex D	Form of Voting Agreement
Annex E	Form of Employment Agreement

You should rely only on the information contained in this document or on the information to which we have referred you. We have not authorized anyone to provide you with information that is different.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which it is not lawful to make any such offer or solicitation or to any person to whom it is not lawful to make any such offer or solicitation.

IMPORTANT NOTE ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which is sometimes referred to as this proxy statement/prospectus, constitutes a proxy statement of Canyon with respect to the solicitation of proxies for the special meeting of Canyon stockholders to approve and adopt the merger agreement and a prospectus of Atna for the Atna common shares that Atna will issue to Canyon stockholders in the merger transaction. As permitted under the rules of the U.S. Securities and Exchange Commission (the “SEC”), this proxy statement/prospectus incorporates important business and financial information about Atna that is contained in documents filed with the SEC and that is not included in or delivered with this proxy statement/prospectus. Canyon stockholders may obtain copies of these documents, without charge, excluding any exhibits to these documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus from the website maintained by the SEC at www.sec.gov, as well as other sources. See “Where You Can Find More Information” beginning on page 149. You may also obtain copies of these documents, without charge, from Atna and Canyon by writing or calling the applicable department set forth below:

Atna Resources Ltd. 510 — 510 Burrard Street Vancouver, BC Canada V6C 3A8 Telephone: (604) 684-2285 Attn: Kendra Johnston, Investor Relations Manager	Canyon Resources Corporation 14142 Denver West Parkway Suite 250 Golden, CO 80401 Telephone: (303) 278-8464 Attn: Valerie Kimball, Investor Relations

In order to obtain delivery of these documents prior to Canyon’s special meeting of stockholders you should request the documents no later than February 27, 2008.

References to “Atna” and “Canyon” in this proxy statement/prospectus refer to Atna Resources Ltd. and Canyon Resources Corporation, respectively. Except as otherwise specifically noted, references to “Atna common shares,” or “Atna shares” refer to common shares, without par value per share, of Atna, and references to “shares of Canyon common stock,” “Canyon common stock” or “Canyon shares” refer to shares of common stock, par value $0.01 per share, of Canyon. References to Cdn$ refer to Canadian dollars and references to US$ or $ refer to U.S. dollars. Except as otherwise specifically noted, references to “we,” “us,” or “our” refer to both Atna and Canyon.

QUESTIONS AND ANSWERS ABOUT THE MERGER

In the following questions and answers below, we highlight selected information from this proxy statement/prospectus but we have not included all of the information that may be important to you regarding the merger and the transactions contemplated by the merger agreement. To better understand the merger and the transactions contemplated by the merger agreement, and for a complete description of their legal terms, you should carefully read this entire proxy statement/prospectus, including the annexes, as well as the documents that we have incorporated by reference in this document. See “Important Note about this Proxy Statement/Prospectus” on page 1 and “Where You Can Find More Information” beginning on page 149.

Q:	WHAT IS THE PROPOSED TRANSACTION?

A:	Atna and Canyon have entered into the Agreement and Plan of Merger attached as Annex A, pursuant to which Atna will acquire Canyon by merging MergerCo, a wholly-owned subsidiary of Atna, with and into Canyon, with Canyon surviving the merger as a wholly-owned subsidiary of Atna.

Q:	WHAT CONSIDERATION WILL CANYON STOCKHOLDERS RECEIVE IN THE MERGER?

A:	Holders of Canyon common stock, as of the completion of the merger, will exchange their shares of Canyon common stock for Atna common shares. Each share of Canyon common stock will be exchanged for 0.32 of an Atna common share. This number shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Atna common shares or common stock), reorganization, recapitalization, reclassification or other like change with respect to Atna that applies to Atna shareholders of record as of a date on or after the date of the merger agreement and prior to the effective time of the merger. All outstanding Canyon compensatory stock options will be cancelled and all outstanding warrants and convertible debentures of Canyon will be assumed by Atna and will be exercisable to acquire that number of common shares of Atna determined by reference to the share exchange ratio. Atna will grant stock options to Canyon’s employees, directors and certain consultants at the time of closing. Atna will continue to trade on the Toronto Stock Exchange, under the symbol “ATN” and be quoted on the pink sheets in the United States under the symbol “ATNAF.”

Q:	WHEN DO ATNA AND CANYON EXPECT THE MERGER TO BE COMPLETED?

A:	The merger will become effective on such date and at such time that the certificate of merger for Canyon and MergerCo is filed with the Secretary of State of the State of Delaware, or at such other mutually agreed to time and date. Throughout this proxy statement/prospectus, we will refer to this as the “effective time” of the merger.

Q:	WHEN IS CANYON’S SPECIAL MEETING OF STOCKHOLDERS?

A:	Canyon’s special meeting of stockholders will take place on March 6, 2008, at the time and location specified on the cover page of this document. You will be asked to consider and vote on the proposal to approve and adopt the merger agreement and the merger.

Q:	WHAT DO I NEED TO DO NOW?

A:	After you have carefully read this entire document, please vote your shares of Canyon common stock. You may do this by completing, signing, dating and mailing the enclosed proxy card, as explained in this proxy statement/prospectus or by submitting your proxy by telephone or through the Internet, as explained in the voting instructions attached to the enclosed proxy card. This will enable your shares to be represented and voted at Canyon’s special meeting of stockholders. If you submit a valid proxy and do not indicate how you want to vote, we will count your proxy as a vote in favor of the proposals described in this document submitted at Canyon’s special meeting of stockholders.

The Canyon board of directors recommends that Canyon’s stockholders vote:

•	“FOR” the approval and adoption of the merger agreement and the merger; and

•	“FOR” the postponement or adjournment of the special meeting, if necessary, to permit solicitation of additional proxies in favor of the above proposal.

Q:	WHAT STOCKHOLDER VOTES ARE REQUIRED?

A:	Approval of the proposal to approve and adopt the merger agreement and to approve the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Canyon common stock entitled to vote at the Canyon special meeting. Approval of the proposal to postpone or adjourn the special meeting, if necessary, to permit solicitation of additional proxies requires the affirmative vote of the holders of a majority of the shares present at the special meeting, in person or represented by proxy, and entitled to vote on the matter.

Q:	WHY IS MY VOTE IMPORTANT?

A:	If you do not return your proxy card, submit your proxy by telephone or through the Internet or vote in person at Canyon’s special meeting of stockholders, it will be more difficult for Canyon to obtain the necessary quorum to hold its meeting and the stockholder approval necessary to approve the merger agreement and the merger. Without the affirmative vote of a majority of the outstanding shares of Canyon common stock, the merger cannot be completed.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER AUTOMATICALLY VOTE MY SHARES FOR ME?

A:	No. Your broker will only vote your shares if you provide your broker with voting instructions. You should instruct your broker to vote your shares by following the directions your broker provides to you. Please check the voting instruction form used by your broker to see if it offers telephone or Internet voting. A broker is not permitted to vote on the proposal to approve and adopt the merger agreement or on the proposal to approve an adjournment of the special meeting without instruction from you. If you do not provide instruction to your broker, a “broker non-vote” will occur and have the same effect as a vote against the proposal.

Q:	DO THE DIRECTORS AND OFFICERS OF CANYON INTEND TO VOTE FOR THE MERGER?

A:	Yes. Pursuant to voting agreements entered into with Atna, each of the directors as well as certain executive officers of Canyon — Ronald Parker, David Fagin, Leland Erdahl, James Hesketh, and David Suleski — have agreed to vote their shares of Canyon common stock at the special meeting in favor of the proposal to approve the merger agreement and the merger. For a more complete description of the voting agreements, see “The Voting Agreements” beginning on page 72 of this proxy statement/prospectus. The form of voting agreement is also attached to this proxy statement/prospectus as Annex D.

Q:	WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?

A:	Atna’s and Canyon’s boards of directors considered a number of factors in approving the merger agreement. Among them, Canyon’s board of directors considered the relative financial conditions, results of operations and prospects for growth of Canyon and Atna, Canyon’s operational and liquidity challenges and Atna’s competitive strengths. Atna’s board of directors considered that the merger will aid in the expansion and diversification of Atna’s portfolio of properties, among other factors. See “The Merger — Canyon’s Reasons for the Merger and Recommendation of Board of Directors” on page 35 and “The Merger — Atna’s Reasons for the Merger” on page 44.

Q:	DO I HAVE RIGHTS OF A DISSENTING OWNER?

A:	If the merger is approved by Canyon’s stockholders, any holder of Canyon common stock who does not vote in favor of the merger and who has previously taken necessary steps under Delaware law may exercise rights of appraisal under Delaware law, rather than receive the merger consideration in the merger. The provisions of Delaware law governing appraisal rights are complex, and you should study them carefully if you wish to exercise appraisal rights. A stockholder may take actions that prevent that stockholder from successfully asserting these rights, and multiple steps must be taken to properly perfect the rights. A copy of Section 262 of the Delaware General Corporation Law is attached to this proxy statement/prospectus as Annex C. For a detailed discussion of appraisal rights under Delaware law, please see the section entitled “The Merger — Appraisal Rights” beginning on page 56 of this proxy statement/ prospectus.

Q:	WILL CANYON STOCKHOLDERS BE ABLE TO TRADE ATNA COMMON SHARES THAT THEY RECEIVE PURSUANT TO THE MERGER?

A:	Yes. The Atna common shares issued pursuant to the merger will be registered under the Securities Act and will be listed on the Toronto Stock Exchange under the symbol “ATN” and be quoted in the United States on the pink sheets under the symbol “ATNAF.” All Atna common shares that each Canyon stockholder receives in the merger will be freely transferable unless a stockholder is deemed an affiliate of Canyon prior to the merger or an affiliate of Atna following the merger for purposes of the federal securities laws. For more information on Canyon affiliates’ ability to trade Atna common shares received in the merger see “The Merger — Resale of Atna Common Shares” on page 56.

Q:	WHAT WILL HAPPEN TO MY STOCK CERTIFICATE AND WHERE SHOULD I SEND MY STOCK CERTIFICATE?

A:	At the effective time of the merger, your Canyon stock certificate will convert into the right to receive Atna common shares and you will no longer be a stockholder of Canyon. You will receive written instructions and a letter of transmittal. You will use these documents to exchange your shares of Canyon common stock for Atna common shares and cash in lieu of fractional Atna common shares. Each person who submits the necessary documentation is entitled to receive the stock consideration to which the stockholder is entitled pursuant to the merger agreement. For more information see “The Agreement and Plan of Merger — Exchange of Stock Certificates” on page 61.

Q:	WHAT WILL HAPPEN TO MY CANYON WARRANTS OR CONVERTIBLE NOTES IN THE MERGER?

A:	Each warrant to purchase Canyon common stock and each convertible note convertible into Canyon common stock will convert into a warrant to purchase or a convertible note convertible into 0.32 (or, if adjusted, the exchange ratio) Atna common shares for each share subject to the warrant or convertible note, at an adjusted exercise price. The terms and conditions that will apply to the adjusted warrants and convertible notes will be substantially the same as the terms and conditions that apply to the existing warrants and convertible notes. For more information on conversion of the Canyon warrants or convertible notes, please see “The Agreement and Plan of Merger — Stock Options, Warrants, Convertible Securities or Other Rights to Purchase Common Stock” beginning on page 62.

Q:	WHAT WILL HAPPEN TO MY CANYON OPTIONS IN THE MERGER?

A:	You should consult your option award agreement regarding the procedures you must follow in order to exercise your options before the closing of the merger. Options that are not exercised by the effective time of the merger will be cancelled and terminated for no consideration whatsoever. Atna has agreed to grant options to Canyon directors, employees and certain consultants at the closing of the merger with an exercise price at the fair market value of Atna common shares at the closing date. Atna currently anticipates that options to purchase approximately 650,000 Atna common shares will be granted. See “The Agreement and Plan of Merger — Stock Options, Warrants, Convertible Securities or Other Rights to Purchase Common Stock” on page 62.

Q:	WILL I BE TAXED ON THE ATNA COMMON STOCK OR CASH THAT I RECEIVE?

A:	We expect that the merger will be a taxable transaction for United States federal income tax purposes. You will generally recognize gain or loss equal to the fair market value of Atna common shares you receive, less your adjusted tax basis in the Canyon stock you surrender in the merger. We strongly encourage you to consult your own tax advisor to determine the particular tax consequences to you of the merger. The material United States federal income tax consequences of the merger are described in more detail beginning on page 45.

Q:	WHERE CAN I FIND MORE INFORMATION ABOUT ATNA AND CANYON?

A:	More information about Atna is available from various sources described under “Important Note about this Proxy Statement/Prospectus” on page 1, “Where You Can Find More Information” on page 149, “Information about Atna” beginning on page 74 and “Information about Canyon” beginning on page 104. Additional information about Atna may be obtained from its Internet website at www.atna.com, and additional information about Canyon may be obtained from its Internet website at www.canyonresources.com. Atna and Canyon have included their respective website addresses in this proxy statement/prospectus only as inactive textual references and do not intend them to be an active link to their respective websites. The contents of these websites are not part of this proxy statement/prospectus.

Q:	WHOM SHOULD I CONTACT IF I HAVE ADDITIONAL QUESTIONS?

A:	If you have additional questions, please contact:

Atna Resources Ltd. 510 — 510 Burrard Street Vancouver, BC Canada V6C 3A8 Telephone: (604) 684-2285 Attn: Kendra Johnston, Investor Relations Manager	Canyon Resources Corporation 14142 Denver West Parkway Suite 250 Golden, CO 80401 Telephone: (303) 278-8464 Attn: Valerie Kimball, Investor Relations

Q:	ARE THERE RISKS ASSOCIATED WITH THE MERGER?

A:	Yes. You should read the section entitled “Risk Factors” beginning on page 11.

SUMMARY

The following summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the merger agreement and the transactions contemplated by the merger agreement, including the merger, you should carefully read this entire proxy statement/prospectus and the information incorporated by reference in this proxy statement/prospectus that has been filed with the SEC. You may obtain the information incorporated by reference in this proxy statement/prospectus without charge by following the instructions in “Where You Can Find More Information” beginning on page 149.

The Companies

Atna Resources Ltd.

Atna Resources Ltd. (“Atna”) is a gold exploration, development and mining company that was incorporated under the Company Act (British Columbia) on May 30, 1984, by registration of its Memorandum and Articles under its present name. Atna was extra-territorially registered in the Yukon Territory on April 13, 1995. Atna common shares are listed on the Toronto Stock Exchange (the “TSX”) under the symbol “ATN” and are quoted in the United States on the pink sheets under the symbol “ATNAF.”

Atna formed Atna Resources, Inc., a wholly-owned subsidiary, to act as its operating arm for mineral interests in the United States. It was incorporated under and by virtue of the General Corporation Laws of the State of Nevada on December 8, 1987, and its principal office is located at 115 — 1575 Delucchi Lane, Reno, Nevada, USA, 89502.

Atna is a mineral resource exploration company engaged in the business of acquiring and exploring resource properties with a particular focus on precious metal deposits. Since 2002, Atna has focused its efforts on gold exploration and development in the State of Nevada. Atna also has property interests in British Columbia, Yukon Territory, and Chile. Atna’s properties are at various stages of exploration and development. Atna’s projects have no reserves and no cash flow. Atna’s properties are not subject to any mortgages and management is not aware of any encumbrances on any property.

The head office of Atna is located at 510-510 Burrard Street, Vancouver, British Columbia, Canada V6C 3A8. The address of the registered and records offices of Atna is 1600 — 925 West Georgia Street, Vancouver, British Columbia, Canada V6C 3L2. Atna’s telephone number is (604) 684-2285. Atna’s website is http://www.atna.com.

Canyon Resources Corporation

Canyon Resources Corporation (“Canyon”) is a Delaware corporation based in Golden, Colorado. Canyon was organized in 1979 to explore, acquire, develop, and mine precious metals, uranium and other mineral properties. Canyon is a non-accelerated filer and its common stock is listed on the American Stock Exchange (“AMEX”) under the symbol “CAU.”

The head office of Canyon is located at 14142 Denver West Parkway, Suite 250, Golden, Colorado 80401. Canyon’s phone number is (303) 278-8464. Canyon’s website is http://www.canyonresources.com.

Canyon is involved in all phases of the mining business from early stage exploration, exploration drilling, development drilling, feasibility studies and permitting, through construction, operation and final closure of mining properties. Canyon has gold production operations in the western U.S., and conducts exploration activities in the search for additional valuable mineral properties primarily in the western U.S. Canyon’s exploration and development efforts emphasize precious metals (gold and silver) and uranaium, but base metals and industrial minerals may also be considered. Canyon has conducted a portion of its mineral exploration and development through joint ventures with other companies.

Canyon’s primary focus continues to be on increasing the value of its three core properties of Briggs, Reward and the uranium joint ventures. The Briggs Mine, located in southeastern California, has successfully increased the total mineralized material through both drilling and acquisitions. Canyon has commissioned a feasibility study for the Reward property that is expected to be completed during the fourth quarter of 2007. The uranium joint ventures are fully carried by Canyon’s joint venture partners for the first $2.0 to $2.8 million of expenditures. Canyon announced significant drill results in August 2007 on the most recent drilling in Wyoming.

Risk Factors

For a discussion of risks relating to an investment decision regarding the merger, see “Risk Factors” beginning on page 11.

Canyon’s Special Meeting of Stockholders

Canyon’s special meeting of stockholders will be held on March 6, 2008 at 3:00 p.m. Mountain Time. The special meeting will be held at Table Mountain Inn located at 1310 Washington Avenue, Golden, Colorado. At the special meeting, stockholders of Canyon will consider and vote upon a proposal to approve and adopt the merger agreement and the merger and the other proposals described in the notice for the meeting included with this proxy statement/prospectus. Only stockholders of record at the close of business on January 18, 2008, the record date, will be entitled to vote at the special meeting.

Quorum and Vote Required at the Special Meeting

A minimum of one-third of the shares of common stock issued and outstanding must be represented at the special meeting, in person or by proxy, in order to constitute a quorum. The proposal for the approval and adoption of the merger agreement and the merger will be approved if holders of a majority of the issued and outstanding shares of Canyon common stock as of the record date vote in favor of the proposal.

Shares Beneficially Owned as of the Record Date

Shares owned by Directors and Officers of Canyon.  Based on 53,637,824 shares, the number of shares of Canyon common stock issued and outstanding as of January 18, 2008, the directors and executive officers of Canyon and their affiliates, as a group, beneficially own approximately 2,303,478 shares of Canyon common stock, or approximately 4.2% of the outstanding Canyon common stock entitled to be voted at the special meeting.

Shares owned by Atna.  In anticipation of the merger transaction, on November 16, 2007, Atna entered into voting agreements with each of Ronald Parker, David Fagin, Leland Erdahl, James Hesketh, and David Suleski. Each voting agreement provides that the Canyon shareholder party to the agreement will vote for and support the merger. Atna also obtained irrevocable proxies in connection with the support agreement to vote in favor of the merger and against any proposal made in opposition to or in competition with the consummation of the merger. As a result of the voting agreements, Atna beneficially owns 2,130,978 shares of Canyon common stock or 3.9% of the outstanding shares of Canyon common stock as of January 18, 2008.

See “Summary — Relationship with Canyon” on page 9 for more information regarding Atna’s agreements relating to Canyon.

Unaudited Pro Forma, Combined, Condensed Financial Information of Atna

For a discussion of the unaudited pro forma, combined, condensed financial information of Atna, see “Selected Pro Forma Combined Financial Data and Unaudited Per Share Data” beginning on page 26.

The Merger

General

At the effective time of the merger, MergerCo will merge with and into Canyon. As a result of the merger, the separate corporate existence of MergerCo will cease and Canyon will continue as the surviving corporation of the merger and become a wholly-owned subsidiary of Atna.

Holders of Canyon common stock, as of the completion of the merger, will exchange their shares of Canyon common stock for Atna common shares. Each share of Canyon common stock will be exchanged for 0.32 of an Atna common share. This number shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Atna common shares or common stock), reorganization, recapitalization, reclassification or other like change with respect to Atna that applies to Atna shareholders of record as of a date on or after the date of the merger agreement and prior to the effective time of the merger. All outstanding Canyon compensatory stock options will be cancelled and all outstanding warrants and convertible debentures of Canyon will be assumed by Atna and will be exercisable to acquire that number of common shares of Atna determined by reference to the share exchange ratio. Atna will grant stock options to Canyon’s employees, directors and certain consultants at the time of closing. Atna will continue to trade on the Toronto Stock Exchange under the symbol “ATN” and be quoted in the United States on the pink sheets under the symbol “ATNAF.”

The Canyon board of directors recommends that Canyon stockholders vote “FOR” the approval and adoption of the merger agreement and the merger and “FOR” each of the other proposals described in the notice to the meeting.

Reasons for the Merger

Canyon’s Special Committee of independent directors unanimously recommended the merger agreement and merger to the Canyon board of directors. Based upon this recommendation, the Canyon board of directors has determined that the merger and the terms of the merger agreement are in the best interests of Canyon and its stockholders and approved and adopted the merger agreement. For a description of the factors on which the Canyon board of directors based their determinations, see “The Merger — Canyon’s Reasons for the Merger and Recommendation of the Canyon Board of Directors” beginning on page 35.

Dissenter’s Rights

If the merger is approved by Canyon’s stockholders, any holder of Canyon common stock who does not vote in favor of the merger and who has previously taken necessary steps under Delaware law may exercise rights of appraisal under Delaware law, rather than receive the merger consideration in the merger. The provisions of Delaware law governing appraisal rights are complex, and you should study them carefully if you wish to exercise appraisal rights. A stockholder may take actions that prevent that stockholder from successfully asserting these rights, and multiple steps must be taken to properly perfect the rights. A copy of Section 262 of the Delaware General Corporation Law is attached to this proxy statement/prospectus as Annex C. For a detailed discussion of appraisal rights under Delaware law, please see the section entitled “The Merger — Appraisal Rights” beginning on page 56 of this proxy statement/ prospectus.

Accounting Treatment

The merger will be accounted for under the purchase method of accounting in accordance with United States generally accepted accounting principles.

Regulatory Approvals

Other than filings required with the TSX relating to the approval by the TSX of the listing of shares to be issued in the merger, we are not aware of any material regulatory filings or approvals required prior to completing the merger as described in this proxy statement/prospectus. We intend to make all required filings under the Securities Act and the Securities and Exchange Act of 1934, as amended (“Exchange Act”), in connection with the merger transaction.

Resale of Atna Common Shares

All Atna common shares that each Canyon stockholder receives in the merger will be freely transferable unless a stockholder is deemed an affiliate of Atna following the merger for purposes of the federal securities laws. See “The Merger — Resale of Atna Common Shares” on page 56.

Exchange Agent

Atna will retain Pacific Corporate Trust Company as exchange agent in connection with the merger.

The Agreement and Plan of Merger

Under the terms of the merger agreement, MergerCo would merge with and into Canyon, with Canyon continuing as the surviving entity. The merger agreement is attached to this proxy statement/prospectus as Annex A and is incorporated into this proxy statement/prospectus by reference. We encourage you to read the entire merger agreement carefully as it is the legal document that governs the merger.

Stock Options, Warrants, Convertible Securities or Other Rights to Purchase Common Stock

At the effective time of the merger, options to purchase Canyon common stock will be cancelled and terminated unless exercised prior to the effective time of the merger. Each warrant to purchase Canyon common stock or convertible note convertible into Canyon common stock will convert into a warrant to purchase or a convertible note convertible into 0.32 (or, if adjusted, the share exchange ratio) of an Atna common share for each share subject to the warrant or convertible note, at an adjusted exercise price. The terms and conditions that will apply to the adjusted warrants and convertible notes will be substantially the same as the terms and conditions that apply to the existing warrants and convertible notes. For more information on conversion of the Canyon warrants or convertible notes, please see “The Agreement and Plan of Merger — Stock Options, Warrants, Convertible Securities or Other Rights to Purchase Common Stock” beginning on page 62 of this proxy statement/prospectus.

Conditions to Completion of the Merger

Atna and Canyon are required to complete the merger only if specific conditions are satisfied or waived to the extent permitted by applicable law. The following are some conditions to either Atna’s, Canyon’s or either party’s obligation to complete the merger:

•	there will be an absence of legal restrictions enjoining, restraining, prohibiting or making illegal the completion of the merger;

•	Canyon’s stockholders will have approved the merger;

•	the registration statement, of which this proxy statement/prospectus forms a part, relating to the Atna common shares to be issued in connection with the merger will have become effective under the Securities Act;

•	the representations and warranties made by each party in the merger agreement will be true and correct at and as of the date of the closing with the same effect as though such representations and warranties were made at and as of the date of the closing, except in the case where the failure to be true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect;

•	each party in the merger agreement will have performed or complied in all material respects with its agreements and covenants under the merger agreement; and

•	Canyon will have obtained any required consents from third parties or governmental bodies in accordance with the terms of the merger agreement.

Termination and Termination Fees

The merger agreement may be terminated, either before or after Canyon’s stockholders approval of the merger agreement, under certain circumstances described in “The Agreement and Plan of Merger — Termination; Fees and Expenses” beginning on page 68. If the merger agreement is terminated for various reasons, Atna or Canyon may have to pay the other party a termination fee of $975,000.

Relationship with Canyon

For a summary discussion of existing agreements, ongoing and prior arrangements and transactions between Atna and Canyon, see also the “Summary — Shares Beneficially Owned as of the Record Date” beginning on page 7.

Interests of Certain Persons in the Merger

You should be aware that a number of directors and officers of Canyon have interests in the merger that are different from, or in addition to, the interests of Canyon stockholders generally, including, among others, the employment agreements between Atna and each of James Hesketh and David Suleski, which will be effective upon the completion of the merger. In addition, Atna will grant stock options to Canyon employees, directors and certain consultants on the closing date. The options will have an exercise price equal to the fair market value of Atna common shares at the closing date. Atna currently anticipates granting approximately 650,000 options at the closing date. All existing Canyon stock options will vest as of the closing, but all except for 295,000 of such options have an exercise price in excess of the value of the Atna stock into which Canyon stock will be exchangeable as of January 18, 2008. All restricted stock will vest as of the closing of the merger.

Additionally, you should be aware that James Hesketh, the President and CEO of Canyon, is currently one of Atna’s directors. Mr. Hesketh was not a member of the special commitee of Canyon’s board of directors that reviewed the terms of the proposed merger.

Material U.S. Federal Income Tax Considerations

We expect that the merger will be a taxable transaction for United States federal income tax purposes. You will generally recognize gain or loss equal to the amount of cash or the fair market value of Atna common shares you receive, less your adjusted tax basis in the Canyon stock you surrender in the merger.

The discussion of United States federal income tax considerations set forth herein is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of Canyon stock. Stockholders of Canyon are strongly urged to consult their tax advisors to determine the particular tax consequences to them of the merger, including the application and effect of federal, state, local, foreign and other tax laws.

For more information see “The Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on 45.

Material Canadian Federal Income Tax Considerations

A US Holder of Atna common shares will be subject to Canadian withholding tax upon the payment of a dividend by Atna. Subject to certain exceptions, a US Holder of Atna common shares should not be subject to tax in Canada upon the disposition of Atna common shares.

For more information see “The Merger — Material Canadian Federal Income Tax Consequences of the Merger” beginning on page 54.

Comparison of Rights of Stockholders of Canyon and Shareholders of Atna

If we successfully complete the merger, holders of Canyon common stock will become Atna shareholders, and their rights as shareholders will be governed by Atna’s notice of articles and articles. There are also differences between the laws governing Canyon, a Delaware corporation, and Atna, a British Columbia corporation.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included or incorporated by reference in this document, before you decide whether to vote or instruct your vote to be cast to adopt the merger agreement.

Risk Factors Relating to the Merger

Although Atna and Canyon expect that the merger will result in benefits to the combined company, the combined company may not realize those benefits because of various challenges.

While Atna and Canyon believe that the merger will:

•	aid in the expansion and diversification of the combined companies’ portfolio of properties;

•	increase the competitive strengths of the combined companies; and

•	increase the ability to raise capital on more favorable terms;

we cannot assure you that any or all of these results will be achieved. Moreover, Atna’s ability to realize the anticipated benefits of the merger will depend, in part, upon the following:

•	the ability of Atna to successfully integrate Canyon’s business, employees and processes with those of Atna;

•	how efficiently the combined company’s officers can manage its operations;

•	the amount of charges associated with the purchase accounting for the merger;

•	United States, Canadian and worldwide macroeconomic conditions affecting both the general economy and the mining industry in particular;

•	the actual closing date of the merger;

•	potential loss of key employees;

•	the diversion of management’s attention from ongoing business concerns; and

•	coordinating geographically separate organizations.

Some of these factors are also outside the control of either company. One or more of these factors could result in increased operating costs, lower revenues, lower earnings or losses or negative cash flows, any of which could reduce the price of Atna’s stock, harming your investment.

The price of Atna common shares is likely to vary over time and may differ, on the day Canyon stockholders hold their special meeting and on the day the merger closes, from the Cdn$1.68 (US$1.73) per share at the closing of the market on the trading day immediately preceding the announcement of the merger agreement, which may affect the value of the merger consideration to be received by Canyon stockholders in the merger.

Holders of Canyon common stock, as of the completion of the merger, will exchange their shares of Canyon common stock for Atna common shares. Each share of Canyon common stock will be exchanged for 0.32 of an Atna common share. This number shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Atna common shares or common stock), reorganization, recapitalization, reclassification or other like change with respect to Atna that applies to Atna shareholders of record as of a date on or after the date of the merger agreement and prior to the effective time of the merger.

The market value of Atna common shares when the merger is completed may vary from the market value of Atna common shares as of the date of this proxy statement/prospectus or as of the date of the special meeting of Canyon stockholders. Please see the market price variation of Atna’s common shares as set forth in the chart encaptioned “Comparative Per Share Market Information” on page 28 of this proxy statement/prospectus. This variation may have resulted from ordinary trading fluctuations as well as changes in the business, operations or prospects of Atna, general market and economic conditions and other factors that may affect Atna common shares differently from Canyon common stock. If the market value of Atna common shares declines prior to the effective time of the merger, the market value of the shares issued to Canyon stockholders in the merger could be lower than expected. The historical prices of Atna common shares and Canyon common stock included in this proxy statement/prospectus may not be indicative of their respective prices on the date the merger becomes effective. We encourage you to obtain current market quotations for Atna common shares before you vote your shares. Future market prices of Atna common shares and Canyon common stock cannot be guaranteed or predicted.

In addition, because the time that the merger is completed will be later than the time of the special meeting of the stockholders of Canyon, the Canyon stockholders will not know the exact value of the Atna common shares that will be issued in the merger at the time they vote on the merger proposal. As a result, if the market price of Atna common shares at the completion of the merger is lower than the market price at the time of the special meeting, the value of the Atna common shares that Canyon stockholders will receive as merger consideration may be less than the value on the date of the special meeting.

The issuance of Atna common shares to Canyon stockholders in the merger and charges associated with the merger may have a negative impact on the earnings per share of the combined company.

If the merger is completed, we expect that approximately 23,060,700 Atna common shares will be issued to Canyon stockholders based on the exchange ratio of 0.32, the number of shares of Canyon common stock outstanding as of January 18, 2008, and the number and exercise prices of Canyon stock options, warrants and convertible notes outstanding as of January 18, 2008. Based on the increased number of Atna shares outstanding following the merger, the anticipated purchase accounting charges related to the merger and the potential for additional costs associated with integrating the two companies, the merger may result in lower earnings per share than would have been earned by Atna in the absence of the merger. We expect that over time the merger will yield cost synergies and other benefits to the combined company such that the merger will ultimately be accretive to earnings per share. However, there can be no assurance that an increase in earnings per share will be achieved. In order to achieve increases in earnings per share as a result of the merger, the combined company will, among other things, need to successfully manage the operations of Atna and Canyon after the merger, reduce operating expenses, increase revenues and compete effectively in its end-markets.

Provisions of the merger agreement may deter alternative business combinations and could negatively impact the stock prices of Atna and Canyon if the merger agreement is terminated in certain circumstances.

The merger agreement contains provisions that make it more difficult for Canyon to sell its business to a party other than Atna. These provisions include the general prohibition on Canyon soliciting any acquisition proposal or offer for a competing transaction, and the requirement that Canyon pay a termination fee of $975,000 if the merger agreement is terminated in specified circumstances. See “The Agreement and Plan of Merger — Termination; Fees and Expenses” beginning on page 68 of this proxy statement/prospectus.

These provisions might discourage a third party with an interest in acquiring all of or a significant part of Canyon from considering or proposing an acquisition, including a proposal that might be more advantageous to the stockholders of Canyon when compared to the terms and conditions of the merger described in this proxy statement/prospectus. Furthermore, the termination fee may result in a potential competing acquirer proposing to pay a lower per share price to acquire Canyon than it might otherwise have proposed to pay to Canyon stockholders.

In the event the merger is terminated by Atna or Canyon in circumstances that obligate Canyon to pay a fee to Atna, Atna’s and/or Canyon’s stock prices may decline, harming your investment. See “The Agreement and Plan of Merger — Termination; Fees and Expenses” beginning on page 68 of this proxy statement/prospectus.

If the proposed merger is not consummated, Atna and Canyon will have incurred substantial costs that may adversely affect Atna’s and Canyon’s financial results and operations and the market price of Atna and Canyon common stock.

Atna and Canyon have incurred and will incur substantial costs in connection with the proposed merger. These costs are primarily associated with the fees of attorneys, accountants and Canyon’s financial advisor. In addition, Atna and Canyon have each diverted significant management resources in an effort to complete the merger and are each subject to restrictions contained in the merger agreement on the conduct of its business. If the merger is not completed, each of Atna and Canyon will have incurred significant costs, including the diversion of management resources, for which each will have received little or no benefit. Also, if the merger is not consummated under certain circumstances specified in the merger agreement, one party may be required to pay the other a termination fee of $975,000. See “The Agreement and Plan of Merger — Termination; Fees and Expenses” beginning on page 68 of this proxy statement/prospectus.

In addition, if the merger is not consummated, Atna and Canyon may experience negative reactions from the financial markets and Atna’s and Canyon’s employees. Each of these factors may adversely affect the trading price of Atna and/or Canyon common stock and Atna’s and/or Canyon’s financial results and operations. In particular, if the merger is not completed for any reason, Canyon’s stock price may decline to the extent that the current market price reflects a market assumption that the merger will be completed or the market’s perceptions as to the reason why the merger was not consummated.

Certain directors and executive officers of Canyon have interests in the merger that may be different from, or in addition to, the interests of Canyon stockholders.

When considering the recommendation of the Canyon board of directors that Canyon stockholders vote in favor of the proposal to approve and adopt the merger agreement and to approve the merger, Canyon stockholders should be aware that some directors and executive officers of Canyon have interests in the merger that may be different from, or in addition to, the interests of Canyon stockholders. These interests include the anticipated employment of certain Canyon executive officers at Atna, including Canyon’s President and Chief Executive Officer, Jim Hesketh, as the President and Chief Operating Officer of the combined company and Canyon’s Chief Financial Officer, David P. Suleski, as the Vice President and Chief Financial Officer of the combined company, the grant of new options at closing to purchase Atna common shares to the employees of Canyon, and the right to continued indemnification and insurance coverage by Atna for acts or omissions occurring prior to the merger. As a result of these interests, these directors and officers could be more likely to vote to approve and adopt the merger agreement and to approve the merger, than if they did not hold these interests, and may have reasons for doing so that are not the same as the interests of other Canyon stockholders. For a full description of the interests of directors and executive officers of Canyon in the merger, see “The Merger — Interests of Executive Officers and Directors of Canyon in the Merger” beginning on page 44 of this proxy statement/prospectus.

If the conditions to the merger are not met, the merger will not occur.

Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger, including approval and adoption of the merger agreement and approval of the merger by Canyon stockholders. Canyon cannot assure you that each of the conditions will be satisfied or waived. If the conditions are not satisfied or waived, the merger will not occur or will be delayed, Canyon may lose some or all of the intended benefits of the merger and its stock price may decline, harming your investment.

The merger may be completed even though Atna or Canyon suffers a material adverse effect.

In general, either party may refuse to complete the merger if the other party suffers a material adverse change prior to the closing of the merger.

However, certain types of changes would not prevent the merger from going forward, even if the change would have a material adverse effect on Atna or Canyon, including the following:

•	any change, effect, event or occurrence relating to the United States economy or financial or securities markets in general,

•	any change, effect, event or occurrence relating to the mining industry to the extent not affecting such party to a materially greater extent than it affects other persons in the mining industry,

•	any change, effect, event or occurrence relating to the announcement or performance of the merger agreement and the transactions contemplated hereby,

•	any change, effect, event or occurrence resulting from any action or omission taken with the prior consent of Atna

•	any change in mining or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities,

•	any change in GAAP or regulatory accounting requirements applicable to mining companies generally, and

•	effects arising from war or terrorism.

You may have difficulty bringing suit and enforcing judgments against Atna.

Atna is organized under the laws of the Province of British Columbia, Canada, and most of its directors and officers are residents of Canada. Consequently, it may be difficult for United States investors to effect service of process within the United States upon Atna or upon their directors or officers, or to realize in the United States upon judgments of United States courts predicated upon civil liabilities under the Exchange Act, as amended. Furthermore, it may be difficult for investors to enforce judgments of U.S. courts based on civil liability provisions of the U.S. federal securities laws in a foreign court against Atna or any of its non-U.S. resident officers or directors.

Atna expects to be a passive foreign investment company, or PFIC, which could result in adverse U.S. tax consequences to U.S. investors.

Shareholders who are U.S. taxpayers should be aware that Atna expects to be a passive foreign investment company (“PFIC”) for the current fiscal year, may also have been a PFIC in prior years and may also be a PFIC in subsequent years. If Atna is a PFIC for any year during a U.S. taxpayer’s holding period, then such U.S. taxpayer generally will be required to treat any so-called “excess distribution” received on its common shares, or any gain realized upon a disposition of common shares, as ordinary income and to pay an interest charge on a portion of such distribution or gain, unless the taxpayer makes a timely and effective qualified electing fund (“QEF”) election or a mark-to-market election with respect to the shares of Atna. In certain circumstances, the sum of the tax and the interest charge may exceed the amount of the excess distribution received, or the amount of proceeds of disposition realized, by the taxpayer. A U.S. taxpayer who makes a QEF election generally must report on a current basis its share of Atna’s net capital gain and ordinary earnings for any year in which we are a PFIC, whether or not we distribute any amounts to our shareholders. A U.S. taxpayer who makes the mark-to-market election, generally, must include as ordinary income in each year, the excess of the fair market value of the common shares over the taxpayer’s tax basis therein. See the section entitled “Material United States Federal Income Tax Consequences Related to the Merger — Passive Foreign Investments Company Rules” for more information.

Risks Related to Atna’s Business After the Merger

The securities of Atna are considered speculative due to the nature of Atna’s business and the present stage of its development. A prospective investor should consider carefully the following factors:

Atna’s Profitability can Change Based on Precious and Base Metal Price Fluctuations.

The profitability of Atna’s operations is dependent upon the market price of certain precious and base metals. The price of such metals or interest related thereto has fluctuated widely and is affected by numerous factors beyond the control of Atna. These factors include international economic and political conditions, expectations of inflation, international currency exchange rates, interest rates, global or regional consumptive patterns, speculative activities, levels of supply and demand, increased production due to new mine developments and improved mining and production methods, availability and costs of metal substitutes, metal stock levels maintained by producers and others and inventory carrying costs. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in Atna not receiving an adequate return on invested capital or the investment not retaining its value.

Atna’s Business is Subject to Operating Hazards and Risks that Could Affect Operational Results.

Mining operations generally involve a high degree of risk, which even a combination of experience, knowledge and careful evaluation may not be able to overcome. Hazards such as unusual or unexpected formations and other conditions are involved. Operations in which Atna has a direct or indirect interest will be subject to all the hazards and risks normally incidental to exploration, development and production of precious and base metals, any of which could result in work stoppages, damage to or destruction of mines and other producing facilities, damage to life and property, environmental damage and possible legal liability for any or all damage. Atna maintains liability insurance in an amount that it considers adequate for its operations; however, Atna may become subject to liability for pollution, cave-ins or hazards against which it cannot insure or against which it may elect not to insure. The payment of such liabilities may have a material adverse effect on Atna’s financial position.

Mineral Exploration and Development Involves a High Degree of Risk, Making Operational Results Uncertain.

There is no known body of commercial ore on Atna’s mineral properties. Development of Atna’s properties will only follow upon obtaining satisfactory exploration results. Mineral exploration and development involves a high degree of risk and few properties explored ultimately are developed into producing mines. There is no assurance that Atna’s mineral exploration and development activities will result in any discoveries of bodies of commercial ore. The long-term profitability of Atna’s operations will be in part directly related to the cost and success of its exploration programs, which may be affected by a number of factors.

Substantial expenditures are required to establish reserves through drilling, to develop metallurgical processes to extract metal from ore and to develop the mining and processing facilities and infrastructure at any site chosen for mining. Although substantial benefits may be derived from the discovery of a major mineralized deposit, no assurance can be given that minerals will be discovered in sufficient quantities to justify commercial operations or that the funds required for development can be obtained on a timely basis.

The marketability of any minerals acquired or discovered may be affected by numerous factors which are beyond Atna’s control and which cannot be accurately predicted, such as market fluctuations, the proximity and capacity of milling facilities, mineral markets and processing equipment, and other factors such as government regulations, including regulations relating to royalties, allowable production, importing and exporting minerals and environmental protection.

Currently the Briggs Mine, operated by Canyon and located in California, is recovering only minimal ounces of gold from the old leach pads. Canyon placed their Briggs Mine in production in 1996 and it has produced over 550,000 ounces of gold. Portions of the mine are currently being reclaimed while Canyon performs activities designed to evaluate the re-start of the mine. The evaporation of the final water balance from the old leach pad could be completed in 2007 and only minor amounts of gold are expected to be recovered from these activities during 2007. As of December 31, 2006, Canyon declared reserves of approximately 130,000 ounces of gold at the Briggs Mine recoverable by open pit or underground mining methods. Development of these reserves is dependant upon financing at reasonable terms and a sufficient gold price to provide a reasonable return on investment. In May 2007, Canyon sold equity to primarily fund a planned underground test mining operation to evaluate the profitability of the underground reserves and mineralized material. The ultimate success of the Briggs underground test depends largely on our ability to control ore grade dilution and effectively manage production and mine development. Canyon has delayed indefinitely its plan to perform underground test mining at the Briggs Mine until adequate financing can be secured.

Canyon has historically produced gold at our Briggs Mine using the heap leaching process. This process involves the application of cyanide solutions by drip irrigation to ore stacked on an impervious pad. As the solution percolates through the heap, gold is dissolved from the ore into solution. In March 2005, Canyon stopped adding cyanide to the process and have been “rinsing” the pad with water only, since that time. The result of this “rinsing” is that the water pushes out any residual gold that was previously dissolved when Canyon was adding cyanide. This rinse solution is collected and processed with activated carbon that collects the gold from the solution onto the carbon. Through the subsequent process of pressure stripping the gold is returned to solution in a more highly concentrated state. This concentrated solution of gold is further processed in an electrowinning circuit, which collects the gold onto electric cathodes which are melted into gold bars. In October 2005, Canyon achieved its goal of producing all of the previously estimated “recoverable” gold on the leach pad. This estimated “recoverable” gold quantity was computed based on estimates derived from laboratory leach column tests of the ore and then applying the estimated recovery percentage to the ores on the leach pad. Subsequent (after October 2005) gold production is now above the amounts forecasted within the recovery models used at the mine and are, therefore, highly speculative and Canyon cannot know with certainty the amount of gold to be recovered from the Briggs Mine. During 2007, approximately 250 to 350 ounces of gold are expected to be recovered and sold and it is expected that the leach pad solutions will continue to be recirculated until most of the water is evaporated which is expected to take another six to nine months.

The Briggs Mine operates under permits granted by various agencies including the United States Bureau of Land Management, Inyo County, California, the California Department of Conservation, and the Lahontan Regional Water Quality Control Board (“Lahontan”). The Company has posted cash and reclamation bonds with these agencies in the amount of $4.3 million of which $4.2 million are reclamation bonds supported by a surety. All surety bonds are subject to annual review and adjustment.

In 1999, in response to a demand for an increase in collateral by the surety company who issued the above described bonds, Canyon granted a security interest in 28,000 acres of mineral interests in Montana. In addition, Canyon agreed to make cash deposits with the surety company totaling $1.5 million over a three year period at the rate of $0.5 million per year, commencing June 30, 2001. Canyon has made deposits totaling $0.5 million during 2007 as of October 12, 2007. As of October 12, 2007 the cash collateral portion of the surety bonds was approximately $0.9 million. In June 2007, the surety filed a civil action in the U.S. District Court for the District of Colorado against Canyon for monies due of $1.25 million and unspecified costs, damages and legal expenses. Canyon answered the complaint in July 2007.

In September 2007, Canyon settled the complaint through negotiations with the surety company. The settlement requires Canyon to make further collateral deposits totaling approximately $0.75 million over a three year period. Canyon is required to make accelerated deposits to the collateral account if it raises non-project financing greater than $10 million and when asset sales exceed $1.0 million. Any accelerated deposits will be applied against the next scheduled payment and total deposits will not exceed the $0.75 million maximum. The surety’s request for monies as collateral represents a reimbursable deposit to Canyon to support required future reclamation of the Briggs Mine site and therefore no liability has been accrued.

Calculation of Reserves and Mineralization and Precious and Base Metal Recovery is Uncertain.

There is a degree of uncertainty attributable to the calculation of reserves and mineralization and corresponding grades being mined or dedicated to future production. Until reserves or mineralization are actually mined and processed, quantity of mineralization and grades must be considered as estimates only. In addition, the quantity of reserves and mineralization may vary depending on metal prices. Any material change in quantity of reserves, mineralization, grade or stripping ratio may affect the economic viability of Atna’s properties. In addition, there can be no assurance that precious or other metal recoveries in small-scale laboratory tests will be duplicated in larger scale tests under on-site conditions or during production.

Government Regulation May Affect Business and Operational Results.

Operations, development and exploration on Atna’s properties are affected to varying degrees by government regulations relating to such matters as environmental protection, health, safety and labour; mining law reform;

restrictions on production; price controls; tax increases; maintenance of claims; tenure; and expropriation of property. There is no assurance that future changes in such regulation, if any, will not adversely affect Atna’s operations.

Canyon’s wholly-owned subsidiary, CR Kendall Corporation, expects to spend approximately $2.1 million through mine closure. In 1999 and 2000, the Montana Department of Environmental Quality (“DEQ”) proposed an increase in the required reclamation bond amount from the existing $1.9 million to approximately $14.2 million. Canyon believes the revised bond amount exceeds the cost of remaining work and our subsidiary filed an administrative appeal to the DEQ’s actions, which is still pending. In February 2001, CR Kendall Corporation entered into an agreement with the DEQ under which the $1.9 million supporting the then existing bond was transferred to an interest bearing account at the DEQ for use in continuing reclamation at the Kendall minesite and the appeals regarding bond amounts were stayed.

In January 2002, Canyon became aware that the DEQ intends to proceed with an Environmental Impact Statement (“EIS”) to determine the closure requirements for final reclamation at Canyon’s Kendall Mine. After a long hiatus the EIS has been reactivated and work is ongoing and Canyon is working closely with the DEQ to finalize it. Depending on the outcome of the EIS, the reclamation costs may vary from Canyon’s current estimate. The release of Canyon’s financial obligation on the property will only take place once the regulatory agencies have given final approval to all closure measures and are satisfied that the mine has met all reclamation requirements. There is no assurance of agency satisfaction with Canyon’s mine closure. The amounts necessary to achieve a final mine closure may be impacted by the outcome of the described pending matters and Canyon may not have sufficient funds to complete the Kendall reclamation if such matters are resolved adversely to Canyon, which would have a material adverse effect on Canyon’s business.

On April 10, 2003, the California State Mining and Geology Board (“CSMGB”) enacted a Backfill Regulation that essentially requires that all future metal mines be backfilled, with certain exceptions, to the original contour of the landscape. In April 2003, the California Legislature passed a bill which stipulates that, if a project is located within one mile of a Native American sacred site and on limited use lands within the California Desert Conservation Area (“CDCA”), new open-pit metal mine projects must be backfilled during reclamation. The Briggs project is located in the Panamint Range within the designated limited use land of the CDCA. Any new open pit developments on Canyon’s properties outside the existing Briggs plan of operations area may be required to comply with these regulations, although the bill recognizes that under certain circumstances existing permit areas may be extended to incorporate mining locations necessary for the continued operation or expansion of the existing operation without the backfilling requirement.

Environmental Considerations May Negatively Affect Business and Operational Results.

All phases of Atna’s operations are subject to environmental regulation in the various jurisdictions in which it operates. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect Atna’s operations. Environmental hazards may exist on Atna’s properties unknown to Atna at present, which have been caused by previous or existing owners or operator of the properties.

Industry Competition and Agreements with Other Parties May Affect Financial Results.

The mining industry is intensely competitive at all phases, and Atna competes with many companies possessing greater financial resources and technical facilities. Competition in the mining business could adversely affect Atna’s ability to acquire suitable producing properties or prospects for mineral exploration in the future.

Atna may, in the future, be unable to meet its share of costs incurred under agreements to which it is a party and Atna may have its interest in the properties subject to such agreements reduced as a result. Furthermore, if other parties to such agreements do not meet their share of such costs, Atna may be unable to finance the cost required to complete recommended programs.

Atna has Limited Access to Cash.

Atna has no source of operating cash flow to fund all of its exploration and development projects. Any further significant work would likely require additional equity or debt financing. Atna has limited financial resources and there is no assurance that additional funding will be available to allow Atna to fulfil its obligations on existing exploration or joint venture properties. Failure to obtain additional financing could result in delay or indefinite postponement of further exploration and the possible, partial or total loss of Atna’s interest in certain properties.

Certain Directors and Officers of Atna May have Conflicts of Interest.

Certain directors and officers of Atna are officers and/or directors of, or are associated with other natural resource companies that acquire interest in mineral properties. Such associations may give rise to conflicts of interest from time to time. The directors are required by law, however, to act honestly and in good faith with a view to the best interests of Atna and its shareholders and to disclose any personal interest which they may have in any material transactions which is proposed to be entered into with Atna and to abstain from voting as a director for the approval of any such transaction.

Title to Atna’s Properties May be Challenged.

Although Atna has or will receive title opinions for any material properties in which it has a material interest in Canada and the U.S., there is no guarantee that title to such properties will not be challenged or impugned. Atna has not conducted surveys of the claims in which its holds direct or indirect interests and therefore, the precise area and location of such claims may be in doubt. Atna’s claims may be subject to prior unregistered agreements or transfers or native land claims and title may be affected by undetected defects. Native land claim settlements are more advanced in the Yukon Territory than they are in British Columbia, and none of Atna’s properties in the Yukon Territory cover areas where the Federal Crown proposes to transfer mineral rights to the First Nations. However, there is no guarantee that this will not change before settlements are finalized. Mineral claim title in Chile is less certain than in Canada and the U.S. The Chilean government makes no effort to establish true claim ownership and allows recording of claims that may be layered on top of pre-existing claims. An underlying claim may or may not lapse with non-payment of taxes. As a result, establishing certainty of claim ownership is a difficult procedure and there is no guarantee that claims Atna acquires in Chile will not be challenged or impugned.

Atna has not and does not Intend to Pay Dividends on Atna Shares.

Atna has not, since the date of its incorporation, declared or paid any dividends on its common shares and does not currently intend to pay dividends. Earnings, if any, will be retained to finance further growth and development of the business of Atna.

The Probability of Resale of Shares May be Diminished.

The continued operation of Atna will be dependent upon its ability to generate operating revenues and to procure additional financing. There can be no assurance that any such revenues can be generated or that other financing can be obtained. If Atna is unable to generate such revenues or obtain such additional financing, any investment in Atna may be lost. In such event, the probability of resale of the shares purchased would be diminished.

Atna’s Business May be Negatively Affected by Risks Associated with Joint Ventures.

Certain of the properties in which Atna has an interest are operated through joint ventures with other mining companies. In particular, Atna holds an interest in the Pinson Mining Property with the remaining interest held by Pinson Mining Company. Atna’s interest in the Pinson Mining Property is subject to the risks normally associated with the conduct of joint ventures. The existence or occurrence of one or more of the following circumstances and events could have a material adverse impact on the viability of Atna interests held through joint ventures and on Atna’s future cash flows, earnings, results of operations and financial condition: (i) disagreement with joint venture partners on how to develop and operate mines efficiently; (ii) inability of joint venture partners to meet their obligations to the joint venture or third parties; and (iii) litigation between joint venture partners regarding joint venture matters.

Canyon has been Involved in Litigation that May Affect Operational Results.

The McDonald deposit was discovered and drilled by the Seven-Up Pete Venture (“SPV”). This large, low grade, deposit is highly amenable to gold recovery utilizing cyanide recovery technology with heap leaching. Cyanide recovery technologies for new open pit gold and silver mines were made illegal in the State of Montana in 1998 with the passage of the anti-cyanide ballot initiative I-137. Canyon, along with other co-plaintiffs, filed suit against the State of Montana in state and federal courts in April 2000 seeking to overturn I-137 or, alternatively, to obtain a “takings” damage award for the value of the SPV properties (Seven-Up Pete Venture, et al. v The State of Montana).

Canyon reinstated their federal lawsuit in the U.S. District Court for the District of Montana, which later dismissed Canyon’s takings claims stating, in part, a lack of jurisdiction. Canyon has subsequently filed a notice to appeal to the U.S. Court of Appeals for the Ninth Circuit. All briefs before this Court have now been filed and Canyon’s appeal was heard by the Court on November 7, 2007. In addition, Canyon has filed a breach of contract complaint against the State of Montana related to the termination of the McDonald Gold Project’s state mineral leases.

Atna May be Involved in Litigation Harmful to Operational Results in the Future.

From time to time, during the ordinary course of business, Atna is threatened with, or is named as a defendant in, various actions, disputes, and legal proceedings, including claims of breach of contract, lost profits or other consequential damage claims. A significant judgment against Atna or a failure to settle any dispute on terms satisfactory to Atna could have a material adverse effect on Atna’s ability to continue operations.

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s prospects and make informed investment decisions. Certain statements contained in this document constitute forward-looking statements. Statements concerning mineral reserve and resource estimates may also be deemed to constitute forward-looking statements to the extent that they involve estimates of the mineralization that will be encountered if the property is developed. The use of any of the words “anticipate”, “continue”, “estimate”, “expect”, “may”, “will”, “project”, “should”, “believe” and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward looking statements. Management of Atna and Canyon believe the expectations reflected in those forward looking statements are reasonable, but no assurance can be given that these expectations will prove to be correct and such forward looking statements included herein should not be unduly relied upon. These statements speak only as of the date hereof.

In particular, this document contains forward looking statements pertaining to the following:

•	any projections of earnings, revenues, synergies, cost savings or other financial items;

•	any statements of the plans, strategies and objectives of management for future operations, including the execution of integration plans and the anticipated timing of filings and approvals relating to the merger;

•	any statements regarding future economic conditions or performance;

•	any statements of belief; and

•	any assumptions regarding the foregoing.

The actual results could differ materially from those anticipated in these forward looking statements as a result of the risk factors set forth below and elsewhere in this document from:

•	the challenges of integration associated with the merger and the challenges of achieving anticipated synergies;

•	changes in gold and other metals prices;

•	risks related to the combined companies’ ability to finance the development of mineral properties;

•	risks related to the combined companies’ ability to commence production and generate material revenues or obtain adequate financing for its planned exploration and development activities;

•	the risk that permits and governmental approvals necessary to develop and operate mines on the combined companies’ properties will not be available on a timely basis or at all;

•	uncertainty of capital costs, operating costs, production and economic returns;

•	the combined companies’ need to attract and retain qualified management and technical personnel;

•	risks related to governmental regulation, including environmental regulation;

•	risks related to reclamation activities on Canyon’s properties;

•	uncertainty inherent in litigation, and difficulty of predicting decisions of judges and juries;

•	other risks that are described in the section entitled “Risk Factors,” beginning on page 11 of this proxy statement/prospectus, and in the documents that are incorporated by reference into this proxy statement/prospectus.

Atna and Canyon believe it is important to communicate their respective expectations to both of their stockholders. However, there may be events in the future that neither Atna nor Canyon is able to accurately predict or over which they have no control. The risk factors and cautionary language discussed in this document and the documents incorporated by reference provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by Atna and Canyon in their forward-looking statements. Specifically, actual results relating to, among other things, reserves, mineralized material, results of exploration, capital costs, mine production costs and realized prices could differ materially from those currently anticipated in such statements.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document or, in the case of documents incorporated by reference, the date of those documents.

All subsequent written and oral forward-looking statements attributable to Atna or Canyon or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Atna nor Canyon undertakes any obligation to release publicly any revisions to these forward- looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

Before you grant your proxy or instruct how your vote should be cast or vote on the adoption of the merger agreement, you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this document could have a material adverse effect on Atna or Canyon.

SUMMARY FINANCIAL STATEMENT PRESENTATION

Unless otherwise indicated in this document, all financial information relating to Canyon is presented in U.S. dollars, has been prepared in accordance with U.S. GAAP and has been derived from Canyon’s consolidated financial statements prepared in accordance with U.S. GAAP. Unless otherwise indicated in this document, all financial information relating to Atna is presented in Canadian dollars, is prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) with a reconciliation to U.S. GAAP and is derived from financial statements prepared in accordance with Canadian GAAP.

Canadian GAAP differs from U.S. GAAP and may result in material differences in reported financial results for Atna. (See “Selected Consolidated Financial and Operating Data of Atna”.)

Following the merger, it is expected that Atna will continue to be a “foreign private issuer” eligible to file reports under the Securities Exchange Act reserved for foreign issuers. As a corporation governed by the Business Corporations Act (British Columbia) (“BCBCA”) and subject to the reporting requirements of the various securities regulatory authorities in Canada, Atna is required to prepare and file financial information under Canadian GAAP.

Atna and Canyon expect that the merger will be accounted for as a purchase of all the common stock of Canyon by Atna under both Canadian and U.S. GAAP. Following the merger, Atna anticipates filing with the SEC consolidated financial statements prepared under Canadian GAAP, with a reconciliation to U.S. GAAP provided in the accompanying notes. Communications with shareholders will also primarily focus on the financial results of the merged company prepared in accordance with U.S. GAAP. However, in accordance with Canadian statutory requirements, Atna will also continue to prepare, file and provide to its Canadian shareholders financial statements prepared in accordance with Canadian GAAP.

References in this document to “US$” or “U.S. dollars” are to United States dollars. References in this document to “Cdn$” are to Canadian dollars.

Selected Consolidated Financial and Operating Data of Atna

Set forth below is a summary of selected consolidated financial information with respect to Atna which has been derived from Atna’s financial statements and prepared in accordance with Canadian GAAP with a reconciliation to U.S. GAAP. More comprehensive financial information is included in Atna’s financial statements and annual reports. The selected consolidated financial data set forth below is qualified in its entirety by reference to, and should be read in conjunction with, Atna’s complete consolidated financial statements, including the notes thereto, and annual reports. Atna has also included selected operating data for the nine-month periods ended September 30, 2007 and 2006 and for the five-year period ended December 31, 2006 prepared under Canadian GAAP with a reconciliation to U.S. GAAP.

Balance Sheet Data
(Cdn$)

						As at
	As at December 31,					September 30,
	2002	2003	2004	2005	2006	2006	2007
						(Unaudited)	(Unaudited)

Balance sheet data (Canadian GAAP)
Resource properties	8,952,606	9,736,561	5,134,894	16,652,809	18,503,743	18,420,472	19,189,378
Total assets	13,031,685	13,547,416	14,258,164	33,746,201	33,832,542	33,871,048	32,464,491
Long-term debt	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Net assets	12,678,906	13,482,199	13,286,976	32,019,896	33,050,634	33,321,992	31,695,711
Capital stock	34,051,138	36,524,790	40,795,561	51,286,111	60,839,308	60,655,851	61,126,352
Cash dividends per common share	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Number of shares	21,757,037	30,194,667	38,950,872	55,429,067	64,176,838	63,901,838	64,676,838
Balance sheet data (US GAAP)
Resource properties	Nil	Nil	Nil	Nil	12,647	12,647	120,105
Total assets	13,031,685	13,547,416	14,258,164	33,746,201	33,832,542	33,871,048	32,464,491
Long-term debt	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Net assets	12,678,906	13,482,199	13,286,976	32,019,896	33,050,634	33,321,992	31,695,711
Capital stock	34,051,138	36,524,790	40,795,561	51,286,111	60,839,308	60,655,851	61,126,352
Cash dividends per common share	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Number of shares	21,757,037	30,194,667	38,950,872	55,429,067	64,176,838	63,901,838	64,676,838

Statement of Operations Data
(Cdn$)

						Nine Months Ended
	Year Ended December 31,					September 30,
	2002	2003	2004	2005	2006	2006	2007
						(Unaudited)	(Unaudited)

Statement of operations data (Canadian GAAP)
Expenses	2,979,065	1,646,757	1,104,325	1,537,754	2,642,354	2,013,608	1,573,705
Other (income) expenses	2,294,704	118,178	3,418,286	(333,918)	(1,914,845)	(1,816,189)	428,753
Net (loss) income	(5,273,769)	(1,764,935)	(4,522,611)	(1,203,836)	(727,509)	(197,419)	(2,002,458)
Total comprehensive (loss)	(5,273,769)	(1,764,935)	(4,522,611)	(1,203,836)	(727,509)	(197,419)	(2,348,303)
Basic and diluted (loss) gain per common share	(0.24)	(0.08)	(0.14)	(0.03)	(0.01)	(0.01)	(0.03)
Statement of operations data (US GAAP)
Expenses	2,979,065	1,646,757	1,104,325	1,537,754	2,648,354	2,013,608	1,573,705
Other (income) expenses	1,519,603	902,133	(1,025,679)	11,183,997	(264,557)	82,489	1,006,174
Net (loss) income	(4,498,668)	(2,548,890)	79,056	(12,721,751)	(2,383,797)	(2,101,097)	(2,579,879)
Total comprehensive (loss)	(4,498,668)	(2,548,890)	79,056	(12,721,751)	(2,383,797)	(2,101,097)	(2,925,724)
Basic and diluted (loss) gain per common share	(0.21)	(0.11)	0.01	(0.28)	(0.04)	(0.03)	(0.04)

(1)	Loss per share has been calculated using the weighted-average number of common shares outstanding during the period.

Selected Consolidated Financial and Operating Data of Canyon

Set forth below is a summary of selected consolidated financial information with respect to Canyon which has been derived from Canyon’s consolidated financial statements and prepared in accordance with U.S. GAAP for the nine months ended September 30, 2007 and 2006 and for the five-year period ended December 31, 2006. More comprehensive financial information is included in Canyon’s consolidated financial statements and annual reports as previously filed with the Securities and Exchange Commission. The selected consolidated financial data set forth below is qualified in its entirety by reference to, and should be read in conjunction with, Canyon’s complete consolidated financial statements, including the notes thereto, and annual reports. Canyon has also included selected operating data for the nine months ended September 30, 2007 and 2006 and for the five-year period ended December 31, 2006.

Balance Sheet Data
(US$)

						As at
	As at December 31,					September 30,
	2002	2003	2004	2005	2006	2006	2007
						(Unaudited)	(Unaudited)

Balance sheet data
Working capital	2,887,200	4,887,400	2,462,100	4,195,500	2,034,500	4,289,300	2,831,400
Current assets	9,495,100	9,503,300	7,741,900	6,183,700	4,426,800	6,459,800	4,678,100
Total assets	35,456,200	33,313,200	25,615,000	14,646,700	16,824,600	16,534,700	17,343,400
Current liabilities	6,607,900	4,615,900	5,279,800	1,988,200	2,392,300	2,170,500	1,846,700
Long term obligations	3,922,600	6,003,800	4,231,200	5,769,500	3,912,200	4,596,200	3,652,600
Total liabilities	10,530,500	10,619,700	9,511,000	7,757,700	6,304,500	6,766,700	5,499,300
Cash dividends per common share	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Stockholders’ equity	24,925,700	22,693,500	16,104,000	6,889,000	10,520,100	9,768,000	11,844,100

Statement of Operations Data
(US$)

						Nine Months Ended
	Year Ended December 31,					September 30,
	2002	2003	2004	2005	2006	2006	2007
						(Unaudited)	(Unaudited)

Statement of operations data
Sales	17,377,100	13,010,100	11,813,900	4,140,300	1,270,300	1,008,800	248,300
Loss before extraordinary items and cumulative effect of change in accounting principle	—	(14,130,500)	—	—	(2,569,600)	—	—
Net (loss) income	(3,074,200)	(14,142,200)	(17,386,400)	(15,647,800)	(2,744,300)	(2,953,500)	(3,670,800)
Net (loss) gain per share basic and diluted(1)	(0.16)	(0.63)	(0.62)	(0.46)	(0.07)	(0.07)	(0.08)

(1)	Common stock equivalents would be anti-dilutive during all years presented as Canyon recorded net losses.

SELECTED PRO FORMA COMBINED
FINANCIAL DATA AND UNAUDITED PER SHARE DATA

The following tables set forth selected per share historical information and unaudited pro forma combined per share historical information. The pro forma amounts included in the tables below are presented as if the merger had been effective for all periods presented, have been prepared in accordance with Canadian GAAP with a reconciliation to U.S. GAAP. You should read this information in conjunction with, and such information is qualified in its entirety by, the consolidated financial statements and accompanying notes of Atna and the consolidated financial statements and accompanying notes of Canyon and the pro forma combined financial statements and accompanying discussions and notes, see “Financial Statements”. The pro forma amounts in the tables below are presented for informational purposes. You should not rely on the pro forma amounts as being indicative of the financial position or the results of operations of the combined company that would have actually occurred had the merger been effective during the periods presented or of the future financial position or future results of operations of the combined company.

Atna (Cdn$)

	Year Ended	Nine Months Ended
	December 31,	September 30,
	2006	2007
	(Unaudited)	(Unaudited)

Historical per share data (Canadian GAAP):
Net (loss) gain per basic and diluted share	$(0.01)	$(0.03)
Book value per share	$0.51	$0.49
Historical per share data (US GAAP):
Net (loss) gain per basic and diluted share	$(0.04)	$(0.04)
Book value per share	$0.23	$0.23

Canyon (US$)

	Year Ended	Nine Months Ended
	December 31,	September 30,
	2006	2007
	(Unaudited)	(Unaudited)

Historical per common share data (US GAAP):
Net (loss) gain per basic and diluted share	$(0.07)	$(0.08)
Book value per share	$0.24	$0.22

Pro Forma

Combined Atna and Canyon (Cdn$)

	Year Ended	Nine Months Ended
	December 31,	September 30,
	2006	2007
	(Unaudited)	(Unaudited)

Pro forma selected financial data (Canadian GAAP):
Revenue	$1,441,295	$274,635
Net (loss) gain	$(2,050,805)	$(4,608,335)
Total assets	$—	$77,162,482
Shareholders’ equity	$—	$62,973,846
Capital stock	$—	$92,404,487
Pro forma selected financial data (US GAAP):
Revenue	$1,441,295	$274,635
Net (loss) gain	$(5,220,322)	$(6,985,849)
Total assets	$—	$58,093,209
Shareholders’ equity	$—	$43,904,573
Capital stock	$—	$92,404,487

	Year Ended	Nine Months Ended
	December 31,	September 30,
	2006	2007
	(Unaudited)	(Unaudited)

Pro forma per share data (Canadian GAAP):
Net (loss) gain per basic and diluted share	$(0.03)	$(0.06)
Book value per share	$—	$0.77
Pro forma per share data (US GAAP):
Net (loss) gain per basic and diluted share	$(0.07)	$(0.09)
Book value per share	$—	$0.54

COMPARATIVE PER SHARE MARKET INFORMATION

The Atna common shares are principally listed on and applications to list the Atna common shares to be issued pursuant to the merger will be filed with the TSX. Atna’s common shares trade on the TSX under the symbol “ATN” and are quoted in the United States on the pink sheets under the symbol “ATNAF.” Canyon common stock trades on the AMEX under the symbol “CAU.”

The table below sets forth the high and low sale prices of Atna common shares and Canyon common stock for each of the five most recent full fiscal years, for the calendar quarters indicated and for six most recent full calendar months as reported on the TSX and on the AMEX.

			Canyon
	Atna Common		Common
	Shares		Stock
	TSX		AMEX
	(Cdn$)		(US$)
	High	Low	High	Low

Annual Period
2007	1.96	1.23	0.90	0.23
2006	2.56	0.95	1.44	0.64
2005	2.47	0.55	1.32	0.57
2004	1.05	0.29	5.36	1.06
2003	0.62	0.21	4.32	0.91
Last Ten Quarters
2008 Q1 through January 18, 2008	1.76	1.53	0.51	0.38
2007 Q4	1.94	1.36	0.49	0.36
2007 Q3	1.96	1.23	0.63	0.23
2007 Q2	1.71	1.31	0.85	0.53
2007 Q1	1.72	1.26	0.90	0.59
2006 Q4	1.55	0.95	1.04	0.67
2006 Q3	1.50	0.99	1.14	0.64
2006 Q2	2.41	1.00	1.44	0.79
2006 Q1	2.56	1.75	1.02	0.72
2005 Q4	2.47	0.83	1.15	0.65
2005 Q3	1.18	0.73	0.80	0.57
Last Six Months
January 1 through January 18, 2008	1.76	1.53	0.51	0.38
December 2007	1.48	1.38	0.43	0.36
November 2007	1.90	1.41	0.49	0.37
October 2007	1.94	1.56	0.49	0.36
September 2007	1.70	1.40	0.44	0.35
August 2007	1.79	1.23	0.54	0.23
July 2007	1.96	1.43	0.63	0.50

The table below sets forth the reported high, low and closing sale prices of Atna common shares on the TSX and Canyon common stock on the AMEX on November 16, 2007, the last trading day before public announcement of the merger, as well as the equivalent pro forma sale price of Canyon common stock on such date, as determined by multiplying the applicable reported sale price of Atna common shares by the exchange ratio of 0.32.

Atna Common Shares			Canyon Common Stock			Canyon Pro Forma
High	Low	Close	High	Low	Close	High	Low	Close

1.70	1.66	1.68	0.40	0.37	0.38	0.54	0.53	0.54

EXCHANGE RATE INFORMATION

The following tables show, for the periods indicated, information concerning the exchange rate between the Canadian dollar and the U.S. dollar. The average rates for the monthly periods presented in these tables were calculated by taking the simple average of the daily noon buying rates, as published by the Federal Reserve Bank of New York. The average rates for the interim periods and annual periods presented in these tables were calculated by taking the simple average of the noon buying rates on the last day of each month during the relevant period. This information is provided solely for your information, and Atna and Canyon do not represent that Canadian dollars could be converted into U.S. dollars at these rates or at any other rate. These rates are not the rates used by Atna in the preparation of its consolidated financial statements incorporated by reference into this proxy statement/ prospectus.

The data provided in the following table are expressed in U.S. dollars per Canadian dollar and are based on noon buying rates published by the Federal Reserve Bank of New York for the Canadian dollar. On November 16, 2007, the last trading day before the public disclosure of discussions between Atna and Canyon regarding the merger, the exchange rate between the U.S. dollar and the Canadian dollar expressed in U.S. dollars per Canadian dollar was 1.0281. On January 18, 2008, the exchange rate between the U.S. dollar and the Canadian dollar expressed in U.S. dollars per Canadian dollar was .9714.

	Period-End	Average
	Rate(1)	Rate(2)	High	Low

Recent Monthly Data
January 1 to January 18, 2008	.9714	.9890	1.0096	.9714
December 2007	1.0120	.9981	1.0221	.9789
November 2007	.9993	1.0351	1.0908	.9993
October 2007	1.0531	1.0255	1.0531	.9998
September 2007	1.0041	.9754	1.0041	.9482
August 2007	.9470	.9453	.9527	.9299
July 2007	.9384	.9522	.9641	.9355
June 2007	.9404	.9389	.9453	.9322
May 2007	.9345	.9132	.9345	.8980
April 2007	.9035	.8811	.9035	.8633
March 2007	.8673	.8560	.8673	.8467
February 2007	.8547	.8540	.8631	.8437
January 2007	.8480	.8501	.8586	.8457
Interim Period Data
Three months ended September 30, 2007	1.0041	.9623	1.0041	.9384
Six months ended September 30, 2007	1.0041	.9438	1.0041	.9035
Nine months ended September 30, 2007	1.0041	.9128	1.0041	.8437
Annual Data (Year ended December 31)
2007	1.0120	.9353	1.0908	.8437
2006	.8582	.8844	.9100	.8528
2005	.8579	.8276	.8690	.7872
2004	.8310	.7702	.8493	.7158
2003	.7738	.7186	.7738	.6349

(1)	The period-end rate is the noon buying rate on the last business day of the applicable period.

(2)	The average rates for the monthly periods were calculated by taking the simple average of the daily noon buying rates, as published by the Federal Reserve Bank of New York. The average rates for the interim periods and annual periods were calculated by taking the simple average of the noon buying rates on the last business day of each month during the relevant period.

THE CANYON SPECIAL MEETING

Canyon Special Meeting

We are furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by the Board of Directors of Canyon for use at the meeting of Canyon common stockholders to adopt the merger agreement (the “Canyon Meeting”) in connection with the merger and other matters. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the Canyon Meeting.

Date, Time and Place

We will hold the special meeting at 3:00 p.m., Mountain Time, on March 6, 2008, at Table Mountain Inn located at 1310 Washington Avenue, Golden, Colorado to vote on the proposal to approve the merger agreement and the merger.

Purpose of the Canyon Special Meeting

At the special meeting, we are asking holders of Canyon common stock to adopt the merger agreement. Upon the recommendation of the Special Committee of Independent Directors of the Board of Directors of Canyon, the Board of Directors of Canyon:

•	has determined that the merger is fair to and in the best interests of Canyon and its stockholders;

•	has approved and declared advisable the merger agreement;

•	unanimously recommends that Canyon stockholders vote “For” the proposal to adopt the merger agreement and to approve the transactions contemplated therein;

Record Date; Who is Entitled to Vote

The “record date” for the Canyon Meeting is January 18, 2008. Record holders of Canyon common stock at the close of business on the record date are entitled to vote or have their votes cast at the for the Canyon Meeting. On the record date, there were outstanding 53,637,824 shares of Canyon common stock; and each share of Canyon common stock is entitled to one vote per share at the Canyon Meeting. However, any shares of Canyon common stock held by Canyon or any of its subsidiaries will not be counted for the purposes of determining a quorum and cannot be voted at the Canyon Meeting.

Voting Your Shares

Each share of Canyon common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of Canyon common stock that you own.

There are two ways to vote your shares of Canyon common stock at the special meeting:

1.	You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy” (one of the individuals named on the proxy card) will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Canyon board of directors “For” the proposal to adopt the merger agreement and complete the transactions contemplated thereby, including the merger.

2.	You can attend the for the special meeting and vote in person. We will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

If you do not vote your Canyon common stock in any of the ways described above, it will have the same effect as a vote against the proposal to adopt the merger agreement.

Who Can Answer Your Questions About Voting Your Canyon Shares?

If you have any questions about how to vote or direct a vote in respect of your Canyon common stock, you may call Valerie Kimball, Canyon Investor Relations, at (303) 278-8464.

Revoking Your Proxy For Canyon Common Stock

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	You may send another proxy card with a later date.

•	You may notify David Suleski at 14142 Denver West Parkway, Suite 250, Golden, Colorado 80401, in writing, before the for the special meeting that you have revoked your proxy.

•	You may attend the Canyon Meeting, revoke your proxy, and vote in person.

Vote Required

The approval of the merger agreement and the merger will require the affirmative vote of the holders of a majority of the shares of Canyon common stock. Abstentions are deemed to be “votes cast”, and have the same effect as a vote against this proposal. Broker non-votes are not deemed to be votes cast but because the affirmative vote of the holders of a majority of the shares of Canyon common stock is required, broker non-votes will have the same effect as a vote against this proposal.

Quorum

A quorum of shares is necessary to hold a valid meeting. A quorum will exist if holders of at least one-third of the aggregate voting power represented by the shares of Canyon common stock outstanding on the record date are present in person or represented by proxy at the Canyon Meeting.

If a quorum is not present at the Canyon Meeting, it is expected that the Canyon Meeting will be adjourned or postponed to solicit additional proxies. The form of proxy is sufficient for the Canyon Meeting and any adjournments thereof. However, if a new record date is set for the adjourned meeting, then a new quorum will have to be established.

Broker Non-Votes

If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and it can give you directions on how to vote your shares. A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes and abstentions will not count as votes cast on a proposal, but will count for the purpose of determining whether a quorum is present.

The approval of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Canyon common stock. As a result, because broker non-votes and abstentions are not affirmative votes, any broker non-votes and abstentions will have the same effect as if you vote AGAINST the approval of the merger agreement and the merger. On the other hand, the proposal to adjourn must be approved by a majority of the votes cast on the proposal, and because broker non-votes and abstentions are not considered votes cast at the special meeting, broker non-votes and abstentions will have no effect on the outcome of the vote whether to adjourn or postpone the meeting.

Solicitation Costs

Canyon will bear the cost of printing and mailing this proxy statement/prospectus. Other expenses incurred by the parties will be paid by the party incurring those expenses.

Canyon has retained a proxy solicitation firm, The Altman Group, to assist in the solicitations of proxies from Canyon stockholders. Canyon will pay that firm an estimated fee of $6,500, plus reimbursement of expenses. Certain directors, officers and employees of Canyon may solicit proxies, without additional remuneration, by telephone, facsimile, electronic mail, telegraph and in person. Following the mailing of this proxy statement/prospectus, Canyon will request brokers, custodians, nominees and other record holders to forward copies of this proxy statement/prospectus to persons for whom they hold shares of Canyon capital stock and to request authority for the exercise of proxies. In such cases, Canyon, upon the request of the record holder, will reimburse such holder for their reasonable expenses.

Exchange of Share Certificates

You should not send stock certificates or account statements with your proxies.

Transmittal documents for the surrender of Canyon common stock certificates in exchange for Atna common shares will be mailed to holders of Canyon common stock as soon as practicable after completion of the merger.

Canyon Stock Ownership

At the close of business on the record date, directors and executive officers of Canyon and their affiliates owned and were entitled to vote 903,478 shares of Canyon common stock and had the right to acquire within 60 days thereafter 1,400,000 shares of Canyon common stock. The total of these beneficially owned shares represented approximately 4.2% of the Canyon common stock deemed outstanding on that date. Each Canyon director and executive officer has indicated his or her intention to vote the Canyon common stock owned by him or her for adoption of the merger agreement. In addition, Atna and their affiliates beneficially owned and were entitled to vote 2,130,978 shares of Canyon common stock as of the record date pursuant to the terms of the Voting Agreements. See “The Voting Agreements” beginning on page 72 of this proxy statement/prospectus for more information.

Proposal 1: Approval of Agreement and Plan of Merger

At the meeting, the shareholders will vote on the approval of merger agreement and the merger. The Board of Directors of Canyon has approved merger agreement and the merger and recommends a vote “For” the approval of merger agreement and the merger.

THE MERGER

The following is a description of the material aspects of the merger. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. Atna and Canyon encourage you to read carefully this entire proxy statement/prospectus, including the Agreement and Plan of Merger attached to this proxy statement/prospectus as Annex A, for a more complete understanding of the merger.

General

Each of the Atna and Canyon boards of directors has approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. At the effective time of the merger, MergerCo will be merged with and into Canyon, with Canyon being the surviving corporation. Upon consummation of the merger, the separate corporate existence of MergerCo shall cease, and Canyon shall continue to exist as a Delaware corporation and will then be a wholly-owned subsidiary of Atna. Canyon stockholders will receive the right to receive 0.32 of a share of Atna common shares for each share of Canyon common stock that they own, upon the terms and subject to adjustment as provided in the merger agreement and further described below under “The Agreement and Plan of Merger — Effect on Capital Stock (Merger Consideration and Exchange Ratio)” on page 61 of this proxy statement/prospectus.

Background of the Merger

Atna and Canyon are long term participants in the mining industry and are very familiar with each other’s businesses. Each company explores and develops mineral deposits with the objectives of growing the company and becoming profitable producers of gold. Atna and Canyon systematically review acquisitions and merger opportunities to grow the respective companies and to enhance shareholder value. Jim Hesketh was appointed to the Atna Board of Directors in 2002 while he was a Vice President of NM Rothschild & Sons. In 2005, he was appointed President and Chief Executive Officer of Canyon Resources. As a result of his overlap of interests with Atna and Canyon, management and directors of Atna became familiar with Canyon’s assets and strategic objectives, and Mr. Hesketh became familiar with Atna’s assets and strategic objectives.

Since Mr. Hesketh became President and Chief Executive Officer of Canyon in August 2005, he has been successful in raising money to acquire and develop gold producing properties. During 2005, Canyon elected not to exercise an option to acquire the Hycroft property near Winnemucca, Nevada. Shortly thereafter, Canyon began exploring its wholly-owned Briggs Mine, which resulted in a new reserve declaration in January 2007. Also during 2006, Canyon began drilling on the Reward Project that it began acquiring in September 2004. After another equity raising in June 2006, it became evident that additional capital would be required to place both the Briggs Mine and the Reward Project into production and Canyon began looking for suitable merger partners to provide the critical mass necessary to finance their projects.

In June 2006, David Watkins, President of Atna, and Jim Hesketh entered into formal discussions to explore the possible synergies of merging Atna and Canyon. A confidentiality agreement was signed and technical teams from both companies carried out mutual site visits to key properties during June and July of 2006 as the initial part of a due diligence process. Atna informed Canyon in September, 2006 that there was not enough interest to pursue further discussion of a transaction at the time.

During the summer and fall of 2006, Canyon continued to seek the capital necessary to develop either or both of the Briggs Mine or the Reward Project, but was not able to raise enough money to cover ongoing corporate requirements, advance Reward to the feasibility stage and invest in restarting the Briggs Mine. The difficulty of raising money increased significantly during 2006 and 2007 as capital and regulatory markets tightened. At the same time Canyon’s share price dropped, making it difficult and expense to raise sufficient capital. These several factors led Canyon to change its forward looking strategy, and on September 5, 2007, Canyon issued a current report on Form 8-K announcing that it was pursuing various strategic options to increase shareholder value. Selling assets in order to fund the operations of Canyon was among these strategic alternatives. That shift in strategy led to several confidentiality agreements with companies that wanted to review the properties of Canyon for acquisition. During this time there was one company other than Atna that was interested in a merger, but those discussions were ended when it became clear that the purchase price exceeded twenty percent of their market capitalization, which would have increased the difficulty of completing the transaction. Shortly thereafter Mr. Watkins again approached Mr. Hesketh about the synergies of combining the two companies.

Simultaneously, Atna continued to review and evaluate a number of other acquisition and merger opportunities. Atna engaged National Bank Financial (NBF) informally in July, 2007 and by signed agreement on August 28, 2007, to bring additional analytical and financial skills to help review, narrow down, and advance a range of opportunities. NBF and Atna moved Canyon to a short list of companies that were identified as potential opportunities. It was recognized from the public record that Canyon had done a significant amount of development work on some of its properties since the previous round of discussions. David Watkins met with Jim Hesketh at a conference in Las Vegas on September 11, 2007, where they discussed the advantages and risks of a possible merger and agreed to reinitiate a due diligence review and merger discussions.

On September 25, 2007, David Watkins, Jim Hesketh, and a team of NBF people met in Denver and began formal discussions about the possibility of a merger. It was agreed that Atna would prepare a term sheet to confirm the interest of all parties prior to initiating a comprehensive due diligence process. The first version was sent to Canyon on September 28, 2007.

Canyon received Atna’s first offer on September 28, 2007 and immediately contacted its board of directors to convene a special meeting. The Canyon board of directors met on October 1, 2007 to discuss the Atna proposal. During the board meeting, a special committee of the Canyon board of directors was established consisting of the three independent directors of the Canyon board. The special committee of Canyon’s board of directors decided to hire an investment banking firm to provide a fairness opinion regarding the offer by Atna and a meeting of the special committee of the board of directors was scheduled for October 3, 2007 to discuss further developments regarding the proposed merger. During the meeting on October 3, the terms of the Atna offer were discussed in detail and a counter proposal was developed and delivered to Atna the same day.

A telephone meeting was held among David Watkins, Jim Hesketh, and David Fagin, Chair of the special committee of Canyon’s board of directors. The discussion led to agreement on the content of a final term sheet, which was drafted, sent to Canyon, and signed by officers of both parties. The term sheet called for a merger of the two companies at an exchange ratio of 0.32 shares of Atna for every share of Canyon and for Atna to assume other Canyon obligations including warrants and a convertible debenture at the exchange ratio. It was also agreed that Canyon options would be terminated and that employees would be granted a defined number of options in shares of Atna as an incentive to stay with the combined companies.

On October 3, 2007, Canyon set up an ftp website and began to post data to facilitate technical data review, corporate and legal review and all other aspects of the due diligence process. Atna relied on NBF for an independent fairness opinion, on its counsel for deal structure and a legal review of corporate minutes, material contracts, public filings, SEC compliance etc. Bill Stanley, VP Exploration for Atna, led the technical and environmental review with the assistance of external technical advisors and legal advice. All these groups reported their findings directly to the Atna board of directors at meetings of the board convened for that purpose.

On October 28, 2007, the Atna board of directors met to review written and oral presentations of the progress and results of the due diligence work. Jim Hesketh attended part of the meeting and excused himself from the meeting while more sensitive aspects of the transaction and the diligence work were presented and discussed. The Atna Board met again on November 8 without Mr. Hesketh for a comprehensive review of the transaction and again on November 16 without Mr. Hesketh for a final review of the NBF fairness opinion and due diligence reporting and to approve the merger agreement.

On October 15, 2007 Canyon hired Wellington West Capital Markets Inc. (“Wellington West”) to provide a fairness opinion to the special committee of Canyon’s board of directors regarding the Atna merger proposal. On November 6, 2007 the special committee of Canyon’s board of directors met to review the final term sheet, review the Wellington fairness opinion that indicated that Atna’s offer was fair to Canyon’s shareholder, and to take due care to ensure that the transaction is in best interests of Canyon’s shareholders.

Numerous drafts of the merger agreement were exchanged between Atna and Canyon representatives from October 26 — 16, and on November 16, 2007 both boards met to approve and execute the final agreement.

On November 19, 2007, Atna and Canyon prepared a news release describing the transaction and its merits and issued the news release to the appropriate regulatory authorities and to the public prior to market open. Additionally, Canyon filed a current report on Form 8-K announcing the merger.

Canyon’s Reasons for the Merger and Recommendation of the Canyon Board of Directors

Canyon believes that the combination will benefit shareholders of both companies by creating a strong platform for growth with the following characteristics and synergies:

•	a multi-million ounce gold company highly leveraged to gold price;

•	near term gold production from Briggs and Reward projects to complement the development at the Pinson Mine Property;

•	upside opportunity from complementary pipeline of gold exploration and development projects;

•	focus on gold in the western U.S.;

•	exceptional management team with complementary skills and experience;

•	size and financial strength to ensure continued growth;

•	more than Cdn$13.7 million cash in hand.

Further, Canyon considered the following factors:

•	the relative financial conditions, results of operations and prospects for growth of Canyon and Atna;

•	Canyon’s operational and liquidity challenges; and

•	Atna’s competitive strengths.

Based on the foregoing analysis, Canyon’s board of directors determined that the merger agreement and the merger are advisable and in the best interests of Canyon and its stockholders. Therefore, Canyon’s board of directors recommends that the shareholders vote “FOR” the adoptions of the merger agreement and the merger.

Opinion of Canyon’s Financial Advisor, Wellington West Capital Markets Inc.

After interviewing various financial advisors, on October 15, 2007, the special committee of Canyon’s board of directors retained Wellington West to act as its financial advisor in connection with the proposed merger. Wellington West is a Canadian investment banking firm, with advisory services that include corporate finance, mergers and acquisitions, equity sales and trading and investment research.

On November 16, 2007, at a meeting of the special committee of Canyon’s board of directors, Wellington West delivered its opinion, which opinion was subsequently confirmed in writing as of that date (the “Fairness Opinion”), to the effect that, as of that date and based on and subject to the various considerations, assumptions, limitations and qualifications described in its opinion, the consideration payable by Atna in connection with the proposed merger, and the exchange ratio in the proposed merger, was fair, from a financial point of view, to Canyon’s shareholders.

The full text of the Fairness Opinion, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this document as Annex B and is incorporated into this document by reference. The following summary of the opinion is qualified in its entirety by the full text of the Fairness Opinion, and the full text of the Fairness Opinion should be read in conjunction with the following summary of the Fairness Opinion. The Fairness Opinion does not address Canyon’s underlying business decision to pursue the merger and it does not constitute a recommendation to any securityholder as to how to vote or to tender securities of Canyon in respect of the proposed merger or any related matter.

Other than as set forth in its opinion, Wellington West was not asked to, nor did Wellington West, offer any opinion as to the material terms of the merger agreement (other than the exchange ratio) or any other aspect of the merger. Wellington West expressed no opinion as to what the value of Atna common shares will be upon being issued pursuant to the merger or the prices at which it will trade in the future. Wellington West was not engaged to prepare, and therefore did not prepare, a formal valuation or appraisal of Canyon, Atna or of any of the assets, liabilities or securities of either entity.

In connection with delivering its opinion, Wellington West reviewed and relied upon or carried out, among other things, the following:

i. Agreement and Plan of Merger by and among Canyon, Atna and Arizona Acquisition Ltd., dated November 16, 2007;

ii. Audited financial statements of Canyon for the years ended December 31, 2004 through December 31, 2006;

iii. Unaudited quarterly financial statements of Canyon for the first, second and third quarters ended March 31, June 30 and September 30, 2007, respectively;

iv. Audited financial statements of Atna for the years ended December 31, 2004 through December 31, 2006;

v. Unaudited quarterly financial statements of Atna for the first, second and third quarters ended March 31, June 30 and September 30, 2007, respectively;

vi. Unaudited quarterly financial statements of New Horizon Uranium Corporation for the second quarter ended June 30, 2007;

vii. Canyon 2006 annual report;

viii. Atna 2006 annual report;

ix. Atna annual report on Form 20-F, dated March 16, 2007;

x. Canyon Form S-1 registration statement filed with the SEC on July 13, 2006;

xi. Canyon Amendment No. 2 to Form S-3 registration statement filed with the SEC on October 15, 2007;

xii. Technical Report on the Briggs Mine Project, Inyo County, California, USA prepared by John D. Taylor, dated July 11, 2006;

xiii. 2006 Mining Study of the CR Briggs Gold Project prepared by WLR Consulting, Inc., dated November 8, 2006;

xiv. Interim Report on the Development of the Gold Tooth Underground Mine and Statement of Reserves as of December 31, 2006 prepared by Practical Mining LLC, dated February 2, 2007;

xv. 2007 Interim Re-Start Feasibility Study Summary Combined Open Pit and Gold Tooth Underground Case of the CR Briggs Gold Project prepared by Canyon Resources Corporation and CR Briggs Corporation, dated April 5, 2007;

xvi. Technical Report for the Briggs Mine Underground Project, Inyo County, California, USA prepared by Reserva International LLC, dated July 26, 2007;

xvii. Pre-feasibility Study Report for the Reward Project, Beatty, Nevada, USA prepared by Chlumsky, Armbrust & Meyer, LLC, dated January 26, 2006;

xviii. Preliminary Assessment of Mineralized Material Report for the Reward Project, Beatty, Nevada, USA prepared by Chlumsky, Armbrust & Meyer, LLC, dated May 18, 2007;

xix. Seven Up-Pete Deposit Revised Preliminary Mining Evaluation prepared by Gustavson Associates, dated January 10, 2006;

xx. In the Matter of: Canyon Resources Corporation V. State of Montana Expert Report of Douglas B. Silver prepared by Balfour Holdings, Inc., dated April 10, 2003;

xxi. Yukon Zinc Corporation, Wolverine Project, Yukon Territory, Canada, Independent Technical Report prepared by Hatch Ltd., dated June 29, 2006;

xxii. Independent Technical Report on the Wolverine Project — Finlayson District, Yukon, prepared by Wardrop Engineering Inc., dated February 28, 2007;

xxiii. Pre-Feasibility Report on the Pinson Gold Property, Humboldt County, Nevada USA prepared by Atna’s Wade W. Bristol, Gary Edmondo and William R. Stanley, dated February 20, 2006;

xxiv. Technical Report Update Pinson Gold Property, Humboldt County, Nevada USA prepared by Atna’s Gary Edmondo, Deanna McDonald and William R. Stanley, dated June 1, 2007;

xxv. Converse Uranium Project Exploration, Development and Mine Operating Agreement between Canyon Resources Corporation and New Horizon Uranium Corporation, dated January 23, 2006;

xxvi. Sand Creek Uranium Project Exploration, Development and Mine Operating Agreement between Converse Joint Venture and High Plains Uranium, Inc., dated August 25, 2006;

xxvii. Exploration Agreement with Option for Mining Venture between Pinson Mining Company, Atna Resources Ltd. and Atna Resources Inc., dated August 12, 2004;

xxviii. First Amendment to Exploration Agreement with Option for Mining Venture between Pinson Mining Company, Atna Resources Ltd. and Atna Resources Inc., dated August 16, 2005;

xxix. Settlement Agreement between Atna Resources Ltd. and Equity Engineering Ltd., dated August 20, 2007;

xxx. Searchlight Property Progress Report prepared by Atna, dated January 2007;

xxxi. Annual Progress Report on the Jarbidge Property prepared by Atna, dated January 2007;

xxxii. Canyon September 2007 Denver Gold Forum presentation;

xxxiii. Atna 2007 Annual General Meeting presentation;

xxxiv. Financial models provided by Canyon;

xxxv. Canyon and Atna press releases from August 12, 2005;

xxxvi. Public information relating to the share ownership of Canyon and Atna considered by us to be relevant;

xxxvii. Public information relating to the business, operations, financial performance and stock trading history of Canyon and Atna and other selected public companies considered by us to be relevant;

xxxviii. Public information with respect to other transactions of a comparable nature considered by us to be relevant;

xxxix. Public information regarding the industries in which Canyon and Atna operate;

xl. Representations contained in a certificate addressed to us, dated as of the date hereof, from senior officers of Canyon as to the completeness and accuracy of the information upon which the Fairness Opinion is based; and

xli. Such other corporate, industry and financial market information, investigations and analyses as Wellington West considered necessary or appropriate in the circumstances.

In rendering the Fairness Opinion, Wellington West relied, without independent verification, upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions or representations obtained by it from public sources, senior management of Canyon and its respective associates, affiliates, consultants and advisors or otherwise and Wellington West assumed that this information did not omit to state any material fact necessary to be stated to make this information not misleading in light of the circumstances under which it was provided. Wellington West’s opinion is conditional upon such completeness, accuracy and fair presentation of this information. Subject to the exercise of professional judgment and except as expressly described herein, Wellington West did not attempt to verify independently the completeness, accuracy or fair presentation of any of the information. In preparing the Fairness Opinion, Wellington West has not been provided with direct access to Atna or its management and has relied solely on publicly available information relating to Atna.

The Fairness Opinion was rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date of the opinion and the condition and prospects, financial and otherwise, of Canyon, Atna and their respective associates and affiliates, as they were reflected in the information obtained by Wellington West and as they were represented to Wellington West in discussions with management of Canyon. Wellington West relied on projections that were represented to it as being reasonably prepared on bases reflecting the best currently available estimates and judgments of Canyon’s senior management. In its analyses and in preparing the Fairness Opinion, Wellington West made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Wellington West or any party involved in the proposed merger.

The Fairness Opinion was based upon economic, market, financial and other conditions existing on, and other information disclosed to Wellington West as of, November 16, 2007. Events occurring after November 16, 2007 may affect the Fairness Opinion and the assumptions used in preparing it, but Wellington West did not assume any obligation to update, revise or reaffirm the Fairness Opinion.

For purposes of rendering the Fairness Opinion, Wellington West also assumed that all conditions precedent to the completion of the merger, as set out in the definitive agreement in connection therewith, will be satisfied in due course and that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the proposed merger will be obtained without any adverse effect on Canyon or Atna or on the contemplated benefits of the proposed merger to Atna.

In addition, Wellington West assumed and expressed no opinion on the legality, validity and efficacy of the procedures being followed to effect the merger and expressed no opinion on such procedures. With respect to all accounting, legal and tax matters relating to the merger and the implementation thereof, Wellington West relied on advice of accounting advisors and legal and tax counsel to Canyon and expressed no opinion on any accounting, legal or tax matters. Specifically, in delivering the Fairness Opinion, Wellington West did not consider the financial effect on a Canyon shareholder of any taxes that may become payable by the holder as a result of the merger.

Set forth below is a summary of certain financial analyses performed by Wellington West in connection with the Fairness Opinion.

Historical Stock Performance.  Using publicly available information, Wellington West reviewed and analyzed recent and historical trading prices for Atna common shares and Canyon common stock and compared such trading prices to each other. The analysis indicated that for the 90-day trading period ending November 14, 2007 (the second to last trading day prior to the date of the Fairness Opinion):

	Atna	Canyon

Trading Range	$1.26 - $2.00	$0.25 - $0.62
Average Price	$1.69	$0.39
Offer Value	n/a	$0.54

The analysis of historical trading prices further indicated that the per share bid consideration for Canyon as at November 14, 2007 (two trading days prior to the announcement of the proposed merger) of $0.60, represented the following premiums:

Period Before November 14, 2007	10-Day Avg.	30-Day Avg.

60-Day Avg.	90-Day Avg.	180-Day Avg.
Premium	42%	46%
51%	52%	20%

Analysis of Selected Publicly Traded Gold Companies.  Wellington West compared certain financial information and valuation measurements for Canyon and Atna to corresponding information and valuation measurements for a group of 29 publicly traded companies, which Wellington West deemed relevant, in the gold exploration and development industries which are shown below.

Selected Companies

•	Anatolia

•	Atlanta Gold Inc

•	Canarc

•	Chesapeake Gold

•	Crystallex

•	Detour Gold

•	Emgold

•	European Minerals

•	Gabriel

•	Gold Reserve

•	Golden Queen

•	Greystar

•	Gryphon Gold

•	International Minerals

•	Kimber

•	Klondex

•	Lakeshore Gold

•	Linear Gold

•	Metallic Ventures

•	Metallica Resources

•	Midway Gold

•	Minefinders

•	Nevsun

•	Orezone

•	Osisko Exploration

•	Seabridge Gold

•	Skyline

•	Stratagold

•	Western Goldfields

For each of the selected companies, Wellington West calculated multiples for each of the following financial metrics:

•	Enterprise Value to Ounces of Proven and Probable Reserves

•	Enterprise Value to Ounces of Resources

•	Share Price to Net Asset Value

•	Price to Earnings

•	Price to Cash Flow

“Enterprise Value” means the sum of the market value of the fully diluted common shares plus interest bearing debt, less cash and equivalents.

“Net Asset Value” means the sum of a project’s discounted cash flows plus cash and cash equivalents, less interest bearing debt.

“P&P Reserves” means an ounce of mineralized material that meets the standards for Proven and Probable Reserves as classified by Canadian National Instrument 43-101.

“MI Resources” means an ounce of mineralized material that meets the standards for Measured and Indicated Resources as classified by Canadian National Instrument 43-101.

“MI+I Resources” means an ounce of mineralized material that meets the standards for Measured, Indicated and Inferred Resources as classified by Canadian National Instrument 43-101.

The table below sets forth information concerning the range and mean of various operating multiples for the companies listed above based on the status of their operations as of November 14, 2007:

	Selected Companies
Selected Multiples	Average Range	Mean

EV/Oz — P&P Reserves	$35 - $325	$162
EV/Oz — MI Resources	$13 - $296	$82
EV/Oz — MI+I Resources	$11 - $179	$61
Price/NAV	0.35x - 1.17x	0.76x
Price/Earnings — 2007E	112.8x - 112.8x	112.8x
Price/Earnings — 2008E	8.6x - 18.5x	14.2x
Price/Cash Flow — 2007E	55.0x - 55.0x	55.0x
Price/Cash Flow — 2008E	9.8x - 13.5x	12.0x

None of the companies utilized as a comparison are identical to Canyon or Atna.  Accordingly, Wellington West believes the analysis of publicly traded comparable companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, which are reflected in the Fairness Opinion, concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies. In particular, valuations focused on Price/Earnings or Price/Cash Flow, are of lesser value as a number of Canyon’s operations are insufficiently advanced to have meaningful operating statistics. The valuation of Canyon is based upon its development potential and we have accordingly relied on metrics such as Price/NAV which measured its potential.

Analysis of Selected Precedent Transactions.  Wellington West reviewed the financial terms, to the extent publicly available, of 31 proposed, pending or completed merger and acquisition transactions since May 2005 involving companies in the gold exploration, development and/or production industries (the “Selected Transactions”). Wellington West calculated premiums over market value based on 30-day, 20-day and 10-day variable weighted average prices (“VWAP”) and the pre-announcement trading prices for each of the target companies based on certain publicly available information for each of the Selected Transactions. Wellington West then compared the premiums in the Selected Transactions to the corresponding premiums over the 30-day VWAP, 20-day VWAP, 10-day VWAP and pre-bid prices for the proposed merger, based on the exchange ratio.

		Premium to 30 Day	Premium to 20 Day	Premium to 10 Day	Premium to Pre
Acquiror	Target	VWAP	VWAP	VWAP	Announcement(1)

Barrick	Cerro Casale	28.0%	25.5%	22.6%	22.4%
Newmont	Hope Bay	29.7%	28.7%	28.1%	20.4%
Yamana	Meridian Gold	28.3%	28.2%	27.9%	33.7%
Lundin Mining	Rio Narcea	21.8%	15.8%	9.9%	3.7%
Royal Gold Inc	Battle Mountain Gold	12.0%	14.6%	13.0%	38.0%
Agnico-Eagle	Cumberland Resources	31.2%	29.0%	27.0%	28.7%
Kinross	Bema Gold Corp.	34.6%	34.3%	34.3%	22.4%
Barrick	NovaGold	29.8%	28.1%	34.4%	33.2%
IAMGOLD	Cambior	30.9%	29.2%	25.8%	31.6%
Goldcorp	Glamis	39.0%	38.1%	37.7%	34.5%
Yamana	Viceroy	25.5%	23.5%	17.7%	25.4%
Barrick	Pioneer Metals	57.1%	43.9%	53.7%	49.3%
NovaGold	Pioneer Metals	31.2%	30.4	22.7%	39.0%
Gammon Lake	Mexgold	13.8%	8.6%	4.2%	21.3%
Northgate	Aurizon	9.5%	11.7%	15.4%	30.4%
U.S. Gold	White Knight	38.1%	42.8%	31.6%	25.0%
U.S. Gold	Nevada Pacific	44.2%	54.5%	55.8%	25.0%
U.S. Gold	Coral Gold	19.3%	19.8%	18.9%	25.0%
U.S. Gold	Tone Resources	66.6%	74.0%	83.9%	25.0%
Glamis	Western Silver	42.6%	39.6%	38.5%	27.0%
Yamana	Desert Sun	33.3%	27.5%	31.5%	19.0%
IAMGOLD	Gallery Gold	41.0%	39.2%	29.0%	24.0%
Goldcorp	Virginia	56.7%	55.7%	46.7%	37.1%
Yamana	RNC Gold	21.0%	20.8%	19.0%	5.0%
Gold Fields	Bolivar	42.0%	40.9%	29.0%	19.0%
Barrick	Placer Dome	33.0%	35.1%	37.0%	35.0%
Crew Gold	Guinor	21.0%	14.3%	10.0%	3.0%
Golden Star	St. Jude	44.4%	39.3%	28.4%	29.2%
Eldorado Gold	Afcan Gold	21.9%	22.3%	16.1%	25.7%

High River Gold	Jilbey Gold Exploration	56.3%	48.0%	38.7%	29.1%
Agnico-Eagle	Riddarhyttan Resources	25.0%	25.4%	25.6%	27.1%

(1)	Based on the closing price for the shares of the target, on the day immediately prior to the date of the public announcement of the merger.

The following table sets forth information concerning the range and mean of premiums for the selected companies above, as well as premiums of the same metrics for Canyon based on the exchange ratio.

				Canyon
	All Selected Companies			As of Nov. 14,
Share Price Premium	Range		Mean	2007

To 30 Day VWAP 44%	9	%-67%	33%	44%
To 20 Day VWAP	9	%-74%	31%	42%
To 10 Day VWAP	4	%-84%	29%	42%
To Pre-Announcement	3	%-49%	26%	45%

The foregoing premiums are based on (i) the volume weighted average prices 10 trading days, 20 trading days and 30 trading days prior to November 14, 2007 and (ii) the closing price on November 14, 2007 (2 trading days prior to the announcement of the proposed merger). All multiples for the Selected Transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the two year period during which the Selected Transactions occurred. Wellington West observed that the premium offered in the proposed merger is in the higher range of premiums offered in precedent mining transactions.

Historical Exchange Ratio Analysis.  Wellington West reviewed the historical ratio of the daily per share closing market prices of the common shares of Canyon divided by the corresponding prices of Atna common shares over the 180 day, 90 day, 30-day and 10-day periods ending on November 14, 2007 (two trading days prior to the announcement of the proposed merger). The exchange ratio over these periods is as follows:

					Third Last
					Business Day
	180 - Day	90 - Day	30 - Day	10 - Day	Prior to
Period	Average	Average	Average	Average	Announcement

Exchange Ratio	0.33	0.23	0.22	0.23	0.22

Wellington West calculated the premium represented by the exchange ratio relative to the historical exchange ratios over these same periods as follows:

					Third Last
					Business Day
	180 - Day	90 - Day	30 - Day	10 - Day	Prior to
Period	Average	Average	Average	Average	Announcement

Exchange Ratio	(3)%	38%	44%	42%	25%

Contribution Analysis.  Wellington West analyzed the relative ownership of Canyon stockholders and the current shareholders of Atna of the pro forma outstanding capital of the combined company. This analysis showed that on a pro forma combined basis, Canyon stockholders would own approximately 20.9% of the combined company’s pro forma share capital on a fully diluted basis. Wellington West then analyzed the relative contribution of Canyon and Atna of exploration properties, development properties and other assets to the combined company, and compared such relative contribution to the pro forma ownership of the combined company.

Proforma Analysis.  Wellington West analyzed various pro forma metrics, assuming completion of the proposed merger, and compared them to those of Canyon on a stand alone basis (assuming required financing to develop its properties) as follows:

		New Canyon -
	Canyon	Pro Forma

Canyon Stock Outstanding(mm)	104	255
Canyon Stock Outstanding (ITM F.D.)(mm)	104	266
Share Price ($US)	$0.41	$0.60
Market Capitalization (ITM F.D.) (US$mm)	$43	$158
Enterprise Value (ITM F.D.)	$21	$139
Gold Reserves and MI+I Resources (000’s oz)	1,394	2,056
Nevada Exploration Acres	8,880	15,280
Average Daily Value Traded	$0.1	$0.3
% Ownership of New Canyon (Fully Diluted)	100%	20.9%

*	ITM F.D. means “in the money” fully diluted.

The analysis showed that, upon completion of the proposed merger, the combined company would have increased, among other things, market capitalization, enterprise value, gold resources, exploration acres and daily value traded.

The foregoing summary describes the analyses and factors that Wellington West deemed material in connection with preparing the Fairness Opinion, but is not a comprehensive description of all analyses performed and factors considered by Wellington West in connection with preparing the Fairness Opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant assumptions and methods of financial analysis and the application of these methods to the particular circumstances and, therefore, a fairness opinion is not necessarily susceptible to partial analysis or summary description. Qualitative judgments were made based upon Wellington West’s assessment of the surrounding factual circumstances relating to the proposed merger and Wellington West’s analysis of such factual circumstances in its best judgment. Wellington West believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors would likely create a misleading view of the process underlying the Fairness Opinion. In arriving at its fairness determination, Wellington West did not assign specific weights to any particular analyses.

In conducting its analyses and arriving at its opinions, Wellington West utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Wellington West to provide its opinion to the special committee of Canyon’s board of directors as to the fairness to Canyon’s stockholders of the exchange ratio and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold.

In its analyses and in preparing the Fairness Opinion, Wellington West made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Wellington West or any party involved in the proposed merger. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Canyon, Atna, or their respective advisors, neither Canyon nor Wellington West nor any other person assumes responsibility if future results or actual values are materially different from such forecasts or assumptions.

The terms of the proposed merger were determined between Atna and Canyon and were approved by the special committee of Canyon’s board of directors. The decision to enter into the merger agreement was solely that of Canyon, its board of directors and the special committee of Canyon’s board of directors. As described above, the opinion and presentation of Wellington West to the special committee of Canyon’s board of directors was only one of a number of factors taken into consideration by the special committee in making its determination to recommend the proposed merger. Wellington West’s opinion was provided to the special committee of Canyon’s board of directors to assist it in connection with its consideration of the proposed merger and does not constitute a recommendation to any securityholder as to whether to vote or tender in respect of the proposals set forth in the proxy statement, or any related matter.

The special committee of Canyon’s board of directors selected Wellington West as financial advisor in connection with the proposed merger based on Wellington West’s qualifications, expertise, reputation and experience in mining transactions involving Canadian companies. The special committee of Canyon’s board of directors engaged Wellington West pursuant to a letter agreement dated October 15, 2007 between Canyon and Wellington West. The terms of the engagement provide that Wellington West is to be paid a fee for its financial advisory services and for rendering the Fairness Opinion. The fees payable to Wellington West are not contingent in whole or in part upon the completion of the proposed merger or on the conclusions reached in the Fairness Opinion.

In addition, Canyon has agreed to reimburse Wellington West for its reasonable out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and disbursements of Wellington West’s counsel and has also agreed to indemnify Wellington West and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the applicable securities laws arising out of its engagement or the proposed merger.

Wellington West is not an insider, associate, or affiliate of Canyon or Atna and is not an advisor to any person or company other than Canyon with respect to the proposed merger. Wellington West has not acted as lead underwriter for, or agent of, or had any material relationships with either Canyon or Atna in respect of an offering of securities of either company in the past 24 months, nor has Wellington West entered into any other agreements or arrangements with Canyon, Atna or any of their affiliates with respect to any future dealings. Wellington West may however, in the course of its business, provide financial advisory or investment banking services to Canyon, Atna, or any of their respective affiliates from time to time.

Wellington West acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of Canyon, Atna, or any of their respective associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, Wellington West conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to Canyon, Atna, or the proposed merger.

Atna’s Reasons for the Merger

Atna also believes that the combination will benefit shareholders of both companies by creating a strong platform for growth with the following characteristics and synergies:

•	a multi-million ounce gold company highly leveraged to gold price;

•	near term gold production from Briggs and Reward projects to complement the development at the Pinson Mine Property;

•	upside opportunity from complementary pipeline of gold exploration and development projects;

•	focus on gold in the western U.S.;

•	exceptional management team with complementary skills and experience;

•	size and financial strength to ensure continued growth;

•	more than Cdn$13.7 (US$14) million cash in hand.

Further, Atna’s board of directors considered that the merger will aid in the expansion and diversification of Atna’s portfolio of properties.

Based on the foregoing analysis, Atna’s board of directors determined that the merger agreement and the merger are advisable and in the best interests of Atna and its shareholders.

Interests of Executive Officers and Directors of Canyon in the Merger

In considering the recommendation of Canyon’s board of directors that you, as a Canyon stockholder, adopt the merger agreement, you should be aware that some of Canyon’s executive officers and directors have interests in the transaction that may be different from, or in addition to, your interests as an Canyon stockholder. The Canyon board of directors was aware of these interests and took these interests into account in approving the merger agreement and the merger.

These interests include the anticipated employment of certain Canyon executive officers at Atna, including Canyon’s President and Chief Executive Officer, Jim Hesketh, as the President and Chief Operating Officer of the combined company and Canyon’s Chief Financial Officer, David P. Suleski, as the Vice President and Chief Financial Officer of the combined company. Additionally, Atna will grant new options at closing to purchase Atna common shares to the employees, directors and certain consultants of Canyon.

The table below shows, for each of Canyon’s directors and executive officers, the anticipated number of options that will be granted by Atna to such persons at the closing of the merger:

Number of Atna
Options Received at
Name	Closing of Merger

James K.B. Hesketh	140,800
David P. Suleski	80,000
Stephen Zahony	16,000
Leland O. Erdahl	64,000
David K. Fagin	64,000
Ronald D. Parker	64,000

The table below shows, for each of Canyon’s directors and executive officers, the number of shares of stock held by such person as of January 18, 2008 and the value of such stock in the merger based on the exchange ratio in the merger of 0.32 and $1.53, the U.S. dollar equivalent of the closing sale price of Atna common shares on January 18, 2008:

	Number of Canyon	Value of Such
Name	Stock Held(1)	Stock in Merger

James K.B. Hesketh	343,016	$168,316
David P. Suleski	197,792	$97,055
Stephen Zahony	90,233	$44,277
Leland O. Erdahl	95,187	$46,708
David K. Fagin	139,232	$68,320
Ronald D. Parker	63,832	$31,322

(1)	Assumes that such persons do not exercise outstanding stock options with respect to which the exercise price is in excess of $0.43, the closing price of Canyon common stock on the Amex on January 18, 2008, and includes 25,814 shares underlying options with respect to which the exercise price is below $0.43, the closing price of Canyon common stock on the Amex on January 18, 2008, which shares underlying options have a value of approximately $13,000 based on the exchange ratio in the merger of 0.32 and $1.53, the U.S. dollar equivalent of the closing sale price of Atna common shares on January 18, 2008.

Atna has agreed to indemnify the officers and directors of Canyon against all expenses, losses and liabilities incurred in connection with any claim, proceeding or investigation arising out of any act or omission in their capacity as an officer or director occurring on or before the effective time of the merger to the same extent as provided in the articles of incorporation and bylaws of Canyon.

Atna has agreed to purchase a six-year “tail” prepaid insurance policy on Canyon’s current directors’ and officers’ liability in respect of acts and omissions occurring prior to the effective time of the merger which were committed by such executive officers and directors in their capacity as such, on terms with coverage and amounts generally not less advantageous than those in effect on the date of the merger agreement. However, Atna will not be required to pay annual premiums in excess of 200% of the last annual premium paid by Canyon for coverage prior to the effective time of the merger.

For a description of the anticipated stock option grants and the employment agreements with two executive officers of Canyon, see “The Merger — Related Transactions” on page 59 of this proxy statement/prospectus.

Material United States Federal Income Tax Consequences of the Merger

The following discussion is a summary of the anticipated material U.S. federal income tax consequences generally applicable to Canyon stockholders arising from and relating to the merger, and the acquisition, ownership, and disposition of Atna common shares received in the merger.

This summary is not binding on the Internal Revenue Service (the “IRS”) or the U.S. courts, and no assurance can be provided that the conclusions reached in this summary will not be challenged by the IRS or will be sustained by a U.S. court if so challenged. Canyon has not requested, and does not intend to request, a ruling from the IRS regarding any of the U.S. federal income tax consequences of the merger.

This summary of the anticipated material U.S. federal income tax consequences arising from and relating to the merger is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a Canyon stockholder as a result of the merger. In addition, this summary does not take into account the individual facts and circumstances of any particular Canyon stockholder that may affect the U.S. federal income tax consequences to such Canyon stockholder of the merger and the acquisition, ownership, and disposition of Atna common shares received in the merger. Moreover, this summary is not binding on the Internal Revenue Service (the “IRS”) or the U.S. courts, and no assurance can be provided that the conclusions reached in this summary will not be challenged by the IRS or will be sustained by a U.S. court if so challenged. Canyon has not requested, and does not intend to request, a ruling from the IRS or an opinion from legal counsel regarding any of the U.S. federal income tax consequences of the merger or the ownership and disposition of Atna common shares received pursuant to the merger.

Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any Canyon stockholder. Canyon stockholders should consult their own tax advisors regarding the U.S. federal, U.S. state and local, and foreign tax consequences of the merger and the acquisition, ownership, and disposition of Atna common shares received in the merger.

Scope of this Disclosure

Authorities

This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), proposed, temporary and final Treasury Regulations issued under the Code, and judicial and administrative interpretations of the Code and Treasury Regulations, in each case as in effect and available as of the date of this proxy statement/prospectus. The Code, Treasury Regulations and judicial and administrative interpretations thereof may change at any time, and any change could be retroactive to the date of this proxy statement/prospectus. The Code, Treasury Regulations and judicial and administrative interpretations thereof are also subject to various interpretations, and there can be no guarantee that the IRS or the U.S. courts will agree with the tax consequences in this summary.

U.S. Holders

For purposes of this summary, a “U.S. Holder” is a beneficial owner of Canyon common stock (or, following the completion of the merger, a beneficial owner of Atna common shares) who holds such shares as capital assets, and that, for U.S. federal income tax purposes, is

•	an individual who is a citizen or resident of the U.S. for U.S. federal income tax purposes;

•	a corporation, or any other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S. or any state in the U.S., including the District of Columbia;

•	an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income; or

•	a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) beneficially owns Canyon common stock (or, following the completion of the merger, Atna common shares), the U.S. federal income tax treatment of a partner in a partnership generally will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that beneficially owns Canyon common stock (or, following the completion of the merger, Atna common shares) should consult their own tax advisors as to the U.S. federal, state and local, and foreign tax consequences of the merger, and the acquisition, ownership, and disposition of Atna common shares received in the merger.

For the purposes of this summary, a “non-U.S. Holder” is a beneficial owner of Canyon common stock (or, following the completion of the merger, Atna common shares) other than a U.S. Holder.

Transactions Not Addressed

This summary does not address the U.S. federal income tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger (whether or not any such transactions are undertaken in connection with the merger), including, without limitation, the following:

•	any acquisition, exercise, assumption, exchange, conversion, or other transaction involving a Canyon warrant;

•	any acquisition, vesting, exercise, assumption, exchange, or conversion or other transaction involving a right to acquire Canyon common stock, including options to acquire Canyon stock; and

•	any transaction, other than the merger, in which Canyon common stock or Atna common shares are acquired.

Persons Not Addressed

The U.S. federal income tax consequences to the following persons (including persons who are U.S. Holders) are not addressed in this summary, and the following persons are accordingly urged to consult with their own tax advisors regarding the U.S. federal income tax consequences to them of the merger, and the acquisition, ownership, and disposition of Atna common shares received in the merger:

•	Canyon, Atna, MergerCo, or any affiliate thereof;

•	persons that may be subject to special U.S. federal income tax treatment such as financial institutions, real estate investment trusts, tax-exempt organizations, qualified retirement plans, individual retirement accounts, regulated investment companies, insurance companies, dealers in securities or currencies, or traders in securities that elect to apply a mark-to-market accounting method;

•	persons that acquired Canyon common stock pursuant to an exercise of compensatory stock options or rights or otherwise as compensation for services;

•	persons having a functional currency for U.S. federal income tax purposes other than the U.S. dollar;

•	U.S. expatriates;

•	persons that hold Canyon common stock as part of a position in a straddle or as part of a hedging or conversion transaction;

•	persons subject to the alternative minimum tax;

•	persons that own or have owned, directly or by attribution, 5% or more, by voting power or value, of the outstanding equity interests of Canyon (or, following the completion of the merger, Canyon stockholders that will own, directly or by attribution, 5% or more, by voting power or value, of the outstanding equity interests of Atna); and

•	persons who own their Canyon common stock other than as a capital asset as defined in the Code.

State and Local Taxes, Foreign Jurisdictions Not Addressed

This summary does not address U.S. state or local tax consequences, or the tax consequences in jurisdictions other than the U.S. of the merger and the acquisition, ownership, and disposition of Atna common shares received in the merger.

Particular Circumstance of any Particular Canyon Stockholder Not Addressed

This summary does not take into account the particular facts and circumstances, with respect to U.S. federal income tax issues, of any particular Canyon stockholder. Canyon stockholders should consult their own tax advisors regarding the U.S. federal income tax consequences of the merger and the acquisition, ownership, and disposition of Atna common shares received in the merger, in light of their particular circumstances.

Consequences of the Merger to U.S. Holders

Tax Consequences of the Merger

The merger will constitute a taxable disposition of Canyon common stock by U.S. Holders and will result in the following U.S. federal income tax consequences:

(a) a U.S. Holder of Canyon common stock will recognize gain or loss equal to the difference between (i) the sum of fair market value of Atna common shares and the U.S. dollar value of the Canadian currency received for fractional shares at the time of receipt by such U.S. Holder and (ii) the U.S. Holder’s adjusted tax basis in the Canyon common stock surrendered in the merger;

(b) the aggregate tax basis of Atna common shares received by a U.S. Holder of Canyon common stock in the merger will be equal to the fair market value of such Atna common shares at the time of receipt; and

(c) the holding period of Atna common shares received by a U.S. Holder in the merger will begin on the day after receipt.

Any gain or loss recognized under paragraph (a) generally will be capital gain or loss if the Canyon common stock were held as capital assets at the time of the merger and, if so, will be long-term capital gain or loss if the U.S. Holder’s holding period for the Canyon common stock is more than one year at the time of the merger. Preferential tax rates for long-term capital gains are applicable to a U.S. Holder that is an individual, estate or trust. There are currently no preferential tax rates for long-term capital gains for a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations.

U.S. Holders Exercising Appraisal Rights

A U.S. Holder who exercises appraisal rights in connection with the merger will recognize gain or loss on the exchange of such holder’s Canyon common stock for cash in an amount equal to the difference between (a) the U.S. dollar value on the date of receipt of the Canadian currency (other than amounts, if any, which are or are deemed to be interest for U.S. federal income tax purposes, which amounts will be taxed as ordinary income) and (b) such holder’s adjusted tax basis in its Canyon common stock. Gain or loss generally will be capital gain or loss if the Canyon common stock were held as capital assets at the time of the merger and, if so, will be long-term capital gain or loss if the U.S. Holder’s holding period for such shares is more than one year. Preferential tax rates for long-term capital gains are applicable to a U.S. Holder that is an individual, estate or trust. There are currently no preferential tax rates for long-term capital gains for a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations.

Foreign Currency

The fair market value of any foreign currency received by a U.S. Holder in the merger will generally be based on the rate of exchange on the date of receipt. A subsequent disposition of any foreign currency received (including an exchange for U.S. currency) will generally give rise to ordinary gain or loss.

Tax Consequences to U.S. Holders of Holding Atna Common Shares

Distributions on Atna Common Shares

Subject to the “passive foreign investment company” rules discussed below, a U.S. Holder that receives a distribution (including a constructive distribution, but excluding certain pro rata distributions of stock described in Section 305 of the Code) with respect to Atna common shares will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution — see the discussion of “Foreign Tax Credit” below) to the extent of the current or accumulated “earnings and profits” of Atna, as determined under U.S. federal income tax rules. To the extent that a distribution exceeds the current and accumulated “earnings and profits” of Atna, such distribution will be treated (a) first, as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in Atna common shares, and (b) thereafter, as gain from the sale or exchange of such Atna common shares. (See more detailed discussion at “Disposition of Atna Common Shares” below). Dividends paid on Atna common shares generally will not be eligible for the “dividends received deduction” generally available to U.S. corporate shareholders receiving dividends from U.S. corporations.

Reduced Tax Rates for Certain Dividends

For taxable years beginning before January 1, 2011, a dividend paid by Atna generally will be taxed at the preferential tax rates applicable to long-term capital gains if (a) Atna is a “qualified foreign corporation” (as defined below), (b) the U.S. Holder receiving such dividend is an individual, estate, or trust, and (c) such dividend is paid on Atna common shares that have been held by such U.S. Holder for at least 61 days during the 121-day period beginning 60 days before the “ex-dividend date” (i.e., the first date that a purchaser of such Atna common shares will not be entitled to receive such dividend).

Atna generally will be a “qualified foreign corporation” under Section 1(h)(11) of the Code (a “QFC”) if (a) Atna is eligible for the benefits of the Canada-U.S. Tax Convention, or (b) Atna common shares are readily tradable on an established securities market in the U.S. However, even if Atna satisfies one or more of such requirements, Atna will not be treated as a QFC if Atna is a “passive foreign investment company” or “PFIC” (as defined below) for the taxable year during which Atna pays a dividend or for the preceding taxable year.

As discussed below, based on currently available information regarding Atna, Atna expects that it will be a PFIC for its current taxable year, and may be a PFIC in future taxable years. (See more detailed discussion at “Additional Rules that May Apply to U.S. Holders — Passive Foreign Investment Company” below). Accordingly, there can be no assurances that Atna will be a QFC for the current or any future taxable year or that Atna will be able to certify that it is a QFC in accordance with the certification procedures issued by the Treasury and the IRS.

If Atna is not a QFC, a dividend paid by Atna to a U.S. Holder, including a U.S. Holder that is an individual, estate, or trust, generally will be taxed at ordinary income tax rates (and not at the preferential tax rates applicable to long-term capital gains). The dividend rules are complex, and each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the dividend rules.

Distributions Paid in Foreign Currency

The amount of a distribution paid to a U.S. Holder in foreign currency generally will be equal to the U.S. dollar value of such distribution based on the exchange rate applicable on the date of receipt.

Disposition of Atna Common Shares

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of Atna common shares in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s tax basis in the Atna common shares sold or otherwise disposed of. Subject to the “passive foreign investment company” rules discussed below, any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if the Atna common shares are held for more than one year. Gain or loss recognized by a U.S. Holder on the sale or other taxable disposition of Atna common shares generally will be treated as “U.S. source” for purposes of applying the U.S. foreign tax credit rules. (See more detailed discussion at “Foreign Tax Credit” below).

Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Information Reporting; Backup Withholding Tax

Payments made within the U.S., or by a U.S. payor or U.S. middleman, of interest on, dividends on, and proceeds arising from certain sales or other taxable dispositions of Atna common shares may be subject to information reporting and backup withholding tax, at the rate of 28%, if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct U.S. social security or other taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails under certain circumstances to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, U.S. Holders that are corporations or other exempt recipients generally are excluded from these information reporting and backup withholding tax rules. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the information reporting and backup withholding tax rules.

Foreign Tax Credit

A U.S. Holder who pays (whether directly or through withholding at the source) Canadian income tax with respect to dividends or interest paid on Securities generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” In addition, this limitation is calculated separately with respect to specific categories of income. Dividends paid by Atna generally will constitute “foreign source” income and generally will be categorized as “passive income.” The foreign tax credit rules are complex, and each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the foreign tax credit rules.

Passive Foreign Investment Company

If Atna is a “passive foreign investment company,” the preceding sections of this summary may not describe the U.S. federal income tax consequences to U.S. Holders of the acquisition, ownership, and disposition of Atna common shares.

Atna generally will be a “passive foreign investment company” under Section 1297 of the Code (a “PFIC”) if, for a taxable year, (a) 75% or more of the gross income of Atna for such taxable year is passive income or (b) 50% or more of the assets held by Atna either produce passive income or are held for the production of passive income, based on the fair market value of such assets (or on the adjusted tax basis of such assets, if Atna is not publicly traded and either is a “controlled foreign corporation” or makes an election). “Passive income” includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

For purposes of the PFIC income test and assets test described above, if Atna owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, Atna will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. In addition, for purposes of the PFIC income test and asset test described above, “passive income” does not include any interest, dividends, rents, or royalties that are received or accrued by Atna from a “related person” (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

In addition, if Atna is a PFIC and owns shares of another foreign corporation that also is a PFIC (a “Subsidiary PFIC”), under certain indirect ownership rules, a disposition of the shares of such other foreign corporation or a distribution received from such other foreign corporation generally will be treated as an indirect disposition by a U.S. Holder or an indirect distribution received by a U.S. Holder, subject to the rules of Section 1291 of the Code discussed below. To the extent that gain recognized on the actual disposition by a U.S. Holder of Atna common shares or income recognized by a U.S. Holder on an actual distribution received on Atna common shares was previously subject to U.S. federal income tax under these indirect ownership rules, such amount generally should not be subject to U.S. federal income tax.

Based on currently available information regarding Atna, Atna expects that it will be a PFIC for its current taxable year, and may be a PFIC in future taxable years. The determination of whether Atna will be a PFIC for each taxable year will depend, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether Atna will be a PFIC for each taxable year will depend on the assets and income of Atna over the course of each such taxable year and, as a result, cannot be predicted with certainty as of the date of this short form prospectus. Accordingly, there can be no assurance that the IRS will not challenge the determination made by Atna concerning its PFIC status. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding whether Atna will qualify as a PFIC for the current taxable year and in subsequent taxable years.

Default PFIC Rules Under Section 1291 of the Code

If Atna is a PFIC, the U.S. federal income tax consequences to a U.S. Holder of the acquisition, ownership, and disposition of Atna common shares will depend on whether such U.S. Holder makes an election to treat Atna as a “qualified electing fund” or “QEF” under Section 1295 of the Code (a “QEF Election”) or a mark-to-market election under Section 1296 of the Code (a “Mark-to-Market Election”). A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a “Non-Electing U.S. Holder.”

A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code with respect to (a) any gain recognized on the sale or other taxable disposition of Atna common shares and (b) any excess distribution paid on Atna common shares. A distribution generally will be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current taxable year) exceeds 125% of the average distributions received during the three preceding taxable years (or during a U.S. Holder’s holding period for the Atna common shares, if shorter).

Under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of Atna common shares, and any excess distribution paid on Atna common shares, must be ratably allocated to each day in a Non-Electing U.S. Holder’s holding period for the Atna common shares. The amount of any such gain or excess distribution allocated to prior years of such Non-Electing U.S. Holder’s holding period for the Atna common shares will be subject to U.S. federal income tax at the highest tax applicable to ordinary income in each such prior year. A Non-Electing U.S. Holder will be required to pay interest on the resulting tax liability for each such prior year, calculated as if such tax liability had been due in each such prior year. Such a Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as “personal interest,” which is not deductible. The amount of any such gain or excess distribution allocated to the current year of such Non-Electing U.S. Holder’s holding period for the Atna common shares will be treated as ordinary income in the current year, and no interest charge will be incurred with respect to the resulting tax liability for the current year.

If Atna is a PFIC for any taxable year during which a Non-Electing U.S. Holder holds Atna common shares, Atna will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether Atna ceases to be a PFIC in one or more subsequent years. A Non-Electing U.S. Holder may terminate this deemed PFIC status by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such Atna common shares were sold on the last day of the last taxable year for which Atna was a PFIC.

QEF Election

A U.S. Holder that makes a QEF Election generally will not be subject to the rules of Section 1291 of the Code discussed above. However, a U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such U.S. Holder’s pro rata share of (a) the net capital gain of Atna, which will be taxed as long-term capital gain to such U.S. Holder, and (b) and the ordinary earnings of Atna, which will be taxed as ordinary income to such U.S. Holder. Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and “ordinary earnings” are the excess of (a) “earnings and profits” over (b) net capital gain. A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each taxable year in which Atna is a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by Atna. However, a U.S. Holder that makes a QEF Election may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. Holder is not a corporation, any such interest paid will be treated as “personal interest,” which is not deductible.

A U.S. Holder that makes a QEF Election generally (a) may receive a tax-free distribution from Atna to the extent that such distribution represents “earnings and profits” of Atna that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder’s tax basis in the Atna common shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. In addition, a U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of Atna common shares.

The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely. A QEF Election will be treated as “timely” if such QEF Election is made for the first year in the U.S. Holder’s holding period for the Atna common shares in which Atna was a PFIC. A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Holder files a U.S. federal income tax return for such first year. However, if Atna was a PFIC in a prior year of the U.S. Holder’s holding period, then in addition to filing the QEF Election documents, a U.S. Holder must elect to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if the Atna common shares were sold on the qualification date. The “qualification date” is the first day of the first taxable year in which Atna was a QEF with respect to such U.S. Holder. The election to recognize such gain can only be made if such U.S. Holder’s holding period for the Atna common shares includes the qualification date. By electing to recognize such gain, such U.S. Holder will be deemed to have made a timely QEF Election. In addition, under very limited circumstances, a U.S. Holder may make a retroactive QEF Election if such U.S. Holder failed to file the QEF Election documents in a timely manner.

A QEF Election will apply to the taxable year for which such QEF Election is made and to all subsequent taxable years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent taxable year, Atna ceases to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those taxable years in which Atna is not a PFIC. Accordingly, if Atna becomes a PFIC in another subsequent taxable year, the QEF Election will be effective and the U.S. Holder will be subject to the QEF rules described above during any such subsequent taxable year in which Atna qualifies as a PFIC. In addition, the QEF Election will remain in effect (although it will not be applicable) with respect to a U.S. Holder even after such U.S. Holder disposes of all of such U.S. Holder’s direct and indirect interest in the Atna common shares. Accordingly, if such U.S. Holder reacquires an interest in Atna, such U.S. Holder will be subject to the QEF rules described above for each taxable year in which Atna is a PFIC.

Atna will make available to U.S. Holders, upon their written request, timely and accurate information as to its status as a PFIC and will use commercially reasonable efforts to provide to a Canyon stockholder acquiring Atna common shares pursuant to this proxy statement/prospectus that is a U.S. Holder all information that a U.S. Holder making a QEF Election is required to obtain for U.S. federal income tax purposes. U.S. Holders should be aware that there can be no assurance that the Company will satisfy record keeping requirements that apply to a QEF, or that the Company will supply U.S. Holders with information that such U.S. Holders require to report under the QEF rules, in event that the Company is a PFIC and a U.S. Holder wishes to make a QEF Election. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the availability of, and procedure for making, a QEF Election.

Mark-to-Market Election

A U.S. Holder may make a Mark-to-Market Election only if the Atna common shares are marketable stock. The Atna common shares generally will be “marketable stock” if the Atna common shares are regularly traded on (a) a national securities exchange that is registered with the Securities and Exchange Commission, (b) the national market system established pursuant to section 11A of the Securities and Exchange Act of 1934, or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure, and other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced and (ii) the rules of such foreign exchange ensure active trading of listed stocks. It is anticipated that a listing of Atna common shares on the Toronto Stock Exchange will qualify such shares as “marketable stock,” although each U.S. Holder should consult its own financial advisor, legal counsel, or accountant in this regard.

A U.S. Holder that makes a Mark-to-Market Election generally will not be subject to the rules of Section 1291 of the Code discussed above. However, if a U.S. Holder makes a Mark-to-Market Election after the beginning of such U.S. Holder’s holding period for the Atna common shares and such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the Atna common shares.

A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each taxable year in which Atna is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Atna common shares as of the close of such taxable year over (b) such U.S. Holder’s tax basis in such Atna common shares. A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the lesser of (a) the excess, if any, of (i) such U.S. Holder’s adjusted tax basis in the Atna common shares over (ii) the fair market value of such Atna common shares as of the close of such taxable year or (b) the excess, if any, of (i) the amount included in ordinary income because of such Mark-to-Market Election for prior taxable years over (ii) the amount allowed as a deduction because of such Mark-to-Market Election for prior taxable years.

A U.S. Holder that makes a Mark-to-Market Election generally also will adjust such U.S. Holder’s tax basis in the Atna common shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. In addition, upon a sale or other taxable disposition of Atna common shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or loss (such ordinary loss not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior taxable years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior taxable years).

A Mark-to-Market Election applies to the taxable year in which such Mark-to-Market Election is made and to each subsequent taxable year, unless the Atna common shares cease to be “marketable stock” or the IRS consents to revocation of such election. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the availability of, and procedure for making, a Mark-to-Market Election.

Other PFIC Rules

Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of Atna common shares that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations). Under these rules, the specific U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which Atna common shares are transferred.

Certain additional adverse rules will apply with respect to a U.S. Holder if Atna is a PFIC, regardless of whether such U.S. Holder makes a QEF Election. For example under Section 1298(b)(6) of the Code, a U.S. Holder that uses Atna common shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such Atna common shares. In addition, a U.S. Holder who acquires Atna common shares from a decedent will not receive a “step up” in tax basis of such Atna common shares to fair market value.

The PFIC rules are complex, and each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the PFIC rules and how the PFIC rules may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Atna common shares.

Tax Consequences of the Merger to Non-U.S. Holders

The following summary describes the material U.S. federal income tax consequences relating to the merger applicable to non-U.S. Holders.

Tax Consequences of the Merger to Non-U.S. Holders

The receipt of Atna common shares by a non-U.S. Holder for such non-U.S. Holder’s Canyon common stock will not be subject to United States federal income tax, including withholding tax, unless:

(a) Canyon is or has been a “U.S. real property holding corporation” within Section 897(c)(2) of the Code (a “USRPHC”), for U.S. federal income tax purposes (i.e., a domestic corporation whose trade or business and real property assets consist primarily of “U.S. real property interests”) and, if Canyon common stock is “regularly traded on an established securities market,” the non-U.S. Holder held, directly or indirectly, at any time during the 5-year period ending on the date of disposition or such shorter period that such shares were held, more than 5 percent of the issued and outstanding Canyon common shares;

(b) the gain recognized as a result of the merger is effectively connected with the holder’s conduct of a trade or business in the United States or, if subject to an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. Holder in the United States; or

(c) in the case of an individual, the non-U.S. Holder has been present in the United States for 183 days or more during the taxable year in which the merger is effected.

With respect to subparagraph (a), Canyon believes that it currently is a USRPHC. However, even though Canyon likely constitutes a USRPHC, as long as Canyon common stock is “regularly traded on an established securities market,” a non-U.S. Holder will be taxable under subparagraph(a) on gain recognized on the sale of Canyon common stock only if the non-U.S. Holder actually or constructively holds more than 5% of such Canyon common stock at any time during the applicable period described in subparagraph (a) above. If a non-U.S. Holder were subject to U.S. federal income tax as a result of Canyon’s status as a USRPHC, any gain or loss on the disposition of Canyon common stock would be taken into account as if it were effectively connected with the conduct by the non-U.S. Holder of a trade or business within the United States. Any such gain generally would be taxable to the Non-U.S. holder at U.S. federal income tax rates applicable to capital gains.

If you are an individual and are described in subparagraph (b) above, you will be subject to tax on any gain derived from the exchange of Canyon common stock for Atna common shares at applicable graduated U.S. federal income tax rates. If you are a corporation and are described in subparagraph (b) above, you will be subject to tax on your gain at applicable graduated U.S. federal income tax rates and, in addition, may be subject to the branch profits tax on your effectively connected earnings and profits for the taxable year, which would include such gain, at a rate of 30% or at such lower rate as may be specified by an applicable income tax treaty, subject to adjustments.

If you are an individual and are described in subparagraph (c) above, you will generally be subject to a flat 30% tax on any gain derived from the sale, exchange or other taxable disposition and such gain may be offset by U.S. source capital losses (even though you are not considered a resident of the United States).

Material Canadian Federal Income Tax Consequences of the Merger

The following general summary of the principal Canadian federal income tax considerations relating to holding and disposing of Atna common shares acquired pursuant to the merger is generally applicable to a Non-resident Holder who (a) acquires Atna common shares in the merger and (b) for the purposes of the Income Tax Act (Canada) (the “ITA”), at all relevant times is not resident in Canada, deals at arm’s length and is not affiliated with Atna, holds the Atna common shares as capital property and does not use or hold, and is not deemed to use or hold, the Atna common shares in the course of carrying on, or otherwise in connection with, a business in Canada. Special rules, which are not discussed below, may apply to “financial institutions” (as defined in the ITA) and to non-resident insurers carrying on an insurance business in Canada and elsewhere. This summary does not apply to a U.S. Holder that is a limited liability company or a partnership.

This summary is based on the ITA, the regulations thereunder and the current published administrative policies and assessing practices of the Canada Revenue Agency (“CRA”), all in effect as of the date of this proxy statement/prospectus. This discussion also takes into account proposed amendments (the “Proposed Amendments”) to the ITA publicly released by the Department of Finance Canada prior to the date of this proxy statement/prospectus, although no assurances can be given that the Proposed Amendments will be enacted in the form proposed, or at all. This discussion does not take into account or anticipate any other changes in law, whether by judicial, governmental or legislative action or decision, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein. This discussion is based on the assumption that the Atna common shares will at all times be listed on a prescribed stock exchange for purposes of the ITA (which includes the Toronto Stock Exchange).

This summary is of a general nature only and is not intended to be, and should not be considered to be, legal, business or tax advice to any particular Canyon stockholder. Canyon stockholders should consult their own tax advisors as to the tax consequences of the transactions described in this proxy statement/prospectus in their particular circumstances.

Dividends

Dividends, if any, paid or credited (or deemed to have been paid or credited) on the Atna common shares to a Non-resident Holder will be subject to non-resident withholding tax under the ITA of 25% of the gross amount of such dividends (subject to reduction in accordance with an applicable international tax treaty between Canada and the Non-resident Holder’s country of residence). Where the Non-resident Holder is a resident of the United States for purposes of the the Convention, the rate of such withholding tax is generally 15%. Under the Convention, dividends paid to certain religious, scientific, literary, educational or charitable organizations and certain pension organizations that are resident in, and generally exempt from tax, in the United States, are generally exempt from Canadian non-resident withholding tax. Provided that certain administrative procedures are observed by such an organization, Atna would not be required to withhold such tax from dividends paid or credited to the organization.

Disposition of Atna Common Shares

A Non-resident Holder will not be subject to tax under the ITA in respect of any capital gain realized by such Non-resident Holder on a disposition of a Atna common share, other than to Atna, unless the Atna common share constitutes “taxable Canadian property” of the Non-resident Holder for purposes of the ITA and the Non-resident Holder is not entitled to relief under an applicable tax treaty or convention. Provided that, at the time of disposition, the Atna common shares are listed on a prescribed stock exchange (which includes the Toronto Stock Exchange), the Atna common shares will generally not constitute taxable Canadian property to a Non-resident Holder unless, at any time during the 60 month period immediately preceding the disposition of the Atna common shares, the holder, persons with whom the holder does not deal at arm’s length or the holder together with such persons, owns not less than 25% of the issued shares of any class or any series of shares of the capital stock of Atna. For this purpose, the CRA takes the position that a Non-resident Holder and a person with whom such Non-resident Holder does not deal at arm’s length will be considered to own shares which any such person has a right to acquire.

Even if the Atna common shares are taxable Canadian property to a Non-resident Holder, the Convention will generally exempt a Non-resident Holder who is a resident of the United States for purposes of the Convention from tax under the ITA on any capital gain arising on the disposition of an Atna common share unless the value of the shares of Atna at the time of disposition is derived principally from real property situated in Canada.

Regulatory Matters

Stock Exchange Listing-Atna

Application will be made to have the Atna common shares to be issued in the merger approved for listing on the Toronto Stock Exchange, where Atna common shares are currently traded under the symbol “ATN.”

Delisting and Deregistration of Canyon Common Stock After the Merger

Effects on the Market for Canyon Common Stock

Shares of Canyon common stock currently are listed and traded on the American Stock Exchange under the symbol “CAU.” If the merger is completed, we expect that the shares of Canyon common stock will be delisted from the American Stock Exchange and shares of Canyon common stock will not be publicly traded.

Exchange Act Deregistration

Shares of Canyon common stock are currently registered under the Securities Exchange Act of 1934. Following the merger, Canyon will file a Form 15 with the SEC requesting the suspension and termination of registration of its common stock under the Exchange Act.

Resale of Atna Common Shares

U.S. Resale Requirements

The Atna common shares to be issued pursuant to the merger agreement have been registered under the Securities Act of 1933, as amended, and may be traded freely and without restriction by those stockholders not deemed to be affiliates (as that term is defined under the Securities Act) of Atna following completion of the merger.

Canadian Resale Requirements

The Atna common shares issued pursuant to the merger agreement generally will not be subject to any substantial restrictions on transfer under applicable Canadian securities legislation or pursuant to the rules of the TSX.

Anticipated Accounting Treatment of the Merger

The merger will be accounted for under the purchase method of accounting in accordance with United States generally accepted accounting principles.

Atna’s Status as a Foreign Private Issuer under the United States Exchange Act of 1934

As a company with less than 50% of its outstanding common shares held of record by United States holders, Atna is a “foreign private issuer” under the rules of the SEC. Atna is subject to the reporting requirements under the Exchange Act applicable to foreign private issuers. Atna is required to file its annual report on Form 20-F with the SEC within six months after the end of each fiscal year. In addition, Atna must furnish reports on Form 6-K to the SEC regarding certain information required to be publicly disclosed by Atna in Canada or filed with the TSX, or regarding information distributed or required to be distributed by Atna to its shareholders. Atna is exempt from certain rules under the Exchange Act, including the proxy rules which impose certain disclosure and procedural requirements for proxy solicitations under Section 14 of the Exchange Act.

Moreover, Atna is not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. Atna is not required to file financial statements prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) (although it is required to reconcile its financial statements to U.S. GAAP), and is not required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information. In addition, among other matters, Atna’s officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Atna ordinary shares. If Atna loses its status as a foreign private issuer, it will no longer be exempt from such rules and, among other things, will be required to file periodic reports and financial statements as if it were a company incorporated in the United States. Atna does however also file quarterly financial information under Canadian periodic reporting requirements for public corporations and this disclosure record is accessible through the internet at www.sedar.com. Insiders of Atna are required to disclose their trading in Atna shares within 10 days of the date of the trade and these trading activity reports can be accessed through the internet at www.sedi.ca.

Atna anticipates that it will continue to be a “foreign private issuer” upon completion of the merger.

Appraisal Rights

Under the Delaware General Corporation Law, holders of Canyon common stock may demand in writing that the company surviving the merger pay the fair value of their common stock, as determined by the Delaware Court of Chancery. Determination of fair value is based on all relevant factors, but excludes any appreciation or depreciation resulting from the anticipation or accomplishment of the merger. Stockholders who elect to exercise appraisal rights must comply with all of the procedures to preserve those rights. A copy of Section 262 of the Delaware General Corporation Law, which sets forth the appraisal rights, is attached as Annex C to this proxy statement/prospectus.

Section 262 sets forth the procedures a stockholder requesting appraisal must follow. These procedures are complicated and must be followed completely. Failure to comply with these procedures may cause you to lose your appraisal rights. The following information is only a summary of the required procedures and is qualified in its entirety by the provisions of Section 262. Please review Section 262 for the complete procedures. Neither Atna nor Canyon will give you any notice of your appraisal rights other than as described in this proxy statement/prospectus and as required by the Delaware General Corporation Law.

General Requirements

Section 262 generally requires the following:

•	You must deliver a written demand for appraisal to Canyon before the vote is taken at the Canyon special meeting. This written demand for appraisal must be separate from the proxy. In other words, failure to return the proxy or returning the proxy, with or without any voting instructions, will not alone constitute demand for appraisal. Similarly, a vote against adoption of the merger agreement will not satisfy your obligation to make written demand for appraisal. You should read the paragraphs below and Annex C for more details on making a demand for appraisal.

•	You must not vote in favor of adoption of the merger agreement. If you return a properly executed proxy voting in favor of the adoption of the merger agreement or without any voting instruction marked or otherwise vote in favor of adoption of the merger agreement, you will lose your right to appraisal, even if you previously filed a written demand for appraisal. You do not have to vote against the adoption of the merger agreement in order to preserve your appraisal rights.

•	You must continuously hold your shares of Canyon common stock from the date you make the demand for appraisal through the completion of the merger.

Requirements for Written Demand for Appraisal

A written demand for appraisal of Canyon common stock is only effective if it is signed by, or for, the stockholder of record who owns the shares at the time the demand is made. The demand must be signed as the stockholder’s name appears on its stock certificate(s). If you are a beneficial owner of Canyon common stock but not a stockholder of record, you must have the stockholder of record for your shares sign a demand for appraisal on your behalf.

If you own Canyon common stock with one or more other persons, such as in a joint tenancy or tenancy in common, all of the owners must sign, or have signed for them, the demand for appraisal.

If you are a record owner who holds Canyon common stock as a nominee for others, you may exercise a right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising that right for other beneficial owners. In such a case, you should specify in the written demand the number of shares as to which you wish to demand appraisal. If you do not specify the number of shares, it will be assumed that your written demand covers all the shares of Canyon common stock that are in your name.

If you are an Canyon common stockholder, you should address the written demand to David Suleski at Canyon Resources Corporation, 14142 Denver West Parkway, Suite 250, Golden, CO 80401. Canyon must receive your written demand before the vote concerning the merger is taken or you will lose your appraisal rights. As explained above, this written demand should be signed by, or on behalf of, the stockholder of record. The written demand for appraisal should specify the stockholder’s name and mailing address, the number of shares of common stock owned, and that the stockholder is thereby demanding appraisal of such stockholder’s shares.

Written Notice

Within 10 days after the completion of the merger, the company surviving the merger must give written notice of the date that the merger became effective to each stockholder who has fully complied with the conditions of Section 262. Except as required by law, you will not be notified of any dates by which appraisal rights must be exercised.

Petition with the Chancery Court

Within 120 days after the completion of the merger, the company surviving the merger or any common stockholder who has complied with the conditions of Section 262 may file a petition in the Delaware Court of Chancery. This petition should request that the Chancery Court determine the value of the Canyon common stock held by all of the stockholders who are entitled to appraisal rights. If you intend to exercise your rights of appraisal, you should file a petition in the Chancery Court. Canyon does not have any intention at this time to file a petition. Because Canyon does not have an obligation to file a petition, if you do not file such a petition within 120 days after the completion of the merger, you will lose your rights of appraisal.

Withdrawal of Demand

If you change your mind and decide you no longer want an appraisal, you may withdraw your demand for appraisal at any time within 60 days after the completion of the merger. You may also withdraw your demand for appraisal after 60 days after the completion of the merger. If you withdraw your demand for appraisal, you will receive the merger consideration provided in the merger agreement.

Request for Appraisal Rights Statement

If you have complied with the conditions of Section 262, you will be entitled to receive a statement setting forth the number of shares of common stock not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the number of stockholders who own those shares. In order to receive this statement, you must send a written request to Canyon within 120 days after the completion of the merger. After the merger, Canyon will have 10 days after receiving a request to mail the statement to the stockholder.

Chancery Court Procedures

If you properly file a petition for appraisal in the Chancery Court and serve a copy on Canyon, Canyon will then have 20 days to provide the Chancery Court with a list of the names and addresses of all stockholders who have demanded appraisal and have not reached an agreement with Canyon as to the value of their common stock. If the Chancery Court decides it is appropriate, it will then send notice to all of the common stockholders who have demanded appraisal. The Chancery Court has the power to conduct a hearing to determine whether the stockholders have fully complied with Section 262 of the Delaware General Corporation Law and whether they are entitled to appraisal under that section. The Chancery Court may also require you to submit your stock certificates to the Registry in Chancery so that it can note on the certificates that an appraisal proceeding is pending. If you do not follow the Chancery Court’s directions, you may be dismissed from the proceeding.

Chancery Court Appraisal of Canyon Common Stock

After the Chancery Court determines which common stockholders are entitled to appraisal rights, the Chancery Court will appraise the fair value of the shares of common stock, if any holders are entitled to appraisal rights. To determine the fair value of the shares, the Chancery Court will consider all relevant factors except for any appreciation or depreciation resulting from the anticipation or accomplishment of the merger. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. After the Chancery Court determines the fair value of the shares, it will direct Canyon to pay that value to the stockholders who are entitled to appraisal. The Chancery Court can also direct Canyon to pay interest, simple or compound, on that value if the Chancery Court determines that interest is appropriate. In order to receive the fair value for your shares, you must surrender your stock certificates to Canyon.

The Chancery Court could determine that the fair value of shares of Canyon common stock is more than, the same as, or less than the consideration payable as a result of the merger agreement. In other words, if you demand appraisal rights, you could receive less consideration than you would under the merger agreement. In addition, investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262.

Costs and Expenses of Appraisal Proceeding

The costs and expenses of the appraisal proceeding may be assessed against the company surviving the merger and the stockholders participating in the appraisal proceeding, as the Chancery Court deems equitable under the circumstances. You can request that the Chancery Court determine the amount of interest, if any, that the company surviving the merger should pay on the value of stock owned by stockholders entitled to the payment of interest. You may also request that the Chancery Court allocate the expenses of the appraisal action incurred by any stockholder pro rata against the value of all of the shares entitled to appraisal.

Loss of Stockholder’s Rights

If you demand appraisal, after the completion of the merger you will not be entitled to:

•	vote your shares of stock, for any purpose, for which you have demanded appraisal;

•	receive payment of dividends or any other distribution with respect to your shares, except for dividends or distributions, if any, that are payable to holders of record as of a record date before the effective time of the merger; or

•	receive the payment of the consideration provided for in the merger agreement.

However, you can regain these rights if no petition for an appraisal is filed within 120 days after the completion of the merger, or if you deliver to Canyon a written withdrawal of your demand for an appraisal and your acceptance of the merger, either within 60 days after the completion of the merger or thereafter with the written consent of Canyon. As explained above, these actions will also terminate your appraisal rights. However, an appraisal proceeding in the Chancery Court cannot be dismissed without the Chancery Court’s approval in any event. The Chancery Court may condition its approval upon any terms that it deems just.

If you fail to comply strictly with these procedures you will lose your appraisal rights. Consequently, if you wish to exercise your appraisal rights, you are strongly urged to consult a legal advisor before attempting to exercise your appraisal rights.

Related Transactions

Agreements With Employees

Upon completion of the merger, Mr. James Hesketh, the President, CEO and a director of Canyon, will become Atna’s President and Chief Operating Officer and will enter into an employment and change of control agreement with Atna. In accordance with the employment agreement, Mr. Hesketh’s annual salary will be $225,000 per year.

Upon completion of the merger, Mr. David Suleski, Chief Financial Officer, Vice President, Treasurer and Corporate Secretary of Canyon, will become Atna’s Vice President and Chief Financial Officer and will also enter into an employment and change of control agreement with Atna. In accordance with the employment agreement, Mr. Suleski’s annual salary will be $140,000 per year.

The following summary of the employment agreements of Mr. Hesketh and Mr. Suleski is qualified in its entirety by reference to the form of employment agreement attached as Annex E. The employment agreement will terminate two years after the closing of the merger, unless terminated sooner pursuant to terms of the agreement, and may be renewed for periods of one year at a time thereafter. If Atna terminates the employment of the employee without cause, or the employee terminates employment for good reason (as defined in the agreement), then the employee will be entitled to: (i) accrued compensation, (ii) a severance payment equal to the sum of two times the employee’s annual salary plus two times the employee’s average annual bonus received during the preceding two completed calendar years, in the case of Mr. Hesketh, and a severance payment equal to the sum of 1.5 times the employee’s annual salary plus 1.5 times the employee’s average annual bonus received during the preceding two completed calendar years, in the case of Mr. Suleski, (iii) vesting of all equity awards that vest based on time, (iv) possible performance-based equity and long-term incentive awards, (v) all other allowable rights under any compensatory or benefit plan, and (vi) continuation of health insurance coverage for a period of one year for the employee and the employee’s spouse and dependent children at Atna’s expense upon timely COBRA election (collectively, “Severance Compensation”). If Atna makes a material reduction in the employee’s annual salary, the employee may terminate their employment with Atna for good cause and receive the same compensation listed above for termination of employment without cause.

The employment agreement contains a covenant not to compete with the company during the term of employment and for a period of one year following termination of employment, including recruitment of any employee away from Atna (unless that employee served as an executive assistant to the employee in question). The covenant not to compete also prohibits the employee from inducing any customers of Atna to curtail or cancel their business with

Atna, inducing any Atna employee to terminate their employment with Atna, or assisting any third party in soliciting any employee of Atna.

If there is a Change of Control (as defined in the employment agreement and including transactions such as certain mergers or a sale of all or substantially all of Atna’s assets), Atna will make a lump sum cash payment to the employee equal to the sum of two times the employee’s annual salary and average annual bonus, in the case of Mr. Hesketh, and 1.5 times the employee’s annual salary and average annual bonus, in the case of Mr. Suleski, both as calculated using the immediately preceding calendar years. If the employee receives compensation pursuant to a Change in Control, the employee will not be entitled to receive Severance Compensation (other than any accrued compensation) unless at least one year elapsed between the time that the employee received compensation pursuant to the Change in Control and the time that Atna terminates the employment of the employee without cause or the employee terminates employment for good reason. Atna is also obligated to pay a tax gross-up payment to cover certain taxes which may be incurred in connection with a change of control.

Stock Options

All outstanding Canyon compensatory stock options will be cancelled and all outstanding warrants and convertible debentures of Canyon will be assumed by Atna and will be exercisable to acquire that number of common shares of Atna determined by reference to the share exchange ratio. Atna will grant stock options to Canyon’s directors, employees and certain consultants at the time of closing. The number of options granted at closing will be the number of Canyon options held multiplied by the exchange ratio. The exercise price of the options will be the greater of (i) the closing price of Atna’s common shares on the closing date and (ii) the volume weighted average trading price of Atna’s common shares for the five trading days prior to the closing date. In certain circumstances, a greater exercise price will be used.

THE AGREEMENT AND PLAN OF MERGER

The following is a summary of selected provisions of the merger agreement. While Canyon and Atna believe this description addresses the material terms of the merger agreement, this summary may not contain all of the information that is important to you. This summary is qualified in its entirety by reference to the Agreement and Plan of Merger, which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the Agreement and Plan of Merger and not by this summary or any other information contained in this proxy statement/prospectus. The Canyon stockholders are urged to read the Agreement and Plan of Merger carefully and in its entirety as well as this proxy statement/prospectus.

The Merger

The merger agreement provides for the merger of MergerCo with and into Canyon. Canyon will survive the merger as a wholly-owned subsidiary of Atna.

Closing and Effective Time of the Merger

The merger will be completed no later than the third business day after satisfaction or waiver of the conditions set forth in the merger agreement, unless another time, date or place is agreed to in writing by the parties.

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, or at such date and time as Atna and Canyon shall mutually agree and as shall be specified in the certificate of merger.

Effect on Capital Stock (Merger Consideration and Exchange Ratio)

Holders of Canyon common stock, as of the completion of the merger, will exchange their shares of Canyon common stock for Atna common shares. Each share of Canyon common stock will be exchanged for 0.32 of an Atna common share. This number shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Atna common shares or common stock), reorganization, recapitalization, reclassification or other like change with respect to Atna that applies to Atna shareholders of record as of a date on or after the date of the merger agreement and prior to the effective time of the merger. All outstanding Canyon compensatory stock options will be cancelled and all outstanding warrants and convertible debentures of Canyon will be assumed by Atna and will be exercisable to acquire that number of common shares of Atna determined by reference to the share exchange ratio. Atna will grant options to Canyon’s directors, employees and certain consultants at the time of closing. Atna will continue to trade on the Toronto Stock Exchange, under the symbol “ATN” and be quoted in the United States on the pink sheets under the symbol “ATNAF.”

Fractional Shares

Atna will not issue any fractional shares of common stock in connection with the merger. Instead, each holder of Canyon common stock who would otherwise be entitled to receive a fraction of a share of Atna common shares (after aggregating all shares and fractional Atna common shares issuable to such holder) will, upon surrender of that Canyon share certificate, receive cash (rounded to the nearest whole cent), in an amount equal to the fair market value of the Atna common share (as determined by Atna) multiplied by the fraction of an Atna common share to which such person would otherwise be entitled.

Exchange of Stock Certificates

Promptly following the closing of the merger, Pacific Corporate Trust Company will mail to each record holder of Canyon common stock a letter of transmittal and instructions for surrendering the record holder’s stock certificates in exchange for a certificate representing the Atna common shares issuable to each such holder, cash in lieu of fractional shares and any dividends or distributions pursuant to the merger. Only those holders of Canyon common stock who properly surrender their Canyon stock certificates in accordance with the exchange agent’s instructions will receive (1) the Atna common shares issuable to each such holder pursuant to the merger in a certificated or uncertificated book entry form, (2) cash in lieu of any fractional share of Atna common shares issuable to any such holders, and (3) dividends or other distributions, if any, to which they are entitled under the terms of the merger agreement. The surrendered certificates representing Canyon common stock will be canceled. After the effective time of the merger, each certificate representing shares of Canyon common stock that has not been surrendered will represent only the right to receive Atna common shares issuable pursuant to the merger, the cash in lieu of any fractional share of Atna common shares to which the holder of any such certificate is entitled and the dividends or other distributions, if any, to which the holder of any such certificate is entitled under the terms of the merger agreement.

Holders of Canyon common stock should not send in their Canyon stock certificates until they receive a letter of transmittal from Pacific Corporate Trust Company with instructions for the surrender of Canyon stock certificates.

Stock Options, Warrants, Convertible Securities or Other Rights to Purchase Common Stock

All outstanding Canyon compensatory stock options will be cancelled and Atna will grant options to Canyon’s directors, employees and certain consultants at the time of closing.

All outstanding warrants and convertible debentures of Canyon will be assumed by Atna and will be exercisable to acquire that number of common shares of Atna determined by reference to the share exchange ratio. The exercise or conversion price will also be adjusted by reference to the exchange ratio. All other terms and conditions of the convertible securities remain the same.

Lost, Stolen or Destroyed Certificates

If a Canyon stock certificate is lost, stolen or destroyed, the holder of the lost, stolen or destroyed certificate will need to deliver an affidavit to the exchange agent in order to receive any Atna common shares and any cash payment relating to any fractional shares, dividends or distributions to which they may be entitled, and may need to deliver an indemnity bond prior to receiving any such merger consideration.

Representations and Warranties

The merger agreement contains general representations and warranties made by each of Atna and MergerCo on the one hand, and Canyon on the other, regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the effective time of the merger.

Canyon made a number of representations and warranties to Atna and MergerCo in the merger agreement, including representations and warranties relating to the following matters:

•	corporate organization, qualifications to do business, corporate standing and corporate power;

•	absence of any breach of Canyon’s certificate of incorporation and bylaws;

•	capitalization;

•	corporate authorization, to enter into and carry out the obligations contained in the merger agreement;

•	enforceability of the merger agreement;

•	the vote of stockholders required to complete the merger;

•	governmental and regulatory approvals required in connection with the merger;

•	absence of any conflict or violation of any applicable legal requirements or any material agreements with third parties, as a result of entering into and carrying out the obligations contained in the merger agreement;

•	absence of any rights of first refusal or acquisition or pre-emptive rights with respect to capital stock or other assets or properties arising or resulting from entering into and carrying out the obligations contained in the merger agreement;

•	compliance with applicable laws, and possession and compliance with all permits required for the operation of the business;

•	SEC filings and the financial statements contained in those filings;

•	controls and procedures for required disclosures to the SEC;

•	absence of certain changes or events between December 31, 2006 and the date of the agreement (i.e. November 16, 2007);

•	absence of undisclosed liabilities;

•	litigation;

•	material contracts and the absence of breaches of material contracts;

•	employee benefit plans and labor relations;

•	real property matters;

•	assets and personal property;

•	taxes;

•	environmental matters;

•	intellectual property;

•	insurance matters;

•	related party transactions;

•	brokers used in connection with the merger (or absence of brokers);

•	applicability of Delaware anti-takeover statutes to the merger;

•	stockholder rights plans; and

•	opinion of financial advisors.

Atna and MergerCo made a number of representations and warranties to Canyon in the merger agreement, including representations and warranties relating to the following matters:

•	corporate organization, qualifications to do business, corporate standing and corporate power;

•	capitalization;

•	absence of any conflict or violation of the notice of articles or articles of Atna or the certificate of incorporation or bylaws of MergerCo, any applicable legal requirements, or any agreements with third parties, as a result of entering into and carrying out the obligations contained in the merger agreement;

•	governmental and regulatory approvals required in connection with the merger;

•	SEC filings and the financial statements contained in those filings; and

•	litigation.

Conduct of Business Pending the Closing

Under the merger agreement, Canyon has agreed, until the earlier of the completion or termination of the merger agreement, except under certain circumstances or as consented to in writing by Atna, to do the following:

•	conduct its business in the ordinary course consistent with past practice;

•	pay its debts and taxes when due and properly withhold all taxes; and

•	use its commercially reasonable efforts to preserve the present business operations, organization and goodwill of Canyon and each of its subsidiaries; and use its commercially reasonable efforts to maintain working capital of Canyon at levels consistent with past practice.

In addition, Canyon has agreed that, except under certain circumstances or as consented to in writing by Atna, it will not (and will not permit its subsidiaries to):

•	modify or amend its certificate of incorporation and bylaws or those of its subsidiaries;

•	issue securities, subject to certain exceptions, including issuances of common stock upon the exercise of compensatory stock options or other stock based awards existing prior to the date of the merger agreement or otherwise permitted under the merger agreement;

•	repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interest in Canyon;

•	declare or pay dividends or make any other distributions in respect of Canyon’s capital stock;

•	effect any recapitalization, reclassification or like change in the capitalization of Canyon, except to the extent required by law;

•	enter into or agree to enter into any merger or consolidation with any other entity, or agreement to acquire the securities of any other entity, except in compliance with certain acquisition proposals as permitted under the merger agreement;

•	acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets of Canyon or any of its subsidiaries (except pursuant to an existing contract for fair consideration in the ordinary course of business, for the purpose of disposing of obsolete or worthless assets);

•	incur any indebtedness for borrowed money or issue any debt securities;

•	assume, guarantee, endorse or otherwise become responsible for any indebtedness of any others;

•	other than in the ordinary course of business, cancel or compromise any material debt or claim or waive or release any material right of Canyon or any of its subsidiaries

•	make any loans or advances or enter into any hedging arrangements;

•	make any changes in employee benefits, subject to certain limited exceptions;

•	enter into, modify, extend or terminate any labor or collective bargaining agreement;

•	change accounting principles and practices, except as required by United States generally accepted accounting principles or other applicable law;

•	make or change any material tax election or settle or compromise any tax liability, subject to certain specified exceptions;

•	acquire any other entity or any equity interest in another entity, subject to certain exceptions;

•	enter into, modify, amend or terminate any material contract other than in the ordinary course of business;

•	make any new capital expenditures exceeding $250,000.00 in the aggregate;

•	take any action that would make any representation and warranty of Canyon hereunder inaccurate in any respect at, or as of any time prior to, the effective time of the merger or omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time;

•	participate or engage in any transaction that constitutes a “reportable transaction” as such term is defined in Treasury Regulation Section 1.6011-4(b)(1) or any transaction that constitutes a “listed transaction” as such term is defined in Treasury Regulation Section 1.6011-4(b)(2);

•	make any principal payments to the holder of those certain 6% convertible debentures due March 2011;

•	authorize, recommend, agree, make any commitment, or announce an intention to take any of the actions prohibited.

Canyon Prohibited from Soliciting Other Offers

Under the terms of the merger agreement, Canyon agreed that it will immediately cease to initiate, solicit, knowingly encourage or knowingly facilitate any acquisition proposal or discuss or negotiate with respect to any acquisition proposal with any other person other than Atna.

Canyon also agreed that it will not authorize or permit any of its directors, officers, employees, trustees, controlled affiliates or any investment banker, attorney, broker, financial advisor, finder or other agent, representative or affiliate of Canyon to do any of the foregoing. Canyon agreed that they will be responsible for any failure on the part of any of these persons to comply with the terms of the prohibitions on solicitations.

Except as expressly permitted by the merger agreement, neither the board of directors nor any committee thereof shall make a change in recommendation, approve or recommend, or propose publicly to approve or recommend, any acquisition proposal, or permit Canyon to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to an acquisition proposal.

For purposes of the restrictions described above, an acquisition proposal is any offer, proposal or inquiry other than an offer, proposal or inquiry by Atna, relating to any of the following:

•	any sale or other disposition, directly or indirectly, by merger, consolidation, share exchange or any similar transaction, of the business or assets of Canyon representing 10% or more of the consolidated assets of Canyon and its subsidiaries;

•	any issuance, sale or other disposition by Canyon (including by way of merger, consolidation, share exchange or similar transaction) of securities (including convertible securities) representing 20% or more of the votes associated with the outstanding voting equity securities of Canyon or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Canyon;

•	any tender offer or exchange offer in which any person or “group” (as such term is defined under the Exchange Act) would acquire beneficial ownership, or the right to acquire beneficial ownership of 20% or more of the outstanding shares of Canyon or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Canyon;

•	any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to Canyon or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Canyon; or

•	any transaction which is similar in form, substance or purpose to any of the foregoing transactions.

If Canyon does receive an acquisition proposal, it shall notify Atna within 24 hours after receiving the proposal. Canyon shall disclose to Atna the relevant details (including the identity of the parties and all material terms thereof) and shall also keep Atna informed as to the status of and any material developments regarding such proposal.

Notwithstanding the prohibitions described above, at any time before Canyon obtains the approval of the merger agreement and of the merger by its stockholders, if Canyon receives an unsolicited acquisition proposal, which constitutes or is reasonably likely to lead to a “superior proposal,” the board of directors may:

•	deliver nonpublic information to the person who made such proposal, so long as Canyon has previously or concurrently furnished the same nonpublic information to Atna and Canyon has entered into a confidentiality agreement with the person making the acquisition proposal on terms at least as restrictive as the confidentiality agreement between Atna and Canyon;

•	disclose to its shareholders any information required to be disclosed under applicable law;

•	participate in negotiations regarding such proposal; and

•	terminate the merger agreement between Atna and Canyon, as long as certain steps are taken first (see “Procedure for Termination of Merger Agreement Pursuant to a Superior Proposal” below).

If Canyon’s board of directors takes any of the four steps above after receiving a “superior proposal,” they may only do so if they have first determined in good faith by a majority vote, after consultation with, and after considering advice from, outside legal counsel to Canyon, that failure to take such action is reasonably likely to result in a breach of its fiduciary duties to Canyon or its shareholders under applicable Delaware Law.

Procedure for Termination of Agreement and Plan of Merger Pursuant to a Superior Proposal

If Canyon wishes to terminate the merger agreement with Atna before obtaining the approval of the merger by its stockholders in order to enter into an agreement regarding a “superior proposal,” Canyon must:

•	pay Atna the termination fee (for more information see “The Agreement and Plan of Merger — Termination; Fees and Expenses” on page 68);

•	give Atna at least four business days’ advance written notice of the intention of Canyon’s board of directors to terminate the agreement or change its recommendation, and such notice must specify the material terms and conditions of the superior proposal, and the identity of the party making such superior proposal, and Canyon must also provide Atna with a copy of any relevant proposed transaction agreements or material documents; and

•	prior to changing their recommendation in regards to the merger between Atna and Canyon, ensure that the Canyon board of directors has, and has caused its financial and legal advisors to, negotiate with Atna in good faith to adjust the terms of the merger agreement so that the acquisition proposal would no longer qualify as a “superior proposal.”

It is understood that Canyon shall not enter into any binding, definitive agreement during the four business day period of notice that Canyon has agreed to give Atna in advance of the Canyon board of directors terminating the merger agreement or changing its recommendation.

Indemnification and Insurance

Atna has agreed to indemnify the officers and directors of Canyon against all expenses, losses and liabilities incurred in connection with any claim, proceeding or investigation arising out of any act or omission in their capacity as an officer or director occurring on or before the effective time of the merger to the same extent as provided in the articles of incorporation and bylaws of Canyon.

Atna has agreed to purchase a six-year “tail” prepaid insurance policy on Canyon’s current directors’ and officers’ liability in respect of acts and omissions occurring prior to the effective time of the merger which were committed by such executive officers and directors in their capacity as such, on terms with coverage and amounts generally not less advantageous than those in effect on the date of the merger agreement. However, Atna will not be required to pay annual premiums in excess of 200% of the last annual premium paid by Canyon for coverage prior to the effective time of the merger.

Conditions to Completion of the Merger

A number of conditions must be satisfied before the merger will be completed. These include:

•	no law or order having been enacted or adopted by any governmental body enjoining, restraining or otherwise prohibiting consummation of the merger;

•	receipt of approval of Canyon stockholders;

•	the appropriate Registration Statement relating to the issuance of Atna common shares has become effective under the Securities Act and is not subject to any stop order or proceeding seeking such an order;

•	the TSX approval of the listing of the Atna common shares is effective without any requirement for a hold period legend;

If the law permits, either Atna or Canyon may waive conditions for the benefit of itself and its stockholders and complete the merger even though one or more of these conditions have not been met. We cannot assure you that all of the conditions will be satisfied or waived or that the merger will occur.

Atna’s obligation to effectuate the merger is subject to the satisfaction of a number of conditions, any or all of which may be waived by Atna in whole or part to the extent permitted by applicable law:

•	where the representations and warranties made by Canyon (including representations and warrants that are made as of a specific date and need only be true in all material respects as of such date) are not correct as of the closing date, and such failure has had, in the aggregate, a material adverse effect, Atna has received a certificate to this effect dated as of the closing date;

•	Canyon has performed and complied in all material respects with its respective agreements and covenants as required by the merger agreement prior to the closing date or, if breached, Atna has received a certificate from Canyon to the effect that such a breach has been remedied, cured or waived prior to closing;

•	Canyon has procured the requisite consents of third parties and governmental bodies, delivered to Atna at closing;

•	since the date of the merger agreement, an event has not occurred which in the aggregate has or, if ongoing, would, reasonably be expected to have a material adverse effect;

•	there has not been instituted nor is there pending any litigation or action by any governmental body, person or entity (i) challenging or seeking to delay consummation of the merger, or (ii) seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the merger, or (iii) seeking to restrain or prohibit the ability of Atna, MergerCo or any of its other affiliates from exercising full ownership over its interest in Canyon, or (iv) seeking to compel Atna or any of its subsidiaries or affiliates to dispose of or hold separate any material portion of the business or assets of Canyon;

•	Atna has received from Canyon title opinions, satisfactory in form and substance, covering the Briggs Mine and Reward Project;

•	the Board of Directors of Atna has received an opinion of National Bank Financial, Inc. that the consideration to be paid is fair to Atna from a financial point of view;

Canyon’s obligation to effectuate the merger is subject to the satisfaction of a number of conditions, any or all of which may be waived by Canyon in whole or part to the extent permitted by applicable law:

•	where the representations and warranties made by Atna (including representations and warranties that are made as of a specific date and need only be true for all material respects as of such date) are not correct as of the closing date, and such failure has had, in the aggregate, a material adverse effect, Canyon has received a certificate to this effect dated as of the closing date;

•	Atna and MergerCo have performed and complied in all material respects with their respective agreements and covenants as required by the merger agreement prior to the closing date or, if breached, Canyon has received a certificate from Atna to the effect that such a breach has been remedied, cured or waived prior to closing;

•	the Canyon board of directors has received an advisory opinion from Wellington West that the consideration to be paid is fair to Canyon from a financial point of view;

Reasonable Efforts; Notification

Atna and Canyon will use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement. This includes, but is not limited to, obtaining all necessary approvals, authorizations, consents, license, permits or certificates from governmental entities and the making of all necessary registrations and filings, obtaining all necessary consents, approvals or waivers from third parties; and executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement.

Canyon, Atna and MergerCo will furnish to each other all information reasonably required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by the merger agreement.

Except as otherwise be agreed, Canyon, on the one hand, and Atna and MergerCo, on the other, will give any notices required to be given by any of them, as applicable, to third parties.

Termination; Fees and Expenses

Termination

Atna and Canyon may agree by mutual written consent at any time before the effective time of the merger to terminate the merger agreement. Also, either company can terminate the merger agreement, without the consent of the other, before the effective time of the merger if:

•	provided the terminating party is not in material default of any of its merger agreement obligations, the merger is not consummated on or before July 16, 2008 unless extended as provided in the merger agreement; or

•	there is in effect a final, unappealable order restraining, enjoining or otherwise prohibiting the consummation of transactions contemplated by the merger agreement, provided the party seeking to terminate did not initiate or take any action in support of such a proceeding.

In addition, Atna can terminate the merger agreement before the effective time of the merger if:

•	Canyon breaches and does not cure (if curable), within 15 business days following receipt of written notice, any conditions to obligations of Atna envisioned by the merger agreement, except for those relating to representations and warranties;

•	there has been an event, change, occurrence or circumstance that renders the representations and warranties made by Canyon incapable of being satisfied by July 16, 2008;

•	the Canyon board of directors effects a change in recommendation or endorses, approves or recommends any acquisition proposal other than that contemplated by the merger agreement, or the Canyon board of directors resolves to do any of these actions;

•	Canyon enters into a definitive agreement with respect to an acquisition proposal, a tender or exchange offer for outstanding common shares is commenced, the Canyon board of directors recommends that shareholders tender their shares in such an offer or takes no position with respect to acceptance of a tender offer or exchange offer for outstanding shares of common stock and Atna terminates the merger agreement prior to the special meeting; or

•	Canyon fails to hold the special meeting by July 16, 2008, unless the failure to hold such meeting is because a law or order is in effect that enjoins, restrains or prohibits the consummation of the agreement, or the registration statement relating to the issuance of the Atna common shares in connection with the merger is not effective.

In addition, Canyon can terminate the merger agreement before the effective time of the merger if

•	Atna breaches and does not cure (if curable), within 10 business days following receipt of written notice, any conditions to obligations of Canyon envisioned by the merger agreement, except for those relating to representations and warranties;

•	there has been an event, change, occurrence or circumstance that renders the representations and warranties made by Atna incapable of being satisfied by July 16, 2008; or

•	at any time prior to receiving the requisite shareholder approval, the Canyon board of directors authorizes Canyon to terminate this Agreement in order to enter into a binding, definitive agreement with respect to a superior proposal, provided several procedural qualifications are satisfied. See “The Agreement and Plan of Merger — Canyon Prohibited from Soliciting Other Offers — Procedure for Termination of Agreement and Plan of Merger Pursuant to a Superior Proposal” on page 66.

If the merger agreement is terminated, the merger agreement will become null and void, except for liabilities resulting from willful or material breach and obligations described under “Termination” above.

Termination Fees

If the merger agreement is terminated by Atna because Canyon breaches its covenants or agreements (other than those relating to representations and warranties) under the merger agreement and the breach is not cured within 15 days, Canyon’s board of directors changes its recommendation with respect to the merger or recommends a competing acquisition proposal (or the Canyon board of directors resolves to change its recommendation or recommend a competing acquisition proposal), Canyon enters into a definitive agreement with respect to a competing acquisition proposal, a tender offer or exchange offer is commenced and Canyon’s board of directors supports such offer, a tender offer or exchange offer is commenced and Canyon’s board of directors takes no position with respect to the offer and Atna terminates the merger agreement prior to the special meeting, Canyon fails to hold the special meeting by July 16, 2008, unless the failure to hold such meeting is because a law or order is in effect that enjoins, restrains or prohibits the consummation of the agreement, or the registration statement relating to the issuance of the Atna common shares in connection with the merger is not effective, or Canyon has accepted a superior proposal, then Canyon has agreed to pay Atna a termination fee of $975,000, which includes actual and documented out-of-pocket expenses of Atna and its affiliates incurred in connection with the merger.

If the merger agreement is terminated by Canyon because (i) Atna or Canyon breaches its covenants or agreements under the merger agreement (other than those relating to representations and warranties) which is not cured within ten business days or (ii) there has been any event, change, occurrence or circumstance that renders certain representations and warranties made by Atna in the merger agreement incapable of being satisfied by July 16, 2008, then Atna has agreed to pay Canyon a termination fee of $975,000, which includes all actual and documented out-of-pocket expenses of Canyon and its affiliates incurred in connection with the merger.

Expenses

Canyon, Atna and MergerCo will each bear all expenses incurred by it in connection with the merger agreement and each other agreement, document and instrument contemplated by the merger agreement and expenses related to the consummation of the transactions contemplated. Whether or not the merger is consummated, Canyon and Atna will share all fees and expenses (other than attorneys’ and accountants’ fees and expenses) incurred in connection with filings required, if any, under the Hart-Scott-Rodino (“HSR”) Act (including the HSR filing fee).

Atna will be responsible for any sales, use, real estate transfer, stock transfer or similar transfer tax payable in connection with the transactions contemplated by the merger agreement.

Notwithstanding anything in the merger agreement to the contrary, Atna shall not be responsible for any tax liability or transaction expense of any shareholder of Canyon.

Publicity

Atna, MergerCo and Canyon will not issue a press release or public announcement concerning the merger agreement, certain party documents or the transactions contemplated thereby without obtaining prior written approval of the other party, unless disclosure is required by applicable law or the requirements of an applicable stock exchange. If disclosure is required, the disclosing party shall make commercially reasonable efforts consistent with the applicable law to consult with the other party with respect to timing and content of the release.

Waiver; Amendment

Subject to applicable legal requirements and the terms of the merger agreement, the merger agreement may be amended at any time by a writing signed by whichever party or parties would have been benefited by the provision to be amended. The merger agreement may be amended at any time by the parties before or after the shareholders or the sole shareholder of MergerCo approve the merger agreement. In the event that the merger agreement has been adopted by the appropriate shareholders in accordance with Delaware law, the merger agreement may not generally be amended without the approval of Canyon’s stockholders or the sole shareholder of MergerCo.

Any action taken by Atna, MergerCo or Canyon pursuant to the merger agreement, including any investigation by or on behalf of any of the parties, does not constitute a waiver of compliance with any representation, warranty, covenant or agreement of the merger agreement.

The waiver by Atna, MergerCo or Canyon of a breach of any provision of the merger agreement will not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.

No failure on the part of Atna, MergerCo or Canyon to exercise, and no delay in exercising, any right, power or remedy pursuant to the merger agreement operates as a waiver thereof, nor will any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

DESCRIPTION OF ATNA SHARE CAPITAL

General

At Atna’s Annual and Extraordinary General Meeting held on April 14, 2005 the shareholders approved a special resolution to replace its memorandum and articles under the previous Company Act (British Columbia) with a notice of articles and articles under the Business Corporations Act (British Columbia) (the “BCBCA”) as legislated by the Province of British Columbia on March 29, 2004. As now permitted by the BCBCA, Atna altered their articles to increase the authorized capital from 150,000,000 Shares divided into 100,000,000 common shares without par value and 50,000,000 preferred shares without par value (the “Preferred Shares”) to an unlimited number of Common Shares without par value and an unlimited number of Preferred Shares.

The table presented below reports on the current authorized capital of the Company.

		Outstanding	Outstanding
		as at	as at
Designation of Security	Authorized	Sept. 30, 2007	January 18, 2008

Common Shares	Unlimited	64,676,838 shares	64,772,588 shares
Preferred Shares	Unlimited	Nil	Nil

As at January 18, 2008, Atna had outstanding stock options to purchase a total of 2,387,300 common shares, exercisable at prices ranging from $0.59 to $2.01 per share prior to January 11, 2010.

Atna Common Shares

The authorized capital of Atna consists of an unlimited number of common shares of which 64,772,588 common shares are issued and outstanding as of January 18, 2008, all of which are duly authorized, validly issued, fully paid and nonassessable.

All the issued common shares rank equally as to voting rights, participation and a distribution of Atna’s assets on liquidation, dissolution or winding-up and entitlement to dividends. Holders of common shares are entitled to receive notice of, attend, and vote at all meetings of shareholders of Atna. Each common share carries one vote at such meetings. Holders of common shares are entitled to dividends if and when declared and, upon liquidation, to receive such portion of the assets of Atna as may be distributable to such holders.

Preferred Shares

There are currently no issued and outstanding Preferred Shares of Atna.

Common Share Stock Options

In 1996, Atna adopted, with approval from Atna’s shareholders, an incentive stock option plan (the “1996 Plan”) pursuant to the policies of the TSX. The 1996 Plan has been amended on a number of occasions, including most recently at the Annual and Special Meeting of Atna held on April 20, 2006.

The 1996 Plan as amended does not comply with the policy outlined in the TSX Company Manual with respect to security based compensation arrangements. As a result, on March 16, 2007, the Board of Directors of Atna approved the adoption of a new stock option plan (the “2007 Plan”), which was subsequently approved by the shareholders and the TSX. The 2007 Plan replaces the 1996 Plan and, consequently, no new options will be granted under the 1996 Plan. Options granted under the 1996 Plan prior to the adoption of the 2007 Plan will survive until exercise, lapse or termination in accordance with the provisions of the 1996 Plan.

The maximum number of common shares issuable pursuant to options granted under the 2007 Plan will be a number equal to 10% of the issued and outstanding common shares on a non-diluted basis at any time.

As of the date of Atna’s 2006 20-F filing, 2,903,800 stock options remain outstanding under the 1996 Plan, representing approximately 4.3% of the issued and outstanding common shares on a fully diluted basis, and 42,564 common shares of Atna remain available for future stock option awards under the 1996 Plan, representing less than 1% of the issued and outstanding common shares on a fully diluted basis.

Common Share Purchase Warrants

None.

Transfer Agent And Registrar

The transfer agent for Atna’s common shares is Pacific Corporate Trust Company.

THE VOTING AGREEMENTS

This section of this proxy statement/prospectus describes the material terms of the voting agreements entered into by certain Canyon stockholders in connection with the merger. The following summary is qualified in its entirety by reference to the complete text of the form of voting agreement, which is incorporated by reference and attached as Annex D to this proxy statement/prospectus. You are urged to read the full text of the form of voting agreement.

Concurrent, and in connection with the merger agreement, Atna, MergerCo, and certain Canyon stockholders entered into a voting agreement, which we refer to collectively as the Voting Agreement, with each of the following directors and officers of Canyon: Ronald Parker, David Fagin, Leland Erdahl, James Hesketh, and David Suleski (we collectively refer to these people as the “Relevant Stockholders”). Approximately 818,478 outstanding shares, or approximately 1.5%, of Canyon outstanding common stock owned by the Relevant Stockholders on January 18, 2008 are subject to the voting agreement. An additional 1,312,500 shares of Canyon common stock underlying options held by the Relevant Stockholders would be subject to the voting agreements, but as of January 18, 2008, all but 295,000 of these options have an exercise price that exceeds the value of the Atna stock into which Canyon stock is exchangeable. Thus, Atna does not expect to have voting power over all of these shares. We refer to the shares subject to the Voting Agreements as the “Covered Shares.”

Agreement to Vote and Irrevocable Proxy

The Relevant Stockholders granted to Atna an irrevocable proxy and irrevocably appointed David Watkins and Bonnie Whelan of Atna as proxies to exercise all voting, consent and similar rights with respect to the Covered Shares at every annual or special meeting of stockholders of Canyon (and at every adjournment or postponement thereof), and in every written consent in lieu of such meeting as follows:

•	in favor of the approval and adoption of the merger agreement and approval of the merger of MergerCo with and into Canyon;

•	against the approval of any proposal that would result in a breach, by Canyon of the merger agreement; and

•	against any proposal made in opposition to, or in competition with, consummation of the merger and the other transactions contemplated by the merger agreement, including any acquisition proposal.

Notwithstanding the foregoing, the Relevant Stockholders may vote the Covered Shares on all other matters. Nothing in the irrevocable proxy shall prohibit a Relevant Stockholder who is director or officer of Canyon from acting in her or his capacity as such or from taking such action as a director or officer of Canyon that may be required on the part of such person as a director or officer of Canyon, including acting in compliance with the merger agreement.

Transfer Restrictions

In addition, the Relevant Stockholders have agreed to certain restrictions on the transfer of the Covered Shares. For a period beginning on November 16, 2007 and continuing until the termination of the Voting Agreements, the Relevant Stockholders may not (i) cause or permit the transfer of any of the shares to be effected, or discuss, negotiate or make any offer regarding the transfer of any of the shares, (ii) grant any proxies or powers of attorney with respect to any of the shares, or make other arrangement with respect to the voting of the shares in contravention of the Voting Agreements, (iii) request that Canyon register the transfer of any certificated or uncertificated interest in the shares, or (iv) take any action that would make any representation or warranty of the stockholder contained in the Voting Agreement untrue or incorrect, or have the effect of preventing or disabling stockholder from performing any of their obligation’s under the Voting Agreement, other than to a signatory under the Voting Agreement in the case of (i), (ii) or (iii). Notwithstanding the foregoing, transfers in accordance with a pre-existing Rule 10b-5 plan or sales of Covered Shares for cash as necessary to pay taxes incurred as a direct result of the exercise of Canyon options are permitted.

Termination

The Voting Agreements terminate upon the earlier of the date the merger agreement is validly terminated pursuant to its terms, or the date the merger becomes effective in accordance with the terms and conditions set forth in the merger agreement.

INFORMATION ABOUT ATNA

Overview

Atna commenced operations in 1984. Atna is a mineral resource exploration company engaged in the business of acquiring and exploring resource properties with a particular focus on precious metal deposits. Since 2002, Atna has focused its efforts on gold exploration and development in the State of Nevada. Atna has property interests in Nevada, British Columbia, Yukon Territory, and Chile. Atna’s properties are at various stages of exploration and development. Atna’s projects have no reserves and no cash flow. Atna’s properties are not subject to any mortgages and management is not aware of any encumbrances on any property.

History and Development of Atna

Atna was incorporated under the Company Act (British Columbia) on May 30, 1984, by registration of its memorandum and articles under its present name. Atna was extra-territorially registered in the Yukon Territory on April 13, 1995.

Atna formed Atna Resources, Inc., a wholly-owned subsidiary, to act as its operating arm for mineral interests in the United States. Atna Resources, Inc. was incorporated under and by virtue of the General Corporation Laws of the State of Nevada on December 8, 1987, and its principal office is located at 115 — 1575 Delucchi Lane, Reno, Nevada, USA, 89502.

The head office of Atna is located at 510-510 Burrard Street, Vancouver, B.C. Canada V6C 3A8. The address of the registered and records offices of Atna is 1600 — 925 West Georgia Street, Vancouver, British Columbia, V6C 3L2. Atna’s telephone number is (604) 684-2285. Atna’s agent is DL Services Inc., located at 1420 Fifth Avenue, Suite 3400, Seattle, Washington 98101.

During the past three years, Atna’s capital and exploration expenditures have been incurred on projects located in the United States, with a substantial amount of the expenditures occurring on the Pinson Mine Property located in Humboldt County, Nevada. Atna has spent aggregate, net proceeds of $18,856,600 on exploration over the past three years with $16,661,569 being spent on the Pinson property and the balance spent on exploration and maintenance of Atna’s other US and Canada projects. This exploration has been financed primarily from equity financings, the exercise of warrants and the exercise of stock options in 2004 totaling $3,648,758, $458,460 and $109,500, respectively; from equity financings, the exercise of warrants and the exercise of stock options in 2005 totaling $5,128,107, $5,074,192 and $243,225, respectively; and from equity financings, the exercise of warrants and the exercise of stock options in 2006 totaling $8,730,587, $459,795 and $286,125, respectively.

Atna’s exploration focus has shifted from the Pinson project to the Jarbidge and other Nevada projects as a result of Pinson Mining Company’s (“PMC”) election in April 2006 to back-in on the Pinson project. As a requirement of the back-in PMC must spend US$30 million before April 2009 if it is to earn back a 40% interest in the project from Atna, thereby increasing PMC’s project interest from 30% to 70%.

During the nine months ended September 30, 2007, Atna incurred acquisition and exploration expenditures of $1,495,294. The expenditures were attributed to the Jarbidge property in the amount of $880,001, the Beowawe property in the amount of $304,831, the Pinson property in the amount of $77,509; and other U.S. and Canadian properties in the amount of $232. Exploration expenditures were funded with working capital raised through equity financings and the exercise of warrants and stock options over the past three years.

Atna has sufficient working capital for property maintenance requirements and administrative overhead for the next 12 months.

Organizational Structure

Atna owns all of the issued and outstanding shares of the common stock of Atna Resources, Inc., a Nevada corporation, as well as all of the issued and outstanding shares of the common stock of Merger Co, the Delaware corporation formed in connection with the merger.

Property, Plant and Equipment

Pinson Mine Property, Humboldt County, Nevada.

Terms of Acquisition

Atna entered into in an agreement effective August 12, 2004, with PMC (a Nevada general partnership comprised of Homestake Mining Company of California, a California corporation, and Barrick Holding Co., a California corporation), whereby Atna may acquire up to 100% interest in the Pinson Mine Property (the “Earn-in Agreement”). Atna may acquire an initial 70% interest in the Pinson Property by spending US$12 million over 4 years with a commitment to spend US$1.5 million in the first year. Upon Atna’s vesting with a 70% interest in the project and delivering a preliminary feasibility study, Pinson may elect to: (i) back-in to a 70% interest by spending an additional US$30 million on the project over a 3-year period; (ii) form a 70:30 joint venture, with Atna holding a 70% interest as Operator and each party contributing its share of further expenditures; (iii) offer to sell its remaining 30% interest to Atna for US$15 million, thus bringing Atna’s interest in the project to 100%.

In January 2006, Atna vested its 70% earn-in on the Pinson project by completing expenditures of US$12 million and delivering an economic evaluation of the property to PMC. Atna’s earn-in triggered an election by PMC to back-in to the project by spending an additional US$30 million to advance exploration and development of the project over a 3-year period. PMC notified Atna that it would elect to back into the property on April 6th, 2006. Completion of qualifying expenditures by PMC, on or before April 5th, 2009 would result in the formation of a 70:30 joint venture with PMC holding a 70% interest. If PMC fails to make US$30 million of qualifying expenditures within 3 years Atna will retain a 70% interest in the project and again become operator.

Location, Size, and Access.

The Pinson Mine Property is located in Humboldt County, Nevada about 30 miles east of Winnemucca. It is accessible by an all weather road leading about 10 miles north of the Golconda Exit from Interstate Highway 80 within the Getchell Gold Belt in north-central Nevada.

The Pinson property is made up of a number of property parcels that are either wholly-owned by PMC or under lease/option by PMC and therefore subject to the Earn-in Agreement. The property includes 3,800 acres of patented fee lands wholly-owned by PMC, 360 acres of leased patented fee lands, 8,496 acres of federal unpatented lode mining claims wholly-owned by Pinson Mining Company, and 1,362 acres of leased federal unpatented lode claims. A total of 553 unpatented federal lode mining claims (both owned and leased by PMC) are included in the property position. Total acreage controlled by PMC and subject to the Earn-in Agreement is 14,018 acres.

The Pinson property package is made up of 38 property parcels and nearly all are burdened by one or more retained mineral production royalties. Each parcel’s royalty agreement (or agreements) is structured slightly different than others and therefore the royalty for any given parcel is likely to be slightly different than an adjacent parcel. The weighted average royalty over the 14,018 acres is 4.4% net smelter return.

The resource announced in February 2005 by Atna for the Pinson project and supported by the Pinson Gold Property Technical Report (filed in March 2005 with SEDAR) is located within four (4) square miles (Sections 28, 29, 32, and 33 of Township 38 North, Range 42 East). Due to the relatively high-level of uncertainty for resource-level tonnage and grade calculations, particularly when the majority of the resource is categorized as “Inferred”, Atna has not yet broken down the resource into individual property parcels. Ultimately, should a minable reserve be established, Atna will determine exactly what resource blocks are located on which parcels such that an accurate mine plan, royalty payment burden, and cash flow model for the project may be established as part of a full feasibility study on the project’s mineral resources and or reserves (if reserves are established in the future).

History and Previous Exploration

The Pinson Mine property is located at the north end of the Canyon — Eureka/Cortez trend where it intersects the Getchell trend. The Pinson Mine produced over 987,000 ounces of gold from relatively low-grade oxidized ore by open pit mining methods, prior to 2000. Gold production came from decalcified, locally silicified and/or argillized, fine-grained, limy sedimentary rocks of the Cambrian aged, Comus Formation. Mineralization is focused along and adjacent to the Getchell Fault zone.

Between 1997 and 2003, Pinson and its predecessors drilled over 200 diamond and rotary drill holes (>70,000 meters) on the property exploring for extensions of mineralization exposed at the bottom of the mine’s several open pits. This work resulted in a number of encouraging gold intercepts in several target areas.

Exploration Work

Atna is exploring potential for the underground development of several known zones of gold mineralization that dip below the Pinson open pit mines, where production ceased in 2000. Samples of mineralized intersections from approximately 65 holes drilled over the past 20 years were reassayed to enable integrating assay data into a systematic database with appropriate standards and quality control.

A drill program began at the end of August, 2004, to define a resource and to acquire geotechnical data in two target areas from near surface to a depth of 1,500 — 2,000 feet. Drilling focused more intensively on the relatively shallow portions of the CX zone, which extends from the base of the CX pit and on the Range Front zone, which dips below both the CX and the Mag pits. A total of 30 holes, including about 20,000 feet of reverse circulation pre-collars and 10,000 feet of core tails were completed by the end of February, 2005.

A resource estimate was carried out in March 2006 resulting in 1,692,300 tons of measured plus indicated mineral resources containing approximately 712,000 ounces gold at a 0.20 opt cut-off. An additional 3,097,000 tons of an inferred mineral resource is estimated to contain 1,052,980 ounces gold also at a 0.20 opt cut-off.

In June 2007, Atna completed an updated Technical Report on the Pinson Property and revised the mineral resource calculations based upon all available data from its work through June 2006. Pinson has Measured plus Indicated gold resource totaling 2,505,000 tons grading 0.454 oz/ton gold containing 1,063,000 ounces of gold. Additionally, the revised resource calculations for the property include and inferred resource of 3,374,500 tons grading 0.34 oz/ton gold containing 1,146,600 ounces of gold. The resources is summarized at 0.20 oz/ton Au cut-off grad in the following table:

Cautionary Note to U.S. Investors concerning estimates of Measured and Indicated Resources. This section uses the terms “measured” and “indicated resources.” Atna advises U.S. investors that while those terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them. U.S. investors are cautioned not to assume that any part or all of mineral resources in these categories will ever be converted into reserves.

Resources Summary (RF, CX, Ogee, CX-West)

	Tons*	Grade (Au opt)	Contained Au*

Measured	1,152,400	0.454	523,200
Indicated	1,353,500	0.399	540,600
M + I	2,505,000	0.424	1,063,000
Inferred	3,374,500	0.340	1,146,600

(Cut-off grade = 0.20opt Au)

*	Columns do not add up due to rounding

Cautionary Note to U.S. Investors concerning estimates of Inferred Resources. This section uses the term “inferred resources.” Atna advises U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an Inferred Mineral Resource will ever be upgraded to a higher category. Under Canadian rules, estimates of Inferred Mineral Resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. U.S. investors are cautioned not to assume that part or all of an inferred resource exists, or is economically or legally minable.

While the economic viability of all mineral resource estimates, which are not classified as minable reserves, cannot be assured, Atna has based its resource analysis on operating mines in Northern Nevada, with similar ore type, exploitation method, metallurgical and milling characteristics. The key assumptions are as follows:

1) Underground mining utilizing underhand, drift-and-fill exploitation methods. Cost estimated at US$50/ton of ore mined (inclusive of backfill costs). These costs are based upon Atna’s initial negotiations of contract rates for mining and development work with Small Mine Development (“SMD”).

2) Access to the mineralized zones will be via ramp/decline beginning from the bottom of the existing CX-pit floor.

3) The daily production rate from the combined Range Front and CX zones is estimated to be 700 tons per day.

4) Carlin-type, refractory gold ore (similar to Getchell, Meikle, Jerritt Canyon, Deep Star mines), with recoveries estimated to be 93%.

5) Processed by toll milling at third-party mill (Newmont’s Twin Creeks, Gold Quarry, or Lone Tree mills; Barrick’s Goldstrike complex; and/or Queenstake’s Jerritt Canyon mill). Toll milling costs are estimated to be $25/ton milled, including transportation. This is based on initial discussions between Atna and the third-party operators and assumes that 100% of Pinson ore will require either autoclave or roaster processing.

6) Site indirect and administrative costs (General and Administrative costs) are estimated to be approximately $7/ton.

7) Projected gold price of $450/oz.

In August 2007, PMC began work on the Pinson property. PMC currently has four surface drills operating on the property (2 diamond and 2 RC rigs). Dewatering has re-commenced in the area of the Ogee, Range Front, and CX zones which will facilitate planned additional underground development and underground diamond drilling. PMV has also indicated they will be drilling other exploration targets separate from the defined deposit.

Surface Plant and Equipment

A variety of equipment remains on the property including a building complex which includes offices, work area and dry, water pipelines, and an electrical sub station. Atna completed, prior to vesting in its 70% interest, a small office/dry/warehouse building to support further work at the property.

Jarbidge, Nevada, USA

Terms of Acquisition

By an agreement dated December 5, 2003, Atna obtained an option to acquire a 100% interest in 273 Jarbidge unpatented lode claims and 4 patented lode claims located in Elko County, Nevada, by paying a total of US$600,000 to the owner, John Bernt, by December 5, 2009, and incurring aggregate exploration expenditures of US$300,000 by December 5, 2006. The property is subject to a NSR ranging from 1.5-2.5%. By an agreement dated December 15, 2004, Atna obtained an option to acquire 100% interest in 10 unpatented lode mining claims situated in the Jarbidge Mining District, Elko County, Nevada, referred to as the Pavlak Group Option. The agreement calls for an initial payment of US$2,100 upon execution (paid) and graduated annual payments from US$4,200 on the first anniversary to US$9,000 on the forth and future anniversary dates. Atna may purchase the property and all retained royalty interest at anytime for US$375,000. All annual payments apply to the purchase price as do any production royalty payment due under the agreement. The property is subject to a 2.5% NSR production royalty, until such time as the option to purchase is exercised by Atna.

By an agreement dated February 4, 2005, Atna leased 8 patented lode mining claims located in the Jarbidge Mining District, Elko County, Nevada, from Century Gold LLC. The agreement calls for an initial payment to the property owner of US$5,000 (paid) and annual lease payments ranging from US$5,000 on the first anniversary up to US$25,000 per year on the eighth anniversary and thereafter. The mining lease calls for a 5% NSR royalty and Atna has the option of purchasing one-half (2.5%NSR) of the retained production royalty within the first ten years of the agreement for US$2,000,000.

By an agreement dated February 4, 2005, Atna obtained an option to acquire a 100% interest in 6 unpatented lode mining claims located in the Jarbidge Mining District, Elko County, Nevada, from the Big Ledge Group. The agreement calls for gradually escalating annual payments ranging from an initial payment due on execution of US$1,500 (paid) to US$6,000 on the fourth anniversary date and thereafter. Atna may purchase 100% interest in the property for $500,000 and all annual payments are considered advanced royalty payments and recoupable from any actual production royalty payments due to the owner. The property is subject to a variable royalty of 1.5% NSR on gold sales below $350 per ounce gold up to a maximum of 3.0% NSR when gold is sold at greater than $400 per ounce.

Location, Size and Access

The Jarbidge property is located in northeast Nevada within Elko County, approximately 160 road kilometres north-northeast of the town of Elko, Nevada. Access is provided by state and county maintained paved and gravel roads to the small town of Jarbidge located in the centre of the mining district.

The project includes 12 patented lode, mining claims and 289 unpatented lode claims encompassing an area of approximately 1,271.0 hectares (3,140.4 acres). This includes 1,200.1 hectares (2965.2 acres) of unpatented lode mining claims and 70.9 hectares (175.2 acres) of patented lode mining claims.

History and Previous Exploration

The Jarbidge District was discovered in 1909. Total historic gold production, between 1910 and 1932, is estimated to be over 400,000 ounces of gold and 1.2 million ounces of silver. Incomplete production records indicate the district was the source of approximately 818,181 tonnes of ore (900,000 short tons) with a recovered grade of 16.7g/t gold (0.486 ounce gold/ton) and 49g/t silver (1.43 ounces silver/ton).

Since the 1930s, little attention has been given to the district other than reconnaissance exploration efforts for large, low-grade bulk minable gold-silver deposits. The district is a classic example of a bonanza-grade, low-sulfidation, epithermal, volcanic hosted vein system comparable to the Tertiary-age volcanic-hosted gold-silver Midas District in Nevada.

Drilling in the district was completed by Freeport McMoran Exploration in the early 1980’s and directed towards the discovery of a bulk minable disseminated gold deposit. Freeport abandoned its efforts in 1982 after drilling six holes (1,441 meters). Freeport’s only significant intercept was 2.2 g/t gold and 22.7 g/t silver over a length of 10.7 meters. Following Freeport’s efforts, Moly Corp. entered the district and conducted an evaluation for bulk minable gold deposits. Moly Corp. drilled 13 holes, totaling 1,414 meters in 1984. The only significant interval intercepted by Moly Corp was 1.5 meters grading approximately 0.180 ppm gold.

Mr. John D. Bernt entered the district in the 1980’s and began prospecting and acquiring land and developed a number of quartz-chalcedony vein targets with supporting assay data from surface sampling. Atna’s rock sampling includes detected gold and silver mineralized, banded quartz-chalcedony vein in outcrop, float and dump sampling. Reconnaissance sampling of vein exposures in the district was performed by Atna’s field crews in 2003. Atna’s work program for 2004 included detailed surface soil and rock sampling and geologic and structural mapping of the district to determine the character of the historic ore shoots and the potential for undiscovered on-strike extensions. A permit application was submitted to the United States Forest Service to allow Atna to drill at up to 36 drill sites for a total of 72 drill holes totalling over 15,000 meters of drilling. The permits were designed to allow significant follow-up to an initial phase of drill testing.

During 2005, Atna conducted permitting related activities on the property. This work included the finalization of the detailed archaeological survey required under US Forest Service (USFS) regulations. Subsequent to the close of business in 2005, this survey was submitted to the USFS and the State Historical Preservation Office (SHPO). SHPO must approve the work contained within the permit after a 30-day notice period, unless the work includes the destruction of significant archaeological sites.

Drill permits were granted late in field season in 2006 resulting in the completion of only a small portion of the planned drilling program before terminating due to winter weather. A total of 2,260 feet in five holes were completed out of a planned 10,500 foot program. The drilling intersected numerous silicified structures and veins but returned no significant gold values. Pervasive, intense argillic alteration intersected in the Longhike area suggests potential for precious metals to occur several hundred feet below.

The first five drill holes ranged in depth from 190 feet to 625 feet. Three target areas were tested with one drill setup at each target. All drill holes intersected classic epithermal textured veins within strong fault structures showing potential for the system to host gold and silver mineralization similar to that historically mined in the district. Permits are in place to complete drilling at previously laid out targets and to follow-up on the structures intersected during the fourth quarter.

Detailed structural mapping and vein sampling conducted during the season outlined new drill targets and yielded significant geochemical results which will require follow-up drilling in the spring. Two hundred and sixty five rock chip samples from various areas on the property were collected during the season. Forty two samples were highly anomalous, with assays equal to or greater than 0.03 oz/t gold (1 g/t Au), including twelve samples greater than 0.25 oz/ton gold (8.6 g/t Au), and eight samples greater than 0.5 oz/ton gold (17.1 g/t Au). Several of the existing target areas were extended along strike of the veins and new prospective targets were identified.

Diamond and reverse circulation rotary drilling for the 2007 season was completed in late October. Reconnaissance mapping and sampling was conducted in the southeastern portion of the district in the area of the Bullion and Altitude prospects where previous sampling returned gold values from grab samples up to 41 g/t. Several altered and quartz-chalcedony veined structures were identified that may require follow-up sampling and drilling during 2008. In the main district 21 holes have been completed, two holes have been deferred until 2008, and one hole is in progress. A total of 12,465 feet of drilling has been completed including 10,375 feet of reverse circulation rotary and 2,090 feet of diamond core. Twelve drill holes have been completed at the Bluster-Pick and Shovel target area, four holes targeted the Alta structural target, one hole tested opaline alteration in the Deer Mountain area, and six holes drilled targets in the area of the Longhike-Flaxie structure. Two of the holes in the Longhike area were pre-collared with the RC rig and due to weather conditions the diamond drill tails have been deferred until 2008.

In addition to the drilling activities, Atna has completed field work for the cultural resource and botanical surveys in support of its ongoing permitting activities with the United States Forest Service. The current round of permitting is anticipated to allow for drilling activities at the project over the next five years in all areas of the property. The draft biological assessment has been submitted for initial review and comment to the regulatory authorities and it is anticipated that the draft environmental assessment will be complete within the next 30 days. Currently, Atna believes that the new permits will be granted in late spring 2008 allowing drill mobilization in June 2008.

Samples for analysis are being assayed by standard fire assay methods by Inspectorate American Corporation laboratory in Reno, Nevada. Results of the program’s work are anticipated during the fourth quarter 2007.

Underground and Surface Plant and Equipment

There is no underground or surface, plant or equipment of commercial value on the Jarbidge property, nor is there any known commercial ore body.

Triple Junction/Dixie Fork, Nevada, USA

Terms of Acquisition

Atna owns a 100% interest in the property, subject to a 3% NSR (uncapped) and an obligation to pay the vendor 5% of any cash proceeds received by Atna, to a maximum of US$500,000, in the event that Atna transfers any part of its interest in the property to any arm’s length third party.

Through an agreement dated September 7, 2004, Atna optioned the properties to Sage Gold Inc. whereby Sage may earn a 55% interest in the properties by drilling a minimum of 10,000 feet by November 30, 2007, and may increase its interest to 70% by completing a feasibility study on the property. Atna retains the right to participate with either a 45 or 30 percent interest, depending on Sage’s election.

Location, Size and Access

The Triple Junction/Dixie Fork property is located at the south end of the Carlin Trend 50 km SW of Elko in north central Nevada, USA and consists of 31 lode claims for approximately 251 hectares (620 acres). The Triple Junction property is located approximately 6 km south east of Dixie Fork and is comprised of 36 lode claims for approximately 259 hectares (640 acres). Access to both properties is by 4-wheel drive roads off secondary highways.

History and Previous Exploration

Dixie Fork

There is no record of exploration or mining at Dixie Fork, prior to acquisition by Atna.

The Dixie Fork property is located in the Pinon Range, 19 km (12 miles) SSW of the Newmont Mining Company’s Rain/Tess/Saddle Mine complex, in Elko County, Nevada. The property is situated along a major, WNW-trending, Rain Fault-parallel high-angle graben fault structure. This structure separates younger, down-dropped Upper Plate black shales in the interior of the graben from Lower Plate sandy strata of the Mississippian Chainman Formation. Felsic dikes cut the Chainman strata near the bounding graben faults. Mineralization is present at Dixie Fork in the form of argillically altered and pyritized wallrocks, local barite, and anomalous pathfinder element geochemistry. The main gold target is the contact of Mississippian Webb Formation with underlying Devonian Devil’s Gate Limestone, adjacent to the graben fault structures.

Triple Junction

Westmont Gold staked claims over the Triple Junction area in the late 1980’s, and made a generalized outcrop geologic map of the region in 1988. They first drilled 12 shallow rotary exploration holes into area targets in 1990-1991, and 8 holes in 1992. Westmont’s drilling intercepted 50 feet containing 0.045 ounce per ton gold, in hole

JW- 90-08. Cameco acquired the property in the late 1990’s and drilled several holes. No subsequent exploration is known at Triple Junction, prior to its acquisition by Atna.

The Triple Junction property is located in the Pinon Range, 22.5 km (14 miles) SSW of the Newmont Mining Company’s Rain/Tess/Saddle Mine complex, in Elko County, Nevada. Triple Junction is situated along a major, NNW trending, high-angle graben fault structure. This structure separates younger, down-dropped conglomerates of the Lower Plate Diamond Peak Formation on the west side of the structure from uplifted, conglomerate-bearing, silty to sandy strata of the Mississippian Chainman-Diamond Peak Undivided complex to the east. Felsic dikes/plugs and barite veins cut the Chainman strata near the bounding graben faults. Mineralization is present at Triple Junction in the form of strong, argillically-altered wallrocks with local pyritization and barite. Surface rock sampling returned gold assay values of 5.7ppm over a width of 6 meters. Anomalous pathfinder element geochemistry (mercury, arsenic, and antimony) is noted in rocks and soils. The main gold target is the contact of Mississippian Webb Formation with the underlying Devonian Devil’s Gate Limestone, adjacent to the NNW-trending control fault structure.

Mapping and geochemical sampling in 2003 further defined the stratigraphy and alteration zones. A gravity survey delineated areas of relatively shallow basement (Devil’s Gate) stratigraphy and fault structures. No work was carried out in 2004 by Atna or in 2005 and 2006 by Sage Resources, Atna’s venture partner on the property. In October 2007 Atna agreed to extend the date by which Sage must complete a minimum of 10,000 feet of drilling to November 30, 2008. Atna received 350,000 common shares of Sage in consideration for the drilling extension.

Clover, Nevada, USA

Terms of Acquisition

In an agreement dated March 11, 2003, Atna obtained an option to acquire a 100% interest in 22 claims on the Clover property, subject to a 3% NSR royalty, which can be purchased for US$1,000,000 per percentage point. Terms of the agreement include cumulative total payments to the vendor of US$305,000 over 7.5 years. In addition, Atna agreed to retain the vendor as an independent consultant to perform services on the property at a daily rate of US$400 for at least 10 days per year during the first two years. The Clover property is subject to a Finder’s Agreement dated February 10, 2003, amended April 22, 2003, whereby Atna agreed to pay a finder’s fee of $5,000 (paid) upon execution of the acquisition agreement, and US$10,000 (paid) and US$20,000, respectively, for the first two years after the agreement and US$30,000 on each subsequent anniversary until the commencement of commercial production. The finder’s fee is capped at a maximum of US$500,000.

Atna entered into an agreement in June, 2005, with New Sleeper Gold Corporation (“New Sleeper”). New Sleeper had the option to acquire a 100% interest in the property, subject to a 3% NSR royalty, which can be purchased for US$1,000,000 per percentage point. New Sleeper could acquire the property by making cumulative cash payments of US$305,000 (US$50,000 paid) over 7.5 years. Subsequent to the 2005 year end, the agreement was terminated.

Atna entered into an earn-in agreement in November, 2006 with Meridian Minerals Corp. (“Meridian”). Meridian has the right to acquire a 51% interest in the property by making cumulative cash payments of US$635,000 and cumulative exploration expenditures of US$3.3 million over a period of four years. At such a time as the earn-in requirements have been completed a Meridian (51%)/Atna (49%) joint venture will be formed. After formation of the joint venture Meridian will have the right to increase its participation interest in the joint venture from 51% to 70% by delivering a pre-feasibility study to Atna within 30 months of making the initial earn-in contribution.

Location, Size and Access

The Clover property is situated 68 km northeast of Winnemucca in Elko County, north-central Nevada, and consists of 110 unpatented lode claims covering approximately 809 hectares (2,000 acres).

Access is via all weather gravel roads off Nevada State Route 18 and accessed from Interstate 80 at the Golconda exit. Driving time from Winnemucca is approximately 45 minutes. A series of poorly maintained dirt roads provide access to most areas of the property. The topography on the property is moderate, rising to 6,400 feet above sea level off the 5,000 feet above sea level pediment covered valley bottom.

History and Previous Exploration

Prior to 1982, no record exists of historical exploration and/or development on the property, although scattered prospecting pits and shallow shafts are seen within the claim area. In 1982, Nassau Minerals had claims in the area and completed geological mapping, rock geochemical sampling, and drilled 8, shallow, reverse-circulation (RC) holes totaling 1,535 feet. Amax Gold joint-ventured the property from Nassau in 1987 and during 1988 completed additional geological/geochemical surveys and drilled 16 RC holes totaling 6,835 feet. Nassau joint ventured the property with Touchstone from 1989 to 1992 and completed 3 RC holes totaling 970 feet. Nassau dropped the claims in 1993.

Gold Fields/Santa Fe held claims in the property area in 1994 and conducted extensive sampling and drilled 10 holes before dropping the property. Echo Bay acquired the property in 1995 and completed geological mapping, rock and soil geochemical sampling, ground magnetic and IP geophysical surveys, and drilled 24 RC holes for 12,762 feet in 1996. In 1997, Romarco Nevada Inc. joint ventured the property with Echo Bay, and in 1998 drilled 17 RC and diamond holes for 9,471.5 feet.

The Clover prospect is a low sulfidation epithermal, vein-hosted gold prospect, in a similar geologic setting to Newmont Mining’s Ken Snyder mine.

Clover is situated along the northern margin of the Midas trough, on the southwest flank of the Snowstorm Mountains. The property is underlain by mid-Miocene aged, bi-modal volcanic rocks on the western margin of the Northern Nevada Rift. These rocks are the stratigraphic equivalents to the units that host bonanza veins in the Midas district. Altered rhyolitic volcaniclastic rocks exposed throughout the property contain anomalous gold (0.020-0.070 ppm).

Gold mineralization occurs within a north-northwest trending, structurally complex corridor named the Jake Creek trend. Drilling by previous operators intersected mineralized and veined breccias and shear zones, with gold bearing intercepts including 9.7 meters grading 25.3 g/t gold, and 3m grading 10.0 g/t gold. Additional drilling will be necessary to fully understand the significance of these mineralized drill hole intercepts. Mineralization occurs within two zones that are largely open along strike and down-dip, associated with north-northwest striking reverse fault breccias, as well as sub-vertical structures. Altered and mineralized float boulders have also been discovered on the property approximately two kilometers north-northwest of the drilling along the trend.

Following-up a regional airborne geophysical survey, Newmont Exploration conducted a ground CSAMT geophysical survey across an extension of the north-northwest trending structural zone hosting mineralization at the project. The survey included three geophysical test lines oriented perpendicular to the trend of mineralized structures found in drill holes in the southern portion of the property. Results of this survey indicate the possible presence of altered rocks along the fault zone with potential for additional zones of mineralization. Newmont did not drill test the geophysical anomaly.

During 2005, New Sleeper Gold permitted drill access roads and completed three diamond drill holes totaling 2,733 feet. The drilling was conducted near previous drilling at Clover Hill where previous results included significant gold intercepts. No significant gold intercepts were cut in the New Sleeper drilling. No exploration work was conducted on the property during 2006.

During 2007, Meridian Minerals carried out geological mapping and geochemical surveying on the property Meridian received drilling permits in October and commenced a 12,000 foot reverse circulation drilling program in November. To date, Meridan has not released any results of the drillling program to Atna.

Underground and Surface Plant and Equipment

There is no underground or surface plant or equipment on the Clover property, nor is there any known commercial ore body.

Beowawe, Nevada, USA

Terms of Acquisition

In an agreement dated November 7, 2002, Atna obtained an option from Carl Pescio to acquire a 100% interest in 95 Beowawe lode claims, subject to a 3% royalty on gold revenue, less US$15 per realized ounce. To exercise this option, Atna has to pay to the optionor an aggregate of US$80,000 in cash, allot and issue to the optionor up to 150,000 common shares (100,000 common shares have been issued to date) in three separate tranches of 50,000 shares each, and carry out a combined minimum 20,000 feet (7,150 feet drilled) of exploratory drilling on the Beowawe and/or Golden Cloud properties prior to November 6, 2005. Following the exercise of the option, Atna will have to make annual advance royalty payments of US$50,000 and US$75,000, respectively, for the first two years and US$100,000 each subsequent year until the commencement of commercial production. A finder’s fee is payable to a third party, equal to 5% of the first US$500,000 expenditures and payments made by Atna during the first 2 years of the agreement, and 3% of all expenditures and payments that are in excess of US$500,000 during the first two years of the agreement. The finder’s fee is capped at US$500,000. In an amending agreement dated August 20, 2005, for a consideration of US$50,000 paid to the optionor, the exploratory drilling commitment has been reduced to an additional 6,000 feet of drilling (over and above the 7,150 feet already drilled) before November 6, 2006. All other terms and conditions of the agreement remain unchanged.

In an agreement dated March 26, 2003, Atna obtained an option to acquire a 100% interest on 40 acres of fee land adjacent to the main Beowawe claim group, subject to a 3% royalty on gold revenue, which can be purchased for US$250,000 or 700 ounces of gold, whichever is greater, per percentage point. To exercise this option, Atna has to pay the optionor an aggregate of US$42,500 in cash (US$5,000 has been paid to date) on or before December 1, 2006. Thereafter, Atna will pay a minimum royalty of US$5,000 on every December 1st anniversary.

In a separate agreement dated June 5, 2003, Atna obtained an exclusive lease and option to acquire a 100% interest in 40 acres of fee land adjacent to the main Beowawe claim group, subject to a 1% NSR royalty. The lease agreement requires Atna to pay advance royalties of US$500 (which have been paid) on signing the agreement, US$1,000 (which have also been paid) prior to June 2004 and US$2,000 each subsequent year until the commencement of commercial production. Atna has the right to buy a 100% interest in the property, including surface and mineral rights, at any time for US$250,000.

Atna entered into an agreement with Apolo Gold & Energy Inc. (“Apolo”) in September, 2005. Apolo has the option to acquire a 55% interest in the Beowawe property by issuing a 100,000 restricted shares (which have been received) to Atna upon execution of the Joint Venture Agreement and by issuing an additional 50,000 restricted shares or $50,000 worth of restricted shares, whichever, is greater on the first anniversary of the agreement and by spending US$1,700,000 on exploration over a four-year period. Upon completion of the work commitment, Apolo may increase its interest to 70% by completing a bankable feasibility study. If Atna does not participate in project financing after tabling of the feasibility study, Atna will dilute to a 15% Net Profits Interest.

On February 16, 2007 Atna terminated the agreement with Apolo as a result of a default of its obligations under the Agreement. Through the execution of a Quitclaim and Release, Apolo has relinquished any and all rights to the property in favor of Atna.

In May 2007 Atna terminated all of its options on the property. Atna has no further right, title interest or obligation in the optioned properties.

Wolverine Properties, Watson Lake Mining District, Yukon Territory

Atna sold its 39.4% interest in the Wolverine properties to its former joint venture partner, Yukon Zinc Corporation (“Yukon Zinc”) (previously named Expatriate) on May 31, 2004. Atna received $2,000,000 in cash payments, 10,000,000 common shares of Yukon Zinc, 5,000,000 warrants exercisable for 2 years at a price of $0.32 per share, and a net smelter royalty on revenues from precious metals indexed to the price of silver. Atna’s royalty is 4% at a price of US$5.00 per ounce of silver, increasing to 9.45% if the price of silver exceeds US$7.50 per ounce. During 2005 and 2006, Atna exercised the 5,000,000 warrants and sold an aggregate of 13,500,000 common shares of Yukon Zinc.

Marg Property, Yukon Territory

Terms of Acquisition

Atna purchased a 66.7% interest in the Marg property for $250,000 in cash on January 20, 2000, with Cameco Corporation (“Cameco”) owning the remaining 33.3% interest. During 2004, Atna purchased the remaining 33.3% interest in the property from Cameco for a payment of CDN$80,000, bringing Atna’s total interest to 100%.

On March 1, 2005, Atna sold its 100% interest in the property to Yukon Gold Corporation Inc. (“Yukon Gold”) for cash payments totaling CDN$1,600,000 and 400,000 common shares in Yukon Gold. Atna received an initial payment of $150,000 and 133,333 common shares in Yukon Gold. Subsequent payments of cash and shares are scheduled to be paid to Atna on or before December 12th annually until the total amount of cash payments and shares have been received by Atna. Upon the commencement of commercial production, Yukon Gold shall pay Atna an additional $1,000,000 in a combination of cash and common shares.

Other Properties

Atna owns some other properties in British Columbia, the Yukon Territory, Nevada and Chile that are at an early stage of exploration. Atna also conducts research into areas believed to have favourable geology and carries out reconnaissance exploration in target areas where the potential for making significant discoveries is favorable.

Operating and Financial Review and Prospects of Atna

The following discussion of the financial condition, changes in financial condition, and results of operations, of Atna for each of the years in the three-year period ended December 31, 2006, should be read in conjunction with the financial statements of Atna included in Item 17 — Financial Statements.

Atna’s financial statements are presented in Canadian dollars and have been prepared in accordance with Canadian generally accepted accounting principles (“GAAP”). Material differences between Canadian and U.S. GAAP, as applicable to Atna, are set forth in Note 13 to the financial statements of Atna included in Item 17 — Financial Statements.

Operating Results

Atna has financed its operations principally through the sale of its equity securities. As Atna does not have any producing mineral properties, its only revenue source is interest income earned from amounts on deposit. Interest income earned is dependent on the amount of funds available for deposit and changes in the interest rates. Unless Atna is able to acquire one or more advanced-stage properties with the potential to generate near term profit and cash flow, or is able to obtain additional funds through the sale of its equity securities, the amount of interest income earned is expected to decrease as Atna continues to expend funds exploring its existing mineral properties.

Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 30, 2006

During the nine months ended September 30, 2007, acquisition and exploration expenditures of $1,495,294 (2006 — $3,043,696) were incurred and attributed as follows: Jarbidge property in the amount of $880,001 (2006 — $331,972); Beowawe property in the amount of $304,831 (2006 — $34,074); Pinson property in the amount of $77,509 (2006 — $2,578,256); and other U.S. and Canadian properties in the amount of $232,953 (2006 — $99,394). Option payments of $77,222 (2006 — $28,171) and cost recoveries of $409,248 (2006 — $227,164) were received. Writes-off of $323,193 (2006 — Nil) were incurred.

During the nine months ended September 30, 2007, a loss of $2,002,458 (2006 - $197,419) was incurred for an increase of $1,805,039 over the corresponding 2006 period. The variance was as a result of the gain on sale of marketable securities in the amount of $1,684,206 in 2006 as compared to $26,532 in 2007. General and administrative expenses of $1,573,705 (2006 — $2,013,608) represented a decrease of $439,903 over the previous period. The most significant components of operating expenses were: investor relations of $230,765 (2006 — $213,077) for an increase of $17,688 as a result of increased investor relations activities during the period; wages and benefits of $310,947 (2006 — $422,887) for a decrease of $111,940 as a result of changes in allocation in reporting salaries and wages from the previous period; and stock-based compensation (a non-cash item) of $523,840 (2006 — $902,341) for a decrease of $378,501 as a result of the fair value of options vested during the period.

During the nine months ended September 30, 2007, other income and expenses included: exploration and business development costs of $210,006 (2006 — $169,058) for an increase of $40,948 as a result of increased generative activities over the previous period; investment and other income in the amount of $399,257 (2006 — $587,741) for a decrease of $188,484 as a result of having fewer funds on deposit; foreign exchange (a non-cash item) of $155,308 (2006 — $25,447) for an increase of $129,861 as a result of conversion rates calculated primarily on foreign cash holdings and mineral properties; the gain on sale of marketable securities of $26,532 (2006 — $1,684,206) for a decrease of $1,657,674 as a result of the sale of a fewer number of securities during the current period; the gain on sale of resource property in the amount of $21,743 (2006 — Nil) as a result of the sale of the Lone Pine property; write-down of marketable securities of Nil (2006 — $125,238); account receivable write-off of $187,778 (2006 — Nil); and property write-offs of $323,193 (2006 — $136,015) as a result of the sale of the Lone Pine property and the write-off of the Beowawe project.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

During the year, Atna incurred an operating loss of $742,509 (2005 — $1,203,836; 2004 — $4,522,611) resulting in a basic and diluted loss per share of $0.01 (2005 — $0.03; 2004 — $0.15). The operating loss was comprised of general and administrative expenses of $2,642,354 (2005 — $1,537,754; 2004 — $1,097,019) and other income and expenses of $742,509 (2005 — $1,203,836; 2004 — $4,522,611). The increase in general and administrative expenses was primarily attributed to the following items: (i) an increase in stock based compensation (a non-cash item) to $1,018,572 (2005 — $146,866; 2004 — $94,770) as a result of the number of stock options vested during the year and as a result of the recorded fair market value of the agents’ warrants issued in regards to the special warrant brokered private placement completed in February 2006; (ii) an increase in wages and benefits to $435,490 (2005 — $232,593; 2004 — $202,546) as a result of hiring an additional full-time employee, an increase in salaries, the granting of bonuses to management and employees and a change in the allocations in reporting salaries and wages from the previous period; (iii) an increase in exploration and business development to $249,904 (2005 — $84,503; 2004 — $208,268) as a result of Atna’s ongoing investigation of merger and acquisition opportunities; (iv) an increase in amortization (a non-cash item) to $119,534 (2005 — $26,343; 2004 — $7,929) the majority of which was for the amortization of the building on the Pinson property; and (v) an increase in insurance costs to $49,741 (2005 — $18,109; 2004 — 1,956) as a result of increasing the limits of liability on directors’ and officers’ liability and an increase in the cost of general liability insurance.

During the year, Atna incurred other expenses and income comprised primarily of the following: (i) an increase in the gain on sales of marketable securities to $1,684,206 (2005 — $411,877; 2004 — $45,858) as a result of the gain on sale of Yukon Zinc Corp., Pacifica Resources Corp. and Silver Quest Resources shares; (ii) an increase in mineral property transactions to $253,168 (2005 — Nil; 2004 — Nil) as the result of shifting proceeds received for the Marg property to the income statement, which resulted in a net decrease in resource property write-downs of $122,357 (2005 — $315,809; 2004 — $1,881,155); and (iii) an increase of $185,000 (2005 — Nil; 2004 — 300,000) relating to the sharing of revenue from the sale of the Wolverine project.

Atna completed a special warrant private placement financing in the amount of $8,730,587 (2005 — $5,128,107; 2004 — $3,648,758) by converting 7,450,000 special warrants to 7,450,000 common shares at a price of $1.35 per special warrant; received aggregate proceeds of $459,795 (2005 — $5,074,192; 2004 — $458,460) from the exercise of share purchase warrants; and received aggregate proceeds of $286,125 (2005 — $243,225; 2004 — $109,500) from the exercise of stock options.

Atna received investment and miscellaneous income of $543,053 (2005 — $386,406; 2004 — $119,315) as a result of having a greater amount of funds on deposit and through the investment of a certain portion of the funds in longer term financial instrument.

Atna incurred exploration expenditures of $3,659,090 (2005 — $12,126,554; 2004 — $3,073,956). The costs were attributed to exploration expenditures of $2,578,256 with cost recoveries of ($999,640) on the Pinson property; exploration expenditures of $753,537 on the Jarbidge property; exploration expenditures of $131,462 with cost recoveries of ($351,635) on the Beowawe property; exploration expenditures of $28,047 with cost recoveries of ($67,866) on the Clover property; exploration expenditures of $167,792, acquisition costs of $12,647, cost recoveries of ($10,487) and receipt of option payments of ($256,171) on other properties located in the USA, Canada and Chile; and an aggregate of $122,357 for the write-down of the Sno property, Nevada, White Bull property, BC, and the Ty, Tree and Marg properties, Yukon.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Atna incurred a loss of $1,203,836 (2004 — $4,522,611; 2003 — $1,764,935) resulting in basic and diluted loss per share of $0.03 (2004 — $0.15; 2003 — $0.08). The loss was primarily attributed to a write-off of mineral property costs of $315,809 (2004 — $1,881,448; 2003 — $743); a write-down of marketable securities of $233,244 (2004 — $Nil; 2003 — $32,799); a gain on sale of marketable securities of $411,877 (2004 — $45,858; 2003 — $38,492); and a loss on the sale of properties of $Nil (2004 — $1,615,809; 2003 — $4,586).

Atna completed a brokered and non-brokered private placement financing on August 4, 2005 and August 11, 2005, respectively, receiving aggregate net proceeds in the amount of $5,128,107 (2004 — $3,648,758; 2003 — $2,099,277) by issuing 7,000,000 common shares at a price of $0.80 per share; completed a Special Warrants financing on December 16, 2005, receiving net proceeds of $9,331,663 by issuing 7,450,000 special warrants at a price of $1.35 per special warrant with each special warrant convertible to one common share of Atna upon qualification by a short form prospectus; received aggregate proceeds of $243,225 (2004 — $109,500; 2003 —

$99,250) from the exercise of stock options; and received aggregate proceeds of $5,074,192 (2004 — $458,460; 2003 — $Nil) from the exercise of share purchase warrants.

Atna received interest and other income of $386,406 (2004 — $119,315; 2003 — $69,167). The increase was due to having a greater amount of funds on deposit and the investment of a certain portion of the funds in longer term financial instruments.

Atna incurred general and administrative expenses of $1,537,754 (2004 — $1,097,019; 2003 — $1,547,269). The increase was primarily attributed to an increase in consulting fees to $193,781 (2004 — $5,459; 2003 — $23,824) as a result of fees paid for financial consulting; an increase in office and miscellaneous expenses to $178,123 (2004 — $49,316; 2003 — $62,935) as a result of setting up and operating an office for the Pinson project; an increase in legal and audit costs to $132,157 (2004 — $40,169; 2003 — $45,773) as a result of additional professional services rendered due to the operation of the Pinson project and an increase in stock-based compensation to $148,866 (2004 — $94,770; 2003 — $94,576) as a result of the number of stock options that were vested over the period.

Atna incurred exploration costs of $12,126,554 (2004 — $3,073,956; 2003 — $694,915). The costs were attributed to exploration expenditures of $11,696,872, acquisition costs of $20,485 and an asset retirement obligation of $247,000 on the Pinson property; exploration expenditures of $113,692 and acquisition costs of $12,085 on the Jarbidge property; exploration expenditures of $27,920, acquisition costs of $87,013 and cost recoveries of ($119,001) on the Beowawe property; exploration expenditures of $37,382, acquisition costs of $60,425 and costs recoveries of ($77,042) on the Clover property; and exploration expenditures of $15,634, acquisition costs of $55,131 and cost recoveries of ($604,475) on other properties located in the USA, Canada and Chile. Of the exploration expenditures incurred on the Pinson property, $2,617,696 was incurred on reserve definition, $1,871,915 on underground development, $3,516,822 on surface drilling; $1,557,929 on surface infrastructure, $1,922,923 on administration and $209,587 on other. It is anticipated that Atna will incur exploration expenditures of approximately $1,500,000 on exploration properties other than the Pinson project in 2006. Exploration expenditures on the Pinson project for 2006 will be determined after a decision is made by Pinson Mining Company as to their participation in the project.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Atna incurred a loss of $4,522,611 ($1,764,935 — 2003; $5,273,769 — 2002), resulting in basic and diluted loss per share of $0.14 ($0.08 — 2003; $0.24 — 2002). The loss is inclusive of $1,359,561 loss from the sale of Wolverine property ($nil — 2003; $nil — 2002); a write down of $40,537 ($191,267 — 2003; $nil — 2002) in Chile’s value-added tax receivable; a write-down of $1,881,155 ($743 — 2003; $1,824,956 — 2002) in mineral property costs; and a $nil ($32,799 — 2003; $485,455 — 2002) write down of holdings in marketable securities. Atna completed the sale of its minority stake in the Wolverine Joint Venture to Expatriate (“Expatriate”) in October 2004, for $2 million cash, 10,000,000 units of Expatriate and a NSR on precious metals indexed to the price of silver.

Atna raised a net amount of $3,648,757 ($2,099,277 — 2003; $nil — 2002) in a private placement equity financing during the fiscal 2004, by issuing 7,280,000 units. Each unit was comprised of one common share and one-half of one transferable share purchase warrant. Each one whole warrant entitles the holder to purchase one additional common share of Atna for a period of 12 months, at a price of $0.70 per share. Atna received an aggregate amount of $109,500 ($99,250 — 2003; $nil — 2002) from the exercise of employees’ stock options and $458,460 ($nil — 2003; $nil — 2002) from the exercise of share purchase warrants.

Interest and other income for the 2004 fiscal year was $119,315 ($69,167 — 2003; $101,209 — 2002). The increase in interest and other income was the result of the new investment policy adopted by Atna in late 2004. Atna now invests a certain portion of its investments in bond and income trusts funds instead of investing in short-term deposits only.

General and administrative expenses for the 2004 fiscal year decreased to $896,057 ($929,001 — 2003; $1,072,641 — 2002). During 2003, $175,175 of the expenses related to the termination of employment agreements with three employees who were paid out by the issuance of 761,630 treasury shares. During 2002, $378,356 of the

2002 expenses related to a one-time severance expense in relation to the termination of four employees. If the severance expenses were excluded, the general and administrative expenses for the 2004 fiscal year were increased by $142,231 over 2003, and by $59,541 over 2002. The increase was primarily attributed to the shareholder communications which increased to $363,859 ($176,922 — 2003 and $185,495 — 2002) by Atna employing an external consultant to facilitate its promotional activities in Europe and the increase in attending the various promotional exhibitions; the wages and benefits of $202,546 ($139,464 — 2003 and $180,637 — 2002) includes a one-time bonus of $33,000 paid to its President.

During 2003, Atna elected the early adoption of the CICA released amendments to Section 3870 which resulted in a $94,770 ($94,576 — 2003; $nil — 2002) in stock-based compensation expense to the current fiscal year. Atna previously disclosed stock-based compensation of $24,023 in 2002 as pro forma information.

Exploration and business development for the 2004 fiscal year was $208,268 ($717,756 — 2003; $1,906,424 — 2002). The reduction mainly reflects Atna’s change in focus from regional exploration to specific projects in exploring its gold properties in Nevada. Expenses include the internal allocation of Atna salaries based on time spent on this activity, fees charged by outside consultants and engineering firms, and travel expenses related to due diligence activities. Of the 2002 amount, $1,194,212 incurred in due diligence expenses related to copper prospects in Chile, and $463,643 incurred in due diligence expenses related to a project in Spain.

Atna incurred $3,073,956 ($694,915 — 2003; $1,053,169 — 2002) in deferred exploration and acquisition costs, which were partially offset by an amount of $331,000 received as option payments; and a $28,006 received as management fees and reimbursement from third parties on Nevada properties in 2004. Deferred exploration and acquisitions costs were offset by $70,050 received as option payments on Nevada properties in 2003. Offsets in 2002 totalled $319,774 including $295,402 received from its partner and spent on the Chañarcillo exploration program in Chile.

Liquidity and Capital Resources

Atna has financed its operations principally through the sale of its equity securities. As Atna does not have any producing mineral properties, its only revenue source is interest income earned from amounts on deposit. Interest income earned is dependent on the amount of funds available for deposit and changes in interest rates. Unless Atna is able to obtain additional funding through the sale of its equity securities, the amount of interest income earned is expected to decrease as Atna continues exploring its existing mineral properties.

Atna expects to obtain financing in the future primarily through joint venturing its properties, equity financing, and/or debt financing. There can be no assurance that Atna will succeed in obtaining additional financing, now or in the future. Failure to raise additional financing on a timely basis could cause Atna to suspend its operations and eventually to forfeit or sell its interests in its properties.

Atna had a net working capital position of $11,924,660 at September 30, 2007 (2006 — $13,726,211). Atna’s current working capital position provides it with sufficient liquidity to provide it with adequate working capital for property maintenance requirements and administrative overhead for the next 12 months.

Atna has no contractual obligations to disclose for the fiscal year ended December 31, 2006 as the majority of Atna’s expenditures on its properties are of a discretionary nature with the majority of expenditures falling under the responsibility of joint venture partners.

At September 30, 2007, outstanding stock options represented a total of 2,558,050 shares. The exercise of these securities is completely at the discretion of the holders and Atna has had no indication that any of these securities will be exercised. At September 30, 2007, Atna had no outstanding share purchase warrants.

U.S. GAAP Reconciliation with Canadian GAAP

Under Canadian GAAP, mineral properties, including exploration, development and acquisition costs, are carried at cost and written down if the properties are abandoned, sold or if management decides not to pursue the properties. Under U.S. GAAP, all expenditures relating to mineral interests prior to the completion of a definitive feasibility study, which establishes proven and probable reserves, must be expensed as incurred. Once a final feasibility study has been completed, additional costs incurred to bring a mine into production are capitalized as development costs.

Under United States GAAP, Statements of Financial Accounting Standards No. 123, “Accounting for Stock-based Compensation” (“SFAS 123”) requires companies to establish a fair market value based method of accounting for stock-based compensation plans. Effective January 2004, Atna elected to follow the fair value method of accounting for stock-based compensation.

Canadian GAAP Conflict in Accounting for Mineral Property Interests and Deferred Exploration Costs

In March 2000, the Accounting Standards Board of the Canadian Institute of Chartered Accountants (“CICA”) issued Accounting Guideline No. 11 “Enterprises in the Development Stage” (“AcG 11”). AcG 11 addresses three distinct issues: i) the capitalization of costs/expenditures; ii) impairment; and iii) disclosure. Prior to its issuance, development stage entities were exempt from following certain aspects of Canadian GAAP. AcG 11 requires that all companies account for transactions based on the underlying characteristics of the transaction rather than the maturity of the enterprise. In addition, AcG 11 requires specific disclosure of information by development stage companies and is effective no later than fiscal periods beginning on or after April 1, 2000, which in the case of Atna, is the year ended December 31, 2001.

In March 2002, the Emerging Issues Committee (“EIC”) of the CICA issued EIC-126 “Accounting by Mining Enterprises for Exploration Costs” (“EIC-126”) which interprets how AcG 11 affects mining companies with respect to the deferral of exploration costs. EIC-126 refers to CICA Handbook Section 3061 “Property, Plant and Equipment” (“HB 3061”), paragraph.21, which states that for a mineral property interest, the cost of the asset includes exploration costs if the enterprise considers that such costs have the characteristics of property, plant and equipment.

EIC-126 then states that a mining enterprise that has not established mineral reserves objectively, and therefore does not have a basis for preparing a projection of the estimated cash flow from the mineral property interest, is not precluded from considering the exploration costs to have the characteristics of property, plant and equipment. EIC-126 also sets forth the EIC’s consensus that a mining enterprise in the development stage is not required to consider the conditions in AcG 11 regarding impairment in determining whether exploration costs may be initially capitalized. With respect to impairment of capitalized exploration costs, EIC-126 sets forth the EIC’s consensus that a mining enterprise in the development stage that has not established mineral reserves objectively, and, therefore, does not have a basis for preparing a projection of the estimated cash flow from the property, is not obliged to conclude that capitalized costs have been impaired. However, such an enterprise should consider the conditions set forth in AcG 11 and HB 3061 in determining whether a subsequent write-down of capitalized exploration costs related to mineral property interest is required.

As disclosed above, Atna considers that its mineral property interests and deferred exploration costs have the characteristics of property, plant and equipment, and, accordingly, Atna has chosen to classify its mineral property interests and deferred exploration costs as tangible assets in accordance with its interpretation of Canadian GAAP.

Consult Atna’s audited annual consolidated financial statements for the year ended December 31, 2006 for the differences if Atna had chosen to account for these costs as intangible assets under HB 1581 and HB 3062.

Research and Development, Patents and Licenses, etc.

As Atna is a mineral exploration company with no research and development, the information required by this section is not applicable.

Trend Information

Atna’s main activity is the exploration of its mineral properties. It has no production, sales or inventory in the conventional sense. Atna’s financial success will be dependent upon the extent to which it can demonstrate mineralization and the economic viability of developing such properties. Such development may take years to complete and the amount of resulting income, if any, is difficult to demonstrate with any certainty. The sales value of any mineralized discovery by Atna is largely dependent upon factors beyond Atna’s control such as the market value of metals produced.

Atna is not aware of any trends, uncertainties, demands, commitments or events which are reasonably likely to have a material effect upon Atna’s income from continuing operations, profitability, liquidity or capital resources, or that would cause reported financial information to not necessarily be indicative of future operating results or financial condition.

Off-Balance Sheet Arrangements

Atna does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on Atna’s financial conditions, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Tabular Disclosure of Contractual Obligations

Atna has no contractual obligations to disclose for the fiscal year ended December 31, 2006 as the majority of Atna’s expenditures on its properties are of a discretionary nature with the majority of expenditures falling under the responsibility of joint venture partners.

Directors, Senior Management and Employees of Atna

Directors and Senior Management

For information concerning directors and officers of Atna post-merger, see “Directors and Management of Atna Following the Merger” on page 131. The members of the board of directors and officers of Atna as at January 18, 2008, are as follows:

Name and Position		Principal Business
in the Registrant	Other Principal Directorships	Activities Outside Atna

Glen D. Dickson(1)(2) Chairman and Director	Gold-Ore Resources Ltd.; Red Dragon Resource Corp.	Chairman and CEO of Gold-Ore Resources Ltd.
David H. Watkins President, Chief Executive Officer and Director	Maudore Minerals Ltd.; Golden Goose Resources Inc.; EURO Resources S.A.; Commander Resources Ltd.	None
William J. Coulter(1)(2) Director	Commander Resources Ltd.; Galore Resources Inc.	Independent Investor
James K.B. Hesketh(1)(2) Director	Canyon Resources Corp.	President and CEO of Canyon Resources Corp.
William R. Stanley Vice President, Exploration	None	None
G. Ross McDonald Chief Financial Officer	Corriente Resources Inc.; Frontier Pacific Mining Corp.; Fjordland Explorations Ltd.; Miranda Gold Corp.; Crescent Resources Corp.	Self-employed Chartered Accountant
Bonnie L. Whelan Corporate Secretary	None	None

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

There are no family relationships between any of the directors and officers of Atna. There are no arrangements or understandings with major shareholders, customers, suppliers or others, pursuant to which any person referred to above was selected as a director or member of senior management.

The business experience, functions and areas of experience of each director and officer, including activities performed outside Atna are as follows:

Glen D. Dickson — Mr. Dickson obtained his B.Sc. (Advanced) degree in Geology in 1974 and has been involved in mineral exploration continuously since then with a variety of Canadian major and junior exploration companies. As Senior Geologist with Asamera Minerals Inc. from 1987 to 1992, Mr. Dickson was responsible for the discovery of two large developing gold projects in northern Canada. In 1993, he successfully acquired the projects for Cumberland and joined that company as President and Chief Executive Officer until 2002. He was instrumental in raising approximately $30 million for Cumberland and advancing the projects to the beginning of feasibility. Mr. Dickson is currently the Chief Executive Officer of Gold-Ore, a junior exploration company focusing on early stage precious metal projects in Central America.

David H. Watkins — Mr. Watkins has been President and CEO of Atna since 2000. Mr. Watkins has 40 years experience in international exploration and development, acquisitions and mergers, and mining operations. Mr. Watkins was President of Cyprus Exploration and Development Corporation and Senior Vice President, Exploration for Cyprus Amax Minerals Company for six years prior to joining Atna. Cyprus Amax (acquired by Phelps Dodge Corporation in 1999) was a U.S. based, Fortune 500, multi-national mining company, which produced copper, molybdenum, gold, lithium, and coal, and had annual revenue of US $3.2 billion.

Mr. Watkins joined Falconbridge Copper Ltd. as an Exploration Geologist in 1977 and became Chief Geologist responsible for exploration in Quebec and mine operations at Lake Dufault and Opemiska in 1980. Mr. Watkins was appointed Vice President, Exploration in 1986 and rose to the position of President of Minnova Inc., the successor company to Falconbridge Copper, in 1991. Minnova was a base metal and gold mining company with five operating underground and open pit mines with 2,000 employees in Quebec, Ontario and British Columbia. During Mr. Watkins tenure at Minnova, Atna experienced rapid growth and achieved a market capitalization of $500 million.

During the early part of his career, Mr. Watkins worked with Newmont Mining and with Noranda as an exploration geologist in various parts of the world, including Australia, Mexico, Ecuador, and Canada. He graduated with a M.Sc. degree in Geology from Carleton University in Ottawa in 1970 and a B.A. in Geology from Queen’s University at Kingston in 1967.

William J. Coulter — Mr. Coulter is an independent investor with more than 40 years experience in the mineral resources sector. He has served as founding director, management, and shareholder of numerous junior mining, exploration and hydrocarbon companies, and has extensive experience in financing, mergers and acquisitions.

James K.B. Hesketh — Mr. Hesketh has held the positions of President, CEO and Director of Canyon Resources since August 2, 2005. He has had a 27 year career in the mining industry which has spanned positions in mining finance, operations, consulting, business development and engineering with companies including: RMB Resources, NM Rothschild & Sons, Cyprus Amax; Pincock, Allen & Holt, and Dresser Industries. This experience has included both domestic and international postings. Mr. Hesketh holds degrees in Mining Engineering and Mineral Economics from the Colorado School of Mines. Mr. Hesketh is a non-executive director of Atna and Apogee Minerals Limited.

William R. Stanley — Mr. Stanley, Atna’s Vice President of Exploration, is a mineral exploration geologist with over 30 years experience in the mining industry. While the vast majority of Mr. Stanley’s exploration experience is in the Western United States, he has also developed and led international exploration efforts in Mexico, Chile, and New Zealand. Mr. Stanley holds a Bachelor of Science degree in Geology, from Central Washington University, a Master of Business Administration from Arizona State University, and is a licensed professional geologist in the State of Washington, USA.

Mr. Stanley held increasing levels of responsibility with Homestake Mining Company from 1979 through 1993 and was responsible for several gold deposit discoveries, two of which were commercially viable and placed into production by Homestake. From 1993 through 2000, he was employed by Cyprus Amax Minerals Company as its United States Exploration Manager where he was responsible for exploration in the Great Basin, Alaska, and Mexico. Immediately prior to joining Atna in January 2004, Mr. Stanley was an independent mining consultant providing services to both major and junior exploration firms.

G. Ross McDonald — Mr. McDonald is a self-employed chartered accountant with over 36 years of experience providing audit and tax services to small and medium sized businesses primarily in the mining industry. As Chief Financial Officer, Mr. McDonald provides Atna with best practices in terms of financial reporting, internal controls and corporate governance.

Bonnie L. Whelan — Ms. Whelan has a number of years experience in the public resource sector in positions of senior officer, director and upper management. As the corporate secretary of Atna, Ms. Whelan is engaged in public company administration which includes maintaining corporate compliance, regulatory filings, and office systems development and implementation.

Compensation

Atna has four officers.

The following table and accompanying notes set forth all compensation paid by Atna to its directors and senior management for the nine-month period ended September 30, 2007:

	Annual Compensation				Long Term Compensation
					Awards			Payouts
					Securities
					Under		Restricted
				Other	Options/		Shares or
Name and				Annual	SARs(3)		Restricted	TIP(4)	All Other
Principal Position	Year(1)	Salary ($)	Bonus ($)(2)	Compensation ($)	Granted ($)		Share Units ($)	Payouts ($)	Compensation ($)

David H. Watkins	2007	137,280	9,250	Nil	183,000	(5)	Nil	Nil	n/a
President, Chief Executive Officer and Director
William J. Coulter	2007	n/a	Nil	Nil	91,500	(5)	Nil	Nil	n/a
Director
James K.B. Hesketh	2007	n/a	Nil	Nil	91,500	(5)	Nil	Nil	n/a
Director
Glen D. Dickson	2007	n/a	Nil	Nil	91,500	(5)	Nil	Nil	n/a
Chairman and Director
William R. Stanley	2007	109,560	7,000	Nil	152,500	(5)	Nil	Nil	n/a
VP Exploration
G. Ross McDonald	2007	24,570	1,000	Nil	24,400	(5)	Nil	Nil	n/a
Chief Financial Officer
Bonnie L. Whelan	2007	81,900	3,150	Nil	61,000	(5)	Nil	Nil	n/a
Corporate Secretary

(1)	For the financial period January 1, 2007 to September 30, 2007.

(2)	Bonus amounts are paid in cash in the year following the fiscal year in which they were earned.

(3)	Stock appreciation rights.

(4)	Long-term incentive plan.

(5)	Stock Options are exercisable at a price of $1.36 per share prior to January 11, 2010.

No part of this compensation was paid pursuant to a material bonus or profit sharing plan. There was no amount set aside for a pension, retirement or similar benefits plans for any director or officer.

Board Practices

Date of Expiration of the Current Term of Office

Atna’s Board of Directors is divided into three classes and the directors in each class have different terms of office. The directors in each class are elected at an annual general meeting to hold office for a term of three years or until their successors are duly elected or appointed, unless such office is earlier vacated in accordance with the Articles of Atna or a director becomes disqualified to act as a director. The authority to determine the number of directors of Atna rests with the shareholders.

The Articles of Atna provide that the number of directors, excluding additional directors, may be fixed or changed from time to time by ordinary resolution whether previous notice thereof has been given or not.

The information in the following table has been provided by the respective directors:

Name, Country of Ordinary		First and Present
Residence	Present Principal Occupation, Business or Employment and, if Not Elected a Director by a Vote of Security Holders, Occupation, Business or Employment During the Past 5 Years(1)	Position With Atna

Directors whose terms of office will expire at the Annual General Meeting in 2010
David H. Watkins British Columbia, Canada	President, Chief Executive Officer and Director of Atna.	President and Chief Executive Officer, Mar.22/2000 to date
Directors whose terms of office will expire at the Annual General Meeting in 2008
William J. Coulter(2)(3) British Columbia, Canada	Independent Investor; Binjas Holdings Ltd., and The Jay Willy Trading Co. Ltd.	Director, Jun.01/1984 to date
James K.B. Hesketh(2)(3) Colorado, United States	President & CEO, Canyon Resources Corp.	Director, Sep.20/2001 to date
Directors whose terms of office will expire at the Annual General Meeting in 2009
Glen D. Dickson(2)(3) British Columbia, Canada	Geologist; Chairman and Chief Executive Officer, Gold-Ore Resources Ltd.	Chairman and Director, Dec.05/2002 to date

(1)	Each of the directors is an elected director by a vote of security holders.

(2)	Member of Audit Committee.

(3)	Member of the Compensation Committee.

Termination of Employment, Change in Responsibilities and Employment Contracts

During the nine months ended September 30, 2007, there were no employment contracts between Atna and any of its subsidiaries and its senior management.

Atna entered into change in control agreements on January 11, 2007 (the “Agreements”) with each of David H. Watkins, William R. Stanley, Bonnie L. Whelan and Kendra A. Johnston. For the purposes of the Agreements, a “change of control” is deemed to have occurred in the following circumstances:

1. The acquisition by any person or any group of persons acting jointly or in concert (as defined in the Securities Act (British Columbia)) whether directly or indirectly, of voting securities of Atna which, together with all other voting securities of Atna held by such person or persons, constitutes, in the aggregate, more than 35% of all outstanding voting securities of Atna;

2. The sale, lease, or other disposition of all or substantially all of the assets of Atna to another person other than a subsidiary of Atna; or

3. An amalgamation, arrangement or other form of business combination of Atna with another company which results in the holders of voting securities of that other company holding in the aggregate more than 35% of all of the outstanding voting securities of Atna resulting from the business combination.

Pursuant to the terms of the Agreements, upon the occurrence of both a change in control and the termination of employment within 12 months following the change in control, other than for cause, or resignation from employment from Atna for good reason (as defined in the Agreements), the terminated or resigning party will be entitled to a termination payment that will include a payment of: (i) from one to two times the annual base salary depending upon the employee; (ii) one to two times the annual bonus depending upon the employee; and (iii) all vacation pay due and any unpaid bonus as at the last day of employment. Mr. Watkins, Ms. Whelan and Ms. Johnston are also entitled to two times the annual cost to Atna of all benefits received as at the last day of employment, or Atna may, at its option, continue such coverage for a 24-month period.

There are no compensatory plans or arrangements, including payments to be received from Atna or any of its subsidiaries, with respect to its senior management save and except as set forth above.

Description of Board Committees

The Board has established two full-time committees, an Audit Committee and a Compensation Committee. These committees are comprised entirely of unrelated directors. The Board has adopted a charter with respect to its Audit and Compensation Committees and a Code of Ethics for Officers, as more fully set forth below:

Audit Committee Charter

Purpose

The Committee serves as the representative of the Board for the general oversight of Atna’s affairs relating to:

•	the internal controls and management information systems of Atna

•	the quality and integrity of Atna’s financial statements

•	Atna’s compliance with legal and regulatory requirements

•	the auditor’s qualifications and independence; and

•	the performance of Atna’s internal audit function and auditors.

Through its activities, the Committee facilitates open communication among directors, auditors and management by meeting in private sessions regularly with these parties.

The Committee also provides oversight regarding significant financial matters, including borrowing, currency exposure, dividends, share issuance and repurchases, and the financial aspects of Atna’s benefit plans.

Committee Membership

The Audit Committee of the Board of Directors (the “Board”) shall consist of at least three directors. Each member of the Audit Committee shall meet the listing standards relating to independence of the Toronto Stock Exchange (the “Exchange”) and all other applicable regulatory authorities. Under the Sarbanes-Oxley Act, at least one member of the Committee must be a “financial expert”, whose qualifications include financial literacy, independence and accounting or related financial expertise. The Audit Committee shall report to the Board. A majority of the members of the Committee shall constitute a quorum. The members of the Audit Committee shall be appointed and replaced by the Board.

Meetings and Procedures

The Audit Committee shall convene at least four times a year.

It shall endeavor to determine that auditing procedures and controls are adequate to safeguard Atna ssets and to assess compliance with Atna policies and legal requirements.

Responsibilities

The Audit Committee shall:

1. Have the sole authority to select, compensate, oversee, evaluate and, where appropriate, replace the auditor.

2. Annually review the management arrangements for Atna.

3. Annually review and approve the proposed scope of each fiscal year’s internal and outside audit at the beginning of each new fiscal year.

4. Review and approve any audit and non-audit services and fees to be provided by Atna’s auditor.

5. At, or shortly after the end of each fiscal year, review with the auditor and management, the audited financial statements and related opinion and costs of the audit of that year.

6. Review funding and investment policies, implementation of funding policies and investment performance of Atna’s benefit plans.

7. Provide any recommendations, certifications and reports that may be required by the Exchange or applicable regulatory authorities including the report of the Audit Committee that must be included in Atna’s annual proxy statement.

8. Review and discuss the annual audited financial statements and quarterly financial statements with management and the auditor.

9. Have the authority to engage independent counsel and other advisers as it determines necessary to carryout its duties. Atna shall provide for appropriate funding, as determined by the Audit Committee, in its capacity as a committee of the Board, for payment of compensation to any advisers employed by the Audit committee and to the auditor employed by Atna for the purpose of rendering or issuing an audit report.

10. Discuss with management and the auditor Atna’s policies with respect to risk assessment and risk management.

11. Meet separately, periodically, with management and the auditor.

12. In consultation with the auditor and management, review the integrity of Atna’s financial reporting process.

13. Review periodically the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of Atna.

14. Review with the auditor:

(a) any audit problems or other difficulties encountered by the auditor in the course of the audit process, including any restrictions on the scope of the auditor’s activities or on access to requested information, and any significant disagreements with management; and

(b) management’s responses to such matters.

15. Review and discuss with the auditor the responsibility, budget and staffing of Atna’s internal audit function.

16. Report regularly to the Board. Such report to the Board may take the form of an oral report by the Chairman or any other member of the Audit Committee designated by the Audit Committee to make such report.

17. Perform a review and evaluation, at least annually, of the performance of the Audit committee. In addition, the Audit Committee shall review and reassess, at least annually, the adequacy of this Charter and recommend to the Board any improvements to this Charter that the Audit Committee considers necessary or valuable. The Audit Committee shall conduct such evaluations and reviews in such manner as it deems appropriate.

Compensation Committee Charter

Purpose

The Compensation Committee is appointed by the Board to discharge the Board’s responsibilities relating to compensation to Atna’s executive. The Compensation Committee has overall responsibility for approving and evaluation the management, the compensation plans, policies and programs of Atna. The Compensation Committee is also responsible for producing an annual report on executive compensation for inclusion in Atna’s proxy statement, in accordance with applicable rules and regulations.

Committee Membership

The Compensation Committee shall consist of no fewer than three members, each of whom shall be a director of Atna. Each member of the Compensation Committee shall meet the listing standards relating to independence of The Toronto Stock Exchange and all other applicable regulatory authorities. The Compensation Committee shall report to the Board. A majority of the members of the Compensation Committee shall constitute a quorum. The members of the Compensation Committee shall be appointed and replaced by the Board.

Committee Authority and Responsibilities

1. The Compensation Committee shall annually review and approve corporate goals and objectives relevant to compensation, evaluate management’s performance in light of those goals and objectives, and determine management’s compensation levels based on this evaluation. In determining the long-term incentive component of management compensation, the Compensation Committee will consider Atna’s performance and relative shareholder return, the value of similar incentive awards to management at comparable companies, the awards given to management in past years, and other factors it deems appropriate.

2. The Compensation Committee shall have the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of management compensation and shall have sole authority to approve the consultant’s fees and other retention terms, all at Atna’s expense.

3. The Compensation Committee shall annually review and determine the compensation of management, including incentive-compensation plans and equity-based plans.

4. The Compensation Committee shall annually review and approve, for management of Atna:

(a) the annual base salary level;

(b) the annual incentive opportunity level;

(c) the long-term incentive opportunity level;

(d) the terms of any employment agreements, severance arrangements, and change in control agreements/provisions, in each case as, when and if appropriate; and

(e) any special or supplemental benefits.

5. The terms of any employment agreements or contracts, including those for new hire, temporary employees or consultants, should be reviewed and approved by the Compensation Committee.

6. The Compensation Committee may form and delegate authority to subcommittees, when appropriate.

7. The Compensation Committee shall make regular reports to the Board.

8. The Compensation Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Compensation Committee shall annually evaluate its own performance.

9. The Compensation Committee, and each member of the Compensation Committee in his or her capacity as such, shall be entitled to rely, in good faith, on information, opinions, reports or statements, or other information prepared or presented to them by:

(a) officers and other employees of Atna, whom such member believes to be reliable and competent in the matters presented; and

(b) counsel, public accountants or other persons as to matters, which the member believes to be within the professional competence of such person.

Employees

During the nine months ended September 30, 2007, Atna had four full-time employees.

Share Ownership

The following table sets forth the share ownership of those persons listed in “Directors and Senior Management” above and includes details of all options or warrants to purchase of Atna held by such persons at January 18, 2008:

				Percent of
	Number of			Common Shares
	Common Shares		Number of	Beneficially	Exercise
Name	Held		Stock Options	Owned	Price $	Expiry Date

David H. Watkins	974,880		300,000	2.46%	0.70	Apr 18/2008
			150,000		2.01	Jan 30/09
			183,000		1.36	Jan 11/2010
William J. Coulter	147,000	(1)	75,000	0.60%	0.70	Apr 18/2008
			75,000		2.01	Jan 30/2009
			91,500		1.36	Jan 11/2010
James K.B. Hesketh	25,000		75,000	0.41%	0.70	Apr 18/2008
			75,000		2.01	Jan 30/2009
			91,500		1.36	Jan 11/2010
Glen D. Dickson	245,000		100,000	0.74%	0.70	Apr 18/2008
			75,000		2.01	Jan 30/2009
			61,500		1.36	Jan 11/2010
William R. Stanley	200,000		150,000	0.96%	0.70	Apr 18/2008
			125,000		2.01	Jan 30/2009
			152,500		1.36	Jan 11/2010
G. Ross McDonald	50,000		20,000	0.15%	2.01	Jan 30/2009
			24,400		1.36	Jan 11/2010
Bonnie L. Whelan	15,000		100,000	0.35%	0.59	Feb 8/2008
			50,000		2.01	Jan 30/2009
			61,000		1.36	Jan 11/2010
Atna Directors and Officers as a Group	1,656,880		2,035,400	5.53%

(1)	35,000 of these shares are registered in the name of Binjas Holdings Ltd.

and 12,000 of these shares are registered in the name of the Jay Willy Trading Co. Ltd., both non-reporting companies controlled by William Coulter.

Share Ownership (5%)

The following table sets forth information with respect to all shareholders known by Atna to be the beneficial owners of more than five percent of its outstanding common shares as of January 18, 2008. The holding is shown as of December 31, 2007 as reported by Anglo Pacific Group Plc. on SEDI. Each person has sole voting and investment powers with respect to the shares shown.

		Percent of
	Number of	Common Shares
Name	Common Shares Held	Beneficially Owned

Anglo Pacific Group Plc	9,284,000	14.33%
17 Hill St. London W1J 5NZ United Kingdom

Incentive Stock Options Plan

In 1996, Atna adopted, with approval from Atna’s shareholders, an incentive stock option plan (the “1996 Plan”) pursuant to the policies of the Toronto Stock Exchange (the “TSX”). The 1996 Plan has been amended on a number of occasions, including most recently at the Annual and Special Meeting of Atna held on April 20, 2006.

The 1996 Plan, as amended does not comply with the policy outlined in the TSX Company Manual with respect to security based compensation arrangements. As a result, on March 16, 2007, the Board of Directors of Atna approved the adoption of a new stock option plan (the “2007 Plan”), which has been approved by the shareholders and the TSX. The 2007 Plan will replace the 1996 Plan and, consequently, no new options will be granted under the 1996 Plan. Options granted under the 1996 Plan prior to the adoption of the 2007 Plan will survive until exercise, lapse or termination in accordance with the provisions of the 1996 Plan.

Key provisions of the 2007 Plan include:

•	the maximum number of common shares issuable pursuant to options granted under the 2007 Plan will be a number equal to 10% of the issued and outstanding common shares on a non-diluted basis at any time;

•	a restriction that no more than 10% of the total number of issued and outstanding common shares on a non-diluted basis may be issuable to insiders of Atna pursuant to options granted to insiders under the 2007 Plan;

•	a restriction that no more than 10% of the total number of issued and outstanding common shares on a non-diluted basis are issued to insiders of Atna within any one-year period pursuant to options granted to insiders under the 2007 Plan;

•	the option price per common share is to be determined by the Board of Directors provided that such exercise price is not less than the market price on the date of grant of such options or such other minimum price as may be required by the TSX;

•	the vesting period of all options shall be determined by the Board;

•	options may be exercisable for a period of up to a maximum term of five years, subject to a blackout period allowance, such period to be determined by the Board of Directors of Atna, and the options are non-transferable;

•	options held by individuals who are terminated without cause are subject to an accelerated expiry term for those options which requires that options held by those individuals expire on the earlier of: (a) the original expiry term of such options; (b) 30 days after the Optionee ceases active employment with Atna; or (c) 30 days after the date of delivery of written notice of retirement, resignation or termination;

•	options held by an individual who ceases to be employed by Atna for cause or is removed from office or becomes disqualified from being a director will terminate immediately;

•	options which expire unexercised or are otherwise cancelled will be returned to the 2007 Plan and may be made available for future option grant pursuant to the provisions of the 2007 Plan;

•	optionees may, rather than exercise their options, elect to terminate such option, in whole or in part, and receive either an equivalent number of common shares or cash payment in lieu thereof; and

•	the Board may, from time to time, subject to applicable law and the prior approval, if required, of the TSX or any other applicable regulatory body, suspend, terminate, discontinue or amend the 2007 Plan and the Board may amend the 2007 Plan or options granted under it without shareholder approval.

Provisions of the 2007 Plan described in items (d), (e), (f) and (i) listed above are consistent with the provisions contained in the 1996 Plan. Provisions of the 2007 Plan described in items (a), (g) and (k) in the 2007 Plan differ from the analogous provisions in the 1996 Plan. There are no provisions in the 1996 Plan analogous to the provision in the 2007 Plan described in items (b), (c), (h) and (j) above. The full text of the 2007 Plan can be found in Appendix A of the Management Information Proxy Circular dated March 16, 2007.

Purpose of the 2007 Plan

The adoption of the 2007 Plan is intended to further the purpose of the 1996 Plan, which is to permit Atna to motivate and reward individuals who contribute to Atna’s profitability and to provide those individuals with a proprietary interest in the long term growth and financial success of Atna. The Board believes that the 2007 Plan will enhance the ability of Atna to continue to attract and retain talented individuals in a highly competitive industry.

Changes to the 1996 Plan

The 2007 Plan contains changes designed to conform certain provisions in the 2007 Plan to the TSX rules and regulations relating to security based compensation arrangements, as well as changes to the 1996 Plan which the Board considers to be in the best interests of Atna.

Maximum Shares Available

As of the date of this Information Circular, 2,903,800 stock options remain outstanding under the 1996 Plan, representing approximately 4.3% of the issued and outstanding common shares on a fully diluted basis, and 42,564 common shares of Atna remain available for future stock option awards under the 1996 Plan, representing less than 1% of the issued and outstanding common shares on a fully diluted basis. The maximum number of common shares of Atna that may be issuable under the 2007 Plan is a number equal to 10% of the number of issued and outstanding common shares of Atna on a non-diluted basis at any time.

Maximum Shares Available to Insiders

To ensure that insiders of Atna have the opportunity to vote on certain approvals listed in Section 613(a) of the TSX Company Manual, the 2007 Plan restricts the maximum number of common shares of Atna that under the 2007 Plan are issued, or that may be issuable, to insiders (as defined under applicable securities law). Under the 2007 Plan, no more than 10% of the total number of issued and outstanding common shares on a non-diluted basis may be: (i) issuable to insiders of Atna pursuant to options granted to insiders under the 2007 Plan; or (ii) issued to insiders of Atna within any one year period pursuant to options granted to insiders under the 2007 Plan, in both cases together with all of Atna’s previously established and outstanding or proposed share compensation arrangements.

Share Appreciation Rights

The 2007 Plan introduces the concept of share appreciation rights, which is not provided for in the 1996 Plan. Under the share appreciation rights, optionees have the right to receive a certain number of common shares calculated pursuant to the difference between the fair value of a common share and the option exercise price upon exercise or, subject to the consent of Atna, cash payment calculated pursuant to section 4.11(b) of the 2007 Plan in lieu of purchasing common shares of Atna upon the exercise of the option. The cash settlement alternative provides optionees with an alternative means to exercise their options and provides Atna with a means of reducing the dilution normally associated with option exercises.

Amending Provisions

The amending provisions in the 2007 Plan provide that the Board of Directors of Atna may, from time to time, subject to the 2007 Plan, applicable law and the prior approval, if required, of the TSX or any other regulatory body having authority, or of the shareholders of Atna, suspend, terminate, discontinue or amend the 2007 Plan. The Board may not amend the 2007 Plan without the approval of the shareholders of Atna and the TSX with respect to the following; (a) altering the maximum number of shares available under the 2007 Plan; (b) amending the terms of an option granted to an insider of Atna; (c) extend the expiration term from a blackout period allowance; (d) making a change to the class of eligible participants which would have the potential of broadening or increasing participation by insiders; (e) adding any form of financial assistance; or (f) adding a deferred or restricted share unit or any other provision which results in an eligible participant receiving Shares while no cash consideration is received by Atna.

Legal Proceedings

Atna has no material legal proceedings.

Exchange Controls

Atna is a corporation formed under the laws of the Province of British Columbia, Canada. There is no law or governmental decree or regulation in Canada that restricts the export or import of capital, or affects the remittance of dividends, interest or other payments to a non-resident holder of common shares, other than withholding tax requirements. Any such remittances to United States residents are generally subject to withholding tax, however no such remittances are likely in the foreseeable future.

There is no limitation imposed by the laws of Canada or by the charter or other constituent documents of Atna on the right of a non-resident to hold or vote its common shares, other than as provided in the Investment Canada Act (Canada) (the “Investment Act”). The following discussion summarizes the material features of the Investment Act for a non-resident who proposes to acquire a controlling number of Atna’s common shares. It is general only, it is not a substitute for independent advice from an investor’s own advisor, and it does not anticipate statutory or regulatory amendments. Atna does not believe the Investment Act will have any affect on it or on its non-Canadian shareholders due to a number of factors including the nature of its operations and Atna’s relatively small capitalization.

The Investment Act generally prohibits implementation of a “reviewable” investment by an individual, government or agency thereof, corporation, partnership, trust or joint venture (each an “entity”) that is not a “Canadian” as defined in the Investment Act (ie. a “non-Canadian”), unless after review the Director of Investments appointed by the minister responsible for the Investment Act is satisfied that the investment is likely to be of net benefit to Canada. The size and nature of a proposed transaction may give rise to an obligation to notify the Director to seek an advance ruling. An investment in Atna’s common shares by a non-Canadian (other than a “WTO Investor” as that term is defined in the Investment Act and which term includes entities which are nationals of or are controlled by nationals of member states of the World Trade Organization) when Atna was not controlled by a WTO Investor, would be reviewable under the Investment Act if it was an investment to acquire control of Atna and the value of the assets of Atna, as determined in accordance with the regulations promulgated under the Investment Act, was over a certain figure, or if an order for review was made by the federal cabinet on the grounds that the investment related to Canada’s cultural heritage or national identity, regardless of the value of the assets of Atna. An investment in the common shares by a WTO Investor, or by a non-Canadian when Atna was controlled by a WTO Investor, would be reviewable under the Investment Act if it was an investment to acquire control of Atna and the value of the assets of Atna, as determined in accordance with the regulations promulgated under the Investment Act, was not less than a specified amount, which currently exceeds approximately Cdn$250 million. A non-Canadian would acquire control of Atna for the purposes of the Investment Act if the non-Canadian acquired a majority of the common shares. The acquisition of less than a majority but one-third or more of the common shares would be presumed to be an acquisition of control of Atna unless it could be established that, on the acquisition, Atna was not controlled in fact by the acquirer through the ownership of the common shares.

The foregoing assumes Atna will not engage in the production of uranium or own an interest in a producing uranium property in Canada, or provide any financial service or transportation service, as the rules governing those businesses are different.

Certain transactions relating to the common shares of Atna would be exempt from the Investment Act, including:

(a) an acquisition of the common shares by a person in the ordinary course of that person’s business as a trade or dealer in securities,

(b) an acquisition of control of Atna in connection with the realization of security granted for a loan or other financial assistance and not for a purpose related to the provisions of the Investment Act, and

(c) an acquisition of control of Atna by reason of an amalgamation, merger, consolidation or corporate reorganization following which the ultimate direct or indirect control in fact of Atna, through the ownership of the common shares, remain unchanged.

Quantitative and Qualitative Disclosures of Market Risk

Atna anticipates its primary market risk, if any, to be related to fluctuations in exchange rates. Exchange rate risk may arise if Atna is required to use different currencies for various aspects of its operations. Atna uses the Canadian dollar as its reporting currency and is therefore exposed to foreign exchange movements in Chile and the United States where Atna is conducting exploration activities.

Atna has not entered into any material foreign exchange contracts to minimize or mitigate the effects of foreign exchange fluctuations on Atna’s operations. Atna exchanges Canadian dollars to fund its foreign operations. Based on prior years, Atna does not believe that it is subject to material foreign exchange fluctuations. However, no assurance can be given that this will not occur in the future.

INFORMATION ABOUT CANYON

Overview

Canyon, a Delaware corporation, is a Colorado-based company that was organized in 1979 to explore, acquire, develop, and mine precious metal and other mineral properties. Since 1986, Canyon has been a reporting company. Canyon’s securities were traded on NASDAQ until August 16, 1996. On August 19, 1996, it listed its shares of common stock for trading on The American Stock Exchange (“AMEX”).

Canyon is involved in all phases of the mining business from early stage exploration, exploration drilling, development drilling, feasibility studies and permitting, through construction, operation and final closure of mining properties.

Canyon has gold production operations in the western United States and conducts exploration activities in the search for additional valuable mineral properties primarily in the western U.S. Its exploration and development efforts emphasize precious metals (gold and silver). Canyon has conducted a portion of its mineral exploration and development through joint ventures with other companies.

Properties

The following table provides a summary of the most significant properties in which Canyon has an interest as of December 31, 2006. More detailed information regarding each of these properties is provided in the text that follows:

		Nature	Dates	Expiry
	Interest	of Interest	Acquired	Dates

California properties:
Briggs Mine	100%	Patented & Unpatented mining claims & leases	2006, 1990	Successive 5-year terms & claims
Satellite deposits (Cecil R, Jackson, Mineral Hill, Suitcase)	100%	Patented & Unpatented mining claims & leases	2006, 1990	Successive 5-year terms & claims
Nevada properties:
Reward Project	100%	Unpatented mining claims & leases	2004, 2006	2024-2025 & claims
Tuscarosa property	Option	Unpatented mining claims & leases	2006	Annual work commitments & rentals
Adelaide property	Option	Unpatented mining claims & leases	2006	Annual work commitments & rentals
Mount Edna prospect	100%	Unpatented mining claims	2006	Claims
Tram prospect	100%	Unpatented mining claims	2006	Claims
Wyoming properties:
Converse/Sand Creek Uranium Joint Ventures	100/70%	Unpatented mining claims & leases	2006, 2005	2015 & 25 year leases & claims
Montana properties:
Seven-Up Pete	100%	Patented & unpatented mining claims	1990, 1997	2008-2020 & claims
Montana properties	100%	900,000 acres of fee mineral rights	1990	Perpetual
Barite properties (Kenelty, Coloma, Elk Creek, Chippy Creek)	100%	Unpatented mining claims, fee mineral rights & leases	1990, 2006	Perpetual & claims
Kendall Mine (closure)	100%	Fee land	1987, 1990, 2001	Perpetual
Royalty portfolio:
Montana	Up to 3%	NSR royalty	2006	Perpetual
Dominican Repulic	0.4%	NSR royalty	1998	Concession
Mina Cancha (Argentina)	2.5%	NSR royalty	1994	Concession

Mining leases and unpatented claims require annual assessment payments, lease payments or work commitment spending to remain current. Canyon’s mining leases have terms and rights to extend terms that vary significantly. Canyon’s Montana mineral rights are held in perpetuity.

Asset Exchange Agreement

On December 29, 2006, Canyon entered into an Asset Exchange Agreement with Newmont to acquire the 3% NSR royalty held by Newmont on Canyon’s Briggs Mine. In addition, Canyon has entered into an agreement with Newmont to acquire an option on the Adelaide Gold Project in Humboldt County, Nevada and the Tuscarora Gold Project in Elko County, Nevada. Canyon also acquired a right of first refusal on the main section of the Mount Edna Prospect, a portion of which Canyon recently claim staked.

In exchange, Newmont received from Canyon certain mineral rights, surface leases, and facilities near Lincoln, Montana with associated intellectual property and Newmont assumed all associated reclamation liability. Canyon will retain a 3% NSR royalty on mineral rights provided by Canyon in this transaction, which may be reduced if the net of Newmont’s royalty and that of underlying landholders exceeds 5%.

California Properties

Briggs Mine and Satellite Deposits

General

Canyon acquired the Briggs Mine, located on the west side of the Panamint Range near Death Valley, California, in 1990. CR Briggs Corporation, Canyon’s wholly-owned subsidiary, controls approximately 3,300 acres in Inyo County, California approximately 30 miles southwest of Bishop, California. It is 16 miles northeast of Trona and 35 miles northeast of Ridgecrest in Inyo County, California. The legal description of the project area is Townships 21 through 23, and Range 44 through 45 West, Mount Diablo Meridian. CR Briggs owns or controls 264 unpatented claims, including 18 mill site claims and 3 patented claims on U.S. Bureau of Land Management (“BLM”) administered land. Canyon owns or controls, through leasehold interests, 100% of the Briggs Mine. In addition to the Briggs Mine, Canyon owns four satellite deposits located approximately four miles north of Briggs. Canyon refers to these satellite deposits as the Cecil R, Jackson, Mineral Hill and Suitcase deposits. Canyon currently holds or leases a total of 22 unpatented claims and 3 patented claims associated with these deposits. All of Canyon’s mining claims are located on land prescribed for multiple use management by the BLM.

Briggs Mine Reserves and Mineralized Material

		Average
		Gold Grade	Gold Grade
	Tons	(opt)	(opt)

Mineral Reserve Category
Proven Reserves:
Open-Pit	1,841,000	0.028	50,900
Underground	—	—	—

Total Proven Reserves	1,841,000	0.028	50,900

Probable Reserves:
Open-Pit	2,314,000	0.025	57,600
Underground	183,000	0.118	21,500

Total Probable Reserves	2,497,000	0.032	79,100

Proven & Probable Reserves:
Open-Pit	4,155,000	0.026	108,500
Underground	183,000	0.118	21,500

Total Proven & Probable	4,338,000	0.030	130,000

The open pit and underground reserves were calculated with a cut-off grade of 0.08 opt for underground stopes and 0.013 for open pit estimation and underground development material which must be mined regardless of grade. A gold price of $500 per ounce was utilized for both studies. The ores when crushed are expected to yield a heap leach gold recovery of between 79% and 83%. An additional 100,500 tons of mineralized material at an average gold grade of 0.116 opt not included in the reserve is contained within designed underground excavations and could be extracted without additional capital development. This material is estimated utilizing the cutoff grades used for reserve estimation.

The study entitled “2006 Mining Study of the CR Briggs Gold Project, Inyo County, California” dated November 8, 2006, was prepared by WLR Consulting, Inc. of Lakewood, Colorado to develop open pit reserve and mine costing. A second study entitled “Interim Report on the Development of the Goldtooth Underground Mine and Statement of Reserves as of December 31, 2006” dated February 2, 2007 was prepared by Practical Mining LLC of Spring Creek, Nevada.

These reserves were determined from an inventory of in-situ mineralized material at the Briggs Mine of 23.6 million tons at an average grade of 0.023 opt using a cut-off grade of 0.01 opt. The satellite pits of Cecil R, Mineral Hill and Suitcase contain additional combined in-situ mineralized material of 8.4 million tons at an average grade of 0.028 opt using a cut-off grade of 0.015 opt.

Operations

The Briggs Mine is an open-pit, heap leach operation that in 2001 produced a record 96,000 ounces. From 1997 into 2002, ore was mined from four open pits, the Goldtooth, Briggs Main, Briggs South Ultimate (“BSU”) and Briggs North, from south to north, respectively. In addition, a small amount of underground mining was performed near the Briggs North open pit. Most of the ore was crushed in three stages to a minus 1/4 inch size and conveyor-stacked on the leach pad. Gold is recovered from leach solutions in a carbon adsorption plant and refined into doré bars on site.

The Briggs Mine was constructed in 1996 and, through December 31, 2006, has produced over 550,000 ounces of gold. Since 1996, a total of 75 million tons of rock have been mined by open-pit methods, including 52 million tons of waste. Of the 23.5 million tons of ore mined, 18.6 million tons have been crushed and, along with 4.8 million tons of run-of-mine ore and 111,400 tons of ore with an average grade of 0.188 opt gold from underground mining have been placed on the leach pad. Approximately 735,000 ounces of gold were placed on the leach pad during this period. The Briggs Mine placed the last fresh ore on the pads in April 2004 due primarily to lack of mine development. It is expected that ore on the existing heap leach pad will continue to be rinsed through 2007 as part of an operation to evaporate remaining process solutions, which will result in minor gold production in 2007.

Mobile equipment remaining at Briggs includes four 100-ton trucks, one-14 cubic yard loaders, four dozers, and two graders. These units are generally in operating condition and only require standard component replacement and maintenance to be placed into production. The 600-ton per hour capacity, three stage crushing plant at Briggs is in good condition, but will require new conveyor belting, seals and other maintenance including minor structural steel repairs and modification to make it operable. The crushing plant, which was last operated in 2002, was never dismantled or removed from original foundations. The gold recovery plant and refinery is currently in operation and requires periodic standard maintenance and repair. Power for the mine is supplied by three 1.1 megawatt diesel generators. These units will require engine and generator rebuilds to support full operation.

Significant reclamation activities were conducted at the Briggs Mine during 2005 and into 2006, including re-contouring, capping, and re-vegetation of selected areas. Over 86% of the site has now been re-contoured and most of the waste dumps have had growth media topsoil placed and seeded. Over 60% of the leach pad has been re-contoured while gold leaching was underway. Canyon believes this contributed to higher than planned gold recovery. Once all process water has been evaporated, the pad will be contoured to final slopes, covered, and seeded. A leach pad expansion is required to re-start mining operations at the Briggs Mine.

The Briggs gold deposit is hosted by Precambrian quartz and amphibolite gneisses that have been severely deformed by faults of Tertiary age. High-angle faults and shear zones have acted as vertical conduits that channeled gold-bearing hydrothermal fluids upwards into a series of stacked low-angle faults. The primary high angle fault system in the Briggs Mine area, which is believed to be the primary conduit for gold mineralization, is the north-south trending Goldtooth fault. Operating permits within the mine-plan-of-operations area remain active.

Statistical production and financial data for the last five years for the Briggs Mine is shown on the following table.

Briggs Mine Operations

	2006	2005	2004	2003	2002

PRODUCTION
Open-Pit Mining
Tons mined (waste and ore)	—	—	1,330,399	6,858,500	8,885,600
Tons ore mined (crusher ore)	—	—	—	332,900	27,200
Gold grade of crusher ore (oz/ton)	—	—	—	0.051	0.043
Tons run-of-mine ore (ROM)	—	—	575,913	504,400	1,786,900
Gold grade of ROM (oz/ton)	—	—	0.047	0.033	0.036
Strip ratio (tons waste/tons ore)	—	—	1.3:1	7.2:1	3.9:1
Underground Mining
Tons mined	—	—	—	—	89,700
Gold grade (oz/ton)	—	—	—	—	0.187
Gold production (oz)	2,020	9,289	29,662	36,645	57,058
Silver production (oz)	266	1,700	8,543	11,519	14,914
Recoverable gold inventory (oz)	—	—	7,468	15,484	33,360
FINANCIAL
Ounces of gold sold	2,165	9,263	29,515	37,506	57,838
Average gold price realized	$585	$445	$398	$345	$300
Revenue from mine operations	$1,270,300	$4,140,300	$11,813,900	$13,010,100	$17,377,100
Capital expenditures	$1,638,000	$334,900	$366,700	$3,216,500	$1,079,400

Satellite Deposits

Outside of the Briggs Mine permit area, Canyon controls four advanced stage exploration targets adjacent to its Briggs area claim block. Since the discovery of the Briggs gold deposit, Canyon has developed a detailed geological understanding of this deposit type. Using this knowledge, Canyon has identified significant gold mineralization in the Briggs area extending for four miles along the western flank of the Panamint Mountain Range.

The Cecil R deposit, Canyon’s most advanced satellite project, is located four miles north of the Briggs Mine. A total of 58 drill holes have been drilled, including six holes totaling 2,030 feet drilled in 2006, which defines an area of contiguous mineralization. A model of this area completed in 2006 shows an estimate of in-situ mineralized material of 5.75 million tons at an average grade of 0.024 opt gold, using a cutoff grade of 0.015 opt. Canyon has developed plans for additional drilling on this deposit in 2007 targeting potential extensions along strike from known mineralization in both directions. Drilling commenced on December 5, 2007. A second zone, the Jackson deposit, is an area of anomalous gold values, which has been sampled in surface rocks along a 2,000 foot structural zone. This potential deposit is located about two to three miles north of Briggs. A limited amount of drilling has been completed on this target.

During 2006, Canyon acquired the Suitcase and Mineral Hill deposits located upslope and proximal to Cecil R and Jackson, respectively. The agreement was made with an individual who received 30,000 shares of restricted common stock in the company with registration rights. In addition, Canyon will pay $135,000 in installments over ten years to purchase the property. This individual shall retain a 3% NSR royalty that may be reduced to 1% for $0.5 million per point of reduction.

Both deposits have been actively explored by a number of mining companies since the early 1980s. In 1990, Pegasus Gold Corp conducted detailed helicopter supported exploration work, including an 8,033 foot RC drilling program. Cimarron Resources completed a 3,625 foot drill program on the Suitcase deposit in 1997. These programs confirmed both areas as having significant quantities of gold mineralization. Most holes averaged only 100 to 200 feet in vertical depth and the deeper potential of both deposits, particularly Mineral Hill with its steep structural controls on the gold mineralization, remains to be tested. Canyon has developed estimates of mineralized material for these two deposits based on historic drilling results. Mineral Hill contains in-situ mineralized material of 2.3 million tons at an average grade of 0.035 opt gold and Suitcase contains 0.33 million tons at an average grade of 0.052 opt gold. Both estimates were developed using a cutoff grade of 0.015 opt. Canyon has not conducted any new drilling on the deposits to verify and confirm these historic results.

Re-Start of Mining and Production Operations

In late 2005, Canyon commenced a detailed review of the Briggs Mine in light of today’s robust gold market to determine if potential exists to re-start mining operations at the site by either open pit or underground mining. The study indicated that with additional drilling, new reserves could be established and a 21,000 foot Phase 1 drilling program was commissioned and completed during 2006. Results from this program, combined with information from the existing Briggs block model were analyzed and a Technical Report was released detailing a current estimate of the mineralized material at the property.

As a result of this study, Canyon determined that in addition to open pit potential, two high-grade mineralized structures were evident at the site. These include the high angle Goldtooth shear/vein zone associated with the Goldtooth fault and a low angle structure at Briggs North parallel to one that had previously been mined by both open pit and underground methods. The open pit reserves are located around the existing open pits and the initial underground reserves are located along the Goldtooth fault zone. Additional reserves could be developed along strike on the Goldtooth structure, at the Briggs North underground zone and the Cecil R deposit, subject to completion of feasibility studies and receipt of operating permits for Cecil R. The development of Suitcase, Mineral Hill and Jackson deposits may follow if economically justified and when permitted.

Canyon commissioned an open pit mining study that was completed in November 2006. Simultaneously, studies were commissioned with various vendors and consultants to develop operating and capital cost estimates for the refurbishment and operation of Canyon’s crushing plant, equipment fleet, gold plant, lab, and shops. In addition, Canyon commissioned a study to develop a design and cost estimate for the construction of a 900,000 square foot leach pad to be constructed at the south end of Canyon’s existing leach pad. The leach pad was included in Canyon’s original operating permits.

At the same time Canyon initiated a Phase 2 reverse circulation drilling program of approximately 17,000 feet, focused on the Goldtooth structure to develop confidence that continuity of mineralization exists in this zone. Drilling on the zone located to the north of the Goldtooth pit was completed by year end. An estimate of mineralization and an interim feasibility study for this underground area was completed in January 2007. Infill drilling operations on the Goldtooth structure to the south of the Goldtooth pit were completed in January 2007 and could be incorporated into an undated underground mining feasibility study during the first half of 2007.

In addition to these work activities, Canyon completed a six-hole drilling program in 2006 at the Cecil R deposit that adds to Canyon’s information database and captures samples for metallurgical testing. An estimate of mineralization and a scoping level technical study was completed for this deposit with positive results.

Results of Re-Start Studies

A total of three open pits were designed representing expansions to the existing Briggs Main, BSU, and Goldtooth pits. These pits were designed using a floating cone gold price of $500 per ounce. The cost structures used to develop these designs were based on operating experience at the site adjusted for the current cost of labor, consumables and fuel. Metallurgical recovery rates are based on metallurgical testwork and actual operating experience and range from 79% to 83% recovery depending on pit and ore type with crushing all material to the range of 40% to 60% minus 1/4 inch size.

The open pit mine option which includes the Briggs Main, BSU and Goldtooth pits, contains an ore reserve of 4.2 million tons at an average grade of 0.026 opt gold resulting in 108,500 contained gold ounces at a cutoff grade of

0.013 opt. Additional pushback designs are possible at gold prices of $550 and above, particularly in the Briggs Main pit, where prior backfilling with waste is hindering reserve development.

An open pit production schedule has been developed targeting an ore mining rate of around 1.6 million tons per year over a three year mining period and a four year leach period. A total of 89,000 ounces of gold is expected to be produced at a rate of around 30,000 ounces per year. The existing Briggs mining fleet will be sufficient to meet production requirements with the addition of two-blasthole drills, two pioneer drills, an 8,000 gallon water truck and a 10-cyd front-end loader.

An interim estimate of reserves for the high grade underground Goldtooth structure has been completed which developed a probable reserve of 183,000 tons at an average gold grade of 0.118 opt, containing 21,500 ounces using a cutoff grade of 0.08 opt for stopes and 0.013 for development material, which must be mined regardless of grade. Additional mineralized material of 100,500 tons at an average grade of 0.118 opt is contained within designed excavations, estimated using similar cutoff grades. Infill drilling has been completed on the mineralized material contained in these designs, but was not included in the study due to timing.

The underground feasibility study assumes that an underground mining contractor will be utilized and quoted costs are utilized as the cost basis. Approximately 9,200 feet of underground development will be required in the initial mine design. Mechanized long-hole open stoping would account for roughly 79% of ore production with the balance obtained from development drifting. With true widths varying from 6 to over 25 feet and dips in excess of 60 degrees the deposits geometry lends itself well to overhand or underhand mechanized stope extraction methods. Underground mining would be conducted over a period of three years based on these initial reserves. Underground ores will be commingled with surface mined ores at the crushing plant and processed through heap leaching. Metallurgical test work indicates that recoveries for these ores may exceed 80%. The underground project will be developed as an incremental addition to supplement open pit mining. Average operating cost for the underground on an incremental basis is estimated to be around $367 per ounce.

A cash flow analysis was developed for the combined open pit and underground case with no benefit from incremental underground reserve development or satellite deposit production. Total operating cash cost is estimated at $434 per ounce of gold produced over the initial three year mine life. An estimated 115,000 ounces of gold would be recovered from mined material in this period. Initial capital to re-commence operations totals approximately $12.8 million inclusive of leach pad construction costs of $2.7 million, pre-stripping cost of $2.2 million, plant refurbishment costs of $1.4 million and deferred underground development of $4.6 million. At a gold price of $625 per ounce, the “combined” case provides an internal rate of return of approximately 24% and a cash flow of $7.6 million after capital recovery. Each $25 change in gold price affects the cash flows by $2.8 million. A predevelopment period of approximately five months will be required to initiate production once financing is arranged. Underground development would occur over a twelve month period concurrent with underground mine production. Adequate financing, leach pad construction and the retention of qualified personnel are the most significant risk factors that may impact Canyon’s estimated timeline.

Additional upside to these economics may be added as the Goldtooth structure remains open along strike and possibly to depth for development of additional mineralization with drilling or drifting. Recently announced drill results clearly display this potential. Canyon is continuing to drill step-out holes to test the additional potential along strike in this extensive, relatively under-explored, system. The high grade Briggs North structure contains an estimated in-situ mineralized material of 180,871 tons averaging 0.169 opt gold using a cutoff grade of 0.10 opt. Additional drilling and mine design will be required to justify development of these zones. Additional mineralized material has been estimated for the Cecil R, Suitcase and Mineral Hill deposits. These deposits will require additional drilling, feasibility studies, and permitting before they can be developed.

Environmental Regulation

The Briggs Mine operates under the requirements of the following permits and agencies: (1) Plan of Operations, BLM; (2) Mining and Reclamation Plan, Inyo County; (3) Waste Discharge Requirements, Lahontan; (4) Permits to Operate, Great Basin Unified Air Pollution Control District; and (5) a stream bed alteration permit with California Fish and Game. In January 2000, the Briggs Mine obtained an amendment to its operating permit that allows mining of the Briggs North and Goldtooth deposits. The amendment was obtained through an Environmental Assessment conducted by the BLM and an equivalent document approved by the Inyo County Planning Commission. In December 2000, the Briggs Mine obtained an amendment which allows for an increase of the leach pad total height to 190 feet, from the previous limit of 150 feet.

The BLM, Inyo County, the California Department of Conservation, and Lahontan have jointly required Canyon to maintain a $3.2 million reclamation bond to ensure appropriate reclamation of the Briggs Mine. Canyon has received notice to increase this bond in 2007 by an additional $127,260 to account for inflation. Additionally, Lahontan requires that Canyon maintain a $1.0 million bond to ensure adequate funds to mitigate any “foreseeable release” of pollutants to state waters. The Briggs Mine is bonded with $4.3 million of reclamation bonds of which $4.2 million is supported by a Surety. In 1999, in response to a demand for an increase in collateral by the surety, Canyon granted a security interest in 28,000 acres of mineral interests in Montana. In addition, Canyon agreed to make cash deposits with the surety company totaling $1.5 million over a three year period at the rate of $0.5 million per year, commencing June 30, 2001. Canyon made a $0.3 million deposit in March 2007, after it received notice form the surety that it was in default of its obligations under the collateral agreement. In June 2007, the surety filed a civil action in the U.S. District Court for the District of Colorado against Canyon for monies due of $1.25 million and unspecified costs, damages and legal expenses. In September 2007, Canyon settled the complaint through negotiations with the surety company. The settlement required Canyon to make a $250,000 collateral deposit in early October 2007 and additional collateral deposits totaling $751,000 no later than December 31, 2010. Canyon has the option to make accelerated deposits to the collateral account upon certain events and any accelerated deposits will be applied against the next scheduled payment and total deposits will not exceed the additional $751,000 left to be funded as of November 1, 2007. The surety’s request for monies as collateral represents a reimbursable deposit that is included in restricted cash to support required future reclamation of the Briggs Mine’s site and therefore no liability has been accrued.

On April 10, 2003, the CSMGB enacted a Backfill Regulation that essentially requires that all future metal mines be backfilled with certain exceptions to the original contour of the landscape. In April 2003, the California Legislature passed a bill which stipulates that, if a project is located within one mile of a Native American sacred site and on limited use lands within the CDCA, new open-pit metal mine projects must be backfilled during reclamation. The Briggs project is located in the Panamint Range within the designated limited use land of the CDCA. Any new open pit developments on Canyon’s properties outside the existing Briggs plan of operations area may be required to comply with these regulations, although the Bill recognizes that under certain circumstances existing permit areas may be extended to incorporate mining locations necessary for the continued operation or expansion of the existing operation without the backfilling requirement.

Nevada Properties

Nevada

Canyon’s current geographic focus for future corporate growth is the State of Nevada. Nevada is highly prospective for gold; it has a stable regulatory environment and a well established mining sector. Nevada is the third largest producer of gold in the world behind South Africa and Australia. In addition to Canyon’s Reward Project, it added a total of four new property positions in Nevada during 2006.

Reward Project

Canyon controls approximately 1,600 acres in southwestern Nye County about 5.5 miles south-southeast of Beatty, NV. Canyon holds 18 unpatented lode claims under three mining leases, which expire in 2024 and 2025, which typically carry a 3% NSR royalty. During the year Canyon acquired six patent placer claims totaling 220 acres for $75,000 and a residual 3% NSR royalty. In addition, Canyon owns 99 unpatented lode claims, bringing its land package to a total of 119 lode claims on BLM administered land and 6 patent placer claims.

The Reward property contains an intensely sheeted, north-south shear zone and associated veins, which vary from steeply dipping to modest dip (45 degrees) to the east, within a sequence of quartzitic beds, schists, and dolomites. The Reward gold-mineralized structure has been sampled by more than 308 holes totaling 106,965 feet drilled by a number of mining entities over the past 15 years, including 21 holes for 6,140 feet drilled by Canyon in 2006. Gold mineralization has been encountered over a strike length of more than 2,400 feet and to a depth of 400 feet along the

Reward structure. The width of mineralization within the structural zone ranges from a few feet to up to 200 feet. The mineralized structure remains open and untested at depth and along strike to the south. Initial metallurgical test work conducted by previous owners and Canyon indicates that the gold contained in the mineralized rock at Reward is recoverable by conventional heap-leaching.

Canyon completed a pre-feasibility study for the Reward Project in January 2006. The pre-feasibility study is based on a $425 gold price, $7.6 million in new capital expenditures, transfer of certain mobile equipment from the Briggs Mine, and contract crushing. Cash cost of operation would average $330 per ounce over a four year project life. Canyon has hired an engineering firm to complete the feasibility study to determine its economic potential. This feasibility study will build upon the January 2006 positive pre-feasibility study and a May 2007 report showing a significant increase in mineralized material. Many of the components of this study have already been completed or are in process including: heap leach pad design, electrical supply, water supply, geotechnical study and additional metallurgical test work.

The project concept includes conventional open pit mining to deliver gold ore at a rate of 1.6 million tons per year over three years of mining. Leach operations would be conducted over a five year period. The ore would be crushed to >3/4 inch size and placed on a lined pad to be leached using conventional cyanide heap leach methodology. Solution from the pad would be circulated through carbon towers, where gold would be collected on the carbon. The carbon would then be transported to the Briggs Mine where gold would be recovered using existing equipment to produce gold doré, which would be sold to refineries. This project concept was previously permitted in 2000.

The pre-feasibility study developed an economic pit containing an in-situ mineralized material of 3.35 million tons averaging 0.031 opt of gold utilizing a 0.011 opt cut-off grade and a $400 gold price. The life of mine stripping ratio was determined to be 1.68 tons of waste per ton of ore. This study produced favorable economic results, which justified additional work on the project. The study recommended that Canyon complete additional drilling to improve the confidence level for reserve estimation and that additional metallurgical sampling and testing be performed. The study utilize 45 degree pit slope angles and recommended that geotechnical analysis be performed to determine if the rock structure around the pit could support steeper slope angles. Increased pit slope angles would reduce waste and improve project economics.

During 2006, Canyon completed its Phase 1, 6,140 foot drilling program and has developed a new geologic model and estimate of mineralized material which now shows an in-situ estimate of 12.7 million tons at an average grade of 0.025 opt gold utilizing a cutoff grade of 0.010 opt. In addition, Canyon entered into a water lease agreement to lease water rights for use in potential future operations at Reward and has extended its land positions around the site. Canyon has completed a detailed leach pad design, a waste dump stability analysis and has initiated a geotechnical study. Cuttings from Canyon’s drilling program were utilized to conduct bottle roll leach recovery tests which confirmed past test results.

A Plan of Operations and Reclamation Plan for the Reward Project were submitted to the Las Vegas office of the BLM and to the Nevada Bureau of Mining Regulation and Reclamation in November 2006 and found to be complete. The BLM has completed an internal scoping review and an environmental assessment (“EA”) is being prepared to support the BLM’s review. Archaeological and biological assessment surveys were completed on the site and reports have been submitted to the BLM for review, and ultimate inclusion in the EA. Applications for a water pollution control permit and a reclamation permit have been submitted to the Nevada Division of Environmental Protection (“NDEP”). The NDEP has determined the applications are nearly complete and Canyon is providing additional information to complete the NDEP’s technical review. A design report for the heap leach facility is complete and was submitted to the BLM and NDEP. Potential water well sites have been identified and permits to conduct drilling and hydrologic testing are nearly complete.

Environmental Regulation and Permitting

The Reward deposit occurs on unpatented and patented mining claims on land administered by the BLM. As with all mining projects, careful environmental study and permitting will be required before a mine can be developed on the property. The BLM issued an Environmental Assessment for the Reward Project in 2000, which had been used as the basis for the issuance of required operating permits by the Nevada Department of Environmental Protection. The permits were voluntarily dropped by the former owner in 2001 and the property was released as the price of gold dropped below $300 per ounce. The formerly issued permits are not renewable and new environmental studies including an Environmental Assessment and permit applications must be submitted and issued before mining can commence on this property. There are no assurances that all needed permits will be issued, issued timely, or issued without onerous conditions.

Tuscarora and Adelaide Properties

General

Adelaide and Tuscarora were optioned by Canyon as part of the Asset Exchange Agreement with Newmont. Under this agreement, Canyon is required to spend a total of $3.0 million on both projects over five years to earn its interest in the properties, including a $250,000 firm commitment in the first year. Newmont retains a one time venture option at either property to enter into a joint venture with Canyon, whereby Newmont would hold 51% and Canyon a 49% interest. If Newmont exercises its venture option after Canyon completes a positive feasibility study on either property, Newmont must spend a minimum of 250% of Canyon’s expenditures to earn their 51% interest. If Newmont chooses to exercise their venture option prior to completion of a feasibility study, then Newmont must expend an amount equal to 400% of Canyon’s expenditures to earn their 51% interest. In the event that Newmont elects not to exercise its venture option on either property, then the property would be held by Canyon and Newmont would retain up to a 3% NSR royalty on the property.

Tuscarora

The Tuscarora mining district is located approximately 38 miles northwest of Elko in the Tuscarora Mountains in northeastern Nevada. It sits between the Carlin trend 22 miles to the south, Midas 30 miles to the west, and the Jerritt Canyon district 12 miles to the northeast. The Tuscarora project consists of 220 unpatented claims controlled by Canyon and 17 unpatented claims leased from third parties and 560 acres of leased fee land. Gold and silver were first discovered at Tuscarora in 1876. Through 1916, the district recorded production of approximately 165,000 ounces of gold and 7.1 million ounces of silver from numerous vein deposits. In the late 1980s, a previous miner produced approximately 25,000 ounces of gold and 220,000 ounces of silver from a small open pit on an adjacent property exploiting a volcanic hosted, disseminated gold deposit. Gold and silver mineralization is related to a swarm of quartz — adularia veins hosted in Eocene volcanic rocks which compose part of the Mount Blitzen volcanic caldera complex. Epithermal gold and silver mineralization is widespread over an area of about 8 square miles, and occurs with numerous north and northeast trending quartz — adularia veins, vein-breccias and stockworks. Beginning in the 1980s, several companies explored the district for bulk mineable gold deposits. More recent work by Newmont and others has concentrated on Midas style higher-grade, underground gold-silver vein targets. Most of the pediment, about half of the property position, remains to be evaluated for these targets. A substantial database of drillhole and geologic information exists for this property, which displays mineralized zones that may have either open pit or underground potential.

Adelaide

The Adelaide property, part of the Gold Run Mining District which has been active since the late 1870s, is located in northeastern Humboldt County, Nevada, about 18 miles south-east of Winnemucca. Canyon controls 90 unpatented claims and 75 leased unpatented claims. Approximately 220 percussion and reverse circulation holes and 18 core holes have been drilled in several areas, including the Adelaide-Crown and Margarite veins and the Robbers Knob area. The property is located at the projected intersection of the Getchell and Canyon-Eureka gold trends. Lithology consists primarily of Cambrian Preble formation and the Ordovician Valmy formation separated by the Adelaide fault. The property has potential for Carlin style or sediment hosted gold deposits and epithermal gold-silver vein targets. This advanced exploration property has been the focus of exploration over the last 30 years by a number of companies including Newmont. Over the years, various estimates of mineralization and reserves have been announced on portions of this property, which will be the subject of Canyon’s initial review.

Mt. Edna Prospect

Canyon has staked 36 lode mining claims over part of a possible porphyry related grass-roots gold-copper prospect in southeastern Humboldt County, Nevada about 10 miles southeast of the town of Golconda. Canyon’s claims cover the southern part of the prospect and adjoin Newmont-owned private mineral rights that cover the northern portion of the target. As part of Canyon’s Asset Exchange Agreement, it was granted a right of first opportunity to acquire the Newmont owned mineral rights should Newmont decide to transfer all or part of their interest in this property.

The prospect is centered on a small granodiorite porphyry intrusive body of Cretaceous Age cutting limestone and quartzite of the Paleozoic Havallah and Pumpernickel Formations. The sedimentary rocks have been recrystalized and display widespread patchy, weak skarn development. Traces of copper oxide minerals coating fractures are widely distributed over and around the prospect. The intrusive is moderately to intensely quartz-sericite altered and contains from one to plus ten percent disseminated pyrite and pyrrhotite and trace to one percent disseminated chalcopyrite. Abundant copper oxide was reported in the upper two hundred feet intervals of six 1980s vintage reverse circulation holes originally drilled to test a gold-bearing quartz vein on the edge of the Newmont controlled ground.

Tram Prospect

The Tram prospect is located at the very western end of Yucca Mountain about 15 miles north of Canyon’s Reward Project and 6 miles east of the town of Beatty in southern Nye County, Nevada. Canyon staked 22 lode claims to cover an area of intense advanced argillic alteration, silicification and disseminated limonite after pyrite hosted in andesitic to dacitic volcanic rocks of Miocene Age. The setting is similar to the area surrounding the Bullfrog mine some 8 miles to the west. The Bullfrog was an open-pit operated gold deposit that produced some two million ounces of gold prior to its closing in the early 1990s. Two wide-spaced reconnaissance RC holes drilled on the Tram prospect in the mid-1980s intersected several 10-foot to 30-foot zones of 0.01 to 0.02 opt gold. The area is thought to be floored by a major north dipping detachment-style low-angle fault that served as the primary plumbing control for gold bearing hydrothermal fluids at Bullfrog. The detachment fault has been mapped from Bullfrog to about 4 miles south of Tram where it also hosts gold mineralization mined in two small open pits in the 1980s. Production from these pits was about 130,000 ounces of gold.

Wyoming Properties

Converse and Sand Creek Uranium Joint Ventures

In the early 1980s, Canyon conducted an aggressive uranium exploration program in the western U.S. In late 2005, Canyon made the decision to review its historic files and reactivate one of its prior projects located in Wyoming.

Canyon acquired mineral rights on approximately 3,000 acres by claim staking in three separate locations within the program area, located along the southern end of the Powder River Basin in Wyoming. Drilling during 1981 and 1982 in the program area by Canyon and its prior joint venture partner consisted of 88 drill holes for approximately 69,000 feet.

Within the program area, uranium drill hole intercepts, as defined by down-hole gamma logging, identified the potential for multiple uranium roll front deposits. Uranium mineralization in the program area is hosted in the Chadron Formation, which is composed of sandstones, conglomerates, and red to green siltstones and claystones. The sandstones are lenticular in nature and average from 5 to 20 feet in thickness and occasionally range up to 45-feet thick. All of the claims are underlain by the uranium host rocks of the Chadron Formation. The Crow Butte uranium mine is located in Nebraska about 80 miles to the east of Canyon’s project area in Wyoming.

Canyon signed an exploration, development and operating agreement with New Horizon Uranium Corporation, a privately owned uranium exploration company based in Golden, Colorado, to form the Converse Joint Venture which covers a 2,000 square mile area of interest in Converse and Niobrara Counties, Wyoming. Canyon’s contribution to the Joint Venture was approximately 3,000 acres of mining claims and surface/mineral leases, and historic drilling and exploration data. Under terms of the joint venture, New Horizon may earn up to 70 percent interest in the joint venture for the expenditure of $2 million over a five year period. An additional five percent interest may be earned by New Horizon by funding the completion of a feasibility study for a uranium deposit on the lands under investigation.

During 2006, Canyon’s Converse Joint Venture entered into a joint venture agreement with High Plains Uranium to form the Sand Creek JV which covers an area of interest of approximately 92,000 acres (37,300 hectares), located east and south of Douglas, in Converse County, Wyoming. The area of interest included in this joint venture is contained entirely within the larger area of interest covered by the Converse Joint Venture.

The Converse Joint Venture currently controls 169 unpatented claims and 4,626 acres of fee surface through leases with surface owners. High Plains contributed an additional 95 unpatented claims and 7,200 acres of State Mining leases and private fee surface leased lands for a total of 263 unpatented claims and 11,828 acres of leased lands.

Under the terms of the Agreement, High Plains will contribute its surface and mineral holdings within the defined area. Converse will also contribute its holdings as well as geologic data, drill logs and engineering studies, completed in the 70s and 80s relating to the defined area. The resultant Sand Creek ownership interest will have Converse retaining 70% ownership interest, High Plains 30%, with revenues and expenses split accordingly. The joint venture partners of Sand Creek will market their respective share of production. New Horizon will serve as operator of the Sand Creek JV. On January 19, 2007, High Plains Uranium was merged into Energy Metals Corporation (Toronto: EMG).

In November 2006, a drill program began in the western portion of the Sand Creek JV area and by the end of 2006, 14 holes totaling 10,395 feet, which clearly demonstrated the presence of “roll front” style uranium mineralization. A follow up drill program consisting of approximately 16 drill holes totaling 11,700 feet was completed in mid-2007 and the favorable results were announced in a press release in August 2007. Three of the 16 holes intercepted significant grades. The drilling program consisted primarily of wide-spaced, reconnaissance style drilling with drill hole spacing of 500 to 1,000 feet. In addition, the drill holes have provided considerable additional information regarding rock types and the location of a uranium-bearing roll fronts and their apparent orientation. Uranium mineralization has been previously identified in sediments of the White River Formation that trends through the Sand Creek JV area.

Montana Properties

Seven-Up Pete Deposit

Canyon’s wholly-owned Seven-Up Pete Venture (“SPV”) controls a majority of the Seven-Up Pete (“SUP”) gold deposit.

The SUP property is located seven miles east of Lincoln and 45 miles northwest of Helena, in Lewis and Clark County, Montana. Access to the properties is by dirt roads from a paved highway that crosses the property. The SUP consists of approximately 14 patented and 74 unpatented mining claims. The patented claims are subject to NSR royalties that range from 2.5% to 6%. Discussions are being held with owners of a portion of the mineral interests on the property for the purpose of consolidating the property.

Between 1989 and 1993, exploration, bulk sampling, development studies, metallurgical testing, and environmental baseline studies were conducted on the SUP property. By 1993, the total drilling on the property was 378 holes totaling 159,410 feet of drilling. In addition, some 8,000 feet of surface trenching was completed. A preliminary feasibility study was completed in January 1993, updating an earlier 1991 study.

The earlier studies utilized cyanide based gold recovery systems. State law currently prohibits the development of the SUP deposit as an open pit mine using conventional cyanide recovery technology. As a result, Canyon has retained a reputable lab to conduct conventional gravity and froth flotation recovery analysis on bulk samples from the deposit. Initial results are promising, but substantial additional testwork is required to determine if this process route is viable. Final viability of a metallurgical process can only be determined through feasibility study to determine the economics of the project utilizing the new process route. Prior to development of the SUP deposit at any time in the future, an EIS would need to be prepared and permitting approval would have to be gained.

The SUP property is covered by middle Tertiary andesitic volcanic rocks. The most important controls on mineralization at Seven-Up Pete are north to northwest-trending faults that have localized quartz-pyrite-precious metal mineralization. The structures generally dip to the west and can be up to 150 feet wide. Gold and silver occur in high grade quartz veins that are localized near the margins of the shear zone, as well as in lower grade shattered zones between the high grade veins. Gold mineralization occurs as free gold as well as submicroscopic particles associated with pyrite. A 2006 study performed utilizing the 1993 feasibility study mineral model without validation, indicates that unconstrained mineralized material associated with SUP controlled property totals 17 million tons at an average grade of 0.035 ounces of gold per ton at a cutoff grade of 0.02 opt gold. This cutoff grade may be reflective of an appropriate cutoff grade for an open pit mine with a conventional grind/gravity/flotation recovery process.

Environmental Regulation

The SUP deposit occurs on patented and unpatented mining claims within a U.S. National Forest. As with all mining projects, careful environmental study and permitting will be required before a mine can be developed on the property. There are no assurances that all needed permits will be issued, issued timely, or issued without onerous conditions.

Other Montana Properties

Canyon owns approximately 900,000 acres of mineral rights and fee lands in western Montana. The fee mineral rights underlie surface rights owned by other parties. The lands and mineral rights are comprised primarily of lands assembled in the early 1900s by the former Anaconda Company for their timber and mineral potential. The lands occur in fourteen counties in the mountainous terrain west of the Continental Divide, with most of the lands being located within fifty miles east and west of Missoula, extending to the Idaho State line, and within sixty miles west of Kalispell in northwestern Montana. The mineral rights and fee lands contain many known occurrences of mineral commodities including gold, silver, copper, barite and phosphate. During 2006, Canyon conducted an extensive review of these properties and have determined that a number of promising barite deposits exist on or in near proximity to Canyon’s properties.

Kendall Mine

General

The Kendall Mining District is located approximately 20 miles north of Lewistown, Montana, and is accessible by paved U.S. highway and graded dirt roads. Canyon controls approximately 1,052 acres in 70 patented claims and fee land. Canyon acquired most of the patented mining claims (approximately 981 acres) through the purchase of all of the common shares of Judith Gold Corporation in January 2001. The Kendall Mine was developed as an open-pit, heap-leach gold mine in September 1988.

Operations

Through 1995, the Kendall Mine operation leached gold and silver from crushed ore on a year-round basis. Mining and crushing of all remaining ore was completed in January 1995. Leaching of the remaining gold in the heap leach pads continued through early 1998. All economic gold has now been recovered, and the mine is currently in a reclamation and closure mode. The Kendall Mine produced approximately 302,000 ounces of gold and approximately 136,000 ounces of silver from 1988 through 1998. From 1998 to the present time, Canyon has continued with closure activities, principally relating to collection, treatment and disposal of water contained in the process system and mine area, and re-vegetation of waste rock dump surfaces.

Environmental Regulation & Reclamation

The Kendall Mine operates under permits issued by the DEQ and other regulatory agencies. A life of mine permit was granted by the DEQ on November 1, 1989. Canyon is negotiating details of final mine closure with the DEQ. The DEQ has approved the portions of the closure plan related to re-contouring, re-vegetation, drainage and heap dewatering, but discussions of long-term water handling and heap closure methods continue.

The Kendall Mine permit area covers approximately 1,040 acres of which approximately 446 acres were disturbed. As of December 31, 2006, a total of 319 acres or 72% of the disturbed area has been reclaimed. Contouring of all disturbed areas was substantially completed by end of 2006. Final reclamation will require redistribution of topsoil, reseeding of some disturbed areas, final capping of the contoured heap leach pads and implementation of a long term water management system. Canyon has spent approximately $11 million on reclamation and closure activities at the Kendall mine site through December 31, 2006. Canyon has approximately $2.0 million on deposit in an interest bearing account with the DEQ for reclamation at the Kendall Mine.

In February 2002, the DEQ issued a decision that a comprehensive EIS is needed for completion of reclamation at Kendall. In 2006, Canyon received approvals to allow it to commence leach pad capping operations. A basal layer was placed on Canyon’s largest leach pad. Canyon’s estimate to achieve mine closure could be impacted by the outcome of an agency decision following an EIS.

Regulatory agencies must give final approval to all closure measures and be satisfied that the mine has met all reclamation requirements. There is no assurance of agency satisfaction with mine closure. The Kendall Mine uses internal and external technical and legal experts to monitor and ensure environmental compliance. Canyon believes the operation is currently in material compliance with all environmental and safety regulations.

Royalty Portfolio

Montana

As part of the Asset Exchange Agreement with Newmont, a total of 2,870 acres of Canyon’s fee mineral rights near Lincoln, Montana, were transferred to Newmont. As a component of this transaction, Newmont entered into a Royalty Deed, whereby Canyon reserved up to a 3% NSR royalty on production of minerals from the properties. A portion of the fee mineral rights transferred cover portions of the McDonald and Keep Cool epithermal gold deposits. The former McDonald Project was subject to local opposition. As a result, Canyon is uncertain if any value can be derived from its ownership of this royalty.

Dominican Republic

On October 26, 1998, Energold Mining Limited (Energold) of Vancouver, British Columbia, Canada, entered into an agreement to acquire all of the outstanding shares of Minera Hispanola, S.A. a joint venture company 60% owned by Canyon and 40% by Canyon. As part of this sale, Energold entered into separate Royalty Agreements with both Canyon and Canyon covering the 38 gold and copper exploration properties on the seven property groupings then contained in Minera Hispanola. Energold has retained a total of 12 of these properties on five property groups and has entered into subsequent joint venture or options agreement on three of these properties. The Royalty Agreement entered into between Canyon and Energold includes the payment of production payments on commencement of production and the first anniversary thereof on two property groups, capped at an aggregate of $0.2 million. In addition, Canyon retained a 0.4% NSR royalty on all property groups, attached to Energold’s equity interest in those groups, with varying caps for each group and a maximum aggregate cap of $2.0 million in payments. Active exploration programs are currently being conducted on several of these properties.

Argentina

In July 1997, CR International Corporation (CRIC), Canyon’s wholly-owned subsidiary, entered into a Purchase and Sales Agreement with Minera El Desquite S.A. (Minera) for its Mina Cancha property located in Argentina. In 2002, CRIC received approximately $1.5 million in negotiated final payments of the initial purchase price, with the retention of a 2.5% NSR royalty on any production from the property. The Mina Cancha property is an epithermal gold exploration prospect in highly altered volcanic rocks, and is part of the Esquel property controlled by Meridian Gold Inc. Development of this property has been subject to local opposition. As a result, Canyon is uncertain if any value can be derived from its ownership of this royalty.

Investment in Gold Resources Corporation

During 2003, Canyon entered into an agreement with Gold Resource Corporation, a Colorado corporation, to finance the exploration and possible development of a gold/silver project in the State of Oaxaca, Mexico. In August 2004, Canyon elected not to proceed with further financing and, as a consideration for Canyon’s funding of $0.5 million of exploration, engineering, and metallurgical test work performed on the property, received 1.2 million shares of Gold Resources Corporation common stock. In March 2006, Canyon sold its shares in Gold Resources Corporation for a net of $0.8 million. Canyon has no remaining interest in this investment.

Title to Property

U.S. Mineral Properties

Canyon’s U.S. mineral properties consist of fee mineral rights, leases covering state and private lands, leases of unpatented mining claims, and unpatented mining claims located or otherwise acquired. Many of Canyon’s mining properties in the U.S. are unpatented mining claims to which Canyon has only possessory title. Because title to unpatented mining claims is subject to inherent uncertainties, it is difficult to determine conclusively ownership of such claims. These uncertainties relate to such things as sufficiency of mineral discovery, proper posting and marking of boundaries and possible conflicts with other claims not determinable from descriptions of record. Since a substantial portion of all mineral exploration, development and mining in the U.S. now occurs on unpatented mining claims; this uncertainty is inherent in the mining industry. A holder of an unpatented mining claim, mill or tunnel site claim must pay a maintenance fee to the U.S. of $125 per claim per year for each assessment year instead of performing assessment work. In addition, a payment of $170 per claim is required for each new claim located and state law might require performance of assessment work.

The present status of Canyon’s unpatented mining claims located on public lands of the U.S. allows Canyon as claimant, and subject to appropriate regulations, the exclusive right to mine and remove valuable minerals, such as precious and base metals and industrial minerals, found therein, and also to use the surface of the land solely for purposes related to mining and processing the mineral-bearing ores. However, legal ownership of the land remains with the U.S. Canyon remains at risk that the claims may be forfeited either to the U.S. or to rival private claimants due to failure to comply with statutory requirements as to location and maintenance of the claims.

Leased Property

Canyon leases approximately 4,306 square feet of office space and additional storage space at 14142 Denver West Parkway, Golden, Colorado 80401, under a lease which expires July 31, 2010. Rent is presently $7,000 per month including Canyon’s prorata share of building operating costs. Canyon maintains additional storage and/or facilities in Lincoln, Montana and Ridgecrest, California on a month-to-month basis.

Legal Proceedings

CR Kendall — Water Rights Lawsuit

In October 2001, a Plaintiff group including members of the Shammel, Ruckman, and Harrell families, filed suit in Montana District Court against Canyon and its wholly-owned subsidiary, CR Kendall Corporation. The Complaint alleges violation of water rights, property damage, trespass and negligence in connection with the operation of the Kendall Mine and seeks unspecified damages and punitive damages. In February 2007 Canyon entered into a settlement and release agreement with eight of the twelve plaintiffs in this suit. The case with the remaining plaintiffs is scheduled for trial on September 22, 2008.

In August 2002, a Preliminary Injunction was issued in Montana District Court on behalf of the Plaintiff group in connection with Canyon’s auction of certain mineral rights and fee lands in western Montana. In October 2002, the Court issued a Supplemental Order which will sequester up to $528,000 of any proceeds realized from the auction until such time as the lawsuit is concluded. As of September 30, 2007, $163,400 is held by the Court as required by the Order.

McDonald Gold Project — Takings Suit

As mentioned previously, the McDonald deposit was discovered and drilled by SPV. This large, low grade, deposit is highly amenable to gold recovery utilizing technology with heap leaching. Cyanide recovery technologies for new open pit gold and silver mines were made illegal in the State of Montana in 1998 with the passage of the anti-cyanide ballot initiative I-137. Canyon, along with the other co-plaintiffs, filed suits against the State of Montana in state and federal courts in April 2000 seeking to overturn I-137 or, alternatively, to obtain a “taking” damage award for the value of the SPV properties (Seven-Up Pete Venture, et al. v The State of Montana). On June 8, 2005, the Montana Supreme Court upheld the I-137 initiative and denied that a taking had occurred. This ruling was appealed directly to the U.S. Supreme Court. In February 2006, the U.S. Supreme Court denied Canyon a grant of certiorari. Canyon then reinstated its federal lawsuit in the U.S. District Court for the District of Montana, which later dismissed Canyon’s taking claims stating, in part, a lack of jurisdiction. Canyon subsequently filed a notice to appeal to the U.S. Court of Appeals for the Ninth Circuit. The takings lawsuit was heard in the U.S. Court of Appeals for the Ninth Circuit on November 7, 2007 and the results of that hearing may take up to a year to be announced. In addition, Canyon has filed a breach of contract complaint against the State of Montana related to the termination of the McDonald Gold Project’s state mineral leases.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview of Nine Months of 2007 and Future Outlook

What did Canyon spend cash on during the year?

Canyon ended the nine months with $4.3 million of unrestricted cash and short term investments. The $0.5 million of short term investments are all auction rate certificates that have maturities ranging from seven to 28 days. Canyon began the year with $4.0 million in cash. Cash used in operations during the nine months of 2007 amounted to $4.3 million and capital spending at the Briggs Mine totaled $0.6 million. Significant uses of cash from operations are summarized as follows:

•	Selling, general and administrative expenses amounted to $2.6 million, including holding costs at the Briggs Mine of $1.1 million;

•	Exploration and development spending amounted to $1.4 million including amounts capitalized;

•	Asset retirement obligation spending amounted to $.05 million primarily for the Kendall Mine operations and continued leach pad dewatering at the Briggs Mine; and

•	$0.4 million was reclassed to restricted cash for funding an inflation adjustment to Canyon’s reclamation bonds and for additional bond collateral, offset by the return of $0.5 million of restricted cash from the reduction of reclamation liabilities related to the former McDonald Project.

What are Canyon’s results of operation?

During the first nine months of 2007, Canyon sold 365 ounces of gold at an average price of $677. Further gold production and sales during 2007 is expected to be insignificant until a development plan can be finalized for the Briggs Mine and commercial production can be resumed. After receiving bids from mining contractors, Canyon decided to delay its plan to develop a horizontal access into the Goldtooth structure until suitable financing or a joint venture can be arranged. The underground test mine will be useful in evaluating Canyon’s production options that may include beginning operations primarily as an underground mine supplemented by the open pit reserves and develop better access for further exploration on the Goldtooth structure. Canyon is continuing to evaluate all of its options on Canyon’s mineral properties including their possible sale or joint venture.

What has Canyon done to increase shareholder value?

Canyon has determined that the underground reserve and mineralized material associated with the Goldtooth structure at Briggs represents the strongest potential for developing additional mineralization for future cash flow from gold production. Through surface sampling and reconnaissance Canyon has tracked the Goldtooth fault for a distance of nearly six miles, most of which is under Canyon’s control. Canyon is reviewing its options, which may include asset sales or a joint venture in order to finance future production at the Briggs Mine.

Canyon has increased the estimate of mineralized material along the Goldtooth structure and is optimistic about its underground potential. This structure remains open for extension of mineralization both along strike and at depth. The potential development of these initial reserves and mineralization may provide Canyon with the cash flows and the production base necessary to increase shareholder value and grow the company. See “How is the Briggs re-start going?” and “What progress has Canyon made on the Briggs satellite deposits?” below.

The feasibility study on the Reward Project is progressing on schedule and the results are expected to be announced during the fourth quarter of 2007. The associated permits for the project are well advanced and proceeding as planned. See “What progress has Canyon made on the Reward Project?”

Canyon’s partners in the uranium joint ventures announced positive results of the drilling completed in the second quarter in August 2007. See “What is happening on Canyon’s uranium joint ventures?”

How much property and mineralized material does Canyon now control?

Canyon’s mining properties and associated in-place mineralized material represent Canyon’s most important assets. A summary of the property acreages that Canyon controls is as follows:

	Fee	Fee
Property/Location	Surface	Mineral	Patented(b)	Unpatented

Briggs Mine — California	—	—	5	5,090
Reward Project — Nevada	—	—	220	2,008
Seven-Up Pete — Montana	—	—	170	1,390
CR Nevada — Nevada	560	840	—	6,960
Industrial Minerals — Montana	—	—	—	210
CR Montana — Montana	—	907,943	—	—
Uranium JVs — Wyoming(a)	8,560	4,284	—	3,397
CR Kendall — Montana	—	—	1,085	—

Total acreage	9,120	913,067	1,480	19,055

(a)	Canyon currently controls 70% of the Sand Creek JV through the Converse JV.

(b)	Patented claims are owned fee simple which combine the surface and mineral estates.

A summary of the in-place mineralized material estimated to be contained on the above properties is as follows:

	Mineralized	Average	Cut-off
	Material	Gold Grade	Gold Grade
Property/Location	(Million Tons)	(opt)	(opt)

Briggs Mine — Inyo County, California	26.99	0.031	0.10-0.01
Cecil R — satellite deposit	5.75	0.024	0.015
Mineral Hill — satellite deposit	2.31	0.035	0.015
Suitcase — satellite deposit	0.33	0.052	0.015

	35.38	0.030

Reward Project — Beatty, Nevada	12.74	0.025	0.010
Seven-Up Pete — Lincoln, Montana	17.00	0.035	0.020

Total mineralized material	65.12	0.031

As of December 31, 2006, Briggs’ proven and probable reserves amounted to 130,000 ounces contained in 4.3 million tons at an average gold grade of 0.030 ounces per ton (“opt”). A gold cutoff grade of 0.08 opt was used for underground stope designs and a cutoff grade of 0.013 opt was utilized for open pit estimation and underground development material which must be mined regardless of grade. A $500 gold price was utilized for mine design purposes compared to the year-to-date 2007 average gold price of approximately $672 per ounce as of October 23, 2007. Canyon continually updates its mineralized material estimates as it conducts additional drilling, complete feasibility studies or as the status of its land positions change.

How is the Briggs re-start going?

At year-end 2006, Canyon completed the initial Briggs Mine feasibility studies for both the open pit and underground mining options and recently increased the size and quality of its estimate of the underground mineralized material. Canyon decided to delay its plan to develop a horizontal access into the Goldtooth structure until suitable financing or a joint venture can be arranged

Significant potential is possible from the Goldtooth structure which remains open along strike and to depth. This structure has been tested over a distance of 4,900 feet and to a depth of approximately 500 feet. Test mining would provide better and more cost effective access for further exploration and reserve development. Adequate financing, availability of contract mining and crushing, and the availability of adequately trained personnel are the most significant risk factors that may impact Canyon’s future plans.

What progress has Canyon made on the Briggs satellite deposits?

Canyon controls four satellite deposits located within four miles of the Briggs Mine site. Three of these deposits have been drilled to sufficient density to support estimates of mineralized material. The Cecil R deposit has estimated in-place mineralized material of 5.75 million tons at an average grade of 0.024 opt using a cutoff of 0.015 opt. Metallurgical test work indicates that good gold recovery can be expected using heap leach technology. A permitted twenty-hole drill program at Cecil R is being considered for the fourth quarter of 2007 with the intent to increase the size of the deposit and enhance the potential value of the Briggs property.

Evaluation of existing drill-hole and geologic information available for Mineral Hill and Suitcase supports an estimate of in-place mineralized material for Mineral Hill of 2.31 million tons at an average gold grade of 0.035 opt and for Suitcase an estimate of 0.33 million tons at an average grade of 0.052 opt. These estimates utilize a gold cutoff grade of 0.015 opt. Additional drilling is required to expand or to further validate these results.

These three satellite deposits remain open for potential expansion both along strike and at depth. These satellite deposits are located outside of the existing Briggs Mine permit area and will require a feasibility study including substantial permitting tasks before reserves can be established.

What progress has Canyon made on the Reward Project?

Canyon’s Reward Project located near Beatty, Nevada, is currently in the feasibility stage. Canyon has hired an engineering firm to complete the feasibility study to determine its economic potential. This feasibility study will build upon the January 2006 positive pre-feasibility study and a May 2007 report showing a significant increase in mineralized material. Many of the components of this study have already been completed or are in process including: heap leach pad design, electrical supply, water supply, geotechnical study and additional metallurgical test work. The Reward Project anticipates development by conventional open pit mining methods and standard crushing and heap leach technology for gold recovery. Leach solutions would be circulated through activated carbon, concentrating the gold. This loaded carbon would then be transported to the Briggs Mine in California or to a third party gold facility for production of gold doré for sale or shipment to a third party refiner.

The permitting process for the Reward Project is also proceeding as planned and is well advanced. A plan of operations was submitted to the Las Vegas field office of the BLM and found to be complete. The BLM has completed an internal scoping review and an environmental assessment (“EA”) is being prepared to support the BLM’s review. Archaeological and biological assessment surveys were completed on the site and reports have been submitted to the BLM for review, and ultimate inclusion in the EA. Applications for a water pollution control permit and a reclamation permit have been submitted to the Nevada Division of Environmental Protection (“NDEP”). The NDEP has determined the applications are nearly complete and Canyon is providing additional information to complete the NDEP’s technical review. A design report for the heap leach facility is complete and was submitted to the BLM and NDEP. Potential water well sites have been identified and permits to conduct drilling and hydrologic testing are nearly complete.

What are Canyon’s plans for the Seven-Up Pete property?

Canyon’s portion of the Seven-Up Pete property contains in-place mineralized material estimated at 17.0 million tons at an average gold grade of 0.035 opt base on a cutoff grade of 0.02 opt. Preliminary test work utilizing conventional flotation and gravity concentration recovery has returned positive results. No further work is planned during 2007.

What is happening on Canyon’s uranium joint ventures?

In the early 1980s, Canyon and its joint venture partners conducted an aggressive exploration program for uranium in the southern Powder River Basin of Wyoming. This program included mapping and drilling that resulted in the discovery of several instances of uranium mineralization. Beginning in 2005, Canyon reacquired land positions in this area through claim staking and leases with property holders.

Canyon entered into the Converse Uranium Joint Venture (“Converse JV”) with New Horizon Uranium Corporation (“New Horizon”) in January 2006. During 2006, the joint venture analyzed information provided by Canyon, consolidated land positions, and established drill targets around the known uranium-bearing roll fronts. New Horizon trades as NHU.V on the Toronto Venture Exchange. New Horizon has committed to spend $1.0 million over three years (to January 23, 2009) to earn their initial equity interest of 50% in the Converse JV; New Horizon may choose to spend an additional $1.0 million over the following two years to increase its interest in the Converse JV to 70%. After spending $2.0 million, New Horizon may also choose to complete a feasibility study in order to increase its interest in the Converse JV to 75%. As of October 23, 2007, New Horizon has not yet reached $1.0 million in spending and therefore has not earned its initial 50%.

In August 2006, the Converse JV joined with High Plains Uranium (“High Plains”) to form the Sand Creek Joint Venture (“Sand Creek JV”). Sand Creek JV is owned 70% by the Converse JV and 30% by High Plains. High Plains has been acquired by Energy Metals Corporation and functions as a wholly-owned subsidiary of Energy Metals. The purpose of these two joint ventures is to combine property positions over a portion of the total Converse JV area. The area of interest for the Sand Creek JV covers an area of approximately 92,000 acres, located east and south of Douglas, Wyoming. Canyon will not be required to provide funding until its partners have contributed between $2.0 and $2.8 million of expenditures in these two joint ventures.

In November 2006, a drill program began in the western portion of the Sand Creek JV area and by the end of 2006, 14 holes were completed totaling 10,395 feet, which clearly demonstrated the presence of “roll front” style uranium mineralization. A follow up drill program consisting of approximately 16 drill holes totaling 11,700 feet was completed in mid-2007 and the favorable results were announced in a press release in August 2007. Three of the 16 holes intercepted significant grades. The drilling program consisted primarily of wide-spaced, reconnaissance style drilling with drill hole spacing of 500 to 1,000 feet. In addition, the drill holes have provided considerable additional information regarding rock types and the location of a uranium-bearing roll fronts and their apparent orientation. Uranium mineralization has been previously identified in sediments of the White River Formation that trends through the Sand Creek JV area.

What is the status of Canyon’s legal cases?

Surety Bonds

The Briggs Mine is bonded with $4.3 million of reclamation bonds of which $4.2 million is supported by a surety. In 1999, in response to a demand for an increase in collateral by the surety, Canyon granted a security interest in 28,000 acres of mineral interests in Montana. In addition, Canyon agreed to make cash deposits with the surety company totaling $1.5 million over a three year period at the rate of $0.5 million per year, commencing June 30, 2001. Canyon made a $0.3 million deposit in March 2007, after it received notice from the surety that Canyon was in default of its obligations under the collateral agreement. In June 2007, the surety filed a civil action in the U.S. District Court for the District of Colorado against Canyon for monies due of $1.25 million and unspecified costs, damages and legal expenses. In September 2007, Canyon settled the complaint through negotiations with the surety company. The settlement required Canyon to make a $250,000 collateral deposit in early October 2007 and additional collateral deposits totaling $751,000 no later than December 31, 2010. Canyon has the option to make accelerated deposits to the collateral account upon certain events and any accelerated deposits will be applied against the next scheduled payment and total deposits will not exceed the additional $751,000 left to be funded as of November 1, 2007. The surety’s request for monies as collateral represents a reimbursable deposit that is included in restricted cash to support required future reclamation of the Briggs Mine site and therefore no liability has been accrued.

Kendall Mine

In October 2001, a plaintiff group including members of the Shammel, Ruckman, and Harrell families, filed suit in the State of Montana District Court against Canyon and its wholly-owned subsidiary, CR Kendall Corporation. The Complaint alleges violation of water rights, property damage, trespass and negligence in connection with the operation of the Kendall Mine and seeks unspecified damages and punitive damages. The Kendall Mine ceased operations in 1996. In February 2007, Canyon entered into a settlement and release agreement with eight of the twelve plaintiffs in this suit. The case with the remaining plaintiffs is scheduled for trial on September 22, 2008.

McDonald Takings

The former McDonald deposit was discovered and drilled by Canyon’s now wholly-owned Seven-Up Pete Venture (“SPV”). This large, low grade, deposit is highly amenable to gold recovery utilizing cyanide recovery technology with heap leaching. Cyanide recovery technologies for new open gold and silver mines were made illegal in the State of Montana in 1998 with the passage of the anti-cyanide ballot initiative I-137. Canyon, along with the other co-plaintiffs, filed suits against the State of Montana in state and federal courts in April 2000 seeking to overturn I-137 or, alternatively, to obtain a “taking” damage award for the value of the SPV properties (Seven-Up Pete Venture, et al. v The State of Montana).

In April 2006, Canyon’s complaint under the takings lawsuit was dismissed in U.S. District Court for the District of Montana and Canyon filed a notice of appeal to the U.S. Court of Appeals for the Ninth Circuit. Briefs have been submitted to the U.S. Court of Appeals for the Ninth Circuit. In addition, Canyon has filed a breach of contract complaint against the State of Montana related to the termination of the McDonald Gold Project’s state mineral leases.

The takings lawsuit was heard in the U.S. Court of Appeals for the Ninth Circuit on November 7, 2007 and the results of that hearing may take up to a year to be announced.

Liquidity & Capital Resources

In May 2007, Canyon raised a total of $4.95 million in equity financing for general corporate purposes and underground test mining operations at the Briggs Mine. It is expected that Canyon’s basic cash requirements over the next 12 months can be funded through a combination of existing cash, short-term investments, asset sales, joint venture agreements, equity financing and debt. During 2007 gold sales and asset sales amounted to $0.2 million and $0.5 million, respectively.

After receiving bids from mining contractors, Canyon decided to delay its plan to develop a horizontal access into the Goldtooth structure to test ground conditions, ore control methods, and to provide additional geologic information. Canyon decided that it would be prudent to consider other development options such as a joint venture or asset sale rather than continue forward without adequate financing to place the project into production. Canyon is in the process of seeking joint venture partners or alternative financing that may include asset sales. The May 2007 financing is also being used to fund the Reward Project feasibility study.

Canyon expects the leach solution remaining in the leach pad at Briggs to be evaporated in 2007 or early 2008 and gold revenues will be substantially less than comparable periods from the prior year. Depending on the future plan of operation adopted, the estimated capital requirements would range from $8 million to $13 million depending on the size and scope of the potential re-start of the Briggs Mine and the development of the Reward Project. Once

Canyon has raised enough capital to place one of the projects into production, the project could begin to generate operating cash flow within one year from the start of construction.

Canyon is continually evaluating strategic business opportunities such as joint ventures, mergers and/or acquisitions with the objective of increasing share value by creating additional cash flow, both to sustain Canyon and to provide future sources of funds for establishing additional sources of production. While Canyon believes it will be able to finance its continuing activities, there are no assurances of success in this regard or in its ability to obtain additional financing through the asset sales, capital markets, joint ventures, sublease arrangements or other arrangements in the future. If Canyon’s plans are not successful, its ability to operate could be adversely impacted.

Financing Transactions

During the nine months ended September 30, 2007, there were no exercises of warrants or options.

On May 25, 2007, Canyon completed a private placement financing which raised $4.95 million (approximately $4.7 million net) through the sale of approximately 8.8 million units. The private placement consisted of the sale of approximately 8.8 million shares of its common stock, 2.2 million Series A Warrants with an exercise price of $0.640 and a term of one year from registration effectiveness, and 6.6 million Series B Warrants with an exercise price of $0.704 and a term of four years from closing. The Series A Warrants have a redemption feature beginning 6 months from the closing date whereby the Series A Warrants can be redeemed by Canyon for $0.01 per warrant upon 10 trading days notice, if the price of its common stock exceeds $0.80 for a period of 10 consecutive trading days. The transaction was priced at $0.561 per share, representing a 10% discount to the 10-day volume weighted average of the closing price of its common stock prior to pricing.

On June 2, 2006, Canyon completed a private placement financing that raised $5.1 million (approximately $4.8 million net) through the sale of 5.1 million units. This included the sale of 5.1 million shares of Canyon common stock and 2.6 million Series A Warrants with an exercise price of $1.50 and a term of three years. The transaction was priced at $1.00 per unit, representing a 15% discount to the 20-day volume weighted average of the closing price of its common stock. In connection with the financing, Canyon paid the placement agent a cash placement agent fee of $0.2 million and 0.5 million warrants plus legal and accounting fees associated with the financing and registration of the underlying shares. The placement agent warrants were not exercisable for a period of 6 months from the date of closing and had an exercise price of $1.50 and a term of three years.

During 2006, certain outstanding warrants were exercised which resulted in the issuance of 0.3 million shares of common stock and $0.4 million in proceeds were received.

During 2006, 0.3 million shares of restricted common stock were issued to employees of which half vested immediately, 41,429 shares of vested restricted common stock were issued to Directors and 10,000 shares of unvested restricted common stock were granted to non-employee consultants. During 2006, there were no exercise of stock options.

Debt

Canyon’s 6% convertible debentures due March 2011 in the aggregate principal amount of $0.8 million and convertible into its common stock at any time at a conversion rate of $1.38 per share of common stock for a total of 0.6 million underlying shares of common stock are currently outstanding.

Capital Expenditures

Capital expenditures for the nine months ended September 30, 2007 totaled $0.7 million due primarily to the capitalization of ongoing development costs at the Briggs Mine.

Outstanding Warrants

Warrants outstanding as of September 30, 2007 were as follows:

	Underlying Shares	Exercise Price($)

Expiration Date
March 14, 2008	2,304,726	1.03
October 17, 2008(a)	2,536,766	0.64
December 1, 2008	1,765,503	1.30
December 1, 2008	231,000	.76
June 1, 2009	3,085,500	1.50
May 25, 2011	7,610,295	0.70

Total/average	17,533,790	0.94

(a)	These represent the Series A Warrants from the May 25, 2007 private placement financing that have an exercise date of twelve months after the effectiveness of the registration statement. The registration statement that was filed on June 29, 2007 was declared effective on October 17, 2007.

Results of Operations — Nine Months Ended September 30, 2007 versus Nine Months Ended September 30, 2006

Canyon recorded a net loss of $3.7 million, or negative $0.08 per share, on revenues of $0.2 million for the nine months ended September 30, 2007. This compares to a net loss of $3.0 million, or negative $0.07 per share, on revenues of $1.0 million for the nine months ended September 30, 2006. The negative variance of $0.7 million in net loss was due primarily to the following factors:

•	Negative variance of $0.1 million in gross margin from gold sales due to the reduction in gold sales and production as a result of the depletion of gold ounces on the leach pad.

•	Negative variance of $0.2 million in selling, general and administrative costs primarily due to the lack of gold production to allocate general and administrative costs.

•	Negative variance of $0.2 million in exploration costs due to increased exploration drilling.

•	Positive variance of $0.4 million for a gain on sales of excess mining equipment.

•	Negative variance of $0.9 million related to last year’s gain on sales of securities.

•	Positive variance of $0.3 million related to last year’s fair market adjustment on warrant liabilities, warrant extension expense, and registration rights penalties.

For the nine months ended September 30, 2007, Canyon had gold sales of 365 ounces at an average price of $677. For the comparable period of 2006, Canyon sold 1,735 ounces of gold at an average price of $579. The London PM Fix gold price averaged $666 and $601 per ounce for the nine months ended September 30, 2007 and 2006, respectively. All of the revenues in 2007 and 2006 were from domestic activities.

The following table summarizes Canyon gold ounces sold and revenues for the nine months ended September 30, 2007 and 2006:

		2007			2006
	Gold	Average	Revenue	Gold	Average	Revenue
	Ounces	Price Per Oz.	$000s	Ounces	Price Per Oz.	$000s

Gold sales	365	$677	$247	1,735	$579	$1,005
Silver sales			1			4

			$248			$1,009

Contractual Obligations

Canyon’s contractual obligations are as follows:

	Payments Due by Period
		Less Than			More Than
	Total	1 Year	1-3 Years	3-5 Years	5 Years

Long term debt obligations	$825,000	$—	$—	$825,000	$—
Capital lease obligations	70,700	20,300	50,400	—	—
Operating lease obligations	241,100	82,900	158,200	—	—
Purchase Obligations	1,041,400	290,400	500,000	251,000	—
Asset retirement obligations	3,865,400	1,088,200	2,598,900	107,400	70,900

Total	$6,043,600	$1,481,800	$3,307,500	$1,183,400	$70,900

Off-Balance Sheet Arrangements

None.

Critical Accounting Policies and Estimates

The ensuing discussion and analysis of financial condition and results of operations are based on Canyon’s consolidated financial statements, prepared in accordance with accounting principles generally accepted in the U.S. and contained within the Quarterly Report on Form 10-Q. Certain amounts included in or affecting Canyon’s financial statements and related disclosures must be estimated, requiring that certain assumptions be made with respect to values or conditions which cannot be made with certainty at the time the financial statements are prepared. Therefore, the reported amounts of Canyon’s assets and liabilities, revenues and expenses, and associated disclosures with respect to contingent assets and obligations are necessarily affected by these estimates. The more significant areas requiring the use of management estimates and assumptions relate to mineral reserves that are the basis for future cash flow estimates and units-of-production amortization determination; completion of feasibility studies, recoverability and timing of gold production from the heap leaching process; environmental, reclamation and closure obligations; asset impairments (including estimates of future cash flows); useful lives and residual values of intangible assets; fair value of stock based compensation; fair value of financial instruments and nonmonetary transactions; valuation allowances for deferred tax assets; and contingencies and litigation. Canyon bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

Canyon believes the following significant assumptions and estimates affect its more critical practices and accounting policies used in the preparation of our consolidated financial statements.

Reserves and Mineralized Material:  As of December 31, 2006, Canyon has reported mineral reserves of 130,000 contained ounces of gold at its Briggs Mine and has reported mineralized material on a number of its properties. When Canyon has producing mines or is developing a mine it estimates its ore reserves on at least an annual basis. Canyon updates its mineralized material estimates from time to time as it conducts additional drilling or as the status of its land positions change.

There are a number of uncertainties inherent in estimating quantities of reserves and mineralized material, including many factors beyond Canyon’s control. Ore reserve and mineralized material estimates are based upon engineering evaluations of assay values derived from samplings of drill-holes and other openings. Additionally, declines in the market price of gold may render certain reserves containing relatively lower grades of mineralization uneconomic to mine. Further, availability of permits, changes in operating and capital costs, and other factors could materially and adversely affect ore reserves. Canyon uses its ore reserve estimates in determining the unit basis for mine depreciation and amortization of closure costs. Changes in ore reserve estimates could significantly affect these items.

Future gold production at Canyon’s Briggs Mine would most likely utilize the heap leach process. This process involves the application of leach solutions by drip irrigation to ore stacked on an impervious pad. As the solution percolates through the heap, gold is dissolved from the ore into solution. This solution is collected and processed with activated carbon, which precipitates the gold out of solution and onto the carbon. Through the subsequent processes of acid washing and pressure stripping, the gold is returned to solution in a more highly concentrated state. This concentrated solution of gold is then processed in an electrowinning circuit, which re-precipitates the gold onto cathodes for melting into gold doré bars. No leach solutions have been added to the Briggs heap leach system since April 2005.

Impairments of Long-Lived Assets:  Canyon evaluates the carrying value of its mine development, mineral interest and mining properties when events or changes in circumstances indicate that the properties may be impaired. For these assets, an impairment loss is recognized when the estimated future cash flows (undiscounted and without interest) expected to result from the use of the asset are less than the carrying amount of the asset. Measurement of the impairment loss is based on discounted cash flows.

Intangible assets subject to impairment are assessed for impairment at least annually or more frequently when changes in market conditions or other events occur. Impairments are measured based on estimated fair value. Fair value with respect to such mineral interests, pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, effective January 1, 2002, would generally be assessed with reference to comparable property sales transactions in the market place.

Asset Retirement Obligations:  Accounting for Asset Retirement Obligations is based on the guidance of SFAS No. 143 which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. Fair value is determined by estimating the retirement obligations in the period an asset is first placed in service and then adjusting the amount for estimated inflation and market risk contingencies to the projected settlement date of the liability. The result is then discounted to a present value from the projected settlement date to the date the asset was first placed in service or to the change in estimate/timing. The present value of the asset retirement obligation is recorded as an additional property cost and as an asset retirement liability. The amortization of the additional property cost (using the units of production method) is included in depreciation, depletion and amortization expense and the accretion of the discounted liability is recorded as a separate operating expense in Canyon’s statement of operations.

When a mine is shut down and begins the final reclamation, Canyon may decide to record the reclamation liability on an undiscounted basis depending on the time frame and materiality of the expenditures. The asset retirement obligations of the Kendall mine and the Seven-Up Pete Venture are recorded on an undiscounted basis.

Warranty Liability:  Registration payment arrangements related to warrants issued in connection with financing activities until October 1, 2006 were subject to the provisions of Emerging Issues Task Force Issue 00-19 (“EITF 00-19”), Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. In December 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. EITF 00-19-2, Accounting for Registration Payment Arrangements which changed the way that a contingent obligation under a registration payment arrangement was recorded. EITF 00-19 describes the criteria under which warrants should be classified as either equity or as a liability. If the warrant is determined to be a liability due to a registration payment arrangement, under the old method described in EITF 00-19, the liability is fair valued each reporting period with the changes recorded through earnings in the consolidated statements of operations and under the new guidance provided in EITF 00-19-2, the contingent obligation under a registration payment arrangement should be separately recognized and measured in accordance with FASB Statement No. 5 (“FASB 5”), Accounting for Contingencies. Canyon adopted EITF 00-19-2 on October 1, 2006 and recorded a change in accounting principal through a non-retrospective cumulative-effect adjustment to the opening balance of retained earnings and to additional paid in capital in the fourth quarter of 2006. The measurement of the contingent liability related to registration payment arrangements as of September 30, 2007, is nil under the provisions of FASB Statement No. 5.

Stock-Based Compensation:  In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment, which revised SFAS No. 123, Accounting for Stock-Based Compensation, and superseded Accounting Principles Board (“APB”) Opinion 25, Accounting for Stock Issued to Employees and its related implementation guidance. SFAS No. 123R requires that goods or services received in exchange for share-based payments result in a cost that is recognizable in the financial statements; that cost should be recognized in the income statement as an expense when the goods or services are consumed by the enterprise. Canyon adopted SFAS No. 123R on January 1, 2006, using the modified prospective method. Accordingly, compensation expense will be recognized for all awards granted or modified after the effective date.

The fair value of each award is estimated on the date of grant for current employees and Directors of the Board and on the closing share price on the day previous to the hire date for options granted to new employees using a Black-Scholes-Merton option valuation model. Expected market volatility is based on a number of factors including historical volatility of Canyon’s common stock, Canyon’s market capitalization, current options trading in the marketplace and other fair value related factors. Canyon uses a simplified method of estimating the expected term where expected term equals the vesting period plus contractual term all divided by two. The forfeiture rate is expected to be nil for grants that vest immediately or within one year and ten to twenty percent for grants that vest after 24 and 36 months, respectively. The risk-free rate is based on the yields of U.S. Treasury bonds. Canyon has never paid a dividend and does not expect to in the future and estimates the expected dividend yield to be nil.

Income Taxes:  Canyon must use significant judgment in assessing its ability to generate future taxable income to realize the benefit of its deferred tax assets. The deferred tax assets are principally in the form of net operating loss carry forwards. A valuation allowance is to be provided for that fraction of the deferred tax assets that it is more likely than not that the deferred tax asset will not be realized. The “more likely than not” criterion of FAS 109 represents a probability of just over 50%. Canyon currently has a valuation allowance equal to all of its deferred tax assets related to net operating loss carryforwards.

Potential Litigation Liabilities:  Canyon is subject to litigation as the result of its business operations and transactions. Canyon utilizes external counsel in evaluating potential exposure to adverse outcomes from judgments or settlements. To the extent that actual outcomes differ from its estimates, or additional facts and circumstances cause Canyon to revise its estimates, net income may be affected.

Other Matters

Federal Legislation

Legislation has been introduced in prior sessions of the U.S. Congress to modify the requirements applicable to mining claims on federal lands under the Mining Law of 1872. To date, no such legislation has been enacted. The timing and exact nature of any mining law changes cannot presently be predicted, however, Canyon will continue its active role in industry efforts to work with Congress to achieve responsible changes to mining law.

Dividends

Since Canyon’s inception, no cash dividends have been paid nor does it expect any to be paid for the foreseeable future.

Recently Issued Accounting Standards

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of FASB Statement No. 157, Fair Value Measurements. This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. Canyon will adopt SFAS No. 159 on January 1, 2008 and does not expect a significant impact on the consolidated financial statements.

In September 2006, FASB issued SFAS No. 157, Fair Value Measurements. This standard provides guidance for using fair value to measure assets and liabilities. SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances.

The standard clarifies that for items that are not actively traded, fair value should reflect the price in a transaction with a markets participant, including an adjustment for risk. Under SFAS No. 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market which the reporting entity transacts. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.

Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including financial statements for an interim period within that fiscal year. Canyon will adopt SFAS No. 157 on January 1, 2008 and Canyon does not expect a significant impact on the consolidated financial statements.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosures

None.

Quantitative and Qualitative Disclosures About Market Risk

Commodity Prices

Canyon’s future revenues, earnings and cash flow may be strongly influenced by changes in gold and uranium prices, which fluctuate widely and over which it has no control. Canyon may, if market conditions justify, enter into gold or uranium price protection arrangements in the future, if necessary, to ensure that it generates enough cash flows to support its growth and exploration plans and any debt related to project financing. Canyon had no gold related derivatives outstanding as of September 30, 2007.

The risks associated with price protection arrangements include opportunity risk by limiting unilateral participation in upward prices; production risk associated with the requirement to deliver physical ounces against a forward commitment; and credit risk associated with counterparties to the hedged transaction. As of September 30, 2007, Canyon was not at risk related to gold related derivative instruments.

Canyon’s future earnings and cash flow may be significantly impacted by changes in the market price of gold, uranium and other commodities. Gold prices can fluctuate widely and are affected by numerous factors, such as demand, inflation, interest rates, and economic policies of central banks, producer hedging, and the strength of the U.S. dollar relative to other currencies. During the last five years, the London PM Fix gold price has fluctuated between a low of $311 per ounce in October 2002 and a high of over $800 per ounce in November 2007. Canyon expects gold to be its primary product in the future, but it cannot currently reasonably estimate its future production and therefore it cannot comment on the impact that changes in gold prices could have on its projected pre-tax earnings and cash flows over the next year.

Interest Rates

At September 30, 2007, Canyon’s convertible debentures balance was approximately $0.8 million at a fixed interest rate of 6%. Currently, Canyon believes its interest rate risk is minimal except to the extent it might incur new debt.

Foreign Currency

The price of gold is denominated in U.S. dollars, and Canyon’s current gold production operations and significant properties are located primarily in the U.S. Canyon owns foreign mineral rights primarily in the form of royalties which may create foreign currency exposure in the future when, and if, these foreign properties are placed in production.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT — CANYON

The following table sets forth information, as of January 18, 2008, with respect to beneficial ownership of Canyon common stock by each person known by us to be the beneficial owner of more than 5% of Canyon’s outstanding common stock, by each of our directors and nominees for director, by each current executive officer, and by all officers and directors of Canyon as a group. Unless otherwise noted, each shareholder has sole investment and voting power over the shares owned.

Name of Beneficial
Owner	Type of Ownership	Number of Shares		Percent of Class

Lloyd I. Miller	Record and Beneficial	6,113,107	(1)	10.8%
4550 Gordon Drive Naples, Florida 34102
David T. Lu	Record and Beneficial	5,698,433	(2)	10.2%
1117 E. Putnam Ave # 320 Riverside, CT 06878
James K. B. Hesketh	Record and Beneficial	783,307	(3)	1.4%
David P. Suleski	Record and Beneficial	449,420	(4)	*
Stephen Zahony	Record and Beneficial	172,500	(5)	*
Leland O. Erdahl	Record and Beneficial	295,187	(6)	*
David K. Fagin	Record and Beneficial	339,232	(7)	*
Ronald D. Parker	Record and Beneficial	263,832	(8)	*
All Officers & Directors as a Group (6 persons)	Record and Beneficial	2,303,478		4.2%

*	Less than 1%

(1)	Based solely upon information disclosed in a Form 4 filed with the SEC on December 17, 2007. Includes: (i) 62,800 shares of common stock held by Mr. Miller individually; (ii) 502,287 shares of common stock held by Milfam II L.P.; (iii) 1,470,480 shares of common stock held by Trust A-4 Lloyd I. Miller; (iv) 1,359,180 shares of common stock held by Milfam I L.P.; (v) Series A Warrants to purchase 339,795 shares of common stock at an exercise price of $0.64 per share held by Trust A-4 Lloyd I Miller; (vi) Series A Warrants to purchase 339,795 shares of common stock at an exercise price of $0.64 per share held by Milfam I L.P.; (vii) Series B Warrants to purchase 1,019,385 shares of common stock at an exercise price of $0.704 per share held by Trust A-4 Lloyd I Miller; and (viii) Series B Warrants to purchase 1,019,385 shares of common stock at an exercise price of $0.704 per share held by Milfam I L.P.

(2)	Based solely upon information disclosed in a Form 4 filed with the SEC on January 11, 2008. Includes: (i) 2,736,016 shares are owned by Hedgehog Capital LLC; (ii) 83,245 shares are owned by Hedonic Capital LLC; (iii) 409,141 shares owned by Mr. Lu individually; (iv) Series A Warrants to purchase 445,633 shares of common stock at an exercise price of $0.64 per share held by Hedgehog Capital LLC; (v) Series B Warrants to purchase 1,336,898 shares of common stock at an exercise price of $0.704 per share held by Hedgehog Capital LLC; and (vi) Series A Warrants to purchase 687,500 shares of common stock at an exercise price of $1.50 per share held by Hedgehog Capital LLC. David T. Lu, as managing member of Hedgehog Capital LLC and Hedonic Capital LLC, has sole dispositive and voting power over the shares held by Hedgehog Capital LLC and Hedonic Capital LLC.

(3)	This number includes: (i) 330,807 shares owned of record that includes 25,000 unvested restricted shares that will vest on December 13, 2008, and includes 100,000 unvested restricted shares that will vest one-half per year on December 12, 2008 and 2009; (ii) an option to purchase 100,000 shares at an exercise price of $0.81 per share; (iii) an option to purchase 90,000 shares at an exercise price of $0.66 per share; (iv) an option to purchase 100,000 shares at $0.8399 per share; (v) an option to purchase 75,000 shares at $0.98 per share; and (vi) an option to purchase 87,500 shares at $0.40 per share. This number excludes options to purchase 75,000 shares at $0.98 that will vest one-half per year on December 13, 2008 and 2009 and options to purchase 87,500 shares at $0.40 that will vest one-half per year on December 12, 2008 and 2009.

(4)	This number includes: (i) 189,420 shares owned of record that includes 12,500 unvested restricted shares that will vest on December 13, 2008, and includes 37,500 unvested restricted shares that will vest one-half per year on December 12, 2008 and 2009; (ii) an option to purchase 100,000 shares at an exercise price of $0.73 per share; (iii) an option to purchase 50,000 shares at an exercise price of $1.05 per share; (iv) an option to purchase 50,000 shares at an exercise price of $0.98 per share; and (v) an option to purchase 60,000 shares at an exercise price of $0.40 per share. This number excludes options to purchase 50,000 shares at $0.98 that will vest one-half per year on December 13, 2008 and 2009 and options to purchase 60,000 shares at $0.40 that will vest one-half per year on December 12, 2008 and 2009.

(5)	This number includes: (i) 85,000 shares owned of record that includes 50,000 unvested restricted shares that will vest one-half per year on June 1, 2009 and 2010, and includes 12,500 unvested restricted shares that will vest one-half per year on December 12, 2008 and 2009; (ii) an option to purchase 50,000 shares at an exercise price of $0.63 per share; and (iii) an option to purchase 37,500 shares at an exercise price of $0.40 per share. This number excludes options to purchase 37,500 shares at $0.40 that will vest one-half per year on December 12, 2008 and 2009.

(6)	This number includes: (i) 95,187 shares owned of record that includes 25,000 unvested restricted shares that will vest one-half per year on December 12, 2008 and 2009; (ii) an option to purchase 10,000 shares at an exercise price of $1.38 per share; (iii) an option to purchase 20,000 shares at an exercise price of $4.72 per share; (iv) an option to purchase 20,000 shares at an exercise price of $0.79 per share; (v) an option to purchase 75,000 shares at an exercise price of $1.05 per share; and (vi) an option to purchase 75,000 shares at an exercise price of $0.64 per share.

(7)	This number includes: (i) 139,232 shares owned of record that includes 37,500 unvested restricted shares that will vest one-half per year on December 12, 2008 and 2009; (ii) an option to purchase 10,000 shares at an exercise price of $1.38 per share; (iii) an option to purchase 20,000 shares at an exercise price of $4.72 per share; (iv) an option to purchase 20,000 shares at an exercise price of $0.79 per share; (v) an option to purchase 75,000 shares at an exercise price of $1.05 per share; and (vi) an option to purchase 75,000 shares at an exercise price of $0.64 per share.

(8)	This number includes: (i) 63,832 shares owned of record that includes 25,000 unvested restricted shares that will vest one-half per year on December 12, 2008 and 2009; (ii) an option to purchase 10,000 shares at an exercise price of $1.38 per share; (iii) an option to purchase 20,000 shares at an exercise price of $4.72 per share; (iv) an option to purchase 20,000 shares at an exercise price of $0.79 per share; (v) an option to purchase 75,000 shares at an exercise price of $1.05 per share; and (vi) an option to purchase 75,000 shares at an exercise price of $0.64 per share.

DIRECTORS AND MANAGEMENT OF ATNA FOLLOWING THE MERGER

Additional Information Regarding Executive Officers and Directors Of Atna

The following table sets forth certain information respecting the directors and officers of Atna following the completion of the merger:

Name	Position

David Watkins	Director & Chairman of the Board, Chief Executive Officer
James K. B. Hesketh	Director, President & Chief Operating Officer
William J. Coulter	Director
Glen Dickson	Director
David K. Fagin	Director
Ronald Parker	Director
David P. Suleski	Vice President and Chief Financial Officer
William R. Stanley	Vice President Exploration
Bonnie Whelan	Corporate Secretary

David Watkins:  Mr. Watkins has been President and C.E.O. of Atna since 2000. Mr. Watkins has 40 years experience in international exploration and development, acquisitions and mergers, and mining operations. Mr. Watkins was President of Cyprus Exploration and Development Corporation and Senior Vice President, Exploration for Cyprus Amax Minerals Company for six years prior to joining the Company. Cyprus Amax (acquired by Phelps Dodge Corporation in 1999) was a U.S. based, Fortune 500, multi-national mining company, which produced copper, molybdenum, gold, lithium, and coal, and had annual revenue of US $3.2 billion.

Mr. Watkins joined Falconbridge Copper Ltd. as an Exploration Geologist in 1977 and became Chief Geologist responsible for exploration in Quebec and mine operations at Lake Dufault and Opemiska in 1980. Mr. Watkins was appointed Vice President, Exploration in 1986 and rose to the position of President of Minnova Inc., the successor company to Falconbridge Copper, in 1991. Minnova was a base metal and gold mining company with five operating underground and open pit mines with 2,000 employees in Quebec, Ontario and British Columbia. During Mr. Watkins tenure at Minnova, the company experienced rapid growth and achieved a market capitalization of $500 million.

During the early part of his career, Mr. Watkins worked with Newmont Mining and with Noranda as an exploration geologist in various parts of the world, including Australia, Mexico, Ecuador, and Canada. He graduated with a M.Sc. degree in Geology from Carleton University in Ottawa in 1970 and a B.A. in Geology from Queen’s University at Kingston in 1967.

James K. B. Hesketh:  Mr. Hesketh has held the positions of President, CEO and Director of Canyon Resources since August 2, 2005. He has had a 27 year career in the mining industry which has spanned positions in mining finance, operations, consulting, business development and engineering with companies including: RMB Resources, NM Rothschild & Sons, Cyprus Amax; Pincock, Allen & Holt, and Dresser Industries. This experience has included both domestic and international postings. Mr. Hesketh holds degrees in Mining Engineering and Mineral Economics from the Colorado School of Mines. Mr. Hesketh is a non-executive director of the company and Apogee Minerals Limited.

William J. Coulter:  Mr. Coulter has more than 40 years experience in the mineral resource sector. He has served as founding director, management, and shareholder of numerous junior mining, exploration and hydrocarbon companies, and has extensive experience in financing, mergers and acquisitions.

Glen Dickson:  Mr. Dickson obtained his B.Sc. (Advanced) degree in Geology in 1974 and has been involved in mineral exploration continuously since then with a variety of Canadian major and junior exploration companies. As Senior Geologist with Asamera Minerals Inc. from 1987 to 1992, Mr. Dickson was responsible for the discovery of two large developing gold projects in northern Canada. In 1993, he successfully acquired the projects for Cumberland and joined that company as President and Chief Executive Officer until 2002. He was instrumental in raising approximately $30 million for Cumberland and advancing the projects to the beginning of feasibility. Mr. Dickson is currently the Chief Executive Officer of Gold-Ore, a junior exploration company focusing on early stage precious metal projects in Central America.

David K. Fagin:  Mr. Fagin has been a Director of Canyon Resources since June 2000. From May 1992 to May 1996, Mr. Fagin served as Chairman and Chief Executive Officer of Golden Star Resources Ltd. and from then to January 1998 as non-executive Chairman of Golden Star Resources Ltd. From July 1997 to February 2000, he also served as Chairman and Chief Executive Officer of Western Exploration and Development Ltd., a privately held exploration company, and since February 2000, he has served as a consultant and corporate director. Mr. Fagin previously served as President and director of both Homestake Mining Company and Rosario Resources Corporation, and a Vice President of AMAX Inc. He currently serves as a director of Pacific Rim Mining Company and Golden Star Resources Ltd., publicly held mining companies, as well as a director or trustee for the public mutual funds managed by T. Rowe Price Associates.

Ronald Parker:  Mr. Parker has served as a Director of Canyon Resources since October 2002. Mr. Parker currently serves as Chief Executive Officer of Gammill Inc, a manufacturing company. From 1998 to 2002, he served as President and Chief Executive Officer of Apollo Gold Inc. From 1986 to 1998, he held several positions with Homestake Mining Company and its subsidiaries including Vice President of Homestake Mining Company, President and Chief Executive Officer of Homestake Canada, Inc., Chairman, President and Chief Executive Officer of Prime Resources Group, Inc. and General Manager of the McLaughlin Mine.

David P. Suleski:  Mr. Suleski joined Canyon Resources as Vice President, Chief Accounting Officer, Treasurer and Corporate Secretary in January 2006. In June 2006 Mr. Suleski was promoted to Chief Financial Officer. Mr. Suleski is currently responsible for Canyon Resources’ external financial reporting, cash management, risk management, human resources and corporate secretarial duties. Mr. Suleski has held various controller, assistant controller and treasurer positions with Golden Star Resources, Apex Silver Mines and Cyprus Amax. Other related business experience includes NM Rothschild & Sons and PricewaterhouseCoopers.

William R. Stanley:  Mr. Stanley is a mineral exploration geologist with over 30 years experience in the mining industry. While the vast majority of Mr. Stanley’s exploration experience is in the Western United States, he has also developed and led international exploration efforts in Mexico, Chile, and New Zealand. Mr. Stanley holds a Bachelor of Science degree in Geology, from Central Washington University, a Master of Business Administration from Arizona State University, and is a licensed professional geologist in the State of Washington, USA.

Mr. Stanley held increasing levels of responsibility with Homestake Mining Company from 1979 through 1993 and was responsible for several gold deposit discoveries, two of which were commercially viable and placed into production by Homestake. From 1993 through 2000, he was employed by Cyprus Amax Minerals Company as its United States Exploration Manager where he was responsible for exploration in the Great Basin, Alaska, and Mexico. Immediately prior to joining the company in January 2004, Mr. Stanley was an independent mining consultant providing services to both major and junior exploration firms.

Bonnie Whelan:  Ms. Whelan has a number of years experience in the public resource sector in positions of senior officer, director and upper management. As the corporate secretary of the company, Ms. Whelan is engaged in public company administration which includes maintaining corporate compliance, regulatory filings, and office systems development and implementation.

Related Party Transactions Involving Executive Officers and Directors of Atna

Since January 1, 2004, Atna has had no related party transaction involving any of the persons who will serve as a director or an executive officer of Atna following the completion of the merger.

ATNA’S STATUS AS A FOREIGN PRIVATE ISSUER UNDER
THE UNITED STATES EXCHANGE ACT OF 1934

As a Canadian company with less than 50% of its outstanding common shares held of record by United States holders, Atna is a “foreign private issuer” under the rules of the SEC. Atna is subject to the reporting requirements under the Exchange Act applicable to foreign private issuers. Atna is required to file its annual report on Form 20-F with the SEC within six months after the end of each fiscal year. In addition, Atna must furnish reports on Form 6-K to the SEC regarding certain information required to be publicly disclosed by Atna in Canada or filed with the TSX, or regarding information distributed or required to be distributed by Atna to its shareholders. Atna is exempt from certain rules under the Exchange Act, including the proxy rules which impose certain disclosure and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. Moreover, Atna is not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act; is not required to file financial statements prepared in accordance with U.S. GAAP (although it is required to reconcile its financial statements to U.S. GAAP); and is not required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information. In addition, among other matters, Atna’s officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Atna common shares. If Atna loses its status as a foreign private issuer, it will no longer be exempt from such rules and, among other things, will be required to file periodic reports and financial statements as if it were a company incorporated in the United States.

Atna anticipates that it will continue to be a “foreign private issuer” upon completion of the merger.

COMPARISON OF STOCKHOLDERS’ RIGHTS

Atna is a British Columbia corporation subject to the provisions of the BCBCA. Canyon is a Delaware corporation subject to the provisions of the Delaware General Corporation Law (“Delaware law”). Upon completion of the merger, Canyon stockholders, whose rights are currently governed by Delaware law, Canyon’s amended and restated certificate of incorporation and amended and restated bylaws, will become shareholders of Atna, and as such, their rights will be governed by the BCBCA and Atna’s notice of articles and articles. The material differences between the rights of Atna shareholders and Canyon stockholders are summarized below.

The following summary does not purport to be a complete statement of the rights of either Atna’s shareholders or Canyon’s stockholders or a complete description of the specific provisions referred to herein. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the BCBCA, Delaware law, Atna’s notice of articles and articles, and to Canyon’s amended and restated certificate of incorporation and amended and restated bylaws. We urge you to read those documents carefully in their entirety. Copies of the applicable governing corporate instruments of Atna are available, without charge, by following the instructions listed under “Important Note about This Proxy Statement/Prospectus” on page 1 and “Where You Can Find More Information” on page 149.

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AUTHORIZED CAPITAL STOCK

Authorized Shares. As now permitted by the BCBCA, Atna altered its articles on April 28, 2005 to increase the authorized capital from 150,000,000 shares divided into 100,000,000 common shares without par value and 50,000,000 preferred shares without par value to an unlimited number of common shares without par value and an unlimited number of preferred shares without par value.	Authorized Shares. Canyon is authorized under its articles of incorporation to issue 150,000,000 shares of common stock at $0.01 par value per share.

NUMBER, ELECTION, VACANCY AND REMOVAL OF DIRECTORS

Atna’s articles provide that while the company is a public company, their board of directors will consist of the greater of three directors or of the number of directors most recently set by ordinary resolution.

Until a special resolution determines otherwise, Atna’s board is divided into three classes of directors. Each class of directors is elected to hold office until the third succeeding annual general meeting, with one class of directors up for election each year.

The directors of Atna have the power under the articles to appoint any person as a director to fill a casual vacancy on the board for the remainder of the vacating director’s term. Between successive annual general meetings, the directors may appoint one or more additional directors up to a maximum of one-third of the number of directors set as described above, and the number of directors will be increased accordingly. Any director so appointed will hold	Canyon’s certificate of incorporation provides that the board of directors shall not consist of less than three persons, and shall be fixed by the board pursuant to a resolution amending the bylaws. At each annual meeting of stockholders, all directors should be elected to serve for a one year term or until the next annual meeting.

Canyon’s bylaws provide that the initial board of directors shall consist of five members. Stockholders elect the board of directors at the annual meeting. Vacancies and newly created directorships may be filled by the affirmative vote of a majority of directors then in office, although fewer than a quorum.

Canyon’s bylaws provide for the removal of any director at any time, with or without cause, by the affirmative vote of the holders of the majority of the voting power of all shares of Canyon entitled to vote for the election of directors.

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office only until the next following annual general meeting of the corporation.

The BCBCA allows a corporation to remove a director before the expiration of the director’s term of office upon the shareholders passing a special resolution or by a simple majority or other method, if permitted by the articles. According to Atna’s articles the majority required to pass a special resolution is two-thirds of the votes cast at the meeting.

Atna’s articles allow for the removal of any director by ordinary resolution and the appointment of another person as director in the removed director’s stead by ordinary resolution.

AMENDMENTS TO CHARTER DOCUMENTS

Under the BCBCA, the charter documents will consist of: (i) a notice of articles, which will set forth the name of the corporation and the amount and type of shares in the authorized share structure, and indicate if there are any rights and restrictions attached to the shares; and (ii) articles, which will govern the management of the corporation. The notice of articles is filed with the British Columbia Registrar of Companies, and the articles are filed only with the corporation’s records office.
Generally, under Delaware law a proposed amendment to a corporation’s certificate of incorporation requires approval by its board of directors and an affirmative vote of a majority of the outstanding stock entitled to vote on the amendment and a majority of the outstanding stock of each class entitled to vote on the amendment.

The Canyon certificate of incorporation reserves the right to amend, alter, change or repeal any provision contained in the certificate of incorporation.

The BCBCA requires that any alteration to the notice of articles, other than a change of the directors or the registered and records office, must be authorized by the type of resolution specified by the BCBCA, and if not specified, then by the type of resolution specified in the articles of the corporation. If neither the BCBCA nor the articles specify, the alteration must be authorized by a special resolution. However, a corporation may alter its notice of articles to reflect a duly authorized alteration of the articles without obtaining the authorization typically required for an alteration of the notice of articles.

The BCBCA permits a corporation to amend its articles upon the shareholders of the corporation adopting a resolution approving of such amendment. Unless otherwise specified in the BCBCA or in the articles of the corporation, a resolution approving of an amendment to the articles of a corporation must be approved by a special resolution.

Atna’s articles provide that Atna may by special resolution alter its authorized share structure, create, vary or delete the special rights and restrictions attaching to shares of any class or series of shares,

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and change its name (all of which are changes that are reflected in the notice of articles). Further, the articles provide that if neither the BCBCA nor the articles specify the type of resolution required in respect of a particular alteration to the charter documents, Atna may alter its articles by special resolution.

Other fundamental changes, such as an alteration of the restrictions, if any, on the business carried on by the corporation or a proposed continuation of a corporation out of the jurisdiction require a special resolution, which for Atna is a resolution passed by two-thirds of the votes cast on the resolution by holders of all of the shares entitled to vote at a general meeting of the corporation. A proposed amalgamation requires a resolution passed by a special majority of the votes cast on the resolution by all the holders of shares in the corporation (which for Atna is a two-thirds majority), as well as a special separate resolution of the holders of each class or series of shares whose special share rights and restrictions may be prejudiced or interfered with by the proposed amalgamation.

AMENDMENTS TO BYLAWS

British Columbia corporations do not have bylaws. Please see the section above for the discussion on Amendments to Charter Documents.	Under Delaware law, the stockholders entitled to vote have the power to adopt, amend or repeal bylaws. A corporation may also confer, in its certificate of incorporation, that power upon the board of directors.

Canyon’s certificate of incorporation authorizes the board to make, alter or repeal the bylaws of the company.

Canyon’s bylaws provide that the bylaws may be altered, amended, repealed, or new bylaws may be adopted by the board or by stockholders at a stockholder meeting if proper notice is given.

ACTION BY WRITTEN CONSENT

Under the BCBCA, a consent resolution of shareholders is deemed to be valid and effective as if it had been passed at a meeting of shareholders that satisfies all the requirements of the BCBCA and the articles of the corporation. With respect to a resolution that may be passed upon approval of a majority of the votes of shareholders, a consent resolution means a resolution, after being submitted to all shareholders holding shares carrying the right to vote at general meetings, consented to in writing by shareholders entitled to vote at general meetings who hold shares representing at least a special majority of all shares entitled to vote on the resolution,	Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting and without prior notice if a written consent is signed by the holders of the minimum number of votes necessary to authorize the action at a meeting at which all shares entitled to vote were present and voted.

Canyon’s certificate of incorporation provides that any action required or permitted to be taken by stockholders must be taken at a duly called annual or special meeting

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which for Atna is a two-thirds majority. With respect to any other resolution of the corporation, a consent resolution means a unanimous resolution.	of the stockholders and may not be taken by consent in writing or otherwise.

Atna’s articles provide that shareholders may act by unanimous resolution to transact required business in lieu of the annual general meeting. The annual general meeting is then deemed to have been held as of the date of the unanimous resolution. In any such unanimous resolution, the shareholders must select an annual reference date that would be appropriate for the holding of the applicable annual general meeting.

NOTICE OF STOCKHOLDER MEETINGS AND ACTIONS

Under the BCBCA, a corporation must send notice of the date, time and location of a general meeting of the corporation at least the prescribed number of days but not more than 2 months before the meeting, to each shareholder entitled to attend the meeting and to each director.

Shareholders who hold, in the aggregate, at least 1/20	Delaware law and Canyon’s bylaws provide that written notice of the date, place, time and, in the case of special meetings, the purpose or purposes of every meeting of stockholders must be given not less than 10 nor more than 60 days before the date of the meeting, either personally or by mail, to each stockholder of record entitled to vote at the meeting.

of the issued shares of the corporation that carry the right to vote at a general meeting may requisition a general meeting for the purpose of transacting any business that may be transacted at a general meeting. Where the meeting has been requisitioned by the shareholders, the directors must send notice of the date, time and location of that meeting at least the prescribed number of days but not more than 4 months before the meeting, to each shareholder and director. If the directors do not send notice of a general meeting within 21 days of the corporation’s receipt of the requisition, then one or more shareholders holding more than 1/40 of the issued shares of the corporation that carry the right to vote at a general meeting, may send notice of a general meeting to be held to transact the business stated in the requisition.

The BCBCA provides that meetings of shareholders may be held at a place outside of British Columbia if so provided by the articles, approved in writing by the British Columbia Registrar of Companies before any such meeting is held, or approved by an ordinary resolution, provided such a location outside of British Columbia is not restricted as a location for meetings under the articles. If the articles or a shareholders’ resolution so provide, the directors of the corporation may also set the meeting of the shareholders to be held at a place outside of British Columbia.

Atna’s articles provide that so long as Atna is a public

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company, they must give notice of the date, time and location of any meeting of shareholders at least 21 days before the meeting to any shareholder entitled to attend the meeting. Atna’s articles do not specifically permit meetings of shareholders to be held outside of British Columbia. If the shareholder meeting is to consider special business, the notice must state the general nature of the special business and either attach or make available for inspection a copy of any document to be adopted, ratified or approved.

Under Atna’s articles, all business conducted at a meeting of shareholders that is not an annual general meeting qualifies as special business unless it relates to the conduct of or voting at the meeting.

SPECIAL STOCKHOLDER MEETINGS

Atna’s articles provide that the directors may, whenever they think fit, call a meeting of shareholders. The process for giving notice of shareholder meetings is set out above under “Notice of Stockholder Meetings and Actions.”	Under Delaware law, special stockholder meetings may be called either by the board of directors or by such persons as authorized by the bylaws or certificate of incorporation.

Canyon’s bylaws provide that a special meeting of the stockholders, for any purpose or purposes, may be called by the board, the chairperson or the president and may be held at any place within or outside Delaware, as designated by the board, the chairperson or the president. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice (except to the extent that such notice is waived or is not required as provided under Delaware law or the bylaws).

LIMITATION OF PERSONAL LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

Atna’s articles provide that the company must indemnify directors, former directors, alternate directors and senior officers including his or her heirs and legal personal representatives, against all eligible penalties to which they may be liable. The company must also pay the expenses of any such person in respect of an eligible proceeding after the final disposition of that proceeding. The company may also indemnify any person, subject to the restrictions of the BCBCA. The company may also purchase insurance for the benefit of directors, officers, employees or agents.
Generally, Delaware law allows a corporation to indemnify any person who is, was, or is threatened to be made a party to any civil or criminal action by reason of the fact that the person is or was a director, officer, employee or agent of the corporation against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred. Indemnification authority is limited to instances where the person acted in good faith and in a manner reasonably believed to be unopposed to the best interests of the corporation. In the case of a criminal proceeding, the person must additionally have had no cause to believe their conduct was unlawful.

A director is not liable under the BCBCA if the director relies, in good faith, on (a) financial statements of the company represented to the director by an officer of the company or in a written report of the auditor of the	Canyon’s certificate of incorporation provide that no director shall be liable for money damages for breach of

Atna	Canyon

company to fairly reflect the financial position of the company, (b) a written report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by that person, (c) a statement of fact represented to the director by an officer of the company to be correct, or (d) any record, information or representation that the court considers provides reasonable grounds for the actions of the director, whether or not (i) the record was forged, fraudulently made or inaccurate, or (ii) the information or representation was fraudulently made or inaccurate.

A director is similarly not liable under the BCBCA if the director did not know and could not reasonably have known that the act done by the director or authorized by the resolution voted for or consented to by the director was contrary to the BCBCA.

Under the BCBCA, a company may indemnify a current or former officer or director against any judgment, penalty or fine awarded or imposed in connection with, or amount paid in settlement of, any current, threatened, pending or completed legal proceeding or investigative action in respect of which such officer or director is a party or may be liable for a judgment penalty, fine or expenses by reason of such individual having been an officer or director. A corporation may pay all expenses incurred by an officer or director actually and reasonably incurred in connection with such a proceeding after the final disposition of such proceeding and must pay all expenses reasonably incurred if the officer or director is substantially successful on the merits in the outcome of the proceeding or wholly successful on the merits or otherwise. Among other circumstances, a corporation shall not indemnify a current or former officer or director if such individual did not act honestly and in good faith with a view to the best interests of the corporation or if the individual did not have reasonable grounds for believing that his or her conduct in respect of which the proceeding was brought was lawful. Further, a corporation can not indemnify or cover the expenses of any officer or director in respect of any proceeding brought by or on behalf of the corporation or an associated corporation. The Supreme Court of British Columbia may on the application of a corporation or individual seeking indemnification, order indemnification of any liability or expense incurred by such individual in respect of any proceeding described above.
fiduciary duty as a director except for breaches of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, for paying dividends or approving a stock purchase or redemption which is illegal or prohibited, or for any transaction from which the director derived any improper personal benefit.

Canyon’s bylaws also provide for indemnification for any person who is or was a director or officer of the company or is or was serving at the request of the company as a director, officer, employee, partner or agent. The board may also authorize indemnification for those persons who are not officers or directors or serving at the request of a director, officer or the company.

Canyon’s bylaws also give the company power to purchase insurance on behalf of any person who is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company as a director, officer, employee, partner or agent of the company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Canyon pursuant to Canyon’s restated certificate of incorporation, amended and restated bylaws or any indemnification agreement, Canyon has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed under the Securities Act and is therefore unenforceable.

Insofar as indemnification for liabilities arising under

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the Securities Act may be permitted to directors, officers or persons controlling Atna pursuant to Atna’s restated certificate of incorporation, amended and restated bylaws or any indemnification agreement, Atna has been informed that in the opinion of the SEC such indemnification is against public policy as expressed under the Securities Act and is therefore unenforceable.
DIVIDENDS

Under the BCBCA, a corporation may declare a dividend, and may pay that dividend out of profits, capital or otherwise, (i) by issuing shares or warrants by way of dividend; and (ii) unless there are reasonable grounds for believing that the corporation is insolvent or that the payment of the dividends would render the corporation insolvent, in property including money.

Atna’s articles provide that, subject to the BCBCA, the directors may declare and authorize payment of dividends as they deem advisable with no notice to shareholders. The directors may make a resolution declaring payment of a dividend wholly or in part by the distribution of specific assets or of fully paid shares, or of bonds, debentures or other securities of the corporation, or in any one or more of these ways.	Under Delaware law, a corporation’s board of directors may, subject to any restrictions contained in its certificate of incorporation, declare and pay dividends upon the shares of its capital stock either out of its surplus or, where there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the previous fiscal year provided that if the capital of the corporation shall have been diminished to an amount less than the aggregate amount of the capital represented by issued and outstanding stock of all classes having a preference upon the distribution of assets, the directors shall not declare and pay out any dividends until the deficiency in the amount of such capital shall have been repaid.

Canyon’s bylaws provide that the board of directors may declare dividends subject to provisions of the Delaware law or provisions of the certificate of incorporation. Canyon’s certificate of incorporation does not mention dividends.

CONVERSION

Under the BCBCA, a corporation may continue into another jurisdiction by special resolution and the approval of the registrar, and may become an unlimited liability corporation by altering its notice of articles by special resolution to include certain statutory language and to change its name in accordance with the naming requirements for unlimited liability companies. Shareholders have the right to dissent in respect of a resolution to authorize the continuation of the corporation into a jurisdiction other than British Columbia.	Generally, Delaware law authorizes conversion of a Delaware corporation to a foreign corporation or any unincorporated business, including a limited liability company, partnership or statutory trust. Effectuation of such a conversion requires the adoption of a resolution by the board of directors, submitted to the shareholders at an annual or special meeting. If all outstanding shares of stock of the corporation, whether voting or nonvoting, are voted in favor of adoption, the conversion is authorized.

STOCKHOLDER RIGHTS PLAN

On March 20, 2007, the rights issued under the rights agreement, dated as of March 20, 1997, by and between Canyon and the American Securities Transfer & Trust, Inc. expired. The expired rights permitted stockholders to acquire shares of Canyon’s common stock from

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Canyon at substantially below market value under certain change- in-control scenarios. On March 23, 2007, the Board of Directors of Canyon adopted a new rights agreement with Computershare Trust Company, N.A., effective March 23, 2007 and declared a dividend distribution of one right for each outstanding share of common stock of Canyon. The distribution was payable to stockholders of record as of the close of business on April 16, 2007. Each right, when exercisable, entitles the registered holder to purchase from Canyon one share of common stock at a price of $5.00 per share, subject to adjustment. The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire Canyon in a manner or on terms not approved by the Board of Directors of Canyon. The rights, however, should not deter any prospective offeror willing to negotiate in good faith with the Board of Directors of Canyon. Nor should the rights interfere with any merger or other business combination approved by the Board of Directors of Canyon. Canyon has agreed to amend the terms of the rights agreement such that the rights will not be triggered due to the merger.

SHAREHOLDER VOTING REQUIREMENTS

Votes.  The BCBCA provides that, unless otherwise provided in the articles, a shareholder has one vote in respect of each share held and is entitled to vote in person or by proxy.

Atna’s articles provide that every shareholder or proxy entitled to vote on a matter and present at a vote by show of hands is entitled to one vote. For a poll vote, every shareholder or proxy holder entitled to vote on a matter has one vote for each share entitled to be voted on the matter, subject to any special rights or restrictions attached to the shares. A joint shareholder or proxy may vote at the meeting in respect to a jointly held share as if the joint shareholder was solely entitled to it; however, if more than one of the joint shareholders is present at the meeting, either personally or by proxy, and more than one of them votes in respect of that share, then only the vote of the joint shareholder present whose name stands first on the central securities register in respect of the share will be counted.

Quorum. Under the BCBCA, the corporation may establish quorum for the transaction of business at a meeting of shareholders in its articles. If no quorum has been set in the articles, the quorum is two shareholders	Under Delaware law, the certificate of incorporation or bylaws may specify the number of shares the holders of which must be present or represented by proxy at any meeting in order to constitute a quorum, provided that such a number does not constitute less than one third of the shares of such class or series. In the absence of such a specification, a majority of the shares entitled to vote, present or represented by proxy, constitutes a quorum at a stockholder’s meeting. In all matters other than the election of directors, the affirmative vote of the majority of shares present/represented by proxy at a meeting constitute an act of the stockholders. Directors are to be elected by a plurality of all votes present/represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or series is required, a majority of the outstanding shares of the class or series, present/represented by proxy, constitute a quorum and the affirmative vote of the majority of shares of such class or series constitutes an act of the class or series.

Votes.  Canyon’s bylaws provide that each stockholder is entitled to one vote on each matter, in person or by proxy, for each share of the company’s capital stock that has voting power and that is held by such stockholder.

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entitled to vote at the meeting, whether present in person or by proxy. If the number of shareholders entitled to vote is less than the applicable quorum, then quorum will be all of the shareholders entitled to vote at the meeting.

Atna’s articles provide that subject to the special rights and restrictions attached to the shares of any class or series of shares, the quorum for the transaction of business at a meeting of shareholders is two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 5% of the issued shares entitled to be voted at the meeting. If only one shareholder is entitled to vote at a meeting of shareholders, that shareholder or their proxy may constitute a quorum.

When a quorum is present at any meeting of stockholders, all matters shall be determined, adopted and approved by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote with respect to the matter, unless the proposed action is one that specifies or requires a different vote, in which case such express provision shall govern and control with respect to that vote on that matter.

Quorum. Canyon’s bylaws provide that the holders of one- third of the outstanding shares of the company that are entitled to vote at the meeting, and who are present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, unless otherwise provided by statute or the certificate of incorporation.

VOTING RIGHTS; REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS

Mergers or Consolidations.  As discussed above, a proposed amalgamation under the BCBCA requires a resolution passed by a special majority of the votes cast on the resolution by all the holders of shares in the corporation (which for Atna is a two-thirds majority), as well as a special separate resolution of the holders of each class or series of shares whose special share rights and restrictions may be prejudiced or interfered with by the proposed amalgamation.

Under the BCBCA, a corporation may, subject to certain exceptions, sell, lease or otherwise dispose of all or substantially all of the undertaking of the corporation if it does so in the ordinary course of its business or if it has been authorized to do so by a special resolution (which for Atna is a two-thirds majority). The exceptions to the requirement of a special resolution for a disposition of all of the corporation’s undertaking which are contained in the BCBCA include dispositions by way of security interests, certain kinds of leases and dispositions to related companies or entities.	Mergers or Consolidations. Generally, under Delaware law, the approval of a corporation’s board of directors and the approval of a majority of the outstanding stock entitled to vote is required to approve mergers or consolidations. However, unless a corporation’s certificate of incorporation provides otherwise, no stockholder vote is required in connection with a merger where:

•     the corporation’s certificate of incorporation is not amended, the shares of the corporation’s stock outstanding immediately prior to the merger are to be identical outstanding or treasury shares of the surviving corporation after the merger, and the common stock issuable as a result of the merger does not exceed 20% of the previously outstanding common stock; or

•   the merger is with a wholly-owned subsidiary of the corporation and certain conditions are met.

Similarly, a sale of all or substantially all of a corporation’s assets other than in the ordinary course of business, or a voluntary dissolution of a corporation, requires the approval of a corporation’s board of directors and the approval of a majority of the outstanding stock entitled to vote on the transaction.

Business Combinations. Under Delaware law, a corporation may not engage in any “business combination” with any interested stockholder. These restrictions will not apply if the corporation’s original

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certificate of incorporation contains a provision expressly electing not to be governed by these provisions or if the corporation’s certificate of incorporation or bylaws are amended to contain such a provision or under certain circumstances. Canyon has not made such an election and thus, Canyon is subject to Section 203 of the DGCL, an anti-takeover law prohibiting business combinations with any interested stockholder. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

• prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•     upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers and by excluding employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•     on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock that is not owned by the interested stockholder.

A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns, or owned within three years of the business combination, 15% or more of the outstanding voting stock of the corporation and any

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entity or person affiliated with or controlling or controlled by any of these entities or persons.

COMPULSORY ACQUISITION

The BCBCA has compulsory acquisition procedures, which provide that when a person offers to purchase the shares of a company and receives acceptances for more than 9/10 of the shares (other than shares held by, or by a nominee for, the acquiring person or its affiliate) within 4 months of the offer being made, then the offeror can force the holders of the remaining 10% of the shares to sell their shares. The BCBCA does not extend the definition of a share to include convertible securities and options and rights to acquire shares or convertible securities.	Under Delaware law, a corporation that owns at least 90% of the outstanding shares of each class of the stock of a corporation or corporations where the shares are entitled to vote on a merger may merge the other corporation or corporations into itself or merge itself into one of the other corporations, if one of the corporations is a Delaware corporation and the other or others are corporations of a state or of the District of Columbia where it is allowed in that jurisdiction to merge with a corporation of another jurisdiction.

The BCBCA limits the opportunity to apply to court to set the price and terms of payment for the shares of the holdout shareholder to the holdout shareholder. The BCBCA does not deem the holdout shareholder to have accepted the terms of the offer if no court application is made.	In the event all of the stock of a subsidiary Delaware corporation party to a merger under this provision of the Delaware General Corporation Law is not owned by the parent corporation immediately prior to the merger, the stockholders of the subsidiary Delaware corporation party to the merger shall have appraisal rights as set forth under Delaware law.

The BCBCA requires an acquiring person who has failed to send the required notice to send out an alternate notice to each holdout shareholder informing the shareholder of the shareholder’s right to require the acquiring person to purchase the shares of the shareholder that were involved in the original offer.

APPRAISAL OR DISSENTER’S RIGHTS

The BCBCA provides that shareholders who object to certain actions being taken by a corporation may exercise a right of dissent and require the corporation to purchase the shares held by such shareholder for an amount agreed to between the corporation and the shareholder or an amount determined by the court. The dissent right is applicable in respect of:

  (a) a resolution to alter restrictions on the powers of the corporation or on the business it is permitted to carry on;
Under Delaware law, stockholders of any class or series of stock have the right, in specified circumstances, to dissent from a merger or consolidation by demanding payment in cash for the stockholder’s shares equal to the fair value of those shares, as determined by the Delaware Chancery Court in an action timely brought by the corporation or a dissenting stockholder. Delaware law grants these appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock; however, any corporation may provide in its certificate of incorporation that appraisal rights are available as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, or the sale of all or substantially all of the assets of the corporation. No

(b) a resolution to adopt an amalgamation agreement;

(c) a resolution to approve an amalgamation into a foreign jurisdiction;

(d) a resolution to approve an arrangement, the

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terms of which arrangement permit dissent; (e) a resolution to authorize the sale, lease or other disposition of all or substantially all of the undertaking of the corporation;	appraisal rights are available for shares of any class or series that is listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation requires the holders to accept for their shares anything other than:

•     shares of stock of the surviving corporation;

  (f) a resolution to authorize the continuation of the corporation into a jurisdiction other than British Columbia;

  (g) any other resolution, if dissent is authorized by the resolution; or

  (h) any court order that permits dissent.

The BCBCA also provides that beneficial shareholders wishing to dissent with respect to their shares must dissent with respect to all of the shares beneficially owned by them, whether or not registered in their names.

•     shares of stock of another corporation that are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;

•   cash in lieu of fractional shares of the stock described in the two preceding clauses; or

•   any combination of the above.

In addition, appraisal rights are not available to holders of shares of the surviving corporation in specified mergers that do not require the vote of the stockholders of the surviving corporation.

Under the BCBCA, there is no right of dissent in respect of an amalgamation between a corporation and its wholly-owned subsidiaries, or between wholly-owned subsidiaries of the same corporation.

LEGAL ACTIONS

Under the BCBCA, a director or shareholder (which, under this section of the BCBCA, includes beneficial shareholders and any other person whom the court considers to be an appropriate person to make such an application) may, with leave of the court, prosecute a legal proceeding in the name and on behalf of a corporation to enforce a right, duty or obligation owed to the corporation that could be enforced by the corporation itself, or to obtain damages for any breach of a right, duty or obligation owed to the corporation that could be enforced by the corporation itself. With leave of the court, a director or shareholder may also defend a legal proceeding brought against the corporation in the name and on behalf of the corporation. The court may grant leave if the director or shareholder has made reasonable efforts to cause the directors of the corporation to prosecute or defend the legal proceeding, notice of the application for leave has been given to the corporation and any other person the court may order, the director or shareholder is acting in good faith, and it appears to the court that it is in the best interests of the corporation for the legal proceeding to be prosecuted or defended.	Under the Delaware law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action under the Delaware General Corporation Law have been met. A person may institute and maintain such a suit only if such person was a stockholder at the time of the transaction suit or his or her shares thereafter devolved upon him or her by operation of law. Additionally, under Delaware case law, the plaintiff generally must be a stockholder not only at the time of the transaction which the subject of the suit, but is also through the duration of the derivative suit. The Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.

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OPPRESSION REMEDIES

Under the BCBCA, a shareholder and beneficial shareholder of a company and any other person whom a court considers to be an appropriate person to make such an application, has the right to apply to the court on the grounds that:
No applicable Delaware statutory provision.

  (a) the affairs of the company are being or have been conducted, or that the powers of the directors are being or have been exercised, in a manner oppressive to one or more of the shareholders, including the applicant; or

(b) some act of the company has been done or is threatened, or that some resolution of the shareholders or of the shareholders holding shares of a class or series of shares has been passed or is proposed, that is unfairly prejudicial to one or more of the shareholders, including the applicant.

On such an application, the court may make any interim or final order it considers appropriate including an order to prohibit any act proposed by the company.

TRANSACTIONS WITH OFFICERS AND DIRECTORS

The BCBCA provides that a director or senior officer of a corporation holds a disclosable interest in a contract or transaction if the contract or transaction is material to the corporation, the corporation has entered or proposes to enter into the contract or transaction, and either the director or senior officer has a material interest in the contract or transaction or the director or senior officer is a director or senior officer, or has a material interest in, a person who has a material interest in the contract or transaction, subject to certain exceptions relating to contracts between related parties and for directors or senior officers who are the sole shareholder of the corporation or its parent. A director or senior officer with a disclosable interest is typically liable to account for any profit that accrues to the director or senior officer under the related contract or transaction. If the contract or transaction is properly disclosed in accordance with the requirements of the BCBCA, the contract or transaction may be approved by the directors or by a special resolution, but the director or senior officer with a disclosable interest must not vote unless all directors have a disclosable interest in the contract or transaction.

According to the BCBCA, a contract or transaction with a company is not invalid merely because a director or senior officer has an interest in the contract or	Interested Officers and Directors. Under Delaware law, a contract or transaction is not void or voidable solely for the reason that (1) it is between a corporation and one or more of its directors or officers; or (2) it is between a corporation and any other corporation or business association in which one or more of its directors or officers are directors, officers or have a financial interest; or (3) the director or officer is present at or participates in the meeting which authorizes such a contract or transaction; or (4) any such director or officer’s votes are counted in authorization, if:

•     the material facts of the director or officer’s relationship/interest as to the contract or transaction are disclosed or are known to the board of directors or committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of disinterested directors, regardless of whether the disinterested directors constitute less than a quorum; or

• the material facts of the director or officer’s relationship/interest as to the contract or transaction are disclosed or are known to the shareholders entitled to vote on the matter, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or

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transaction, a director or senior officer has not disclosed an interest that he or she has in a contract or transaction or the directors or shareholders of the company have not approved the contract or transaction in which the director or senior officer has an interest.

Atna’s articles provide that a director or senior officer who holds a disclosable interest (as that term is used in the BCBCA) in a contract or transaction into which Atna has entered or proposes to enter is liable to account to the company for any profit that accrues to the director or senior officer under or as a result of the contract or transaction only if and to the extent provided in the BCBCA. The director may not vote on a resolution to approve a contract or transaction in which they have a disclosable interest, unless all of the directors have such an interest, in which case any or all of those directors may vote on the resolution.

•     the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee or the shareholders.

Loans to Officers. A Delaware corporation may lend money to, guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or its subsidiary, whenever, in the judgment of the directors, such assistance may be reasonably expected to benefit the corporation.

The BCBCA and Atna’s articles state that a director or senior officer who holds any office or possesses any property, right or interest that could result, directly or indirectly, in the creation of a duty or interest that materially conflicts with their duty or interest as a director or senior officer, must disclose the nature and extent of the conflict as required by the BCBCA.

Under the BCBCA, a general statement in writing provided to the corporation by a director or senior officer with a disclosable interest in respect of a specific contract or transaction that the corporation proposes to enter into with a person will be sufficient disclosure if the statement declares that the director or senior officer is a director or senior officer of, or has a material interest in, the person with whom the corporation has entered or proposes to enter into the contract or transaction. The disclosure must be evidenced in a consent resolution, the minutes of a meeting, or any other record deposited in the corporation’s record office.

INSPECTION OF SHAREHOLDERS LIST

Under the BCBCA, shareholders of a corporation are entitled to inspect certain records of the corporation, including the central securities register of the corporation. If the articles of the corporation permit, a shareholder may inspect all records of the corporation including, in addition to what would normally be available to a shareholder for inspection, minutes of directors meetings and directors resolutions. Atna’s articles do not provide specific permission to	List of Stockholders Entitled to Vote. Under Delaware law, the officer who has charge of the stockledger of the corporation must prepare a complete list of the stockholders entitled to vote at least 10 days prior to every stockholders meeting. The list must be made open to examination by any stockholder for any purpose germane to the meeting, made available either during ordinary business hours at the principal place of business of the corporation or on a reasonably accessible electronic network. The list must be

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shareholders to view any of the corporation’s documents.	present and remain accessible through the meeting. A director’s willful neglect or refusal to produce such a list at any meeting for the election of a director will result in the ineligibility of that director to any office at such meeting.

Inspection of Books and Records.  Generally, Delaware law allows any stockholder to inspect and make copies during normal business hours of a list of stockholders from the corporation’s stock ledger. The stockholder, either in person or by attorney or agent, must submit a written demand under oath stating a proper purpose reasonably related to such person’s interest as a stockholder. If the corporation refuses the stockholder’s demand or does not reply within 5 business days, the stockholder may apply to the Court of Chancery for an order to compel such inspection.

A stockholder may similarly seek access to the records of corporation’s subsidiary where the corporation has actual possession and control of the records or could obtain access through exercise of control over such subsidiary. Stockholder inspection of a subsidiary’s books and records is limited to instances where inspection would not constitute a breach of an agreement between the corporation or subsidiary and a person not affiliated with the corporation, and the subsidiary has no rights under the law applicable to it to deny the corporation access.

EXPERTS

The consolidated financial statements of Atna that are included in this proxy statement/prospectus have been included in reliance on the report of DeVisser Gray LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing. DeVisser Gray LLP has acted as auditor for Atna since 1994.

The consolidated financial statements of Canyon that are included in this proxy statement/prospectus have been included in reliance on the report of Ehrhardt Keefe Steiner & Hottman PC, independent accountants, given on the authority of said firm as experts in accounting and auditing. Ehrhardt Keefe Steiner & Hottman PC has acted as auditor for Canyon since December 2004.

Certain scientific and technical information relating to Canyon’s mining properties referenced in this proxy statement/ prospectus is based on reports prepared by WLR Consulting, Inc. and Practical Mining LLC.

SHAREHOLDER PROPOSALS

Proposals by shareholders of Canyon to be presented at the 2008 Annual Meeting of Canyon Shareholders must be received by Canyon no later than January 5, 2008, to be included in Canyon’s Proxy Statement and proxy for that meeting. If a shareholder intends to submit a proposal at the meeting that is not included in Canyon’s proxy statement, and the shareholder fails to notify Canyon prior to March 15, 2008 of such proposal, then the proxies appointed by Canyon’s management would be allowed to use their discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement. The proponent must be a record or beneficial owner entitled to vote on his or her proposal at the next Annual Meeting of Canyon Shareholders and must continue to own such security entitling him or her to vote through that date on which such meeting is held. The proponent must own 1% or more of the outstanding shares or $2,000.00 in value of Canyon’s common stock and must have owned such shares for one year in order to present a shareholder proposal to Canyon.

LEGAL MATTERS

The validity of the issuance of the Atna common shares to be issued pursuant to the merger will be passed upon for Atna by Lawson Lundell LLP, its legal counsel in Canada.

WHERE YOU CAN FIND MORE INFORMATION

Atna and Canyon file reports, proxy statements and other information with the Securities and Exchange Commission as required by the Securities Exchange Act of 1934, as amended. Atna is a “foreign private issuer” and, under the rules adopted under the Exchange Act, is exempt from some of the requirements of that Act, including the proxy and information provisions of Section 14 and the reporting and liability provisions applicable to officers, directors and significant stockholders under Section 16 of that Act.

You may read and copy reports, proxy statements and other information filed by Atna and Canyon with the Securities and Exchange Commission at the Securities and Exchange Commission public reference room located at 100 F Street NE, Room 1580, Washington, D.C. 20549.

You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the Securities and Exchange Commission, 100 F Street NE, Room 1580, Washington, D.C. 20549.

Both Atna and Canyon file their reports and other information electronically with the Securities and Exchange Commission. You may access information on Atna or Canyon at the Securities and Exchange Commission web site containing reports, proxy statements and other information at: www.sec.gov. Atna also files reports, statements and other information with the Canadian provincial securities regulators, which are available at various of the Canadian provinces’ securities administrators’ public reference rooms. Atna filings are also electronically available to the public from the Canadian System for Electronic Document Analysis and Retrieval, the Canadian equivalent of the Securities and Exchange Commission EDGAR system, at www.sedar.com.

Reports, proxy statements and other information also are available for inspection at the offices of the Toronto Stock Exchange for Atna and at the American Stock Exchange offices for Canyon. After the merger, Atna will furnish to you the same periodic reports that it currently furnishes to Atna shareholders, including audited annual consolidated financial statements and unaudited quarterly consolidated financial statements, unless you notify Atna of your desire not to receive these reports, as well as proxy statements and related materials for annual and special meetings of shareholders. In addition, you will be able to request Atna’s Annual Report on Form 20-F.

Atna filed a registration statement on Form F-4 to register with the Securities and Exchange Commission the Atna common shares to be issued to holders of Canyon common stock in the merger. This document is a part of that registration statement and constitutes the prospectus of Atna in addition to being a proxy statement to the Canyon stockholders.

As allowed by Securities and Exchange Commission rules, this document does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Please refer to the registration statement for further information with respect to Atna, Canyon and the Atna common shares to be issued.

The Securities and Exchange Commission allows Atna to “incorporate by reference” the information filed with the Securities and Exchange Commission, which means that Atna can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this document, and information that Atna file later with the Securities and Exchange Commission will automatically update and supersede this information. Atna incorporates by reference the documents listed below and any filings Atna makes with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act after the initial filing of the registration statement that contains this proxy statement/prospectus and before the effective time of the merger. These documents contain important information about the companies and their financial condition. Atna will provide a copy of the documents it incorporates by reference, at no cost, to any person who receives this proxy statement/prospectus. To request a copy of any or all of these documents you should write Atna at 510-510 Burrard Street, Vancouver, B.C. Canada V6C 3A8 or telephone Atna at (604) 684-2285.

Information and statements contained in this document, or any document incorporated by reference in this document, are qualified in all respects by reference to the copy of the relevant contract or other document filed as an exhibit to this document or incorporated in this document by reference.

All information contained in this document or incorporated in this document by reference relating to Atna has been supplied by Atna, and all such information relating to Canyon has been supplied by Canyon. Information provided by one company does not constitute any representation, estimate or projection of the other.

Atna SEC Filings (File No. 000-29336)	Period and/or Date Filed or Date Furnished

Annual Report on Form 20-F for the year ended December 31, 2006 (as amended)	Filed on March 30, 2007 (amendment filed on January 4, 2008)
Reports on Form 6-K	Filed on January 10, 2007
Filed on March 20, 2007
Filed on May 2, 2007
Filed on May 15, 2007 (two filings on this date)
Filed on June 6, 2007
Filed on June 19, 2007
Filed on June 21, 2007
Filed on July 5, 2007
Filed on July 12, 2007 (two filings on this date)
Filed on July 18, 2007
Filed on August 14, 2007
Filed on September 18, 2007
Filed on November 14, 2007 (two filings on this date)
Filed on November 16, 2007
Filed on November 30, 2007
Filed on December 10, 2007 (two filings on this date)
Filed on December 21, 2007
Filed on January 8, 2008

All documents filed by Atna following the date of this joint proxy statement/ prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, shall be deemed to be incorporated by reference into this joint proxy statement/ prospectus.

Atna and Canyon also incorporate by reference the Agreement and Plan of Merger attached to this proxy statement/prospectus as Annex A.

This joint proxy statement/ prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the Securities and Exchange Commission. You may inspect and copy the registration statement at any of the addresses listed above.

Atna and Canyon have not authorized anyone to give any information or make any representation about the merger or their companies that is different from, or in addition to, that contained in this proxy statement/ prospectus or in any of the materials that have been incorporated into this proxy statement/ prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/ prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/ prospectus does not extend to you. The information contained in this proxy statement/ prospectus is accurate only as of the date of this document unless the information specifically indicates that another date applies.

ATNA AND CANYON UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial statements give effect to the potential acquisition of Canyon by Atna through a merger of Atna’s wholly-owned subsidiary with and into Canyon whereby each issued and outstanding share of Canyon common stock will become the right to receive 0.32 Atna common shares. Canyon convertible securities, other than options, will be assumed by Atna. Should it be completed, the acquisition will be accounted for as a purchase.

The unaudited pro forma consolidated financial statements have been derived from the unaudited interim consolidated financial statements of Atna as at and for the nine-month period ended September 30, 2007 and the audited consolidated financial statements of Atna as at and for the year ended December 31, 2006, and the unaudited interim consolidated financial statements of Canyon as at and for the nine-month period ended September 30, 2007 and the audited consolidated financial statements of Canyon as at and for the year ended December 31, 2006. The unaudited pro forma consolidated balance sheet gives effect to the proposed transaction as if it had occurred as at September 30, 2007. The unaudited pro forma consolidated statements of operations for the nine-month period ended September 30, 2007 and for the year ended December 31, 2006 have been prepared assuming the proposed transaction had occurred on January 1, 2006.

This unaudited pro forma consolidated statements of operations should be read in conjunction with the historical financial statements of Atna and Canyon (included in the F-pages of this proxy statement/prospectus) and the related notes thereto. The unaudited pro forma information is not necessarily indicative of the financial position or results of operations that may have actually occurred had the acquisition of Canyon by Atna taken place on the dates noted.

The preliminary allocation of the purchase price is summarized in the table below. This allocation is subject to change.

Purchase price:
53,047,824 Canyon Resources common shares outstanding	$27,661,257
Estimated transaction costs	1,202,199
Estimated fair value of options, warrants and debenentures issued	2,414,679

Total purchase price (increase in pro forma share capital)	$31,278,135

Purchase price allocation:
Cash and cash equivalents	$3,725,262
Short term investments	496,450
Accounts receivable	4,766
Metal inventories	67,319
Prepaid insurance	232,736
Other current assets	118,354
Property, plant and mine development, net	36,508,848
Restricted cash	3,299,804
Other noncurrent assets	244,452
Goodwill	—
Accounts payable	(403,912)
Short term asset retirement obligations	(1,080,474)
Payroll liabilities	(121,928)
Legal settlement accrual	(204,736)
Other current liabilities	(1,776,790)
Notes payable	(819,142)
Capital leases	(50,042)
Long term asset retirement obligations	(2,757,482)
Future income taxes	(6,205,350)

$31,278,135

COMPILATION REPORT ON PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

To the directors of Canyon Resources Corporation (“Canyon”) and Atna Resources Ltd. (“Atna”)

We have read the accompanying unaudited pro forma consolidated financial statements of Atna. as at and for the nine month period ended September 30, 2007, and for the year ended December 31, 2006, and have performed the following procedures:

1. Compared the figures in the columns captioned “Canyon” to the audited consolidated financial statements of Canyon as at and for the year ended December 31, 2006, and to the unaudited interim consolidated financial statements of that company as at September 30, 2007 and for the nine month period then ended, and found them to be in agreement.

2. Compared the figures in the columns captioned “Atna” to the audited consolidated financial statements of Atna as at December 31, 2006 and for the year then ended, and to the unaudited interim consolidated financial statements of that company as at September 30, 2007 and for the nine month period then ended, and found them to be in agreement.

3. Made enquiries of certain officials of Canyon and Atna who have responsibility for financial and accounting matters about:

(a) the basis for determination of the pro forma adjustments; and

(b) whether the unaudited pro forma consolidated balance sheet and unaudited pro forma consolidated statement of operations comply as to form in all material respects with Canadian securities legislation.

The officials:

(a) described to us the basis for determination of the pro forma adjustments; and

(b) stated that the unaudited pro forma consolidated balance sheet and unaudited pro forma consolidated statement of operations comply as to form in all material respects with Canadian securities legislation.

4. Read the notes to the unaudited pro forma consolidated financial statements, and found them to be consistent with the basis described to us for determination of the pro forma adjustments.

5. Recalculated the application of the pro forma adjustments to the amounts in the columns captioned “Canyon” and “Atna”, and found the amounts to be arithmetically correct.

Pro forma consolidated financial statements are based on management’s assumptions and adjustments, which are inherently subjective. The foregoing procedures are substantially less than either an audit or a review, the objective of which is the expression of assurance with respect to management’s assumptions, the pro forma adjustments, and the application of the adjustments to the historical financial information. Accordingly, we express no such assurance. The foregoing procedures would not necessarily reveal matters of significance to the unaudited pro forma consolidated balance sheet and the unaudited pro forma consolidated statement of operations, and we therefore make no representation about the sufficiency of the procedures for the purposes of a reader of such statements.

/s/  De Visser Gray LLP

Chartered Accountants

Vancouver, British Columbia
December 5, 2007

ATNA RESOURCES LTD.

PRO FORMA CONSOLIDATED BALANCE SHEET
As at September 30, 2007
(Unaudited, expressed in Canadian GAAP and dollars)

	As Reported
		Canyon		Pro Forma	Pro Forma
	Atna	(in US GAAP & US$)	Note 3	Adjustments	Consolidated

ASSETS
Cash and cash equivalents	$1,286,410,	$3,751,900	(f)	$(26,638)	$5,011,672
Short term investments	10,578,795	500,000	(f)	(3,550)	11,075,245
Marketable securities	394,000	—		—	394,000
Accounts receivable	107,354	4,800	(f)	(34)	112,120
Metal inventories	—	67,800	(f)	(481)	67,319
Prepaid expenses and deposits	79,881	234,400	(f)	(1,664)	312,617
Other current assets	—	119,200	(f)	(846)	118,354

Total current assets	12,446,440	4,678,100		(33,213)	17,091,327
Property, plant and mine development, net	19,952,729	9,095,700	(f,h,i,g)	27,413,148	56,461,577
Restricted cash	65,322	3,323,400	(f)	(23,596)	3,365,126
Goodwill	—	—	(h)	—	—
Other noncurrent assets	—	246,200	(f)	(1,748)	244,452

Total assets	$32,464,491	$17,343,400		$27,354,591	$77,162,482

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$521,780	$406,800	(f)	$(2,888)	$925,692
Asset retirement obligations	247,000	1,088,200	(f)	(7,726)	1,327,474
Payroll liabilities	—	122,800	(f)	(872)	121,928
Legal settlement accrual	—	206,200	(f)	(1,464)	204,736
Other current liabilities	—	22,700	(f,g)	1,754,090	1,776,790

Total current liabilities	768,780	1,846,700		1,741,140	4,356,620
Notes payable	—	825,000	(f)	(5,858)	819,142
Capital leases	—	50,400	(f)	(358)	50,042
Asset retirement obligations	—	2,777,200	(f)	(19,718)	2,757,482
Future income taxes	—	—	(i)	6,205,350	6,205,350

Total liabilities	768,780	5,499,300		7,920,556	14,188,636

Commitments and contingencies Common stock	61,126,352	530,400	(j)	30,747,735	92,404,487
Capital in excess of par value	2,260,619	145,172,900	(j)	(145,172,900)	2,260,619
Accumulated other comprehensive loss	(97,679)	—		—	(97,679)
Retained deficit	(31,593,581)	(133,859,200)	(j)	133,859,200	(31,593,581)

Total stockholders’ equity	31,695,711	11,844,100		19,434,035	62,973,846

Total liabilities and stockholders’ equity	$32,464,491	$17,343,400		$27,354,591	$77,162,482

ATNA RESOURCES LTD.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the year ended December 31, 2006
(Unaudited, expressed in Canadian GAAP and dollars)

	As Reported
		Canyon			Pro Forma	Pro Forma
	Atna	(in US GAAP & US$)	Note 3		Adjustments	Consolidated

REVENUE
Sales	$—	$1,270,300	(f	)	$170,995	$1,441,295

EXPENSES
Cost of sales	—	1,076,200	(f	)	144,867	1,221,067
Depreciation, depletion and amortization	119,534	35,100	(f	)	4,725	159,359
Selling, general and administrative	2,272,916	4,070,200	(f	)	547,890	6,891,006
Exploration	249,904	1,333,700	(k	)	(1,333,700)	249,904
Accretion expense	—	222,600	(f	)	29,964	252,564
Asset retirement obligation	—	(14,000)	(f	)	(1,885)	(15,885)

	2,642,354	6,723,800			(608,139)	8,758,015

Operating loss	(2,642,354)	(5,453,500)			779,134	(7,316,720)

OTHER INCOME (EXPENSE)
Interest income	543,053	381,200	(f	)	51,313	975,566
Interest expense	—	(57,600)	(f	)	(7,754)	(65,354)
Gain on asset exchange	—	1,594,000	(f	)	214,568	1,808,568
Gain on release of asset retirement obligation	—	340,600	(f	)	45,848	386,448
Gain on sale of securities	1,683,206	882,200	(f	)	118,753	2,684,159
Gain (loss) on derivative instruments	—	(69,600)	(l	)	69,600	—
Registration rights penalties	—	(102,000)	(f	)	(13,730)	(115,730)
Resource properties written-off or reserved	(307,357)	—			—	(307,357)
Other	(4,057)	(84,900)	(f	)	(11,428)	(100,385)

	1,914,845	2,883,900			467,170	5,265,915

Cumulative effect of change in accounting principle	—	(174,700)	(l	)	174,700	—

Net loss	$(727,509)	$(2,744,300)			$1,421,004	$(2,050,805)

Basic and diluted net loss per share	$(0.01)	$(0.07)				$(0.03)

Basic and diluted weighted-average shares outstanding	63,112,895	41,530,800				80,088,199

ATNA RESOURCES LTD.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the nine months ended September 30, 2007
(Unaudited, expressed in Canadian GAAP and dollars)

	As Reported
		Canyon			Pro Forma	Pro Forma
	Atna	(in US GAAP & US$)	Note 3		Adjustments	Consolidated

REVENUE
Sales	$—	$248,300	(f	)	$26,335	$274,635

EXPENSES
Cost of sales	—	231,000	(f	)	24,500	255,500
Depreciation, depletion and amortization	86,330	33,200	(f	)	3,521	123,051
Selling, general and administrative	1,487,375	2,819,500	(f	)	299,036	4,605,911
Exploration	210,006	1,314,800	(k	)	(1,314,800)	210,006
Accretion expense	—	125,700	(f	)	13,332	139,032
Gain on asset disposals	—	(404,900)	(f	)	(42,944)	(447,844)

	1,783,711	4,119,300			(1,017,355)	4,885,656

Operating loss	(1,783,711)	(3,871,000)			1,043,690	(4,611,021)

OTHER INCOME (EXPENSE)
Interest income	399,257	245,300	(f	)	26,017	670,574
Interest expense	—	(45,300)	(f	)	(4,805)	(50,105)
Marketable securities, gain on sale	26,532	—			—	26,532
Foreign exchange loss	(155,308)	—			—	(155,308)
Resource properties written-off	(323,193)	—			—	(323,193)
Other	(166,035)	200	(f	)	21	(165,814)

	(218,747)	200,200			21,233	2,686

Net loss	$(2,002,458)	$(3,670,800)			$1,064,923	$(4,608,335)

OTHER COMPREHENSIVE LOSS
Unrealized loss on marketable securities and investments	(345,845)	—			—	(345,845)

TOTAL COMPREHENSIVE LOSS	$(2,348,303)	$(3,670,800)			$1,064,923	$(4,954,180)

Basic and diluted net loss per share	$(0.03)	$(0.08)				$(0.06)

Basic and diluted weighted-average shares outstanding	64,541,398	48,164,000				81,516,702

ATNA RESOURCES LTD.

NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited, in Canadian GAAP and Cdn$)

1.	PRO FORMA EARNINGS PER SHARE

The weighted-average number of Atna common shares for computation of pro forma basic and dilutive earning per share is as follows:

	Year Ended	Nine Months Ended
	December 31,	September 30,
	2006	2007

Weighted-average number of Atna common shares outstanding	63,112,895	64,541,398
Number of Atna common shares to be issued to Canyon shareholders	16,975,304	16,975,304

Pro forma basic and dilutive weighted-average number of Atna common shares	80,088,199	81,516,702

Pro forma net loss	$(2,050,805)	$(4,954,180)

Pro forma basic and dilutive loss per share	$(0.03)	$(0.06)

2.	PRO FORMA RECONCILIATION FROM CANADIAN GAAP TO U.S. GAAP

Under Canadian GAAP, mineral exploration expenditures may be deferred on prospective properties until such time as it is determined that further exploration is not warranted, at which time the property costs are written-off. Under U.S. GAAP, all exploration expenditures must be expensed until an independent feasibility study has determined that the property is capable of economic commercial production. The following items (a) through (d) provide a summary of the material impacts on the pro forma balance sheet, statements of operations, deficit and net loss per share that would result from the application of U.S. GAAP to the pro forma consolidated financial statements of Atna (in Canadian dollars):

	Year Ended	Nine Months Ended
	December 31,	September 30,
	2006	2007

(a) Assets
Property, plant and mine development under Canadian GAAP		56,461,577
Write-off deferred exploration costs under U.S. GAAP		(19,069,273)

Property, plant and mine development under U.S. GAAP		37,392,304

(b) Operations
Net loss under Canadian GAAP	$(2,050,805)	$(4,954,180)
Property costs expensed under U.S. GAAP	(3,291,874)	(2,694,394)
Deferred property costs written-off under Canadian GAAP	122,357	323,193
Net proceeds received on sale of property	—	361,275
Gain on property sold under Canadian GAAP	—	(21,743)

Net loss under U.S. GAAP	$(5,220,322)	$(6,985,849)

(c) Deficit
Deficit under Canadian GAAP	$(29,591,123)	$(31,593,581)
Write-off deferred exploration costs under U.S. GAAP	(18,491,096)	(19,069,273)

Deficit under U.S. GAAP	$(48,082,219)	$(50,662,854)

(d) Loss per share under U.S. GAAP	$(0.07)	$(0.09)

ATNA RESOURCES LTD.

NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	SIGNIFICANT ASSUMPTIONS AND ADJUSTMENTS

The pro forma consolidated financial statements include the following pro forma assumptions and adjustments:

(a) The unaudited pro forma consolidated financial statements have been compiled using the significant accounting policies as set out in the audited financial statements of Atna for the year ended December 31, 2006.

(b) The year ended December 31, 2006 and the nine months ended September 30, 2007 pro forma statements of operations assume that the acquisition occurred on January 1, 2006. The September 30, 2007 balance sheet assumes the acquisition occurred at September 30, 2007.

(c) All of Canyon’s outstanding options, warrants and debentures will be assumed by Atna and replaced with Atna options, warrants and debentures. The number of Canyon shares underlying the options, warrants and debentures will be adjusted to Atna’s underlying shares at the exchange ratio of 0.32 per share. The exercise price of the warrants and debentures will be adjusted based on the exchange ratio of 0.32. The fair value of the options, warrants and debentures to be issued by Atna is estimated to be $2.4 million, which is included in the determination of the purchase price and reflected in Atna’s pro forma share capital. The estimated fair value of Atna’s replacement options, warrants and debentures were valued using the Black-Scholes derivative pricing model with the following assumptions: Volatility 60%, risk-free interest rate 3.2% to 3.8%, expected life 0.75 to 4.0 years, strike price $1.58 to $10.56, and grant price of $1.58.

(d) All of Canyon’s assets and liabilities have been recorded at their estimated fair values. Estimated mineral property fair values were based upon discounted cash flow analysis, appraisals or other fair value considerations.

(e) No adjustments have been made to reflect expected synergies or cost savings of the proposed merger.

(f) Canyon’s as reported financials are presented in U.S. dollars and U.S. GAAP. The pro forma consolidated statement of operations and have been converted from U.S. dollars to Canadian dollars in the pro forma adjustments column using the average exchange rate of 1.13 and 1.11 for the year ended December 31, 2006 and for the nine-months ended September 30, 2007, respectively. The pro forma consolidated balance sheet was converted from U.S. dollars to Canadian dollars at the September 30, 2007 exchange rate of 0.99.

(g) Atna transaction costs and fees, including advisors, legal, accounting, exchange fees, and regulatory fees were estimated to be approximately $1.2 million, which is included in the determination of the purchase price and reflected in Atna’s pro forma share capital. The total transaction costs for both Atna and Canyon were estimated to be approximately $1.8 million, which is included in the pro forma balance sheet as an increase to other current liabilities.

(h) The estimated fair value of the acquired assets exceeded the purchase price of the net assets. The resulting negative goodwill balance was allocated to the mineral properties as a reduction to their fair values until the negative goodwill balance was eliminated.

(i) A future income tax liability has been established to reflect the increased book basis of Canyon’s mineral properties over their tax basis as a result of purchase accounting.

(j) The purchase price of Canyon’s 53.0 million outstanding common shares was determined using an Atna share price of $1.63 per share, which is the volume weighted average price of Atna’s common shares for the four trading day period commencing two trading days before and ending one trading day after the of the pre-merger agreement announcement date of November 19, 2007. The total purchase price for accounting purposes was estimated to be approximately $31.3 million, which was allocated to the assets and liabilities of Canyon that is accounted for as an increase to Atna’s pro forma share capital. The retained earnings and contributed surplus of Canyon were eliminated in purchase accounting.

ATNA RESOURCES LTD.

NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(k) U.S. GAAP requires that all exploration costs incurred before the development stage are expensed as incurred. Under Canadian GAAP all of Canyon’s exploration costs during the year ended December 31, 2006 and the nine months ended September 30, 2007 would be capitalized.

(l) Prior to adopting Emerging Issues Task Force Issue No. 00-19-2 (“EITF 00-19-2”), Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, U.S.

GAAP required that any contingent obligation under a registration payment arrangement was fair valued and recorded as a liability and current expense. Upon adoption of EITF 00-19-2 Canyon recorded a cumulative effect of a change in accounting principle. Under Canadian GAAP these entries would not have been recorded.

Amended
ATNA RESOURCES LTD.
CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2006 and 2005
(Expressed in Canadian dollars)

DEVISSER GRAY LLP
CHARTERED ACCOUNTANTS

401 – 905 West Pender Street
Vancouver, BC Canada
V6C 1L6

Tel: (604) 687-5447
Fax: (604) 687-6737

AUDITORS’ REPORT

To the Shareholders of Atna Resources Ltd.

We have audited the consolidated balance sheets of Atna Resources Ltd. as at December 31, 2006 and 2005 and the consolidated statements of operations and deficit and cash flows for each of the years in the three-year period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards (“GAAS”) in Canada and the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2006 and 2005 and the results of its operations and cash flows for each of the years in the three-year period ended December 31, 2006 in conformity with Canadian generally accepted accounting principles.

CHARTERED ACCOUNTANTS

Vancouver, British Columbia
March 20, 2007

ATNA RESOURCES LTD.

CONSOLIDATED BALANCE SHEETS
As at December 31

	2006	2005

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,534,772	$10,201,409
Temporary investments (Note 2d)	9,982,252	5,623,470
Marketable securities (Note 3)	459,000	493,405
Accounts receivable	404,630	99,418
Prepaid expenses	81,611	59,968

	14,462,265	16,477,670
DEPOSITS FOR RECLAMATION (Note 4)	63,369	527,758
MINERAL INTERESTS (Note 5)	18,503,743	16,652,809
EQUIPMENT (Note 2(f))	803,165	87,964

	$33,832,542	$33,746,201

LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$534,908	$1,479,305
ASSET RETIREMENT OBLIGATION (Note 4)	247,000	247,000

	781,908	1,726,305

SHAREHOLDERS’ EQUITY
SHARE CAPITAL (Note 6)	60,839,308	51,286,111
SPECIAL WARRANTS (Note 7)	—	8,736,833
CONTRIBUTED SURPLUS (Note 6(g))	1,802,449	860,566
DEFICIT	(29,591,123)	(28,863,614)

	33,050,634	32,019,896

	$33,832,542	$33,746,201

NATURE OF OPERATIONS (Note 1)
COMMITMENTS (Note 11)
SUBSEQUENT EVENTS (Note 15)

ON BEHALF OF THE BOARD:

“William J. Coulter”	“David H. Watkins”

William J. Coulter, Director	David H. Watkins, Director

See accompanying notes to the financial statements

ATNA RESOURCES LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT
For the Years Ended December 31

	2006	2005	2004

EXPENSES
Stock-based compensation expense (Note 6(e))	$1,018,572	$148,866	$94,770
Wages and benefits	435,490	232,593	202,546
Investor relations	294,959	403,138	363,859
Exploration and business development	249,904	84,503	208,268
Legal and audit	151,226	132,157	40,169
Office and miscellaneous	140,588	178,123	49,316
Amortization	119,534	26,343	7,929
Rent and services	68,632	74,900	80,661
Listing and transfer agent fees	62,883	45,241	42,086
Consultants fees	50,825	193,781	5,459
Insurance	49,741	18,109	1,956

	(2,642,354)	(1,537,754)	(1,097,019)
OTHER INCOME (EXPENSES)
Investment and miscellaneous income	543,053	386,406	119,315
Foreign exchange gain (loss)	(4,057)	39,395	(7,306)
Loss on disposal of equipment	—	(1,207)	(2,206)
Gain on sale of marketable securities	1,684,206	411,877	45,858
Write down of marketable securities	(1,000)	(233,244)	—
Gain (loss) on sale of resource properties	—	—	(1,659,561)
Gain on sale of subsidiary	—	46,500	—
Reserve against asset sale	(185,000)	—	—
Resource properties written-down (Note 5)	(122,357)	(315,809)	(1,881,155)
VAT receivables written-off	—	—	(40,537)

LOSS FOR THE YEAR	(727,509)	(1,203,836)	(4,522,611)
DEFICIT, BEGINNING OF YEAR	(28,863,614)	(27,659,778)	(23,137,167)

DEFICIT, END OF YEAR	$(29,591,123)	$(28,863,614)	$(27,659,778)

BASIC AND DILUTED LOSS PER SHARE	$(0.01)	$(0.03)	$(0.14)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	63,112,895	44,785,582	31,156,922

See accompanying notes to the financial statements

ATNA RESOURCES LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31

	2006	2005	2004

CASH PROVIDED BY (USED FOR):
OPERATING ACTIVITIES
Loss for the year	$(727,509)	$(1,203,836)	$(4,522,611)
Less: non-cash items
Amortization	119,534	26,343	7,929
Loss on disposition of asset	—	1,207	2,206
Temporary investment income	(331,604)	—	—
Marketable securities written-down	1,000	233,244	—
Net gain on sales of marketable securities	(1,684,206)	(411,877)	(45,858)
Loss on sales of resource properties	—	—	1,659,561
Reserve against asset sale	185,000	—	—
Resource properties written-down	122,357	315,809	1,881,155
Stock-based compensation expense	1,018,572	148,866	94,770

	(1,296,856)	(890,244)	(922,848)
Net change in non-cash working capital items
Temporary investments	—	(1,968,706)	(3,654,764)
Accounts receivable	(305,212)	(80,221)	(7,022)
Accounts payable	(182,173)	(439,107)	605,971
Prepaid expenses	(21,643)	(37,254)	(14,721)

	(1,805,884)	(3,415,532)	(3,993,384)

FINANCING ACTIVITIES
Shares issued for cash, net of issue costs	739,674	10,550,526	4,216,718
Special warrants issued for cash, net of issue costs	—	9,237,364	—

	739,674	19,787,890	4,216,718

INVESTING ACTIVITIES
Acquisition of resource properties	(12,647)	(235,139)	(618,513)
Exploration and development	(4,593,668)	(10,934,512)	(2,815,617)
Option payments	128,172	190,850	152,427
Exploration recoveries and operating fees	602,541	77,314	207,747
Net purchases of equipment	(7,648)	(59,722)	(55,444)
Purchase of marketable securities	(1,600,000)	—	—
Proceeds from disposal of marketable securities	3,445,612	2,368,377	163,950
Proceeds from sales of resource properties	—	—	2,000,000
Purchase of temporary investments	(3,562,789)
Reclamation bond	—	(520,808)	(6,950)

	(5,600,427)	(9,113,640)	(972,400)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(6,666,637)	7,258,718	(749,066)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	10,201,409	2,942,691	3,691,757

CASH AND CASH EQUIVALENTS, END OF YEAR	$3,534,772	$10,201,409	$2,942,691

Supplemental disclosure with respect to cash flows (Note 8)

See accompanying notes to the financial statements

ATNA RESOURCES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005

1.	NATURE OF OPERATIONS

The Company is incorporated in British Columbia and is involved in the acquisition of resource properties that are considered sites of potential economic mineralization, and is currently engaged in the exploration of these properties. Certain of the Company’s properties contain defined mineral resources that cannot be considered economic until a commercial feasibility study is carried out. The ability of the Company to realize the costs it has incurred to date on these properties is dependent upon it being able to develop a commercial ore body, to finance the required exploration and development costs and to acquire environmental, regulatory, and other such permits as may be required for the successful development of the property.

2.	SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of Presentation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries: Atna Resources Inc., incorporated in the State of Nevada, U.S.A.; Minera Atna Chile Limitada, incorporated in Chile; and Atna Cayman Ltd., incorporated in Cayman Islands. Atna Cayman Ltd. was wound up during 2004 and Minera Atna Chile was sold during 2005. The financial statements are prepared in accordance with Canadian generally accepted accounting principles (“GAAP”), which differ from U.S. GAAP as described in Note 13.

(b)	Use of Estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of management estimates relate to the determination of environmental and site reclamation obligations, impairment of property and equipment and rates for amortization. Actual results could differ from those estimates.

(c)	Fair value of financial instruments

(i)	Fair value

The carrying values of cash and cash equivalents, investments, amounts receivable, and accounts payable and accrued liabilities approximate their fair values due to the short terms to maturity of the instruments.

(ii)	Interest rate risk

The Company is not exposed to significant interest rate risk due to the short-term maturity of its monetary current assets and current liabilities.

(iii)	Credit risk

The Company is not exposed to significant credit risk on its financial assets due to cash, cash equivalents and investments being placed with major financial institutions and amounts receivable due from government agencies.

(iv)	Currency risk

The Company is exposed to foreign currency fluctuations to the extent certain expenditures incurred are not denominated in Canadian dollars. As at December 31, 2006, cash included approximately $162,749 (2005 — $627,125) denominated in US Dollars.

ATNA RESOURCES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(d)	Cash and Investments

Cash equivalents consist of temporary investments in commercial paper and money market deposits that are highly liquid and readily convertible to known amounts of cash. All cash equivalents are carried at their current market values, with any adjustments from cost recorded with interest income. Cash equivalents are inclusive of accrued interest amounts on securities that bear coupon interest, as receipt of these amounts is also considered to be certain and measurable. Temporary investments are represented by holdings of trust units of pooled income and equity funds that are readily convertible to cash and are carried at the lower of cost or current market value.

(e)	Mineral Properties

The Company capitalizes all costs related to investments in mineral property interests on a property-by-property basis. Such costs include mineral property acquisition costs and exploration and development expenditures, net of any recoveries. Costs are deferred until the extent of mineralization has been determined and economic feasibility can be established, and then depleted on a systematic and rational basis if the property achieves commercial production, or written off if the property is proven to be uneconomic, management elects to cease exploration work or if the Company’s rights to acquire the applicable mineral claims are allowed to lapse or are abandoned. The amounts shown for acquisition costs and deferred exploration expenditures represent costs incurred to date and do not necessarily reflect present or future values.

All deferred mineral property expenditures are reviewed, on a property-by-property basis, to consider whether there are any conditions that may indicate impairment. When the carrying value of a property exceeds its net recoverable amount that may be estimated by quantifiable evidence of an economic geological resource or reserve, or the Company’s assessment of its ability to sell the property for an amount exceeding the deferred costs, provision is made for the impairment in value.

From time to time, the Company may acquire or dispose of a mineral property interest pursuant to the terms of an option agreement. As such options are typically exercisable entirely at the discretion of the optionee, the amounts payable or receivable are recorded as property costs or recoveries when the payments are made or received. The Company may also periodically receive grants or assistance pursuant to various Canadian government programs. These amounts are recorded as recoveries against the capitalized cost of the property or properties to which they relate. When the amount of recoveries exceeds the total amount of capitalized costs of the property, the amount in excess of costs is credited to income.

(f)	Equipment

	December 31, 2006			December 31, 2005
		Accum	Net Book		Accum	Net Book
	Cost	Amortization	Value	Cost	Amortization	Value

Building	$790,771	$77,821	$712,950	$—	$—	$—
Office furniture, equipment	31,973	26,095	5,878	31,973	24,647	7,326
Field equipment	32,588	27,370	5,218	32,588	26,078	6,510
Computer equipment	136,228	61,336	74,892	97,610	37,044	60,566
Vehicles	46,256	42,029	4,227	40,912	27,350	13,562

	$1,037,816	$234,651	$803,165	$203,083	$115,119	$87,964

Equipment is recorded at cost and amortized over its estimated useful economic life on a declining balance basis at annual rates of 30% and 20%, respectively, for computer and office equipment; on a straight-line basis over three years for exploration equipment. The Company has constructed and office and administration building on the Pinson property that is subject to the terms of the exploration agreement as set out in Note 5(a)(i) and is recorded at cost with amortization on a straight-line basis over ten years.

ATNA RESOURCES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(g)	Asset Retirement Obligations

The Company follows the recommendations of the Canadian Institute of Chartered Accountants in accounting for asset retirement obligations. The standard requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred or acquired. Also, when a liability is initially recorded, a corresponding increase to the carrying amount of the related asset is recorded. The liability is increased over time (accreted) by the discount factor that was applied in the initial measurement of fair value and the asset is amortized over the estimated life of the related asset. The amount of the liability will be subject to re-measurement at each reporting period.

(h)	Impairment of Long-Lived Assets

Long-lived assets are assessed for impairment when events and circumstances warrant. The carrying value of a long-lived asset is impaired when the carrying amount exceeds the estimated undiscounted net cash flow from use and fair value. In that event, the amount by which the carrying value of an impaired long-lived asset exceeds its fair value is charged to earnings.

(i)	Stock-Based Compensation

The Company accounts for stock-based compensation expenses using the fair value based method with respect to all stock-based payments to directors, employees and non-employees, including awards that are direct awards of stock and call for settlement in cash or other assets, or stock appreciation rights that call for settlement by the issuance of equity instruments. Under this standard, stock-based payments are recorded as an expense over the vesting period or when the awards or rights are granted, with a corresponding increase to contributed surplus under shareholders’ equity. When stock options are exercised, the corresponding fair value is transferred from contributed surplus to capital stock.

(j)	Income Taxes

The Company accounts for potential future tax assets and liabilities by recognizing the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using the tax rates that are expected to apply to taxable income in the years in which those temporary differences are expected to be settled. The effect on future tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the date of the change. When the future realization of income tax assets does not meet the test of being more likely than not to occur, a valuation allowance in the amount of the potential future benefit is taken and no net future tax asset is recognized. Such an allowance currently applies fully to all of the Company’s potential income tax assets.

(k)	Foreign Currency Translation

The Company translates its foreign operations on the following basis: monetary assets and liabilities are translated at the rate of exchange in effect as at the balance sheet date and non-monetary assets and liabilities are translated at their applicable historical rates. Revenues and expenses are translated at the average rates prevailing for the year, except for amortization that is translated at the historical rates associated with the assets being amortized.

Foreign exchange gains and losses from the translation of foreign operations are recognized in the current period.

(l)	Share Capital

Common shares issued for non-monetary consideration are recorded at their fair market value, based either upon the trading price of the Company’s shares on the Toronto Stock Exchange (“TSX”) on the date of the agreement to issue the shares or the average closing price of the last ten trading days of the Company’s shares on the TSX prior to the date of issue. Costs incurred to issue common shares are deducted from share capital.

ATNA RESOURCES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(m)	Loss Per Share

Basic loss per share is calculated based on the weighted average number of common shares outstanding during the period. The Company uses the treasury stock method for calculating diluted earnings per share. However, diluted loss per share has not been presented as the potential exercise of options and warrants outstanding would have the effect of reducing the loss per share. Therefore, basic and diluted loss per share is the same.

3.	MARKETABLE SECURITIES

Marketable securities are carried at the lower of cost or quoted market value. When market value is below cost any unrealized loss is charged to income.

During the year, marketable securities were written down by $1,000 (2005 — $233,244) to a carrying value of $459,000 (2005 — $493,405). The quoted market value of marketable securities at December 31, 2006 is $729,666 (2005 — $572,280).

4.	DEPOSITS FOR RECLAMATION

The Company has posted environmental reclamation bonds in the amount of $5,300 (US$6,950) (2005 — Cdn$527,758) with the Division of Environmental Protection, State of Nevada and the United States Department of the Interior to cover the estimated closure and reclamation costs of the Pinson Property and the Jarbidge Property.

The Company has posted environmental reclamation bonds in the amount of $56,419 (US$50,600) with the United States Department of Agriculture, Forest Service to cover reclamation costs on the Jarbidge Properties in Nevada

At December 31, 2006 the Company has recorded $247,000 as an estimated asset retirement obligation relating to the current amount of reclamation required based on exploration and development conducted to date at the Pinson Property.

ATNA RESOURCES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	MINERAL PROPERTIES

At December 31, 2006 and 2005, the Company incurred expenditures on its mineral properties as follows:

	Pinson	Jarbidge	Beowawe	Clover	US		Canada/
	NV	NV	NV	NV	Other	Chile	Yukon	Total

Balance at December 31, 2005	$14,330,403	$721,875	$238,537	$73,972	$730,687	$47,476	$509,859	$16,652,809

Additions during the period:
Acquisition	—	—	—	—	12,647	—	—	12,647

Professional Fees and Wages	—	2,526	—	—	—	—	—	2,526
Property and Development	116,442	106,429	129,985	18,432	32,429	—	7,610	411,327
Drilling	—	295,257	—	—	—	—	—	295,257
Permitting	5,917	16,149	—	—	—	—	—	22,066
Geology	4,025	271,515	1,475	9,615	71,563	80	30	358,303
Geochemistry	—	9,828	—	—	6,332	—	—	16,160
Geophysics	—	—	—	—	37,100	—	—	37,100
Environment	—	12,122	—	—	—	—	—	12,122
Reserve Definition	232,600		—	—	—	—	—	232,600
Drilling Support	535,939	—	—	—	—	—	—	535,939
Surface Drilling	449,674	—	—	—	—	—	—	449,674
Surface Infrastructure	113,475	—	—	—	—	—	—	113,475
Production Setup	310,297	—	—	—	—	—	—	310,297
Dewatering	61,066	—	—	—	—	—	—	61,066
Travel and transportation	—	2,245	—	—	—	—	—	2,245
Field Office	—	37,466	—	—	—	—	—	37,466
Admin/Indirect Costs	748,820	—	—	—	—	—	—	748,820

	2,578,255	753,537	131,460	28,047	147,424	80	7,640	3,646,443

Additions during period	2,578,255	753,537	131,460	28,047	160,071	80	7,640	3,659,090
Cost Recoveries	(999,640)	—	(351,635)	(67,866)	(10,085)	—	(402)	(1,429,628)
Option Payments	—	—	—	—	—	(28,171)	(228,000)	(256,171)
Write-downs	—	—	—	—	(136,015)	—	13,658	(122,357)

Balance at December 31, 2006	15,909,018	1,475,412	18,362	34,153	744,658	19,385	302,755	18,503,743

ATNA RESOURCES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Pinson	Jarbidge	Beowawe	Clover	US		Canada/
	NV	NV	NV	NV	Other	Chile	Yukon	Total

Balance at December 31, 2004	$2,366,046	$596,183	$242,605	$53,207	$718,524	$123,704	$1,034,625	$5,134,894

Additions during the period:
Acquisition	20,485	12,085	87,013	60,425	51,650	—	3,481	235,139

Exploration and development:
Professional Fees and Wages	—	26,778	1,825	3,299	429	—	—	32,331
Property and Development	10,637	43,449	17,711	17,269	15,205	—	—	104,271
Drilling	487,790	—	1,450	—	—	—	—	489,240
Geology	140,568	18,316	6,934	15,498	—	—	—	181,316
Environment	—	203	—	—	—	—	—	203
Permitting	24,945	16,238	—	—	—	—	—	41,183
Field Office	—	8,623	—	—	—	—	—	8,623
Travel and Transportation	—	—	—	1,316	—	—	—	1,316
Engineering	134,887	—	—	—	—	—	—	134,887
Geochemistry	28	—	—	—	—	—	—	28
Resource Estimation	23,730	—	—	—	—	—	—	23,730
Reserve Definition	2,617,696	—	—	—	—	—	—	2,617,696
Drilling Support	413,089	—	—	—	—	—	—	413,089
Surface Drilling	1,713,150	—	—	—	—	—	—	1,713,150
Surface Infrastructure	1,557,929	—	—	—	—	—	—	1,557,929
Underground Infrastructure	3,589	—	—	—	—	—	—	3,589
Production Setup	956,985	—	—	—	—	—	—	956,985
Test Mining	433,598	—	—	—	—	—	—	433,598
Dewatering	1,245,649	—	—	—	—	—	—	1,245,649
Admin/Indirect Costs	1,922,923	—	—	—	—	—	—	1,922,923
Depreciation	9,679	—	—	—	—	—	—	9,679

	11,696,872	113,607	27,920	37,382	15,634	—	—	11,891,415

Additions during period	11,717,357	125,692	114,933	97,807	67,284	—	3,481	12,126,554
Asset retirement obligation	247,000	—	—	—	—	—	—	247,000
Cost Recoveries	—	—	(50,576)	(16,617)	(10,121)	—	—	(77,314)
Option Payments	—	—	(68,425)	(60,425)	(45,000)	—	(288,666)	(462,516)
Write-Offs	—	—	—	—	—	(76,228)	(239,581)	(315,809)

Balance at December 31, 2005	$14,330,403	$721,875	$238,537	$73,972	$730,687	$47,476	$509,859	$16,652,809

(a)	United States

(i)	Pinson Property, Nevada

The Company entered into an Exploration Agreement (“the agreement”), effective August 12, 2004, with Pinson Mining Company (“PMC”), a controlled subsidiary of Barrick Gold Corporation. Pursuant to the terms of the agreement, the Company completed obligations to earn a 70% interest in the Pinson Mine Property, Humboldt County, Nevada, and provided notice of its earn-in to PMC in January 2006.

The Company’s earn-in triggered an election by PMC to back-in to the project by spending an additional US$30 million to advance exploration and development of the project over a 3-year period. PMC notified the company that it would elect to earn back into the property on April 6th, 2006. Completion of qualifying

ATNA RESOURCES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

expenditures by PMC, on or before April 5th, 2009 would result in the formation of a 70:30 joint venture with PMC holding a 70% interest. If PMC fails to make US$30 million of qualifying expenditures within 3 years the Company will retain a 70% interest in the project and again become operator.

The property is subject to net smelter return (“NSR”) royalties varying from 3.5% to 7.5% on various claim groups within the property.

(ii)	Jarbidge Properties, Nevada

By an agreement dated December 5, 2003 the Company obtained an option to acquire a 100% interest in the 127 Jarbidge claims located in Elko County, Nevada by paying a total of US$600,000 (US$35,000 paid) to the optionor by December 5, 2009 and incurring aggregate exploration expenditures of US$300,000 in stages by December 5, 2006. The property is subject to NSR royalties ranging from 1.5-2.5%.

On December 15, 2004, the Company signed a separate lease agreement and option to acquire 10 unpatented mining claims, subject to a 2.5% production royalty, adjacent to the Jarbidge claims. The Company must make lease payments totalling US$19,800 in stages to December 14, 2007 (US $4,200 paid) and annual payments of US$9,000 each year thereafter. The Company may purchase the property and the production royalty at any time for US$375,000.

In an agreement dated February 4, 2005, the Company obtained a mining lease with an option for the partial purchase of a royalty on eight (8) patented mining claims adjacent to the main Jarbidge claim group, subject to a 5% production royalty. Fifty percent (50%) of the production royalty may be purchased for US$2 million. The lease requires annual payments to the lessor by the Company totalling US$117,500 over the first eight (8) years of the agreement (an initial payment of US$5,000 was paid upon signing on February 4, 2005 and US$5,000 was paid during 2005). Thereafter, an annual minimum royalty of US$25,000 is payable on or before the anniversary date of the agreement.

In an agreement dated February 4, 2005, the Company obtained an option to acquire a 100% interest in six unpatented federal lode claims adjacent to the main Jarbidge claim group, subject to a 1.5% to 3.0% production royalty which varies with the price of gold sold. To exercise the option, the Company will pay to the Optionor an aggregate of US$19,500 during the first four years of the agreement (US $1,500 was paid upon signing on February 4, 2005). Thereafter, an annual advance royalty payment of US$6,000 is due on or before the anniversary date of the agreement until a total of US$500,000 is received by the owner.

(iii)	Beowawe Properties, Nevada

During 2002, the Company obtained an option to acquire a 100% interest, subject to a 3% royalty on gold revenue less US$15 per realized ounce, in the 95 Beowawe lode claims located at the north end of the Carlin Gold District in Nevada. To exercise the option, the Company has to pay to the optionor an aggregate of US$80,000 (paid) in cash, allot and issue to the optionor up to 150,000 common shares in three separate tranches of 50,000 shares each (100,000 shares issued), and carry out a combined minimum 20,000 feet of exploratory drilling (7,140 feet drilled) on the Golden Cloud and/or Beowawe properties prior to November 6, 2005. In consideration of a payment of US$50,000, the remaining required drilling has been reduced to 6,000 feet on or before November 6, 2006. Following exercise of the option, the Company will have to make annual advance royalty payments of US$50,000 and US$75,000, respectively, for the first two years and US$100,000 each subsequent year until the commencement of commercial production. A finder’s fee is payable to a third party, equal to 5% of the first US$500,000 expenditures and payments made by the Company during the first two years of the agreement, and 3% of all expenditures and payments that are in excess of US$500,000 during the first two years of the agreement. The finder’s fee is capped at US$500,000.

In an agreement dated March 26, 2003, the Company obtained an option to acquire a 100% interest in 40 acres of fee land adjacent to the main Beowawe claim group, subject to a 3% royalty on gold revenue which can be purchased

ATNA RESOURCES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

for US$250,000 or 700 ounces of gold, whichever is greater, per percentage point. To exercise the option, the Company has to pay to the Optionor an aggregate of US$42,500 (US$42,500 paid) in cash prior to December 1, 2006 and an annual minimum royalty of US$5,000 thereafter.

In a separate agreement dated June 5, 2003, the Company obtained an exclusive lease and option to acquire a 100% interest in an additional 40 acres of fee land adjacent to the main Beowawe claim group, subject to a 1% NSR royalty. The lease agreement requires the Company to pay advance royalties of US$500 (paid) on signing the agreement, US$1,000 (paid) prior to June 2004 and US$2,000 each subsequent year until the commencement of commercial production. The Company has the right to buy a 100% interest in the property, including surface and mineral rights, at any time for US$250,000.

Pursuant to an agreement dated September 21, 2005, the Company granted an option to Apolo Gold and Energy Inc. (“Apolo”) to acquire a 55% interest in the property by completing the following:

•	Issuance to the Company of 100,000 common shares of Apolo on execution of the agreement (received);

•	Issuance to the Company of 50,000 common shares or payment of US$50,000 of Apolo on the first anniversary of the agreement (US$50,000 received);

•	Incurring exploration expenditures on the property of US$1,700,000 over a four year period.

On February 16, 2007, the Company terminated its September 21, 2005 agreement with Apolo Gold and Energy Inc. as a result of a default of its obligations under the agreement. Through the execution of a Quitclaim and Release, Apolo has relinquished any and all rights to the property in favour of the Company.

(iv)	Clover Property, Nevada

In an agreement dated March 11, 2003, the Company obtained an option to acquire a 100% interest in 22 claims known as the Clover property, subject to a 3% NSR royalty, which can be purchased for US$1,000,000 per percentage point. Terms of the agreement include cumulative total payments to the vendor of US$305,000 (US$80,000 paid) prior to March 11, 2010. The Clover property is subject to a Finder’s Agreement dated February 10, 2003, amended April 22, 2003, whereby the Company agreed to pay a finder’s fee of US$5,000 (paid) upon execution of the acquisition agreement, and US$10,000 (paid) and US$20,000, respectively, for the first two years after the agreement and US$30,000 on each subsequent anniversary until the commencement of commercial production (US$20,000 paid). The Finder’s fee is capped at a maximum of US$500,000.

The Company granted certain options on the Clover property and received US$50,000 in option payments; these options were terminated subsequent to the year end.

On June 19, 2006, the Company signed a Letter of Intent with Meridian Gold Incorporated (“Meridian”) whereby Meridian can earn a 51% working interest in the Clover property by making a cash payment of US$135,000 (US$60,000 paid) and exploration expenditures of US$300,000 in the first year; and paying an additional US$500,000 and incurring exploration expenditures of US$3,000,000 over a three year period. Meridian can earn an additional 19% working interest by completing a prefeasibility study on the property.

(b)	United States — Other

(i)	Triple Junction and Dixie Fork Properties, Nevada

The Company acquired a 100% interest, subject to a 3% NSR royalty (uncapped), in the 36 ‘Triple Junction’ lode claims and the 31 ‘Dixie Fork’ lode claims located in Elko county, Nevada, by paying US$35,000 in cash and issuing 100,000 common shares.

In an agreement dated September 7, 2004, the Company granted an option to Sage Gold Inc. (“Sage”) to earn up to a 70% interest in the Company’s Triple Junction/Dixie Fork gold project. Sage may earn a 55% interest in the

ATNA RESOURCES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

properties by drilling 10,000 feet before November 2007, and may then elect to form a joint venture with the Company, or to increase its interest to 70% before forming a joint venture, by funding and completing a bankable feasibility study.

(ii)	Searchlight Property, Nevada

In an agreement dated January 17, 2004, the Company purchased a 100% interest on the Searchlight property by the issuance of 30,000 common shares.

(iii)	Lone Pine Property, Arizona

The Company purchased a 100% interest in the three patented claims, subject to a 2% NSR royalty granted as a finder’s fee (capped at US$2,000,000) by making a cash payment of US$100,000.

(c)	Chile

(i)	Celeste Property

The Company holds a 100% interest in the Celeste property, subject to a 2% NSR royalty. A land-use fee of US$50 per hectare of surface, payable if the land is used for waste dump, fill leaching or ancillary mining facilities, also applies.

A draft lease agreement is in place between the Company and Compania Cielo Azul Limitada (“CCAL”) whereby CCLA may lease the property for a period of twenty years by making the following lease payments to the Company: US$10,000 upon execution of an agreement (received); US$10,000 on the first anniversary of the agreement; US$25,000 on the second anniversary of the agreement; and US$50,000 on the third anniversary of the agreement and on all subsequent anniversary dates thereafter. The property will be subject to a 2.5% NSR royalty.

(ii)	Cachinal Property

The Company entered into an option agreement with Valencia Ventures (“Valencia”) wherein Valencia may earn up to 70% interest in the Company’s Cachinal de la Sierra property in Chile by making cash payments totaling CDN$95,000 (CDN$20,000 received) and spending CDN$1,500,000 within three years. During the year ended December 31, 2005, the property was written down to a nominal value.

(d)	Canada

(i)	Wolverine Property, Yukon

The Company had a 40% joint venture interest in the Wolverine property with Yukon Zinc Corporation (“YZC”) (formerly Expatriate Resources Ltd.) as the property operator and owner of the remaining 60% interest.

During the year ended December 31, 2004 the Company sold its interest to YZC for $2,000,000 cash and 10,000,000 units of YZC valued at $2,271,000. Each unit consisted of one common share and one half of a share purchase warrant; each whole warrant is exercisable to purchase one common share of YZC for a price of $0.32 for two years. The disposition resulted in a loss of $1,659,561; however, the Company retains an NSR royalty of up to 10% indexed to the price of silver.

The Company has currently accrued an additional liability of $185,000 to reflect an increase in the estimate of a residual obligation relating to the proceeds of sale of the Wolverine property in 2004. At December 31, 2006, the aggregate obligation in respect to this amount is $485,000 and is included in accounts payable and accrued liabilities.

ATNA RESOURCES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(ii)	Wolf Property, Yukon

The Company holds a 65.6% interest in 18 mineral claims; due to a lack of recent exploration work conducted on the claims, at December 31, 2004, the Company wrote its interest in the Wolf property down to a nominal amount.

(iii)	Marg Property, Yukon

The Company purchased a 2/3 joint venture interest in the Marg property by making a cash payment of $250,000. Cameco Corporation was the owner of the remaining 1/3 interest.

During 2004, the Company purchased Cameco’s stake in the Marg joint venture by making a cash payment of $80,000. On November 25, 2004, the Company entered into an option agreement with another party whereby that party can earn a 100% interest in the Marg Property by making total cash payments of $600,000 ($200,000 received) and issuing 400,000 common shares (266,666 shares received) to the Company on or before December 8, 2007. During the year ended December 31, 2006, the property was written-down.

(iv)	Ecstall Property, British Columbia

The Company has a 100% interest in 23 Crown Granted Mineral claims (21 claims with mining rights and two claims with surface rights), subject to a 3% (reducible to 2.5%) NSR royalty. As at December 31 2006, the carrying value of the property was $302,752.

(v)	White Bull Property, British Columbia

The Company holds a 100% interest in 24 mineral claim units. During the year ended December 31, 2006, the property was written-down to a nominal value.

(e)	Realization of assets

The investment in and expenditures on resource properties comprise a significant portion of the Company’s assets. Realization of the Company’s investment in these assets is dependent upon the establishment of legal ownership, the attainment of successful production from the properties or from the proceeds of their disposal.

Resource exploration and development is highly speculative and involves inherent risks. While the rewards if an ore body is discovered can be substantial, few properties that are explored are ultimately developed into producing mines.

Environmental legislation is becoming increasingly stringent and costs and expenses of regulatory compliance are increasing. The impact of new and future environmental legislation on the Company’s operations may cause additional expenses and restrictions.

Although the Company has taken steps to verify the title to mineral properties in which it has an interest, in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee the Company’s title. Property title may be subject to unregistered prior agreements or transfers and title may be affected by undetected defects.

(f)	Environmental Expenditures

The operations of the Company may in the future be affected from time to time to varying degrees by changes in environmental regulations, including those for future removal and site restoration costs. Both the likelihood of new regulations and their overall effect upon the Company vary greatly and are not predictable. The Company’s policy is to meet or, if possible, surpass standards set by relevant legislation, by application of technically proven and economically feasible measures.

ATNA RESOURCES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Environmental expenditures that relate to ongoing environmental and reclamation programs are charged against earnings as incurred or capitalized and amortized depending on their future economic benefits. Estimated future removal and site restoration costs, when the ultimate liability is reasonably determinable, are charged against earnings over the estimated remaining life of the related business operation, net of expected recoveries

6.	SHARE CAPITAL

(a)	Authorized:

An unlimited number of common shares without par value

An unlimited number of preferred shares without par value

(b)	Issued

	No. of Shares	Amount

Balance as at December 31, 2004	38,950,872	40,795,561
Issued for cash
Private placement, net of issue costs (Note 6(c)(i))	6,500,000	4,729,332
Private placement, net of issue costs (Note 6(c)(ii))	500,000	398,775
Exercise of warrants	8,538,195	5,074,192
Exercise of options	940,000	243,225
Issued for other consideration
Exercise of options, stock-based compensation	—	45,026

Balance as at December 31, 2005	55,429,067	51,286,111
Issued for cash
Private placement, net of issue costs (Note 6(c)(iii))	7,450,000	8,730,587
Exercise of warrants	502,771	459,795
Exercise of options	795,000	286,125
Issued for other consideration
Exercise of options, stock-based compensation	—	76,690

Balance as at December 31, 2006	64,176,838	$60,839,308

(c)	Private Placements

(i) On August 3, 2005, the Company completed a brokered private placement for the issuance of 6,500,000 common shares at a price of $0.80 per share for gross proceeds of $5,200,000. The agents received a 6.5% cash commission of $338,000 and 520,000 agents’ warrants to acquire 520,000 shares of the Company at a price of $0.80 per share until August 3, 2006. The Company incurred cash share issuance costs in the amount of $20,000 and issued agents’ warrants valued at $105,003 (refer to Note 6(e)) in connection with the private placement.

(ii) On August 11, 2005, the Company completed a non-brokered private placement for the issuance of 500,000 common shares at a price of $0.80 per common share for gross proceeds of $400,000. The Company incurred share issue costs of $1,225 in connection with the private placement.

(iii) On February 2, 2006, the Company completed a special warrant brokered private placement for the issuance of 7,450,000 common shares at a price of $1.35 per share for gross proceeds of $10,057,500. The agents received a 6.5% cash commission of $653,737 and 521,000 agents’ warrants to acquire 521,000 shares of the Company at a price of $1.55 per share until December 16, 2006. The Company incurred cash share issuance costs in the amount of

ATNA RESOURCES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$67,643 in connection with the private placement and recorded the fair value, as determined by the Black-Scholes Option Pricing Model, of the agents’ warrants at $605,532.

(d)	Stock Options

Stock options to purchase common shares have been granted to directors, employees and consultants of the Company at exercise prices determined with reference to the market value on the date of the grant. Under the Company’s Stock Option Plan, approved by the shareholders on April 20, 2006, the Company may grant stock options for the purchase of up to 6,355,864 common shares. Vesting of stock options is made at the discretion of the Board of Directors at the time the options are granted. At December 31, 2006, the Company had stock options outstanding for the purchase of 2,140,000 common shares, with an average remaining contractual life of 1.39 years, of which 2,108,126 stock options were exercisable at December 31, 2006.

	Number of	Weighted Average
	Options	Exercise Price

Outstanding at December 31, 2004	2,085,000	$0.31
Exercised	(940,000)	0.26
Cancelled/expired	(50,000)	0.59
Granted	1,050,000	0.67

Outstanding at December 31, 2005	2,145,000	0.52
Exercised	(795,000)	0.36
Cancelled/expired	(125,000)	2.01
Granted	915,000	1.19

Outstanding at December 31, 2006	2,140,000	$1.11

The following summarizes the stock options outstanding at December 31, 2006

Number of Shares	Exercise Price	Expiry Date

100,000	0.500	January 9, 2007
275,000	0.325	April 20, 2007
200,000	0.590	February 8, 2008
775,000	0.700	April 18, 2008
765,000	2.010	January 31, 2009
25,000	1.280	July 7, 2009

2,140,000

(e)	Stock-Based Compensation

During the year ended December 31, 2006, the Company granted stock options to directors, officers and employees to acquire up to an aggregate of 915,000 common shares at exercise prices of $2.01 and $1.28 per share and the fair value of $1,018,572 has been recorded as an expense in these financial statements.

ATNA RESOURCES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The fair value of stock options used to calculate compensation expense and the fair value of agents’ warrants is estimated using the Black-Scholes Option Pricing Model with the following weighted average assumptions at December 31, 2006:

	2006	2005

Risk-free interest rate	2.43%	2.58%
Expected dividend yield	—	—
Expected stock price volatility	50% to 65%	50% to 65%
Expected option life in years	1 to 3	1 to 3

Option pricing models require the input of highly subjective assumptions, particularly as to the expected price volatility of the stock. Changes in these assumptions can materially affect the fair value estimate and therefore it is management’s view that the existing models do not necessarily provide a single reliable measure of the fair value of the Company’s stock option grants.

(f)	Warrants

At December 31, 2006, the Company has no outstanding warrants to purchase common shares.

		Outstanding				Outstanding
		December 31,				December 31,
Exercise Price	Expiry Date	2005	Issued	Exercised	Expired	2006

$0.800	Aug 03, 2006	426,000	—	426,000	—	—
$1.550	Dec 16, 2006	521,500	—	76,771	444,729	—

		947,500	—	502,771	444,729	—

(g)	Contributed Surplus

Amounts

Balance as at December 31, 2004	$151,193
Fair value of agents’ warrants	605,533
Stock based compensation expense	148,866
Exercise of stock options	(45,026)

Balance as at December 31, 2005	$860,566
Stock-based compensation expense	1,018,572
Exercise of stock options	(76,689)

Balance as at December 31, 2006	$1,802,449

7.	SPECIAL WARRANTS

The Company issued special warrants pursuant to a brokered private placement for the issuance of 7,450,000 common shares at a price of $1.35 per share for proceeds of $8,736,833 after broker’s commission and other share issue costs, including 521,000 agents’ warrants exercisable at $1.55 for a one year period valued at $500,529 (refer to Note 6(e)). Each special warrant will convert to one common share upon qualification by a short form prospectus.

ATNA RESOURCES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	SUPPLEMENTARY CASH FLOW DISCLOSURES

Supplementary disclosure of non-cash financing activities:

	2006	2005	2004

Significant non-cash operating, investing and financing activities:
Operating activities
Amortization recorded in deferred property costs	$—	$9,679	$21,193

Investing activities
Marketable securities received for option payments	$128,000	$271,666	$201,000
Marketable securities received for sale of property	—	—	2,271,000
Reclassification of building & equipment costs from deferred costs	827,087	—	—
Reclassification of reclamation bonds to temporary investments	464,389	—	—

	$1,419,476	$271,666	$2,472,000

Financing activities
Shares issued for property	$—	$—	$15,900
Fair value of agents’ warrants issued	—	605,533	—

	$—	$605,533	$15,900

Other cash flow information
Interest received	$543,053	$386,406	$119,315

9.	RELATED PARTY TRANSACTIONS

There were no related party transactions in 2006, 2005 or 2004.

10.	COMMITMENT

The Company has a lease commitment for its office premises which expires June 30, 2010. The cost of the entire premises is shared amongst several companies in proportion to the area occupied. The Company’s proportionate share of annual rental payments under this arrangement is approximately $64,000.

11.	INCOME TAXES

At December 31, 2006 the Company has non-capital losses carried forward for Canadian income tax purposes totaling approximately Cdn$4.8 million, expiring in various periods from 2006 to 2015, and resource and other tax pools available to reduce Canadian taxable income that aggregate approximately $15.8 million at December 31, 2005 (2004 — $13.6 million). The Company also has net operating loss carry forwards and resource deductions totaling approximately $12.4 million for U.S. income tax purposes which are currently being substantiated, and if not utilised to reduce U.S. taxable income in future periods, will expire in various periods through 2025.

ATNA RESOURCES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The reconciliation of income tax provision computed at statutory rates to the reported income tax provision is as follows:

	2006	2005

	34.12%	34.12%
Income tax expense benefit computed at statutory rates	$(253,344)	$(467,003)
Temporary differences recognized	(134,555)	(127,396)
Non-deductible differences	55,997	176,749
Unrecognized tax losses	331,902	417,650

Income tax benefit per financial statements	$—	$—

The significant components of the Company’s future income tax assets as at December 31, 2006 and 2005 are as follows:

	2006	2005

Future income tax assets
Losses carried forward, Canada	$2,091,912	$1,656,408
Losses carried forward, United States	5,189,352	3,725,881
Mineral properties	5,219,864	5,214,939
Equipment	60,829	57,952
Share issuance costs	677,047	443,457

	13,239,004	11,098,637
Valuation allowance	(13,239,004)	(11,098,637)
Future income taxes, net	$—	$—

12.	DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)

Resource Property Costs

Under Canadian GAAP, mineral exploration expenditures may be deferred on prospective properties until such time as it is determined that further exploration is not warranted, at which time the property costs are written-off. Under U.S. GAAP, all exploration expenditures must be expensed until an independent feasibility study has determined that the property is capable of economic commercial production. The following items (a) to (e) provide a summary of the impact on the Company’s balance sheets and statements of operations and deficit and cash flows that would result from the application of US accounting principles to resource property costs:

	2006	2005	2004

(a) Assets
Resource Properties
Resource properties following Canadian GAAP	$18,503,743	$16,652,809	$5,134,894
Less deferred exploration costs	(18,491,096)	(16,652,809)	(5,134,894)

Resource properties following U.S. GAAP	$12,647	$—	$—

ATNA RESOURCES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2006	2005	2004

(b) Operations
Net loss following Canadian GAAP	$(727,509)	$(1,203,836)	$(4,522,611)
Property costs expensed under U.S. GAAP — net	(1,960,644)	(11,833,724)	(2,910,049)
Deferred property costs written-off under Canadian GAAP	122,357	315,809	1,881,155
Net proceeds received on sale of property	—	—	3,971,000
Loss on property sold under Canadian GAAP	—	—	1,659,561

Net income (loss) under U.S. GAAP	$(2,565,796)	$(12,721,751)	$79,056

(c) Deficit
Closing deficit under Canadian GAAP	$(29,591,123)	$(28,863,614)	$(27,659,778)
Adjustment to deficit for exploration expenditures of prior years written-off under U.S. GAAP	(18,491,096)	(16,652,809)	(5,134,894)

Closing deficit under U.S. GAAP	$(48,082,219)	$(45,516,423)	$(32,794,672)

(d) Earnings (loss) per share under U.S. GAAP
Earnings (loss) per share	$(0.04)	$(0.28)	$0.01

(e) Statements of cash flows
Net cash used in operating activities of continuing operations in accordance with Canadian GAAP	$(1,805,884)	$(3,415,532)	$(3,993,384)
Adjustments to net loss involving use of cash Expenditures on mineral interests	(4,593,668)	(11,169,651)	(3,434,130)
Option payments and recoveries	730,713	268,164	360,174
Net cash used in operating activities of continuing operations in accordance with US GAAP	(5,668,839)	(14,317,019)	(7,067,340)

Net cash used in investing activities of continuing operations in accordance with Canadian GAAP	(5,600,427)	(9,113,640)	(972,400)
Reclassification of expenditures on mineral property interests	4,593,668	11,169,651	3,434,130
Reclassification of option payments and recoveries	(730,713)	(268,164)	(360,174)
Net cash from (used in) investing activities continuing operations in accordance with US GAAP	$(1,737,472)	1,787,847	2,101,556

Net cash flows from financing activities continuing operations in accordance with Canadian and US GAAP	739,674	19,787,890	4,216,718
Net increase (decrease) in cash in accordance with Canadian and US GAAP	(6,666,637)	7,258,718	(749,066)
Cash and cash equivalents, beginning of year in accordance with Canadian and US GAAP	10,201,409	2,942,691	3,691,757

Cash and cash equivalents, end of year in accordance with Canadian and US GAAP	$3,534,772	$10,201,409	$2,942,691

ATNA RESOURCES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(f)	Stockholders’ Equity

(i)	Accumulated Other Comprehensive Income

Under SFAS 130, the Company is now required to record certain gains and losses as a component of Stockholder’s Equity, with the current changes in the component balances comprising the balance sheet figure disclosed in a separate statement or in a financial statement note. The only item in the Company’s financial statements impacting Comprehensive Income is the unrealized gains on the Company’s marketable securities.

The following provides the continuity of Accumulated Other Comprehensive Income or Loss under US GAAP:

Accumulated Other Comprehensive Income — December 31, 2004	$937,152
Other Comprehensive Income — 2005	78,875
Realized Proceeds included in previous years’ Comprehensive Income	(937,152)

Accumulated Other Comprehensive Income — December 31, 2005	78,875
Other Comprehensive Income — 2006	—
Realized Proceeds included in previous years’ Comprehensive Income	(78,875)

Accumulated Other Comprehensive Income — December 31, 2006	$—

(ii)	Marketable securities and temporary investments

Under Canadian GAAP, no write-down to market value is required if an investment is considered by management to be held for the long-term, unless there has been an other-than-temporary decline in the value of that investment. Under US SFAS 115, the investments held by the Company are considered to be “available for sale securities” and are required to be reported at fair value, with any unrealized holding gains and losses included in current Other Comprehensive Income, a component of Stockholders’ Equity.

The following provides a reconciliation to US GAAP of a pro-forma application of SFAS 115 to these financial statements:

	2006	2005

Aggregate temporary investments and marketable securities under Canadian GAAP	$10,441,252	$6,116,875
Other Comprehensive Income under U.S. GAAP — 2004	918,502	918,502
Other Comprehensive Income under U.S. GAAP — 2005	78,875	78,875
Other Comprehensive Income under U.S. GAAP — 2006	—	—
Realized proceeds included in previous years’ Comprehensive Income under U.S. GAAP	(997,377)	(918,502)

Aggregate temporary investments and marketable securities under US GAAP	$10,441,252	$6,195,750

13.	SUBSEQUENT EVENTS

In addition to items disclosed elsewhere in these notes, the following occurred during the period subsequent to December 31, 2006:

(a) On January 11, 2007, the Company granted stock options to employees for the purchase of up to 963,800 common shares at a price of $1.36 per share to January 11, 2010.

(b) Subsequent to December 31, 2006, the Company issued 200,000 common shares for proceeds of $82,500 pursuant to the exercise of stock options.

ATNA RESOURCES LTD.

CONSOLIDATED FINANCIAL STATEMENTS
For the nine months ended September 30, 2007

ATNA RESOURCES LTD.

CONSOLIDATED BALANCE SHEETS
(Expressed in Canadian Dollars)

	September 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,286,410	$3,534,772
Investments	10,578,795	9,982,252
Marketable securities (Note 4)	394,000	459,000
Accounts receivable	107,354	404,630
Prepaid expenses and deposits	79,881	81,611

	12,446,440	14,462,265
DEPOSITS FOR RECLAMATION (Note 5)	65,322	63,369
MINERAL PROPERTIES (Note 6)	19,189,378	18,503,743
EQUIPMENT (Note 7)	763,351	803,165

	$32,464,491	$33,832,542

LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$521,780	$534,908
ASSET RETIREMENT OBLIGATION (Note 5)	247,000	247,000

	768,780	781,908

SHARE CAPITAL (Note 8)	61,126,352	60,839,308
CONTRIBUTED SURPLUS (Note 8(f))	2,260,619	1,802,449
ACCUMULATED OTHER COMPREHENSIVE LOSS (Note 3)	(97,679)	—
DEFICIT	(31,593,581)	(29,591,123)

	31,695,711	33,050,634

	$32,464,491	$33,832,542

NATURE OF OPERATIONS (Note 1)

ON BEHALF OF THE BOARD:

“William J. Coulter”	“David H. Watkins”

William J. Coulter, Director	David H. Watkins, Director

See accompanying notes to the financial statements

ATNA RESOURCES LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT
(Expressed in Canadian Dollars)

	Three Months Ended		Nine Months Ended
	Sept 30,	Sept 30,	Sept 30,	Sept 30,
	2007	2006	2007	2006
	(Unaudited)

EXPENSES
Investor relations	$21,689	$66,149	$230,765	$213,077
Wages and benefits	111,875	98,594	310,947	422,887
Consultants fees	—	7,265	12,962	30,825
Office and miscellaneous	38,135	8,023	134,897	86,701
Stock-based compensation expense	68,588	125,703	523,840	902,341
Legal and audit	30,589	16,748	95,287	127,018
Rent and services	14,161	10,839	48,174	51,505
Insurance	31,502	10,742	68,957	34,941
Listing and transfer agent fees	983	2,127	61,546	59,748
Amortization	30,020	33,252	86,330	84,565

	(347,542)	(379,442)	(1,573,705)	(2,013,608)
OTHER INCOME (EXPENSES)
Exploration and business development	(96,104)	(88,324)	(210,006)	(169,058)
Investment and miscellaneous income	123,758	324,937	399,257	587,741
Foreign exchange gain (loss)	(112,944)	34,997	(155,308)	(25,447)
Marketable securities, gain (loss) on sale	(11,746)	—	26,532	1,684,206
Gain on sale of resource property	21,743		21,743	—
Write down of marketable securities	—	—	—	(125,238)
Account receivable written-off	(187,778)		(187,778)	—
Resource properties written-off Note 6(a)(iii))	—	—	(323,193)	(136,015)

LOSS FOR THE PERIOD	(610,613)	(107,832)	(2,002,458)	(197,419)

OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized loss on marketable securities and investments	(51,428)	—	(345,845)	—

OTHER COMPREHENSIVE LOSS FOR THE PERIOD	51,428)	107,832)	(345,845)	(197,419)

TOTAL COMPREHENSIVE LOSS FOR THE PERIOD	$(662,041)	$	$(2,348,303)	$(197,419)

BASIC AND DILUTED LOSS PER SHARE	$(0.01)	$(0.01)	$(0.03)	$(0.01)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	64,676,838	63,899,121	64,541,398	62,805,082

See accompanying notes to the financial statements

ATNA RESOURCES LTD.

	September 30,	December 31,
	2007	2006

CONSOLIDATED STATEMENT OF DEFICIT
(Unaudited — Prepared by Management)
Balance at Beginning of Period	$(29,591,123)	$(28,863,614)
Net Income (loss) for the period	(2,002,458)	(727,509)

Deficit, End of Period	$(31,593,581)	$(29,591,123)

CONSOLIDATED STATEMENT OF ACCUMULATED OTHER COMPREHENSIVE INCOME
(Unaudited — Prepared by Management)
Balance, Beginning of Period	$—	$—
Adjusted to opening balance-change in accounting policy (Note 3(a))	270,666	—
Unrealized loss on marketable securities and investments	(345,845)	—
Reclassification of gains on marketable securities, transferred to net income	(22,500)

Balance, End of Period	$(97,679)	$—

See accompanying notes to the financial statements

ATNA RESOURCES LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in Canadian Dollars)

	Three Months Ended		Nine Months Ended
	Sept 30,	Sept 30,	Sept 30,	Sept 30,
	2007	2006	2007	2006
	(Unaudited)

CASH PROVIDED BY (USED FOR):
OPERATING ACTIVITIES
Loss for the period	$(610,613)	$(107,832)	$(2,002,458)	$(197,419)
Less: non-cash items
Amortization	30,020	33,252	86,330	84,565
Marketable securities written-down	—	—	—	125,238
Gain on sales of marketable securities	11,746	—	(26,532)	(1,684,206)
Gain on sale of resource property	(21,743)	—	(21,743)	—
Account receivable written-off	187,778	—	187,778	—
Resource properties written-off	—	—	323,193	136,015
Stock-based compensation expense	68,588	125,703	523,840	902,341

	(334,224)	51,123	(929,592)	(633,466)
Net change in non-cash working capital items
Accounts receivable	114,998	(82,207)	109,495	(89,197)
Accounts payable	4,328	(25,408)	(13,128)	(1,177,249)
Investments	(1,280,880)	(2,144,432)	(694,222)	(3,926,602)
Prepaid expenses	(34,243)	(34,617)	1,732	(9,878)

	(1,530,021)	(2,235,541)	(1,525,715)	(5,836,392)

FINANCING ACTIVITY
Shares issued for cash, net of issue costs	—	133,702	221,375	1,499,515

INVESTING ACTIVITIES
Acquisition of resource properties	28	—	(108,214)	(12,647)
Exploration and development, net	(733,832)	(370,458)	(1,365,341)	(3,031,049)
Option payments received	—	—	77,222	28,171
Exploration recovery and operating fees	47,973	227,154	47,973	1,111,847
Purchase of equipment	—	(10,678)	(48,840)	(834,733)
Reclamation bond	139	—	(1,953)	(56,419)
Proceeds from sale of equipment	—	—	2,324	—
Proceeds from sale of resource property	361,275		361,275	—
Exercise of warrants	—	—	—	(1,692,484)
Proceeds from disposal of marketable securities	12,754	—	91,532	2,636,219

	(311,663)	(153,982)	(944,022)	(1,851,095)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,841,684)	(2,255,821)	(2,248,362)	(6,187,972)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	3,128,094	6,269,258	3,534,772	10,201,409

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,286,410	$4,013,437	$1,286,410	$4,013,437

  Supplemental disclosure with respect to cash flows (Note 9)

See accompanying notes to the financial statements

ATNA RESOURCES LTD.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
For the Nine Months Ended September 30, 2007
(Unaudited)

1.	NATURE OF OPERATIONS

The Company is incorporated in British Columbia and involved in the acquisition, exploration and development of resource properties that are considered sites of potential economic mineralization. Certain of the Company’s properties contain defined mineral resources that cannot be considered economic until a commercial feasibility study is carried out. The ability of the Company to realize the costs it has incurred to date on these properties is dependent upon it being able to develop a commercial ore body, to finance the required exploration and development costs and to acquire environmental, regulatory, and other such permits as may be required for the successful development of the property.

2.	SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of Presentation

The accompanying interim consolidated financial statements for the interim periods ended September 30, 2007 and 2006, are prepared in accordance with accounting principles generally accepted in Canada and are unaudited, but in the opinion of management reflect all adjustments (generally consisting of normal recurring accruals) necessary for the fair presentation of the Company’s financial position, operations and cash flows for the periods presented. These interim consolidated financial statements should be read in conjunction with the Company’s annual financial statements, including the notes thereto, as at and for the years ended December 31, 2006 and 2005.

(b)	Use of Estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.	CHANGE IN ACCOUNTING POLICIES

Effective January 1, 2007, the Company adopted the following new accounting standards issued by the Canadian Institute of Chartered Accountants (“CICA”) relating to financial instruments. These new standards have been adopted on a prospective basis with no restatement to prior period financial statements.

(a)	Financial Instruments — Recognition and Measurement (Section 3855)

This standard sets out criteria for the recognition and measurement of financial instruments for fiscal years beginning on or after October 1, 2006. This standard requires all financial instruments within its scope, including derivatives, to be included on a Company’s balance sheet and measured either at fair value or, in certain circumstances when fair value may not be considered most relevant, at cost or amortized to cost. Changes in fair value are to be recognized in the statements of operations and comprehensive income.

All financial assets and liabilities are recognized when the Company becomes a party to the contract creating the item. As such, any of the Company’s outstanding financial assets and liabilities at the effective date of adoption are recognized and measured in accordance with the new requirements as if these requirements had always been in effect. Any changes to the fair values of assets and liabilities prior to January 1, 2007 are recognized by adjusting opening deficit or opening accumulated other comprehensive income.

ATNA RESOURCES LTD.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

All financial instruments are classified into one of the following five categories: held for trading, held-to-maturity, loans and receivables, available-for-sale financial assets, or other financial liabilities. Initial and subsequent measurement and recognition of changes in the value of financial instruments depends on their initial classification:

(i) Held-to-maturity investments, loans and receivables, and other financial liabilities are initially measured at fair value and subsequently measured at amortized cost. Amortization of premiums or discounts and losses due to impairment are included in current period net earnings.

(ii) Available-for-sale financial assets are measured at fair value. Revaluation gains and losses are included in other comprehensive income until the asset is removed from the balance sheet.

(iii) Held for trading financial instruments are measured at fair value. All gains and losses are included in net earnings in the period in which they arise.

(iv) All derivative financial instruments are classified as held for trading financial instruments and are measured at fair value, even when they are part of a hedging relationship. All gains and losses are included in net earnings in the period they arise.

In accordance with this new standard, the Company has classified its financial instruments as follows:

(i) Marketable securities and investments are classified as available-for-sale securities. Such securities are measured at fair market value in the consolidated financial statements with unrealized gains or losses recorded in comprehensive income (loss). At the time securities are sold or otherwise disposed of, gains or losses are included in net earnings (loss).

(ii) The Company’s royalty agreement with Yukon Zinc Corp. is considered a derivative financial instrument under the new accounting standard and consequently is classified as held for trading and is measured at fair value. The fair value of this financial instrument cannot be determined until the property over which the Company has a royalty had been placed into commercial production.

(b)	Hedging (Section 3865)

This new standard specifies the circumstances under which hedge accounting is permissible and how hedge accounting may be performed. The Company currently does not have any hedges.

(c)	Comprehensive Income (Section 1530)

Comprehensive income is the change in shareholders’ equity during a period from transactions and other events from non-owner sources. This standard requires certain gains and losses that would otherwise be recorded as part of net earnings to be presented in other “comprehensive income” until it is considered appropriate to recognize into net earnings. This standard requires the presentation of comprehensive income, and its components, in a separate financial statement that is displayed with the same prominence as the other financial statements.

Accordingly, the Company now reports a consolidated statement of comprehensive income (loss) and included the account “accumulated other comprehensive income” in the shareholders’ equity section of the consolidated balance sheet.

4.	MARKETABLE SECURITIES AND INVESTMENTS

At January 1, 2007, the Company held marketable securities and investments with a quoted market value of $729,666 in marketable securities and $9,982,252 in investments. As at September 30, 2007 the quoted market value of marketable securities was $394,000 and $10,578,795 of investments. During the period ended, the Company sold securities for proceeds of $91,532, a gain of $26,532 and recorded an unrealized loss of $345,845 in the statement of operations and comprehensive income.

ATNA RESOURCES LTD.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	DEPOSITS FOR RECLAMATION

The Company has posted environmental reclamation bonds in the amount of $6,950 (US$5,300) with the Division of Environmental Protection, State of Nevada and the United States Department of the Interior to cover the estimated closure and reclamation costs of the Beowawe Property.

The Company has posted environmental reclamation bonds in the amount of $58,510 (US$50,600) with the United States Department of Agriculture, Forest Service to cover reclamation costs on the Jarbidge Properties in Nevada.

At September 30, 2007 the Company has recorded $247,000 as an estimated asset retirement obligation relating to the current amount of reclamation required based on exploration and development conducted to date at the Pinson Property.

6.	MINERAL PROPERTIES

During the nine months ending September 30, 2007, the Company incurred expenditures on its mineral properties as follows:

	Pinson	Jarbidge	Beowawe	Clover	US		Canada/
	NV	NV	NV	NV	Other	Chile	Yukon	Total

Balance at December 31, 2006	$15,909,018	$1,475,413	$18,362	$34,153	$744,659	$19,385	$302,757	$18,503,747

Additions during the period:
Acquisition	—	—	4,971	93,392	9,851	—	—	108,214

Property and Development	10,206	75,842	40	17,615	15,839	—	5,842	125,384
Drilling	—	464,487	260,964	—	2,615	—	—	728,066
Geology	67,303	213,281	31,018	1,140	78,281	—	—	391,023
Geochemistry	—	12,643	—	—	7,633	—	—	20,276
Geophysics	—	—	—	—	745	—	—	745
Permitting	—	80,862	3,590	—	—	—	—	84,452
Exploration support	—	2,667	877	—	—	—	—	3,544
Road	—	30,219	3,371	—	—	—	—	33,590

	77,509	880,001	299,860	18,755	105,113	—	5,842	1,387,080

Additions during period	77,509	880,001	304,831	112,147	114,964	—	5,842	1,495,294
Option Payments	—	—	—	(40,859)	—	(36,363)	—	(77,222)
Cost Recoveries	(47,973)	—	—	—	(361,275)	—	—	(409,248)
Write-Offs	—	—	(323,193)	—	—	—	—	(323,193)

Balance at Sept. 30, 2007	$15,938,554	$2,355,414	$—	$105,441	$498,348	$(16,978)	$308,599	$19,189,378

(a)	United States

(i)	Pinson Property, Nevada

The Company entered into an Exploration Agreement (“the agreement”), effective August 12, 2004, with Pinson Mining Company (“PMC”), a controlled subsidiary of Barrick Gold Corporation. Pursuant to the terms of the agreement, the Company completed obligations to earn a 70% interest in the Pinson Mine Property, Humboldt County, Nevada, and provided notice of its earn-in to PMC in January 2006.

The Company’s earn-in triggered an election by PMC to back-in to the project by spending an additional US$30 million to advance exploration and development of the project over a 3-year period. PMC notified the company that it would elect to earn back into the property on April 6, 2006. Completion of qualifying expenditures

ATNA RESOURCES LTD.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

by PMC, on or before April 5, 2009 would result in the formation of a 70:30 joint venture with PMC holding a 70% interest. If PMC fails to make US$30 million of qualifying expenditures within 3 years the Company may retain a 70% interest in the project and again become operator.

The property is subject to net smelter return (“NSR”) royalties varying from 3.5% to 7.5% on various claim groups within the property.

(ii)	Jarbidge Properties, Nevada

By an agreement dated December 5, 2003 the Company obtained an option to acquire a 100% interest in the 127 Jarbidge claims located in Elko County, Nevada by paying a total of US$600,000 (US$35,000 paid) to the optionor by December 5, 2009 and incurring aggregate exploration expenditures of US$300,000 in stages by December 5, 2006. The property is subject to NSR royalties ranging from 1.5-2.5%.

On December 15, 2004, the Company signed a separate lease agreement and option to acquire 10 unpatented mining claims, subject to a 2.5% production royalty, adjacent to the Jarbidge claims. The Company must make lease payments totalling US$19,800 in stages to December 14, 2007 (US $4,200 paid) and US$7,500 due by December 14, 2007 with annual payments of US$9,000 each year thereafter. The Company may purchase the property and the production royalty at any time for US$375,000.

In an agreement dated February 4, 2005, the Company obtained a mining lease with an option for the partial purchase of a royalty on eight (8) patented mining claims adjacent to the main Jarbidge claim group, subject to a 5% production royalty. Fifty percent (50%) of the production royalty may be purchased for US$2 million. The lease requires annual payments to the lessor by the Company totalling US$117,500 over the first eight (8) years of the agreement (US$17,500 paid). Thereafter, an annual minimum royalty of US$25,000 is payable on or before the anniversary date of the agreement.

In an agreement dated February 4, 2005, the Company obtained an option to acquire a 100% interest in six unpatented federal lode claims adjacent to the main Jarbidge claim group, subject to a 1.5% to 3.0% production royalty which varies with the price of gold sold. To exercise the option, the Company will pay to the Optionor an aggregate of US$19,500 during the first four years of the agreement (US $5,500 paid). Thereafter, an annual advance royalty payment of US$6,000 is due on or before the anniversary date of the agreement until a total of US$500,000 is received by the owner.

(iii)	Beowawe Properties, Nevada

The Company held an option to acquire a 100% interest in 95 lode claims located at the north end of the Carlin Gold District in Nevada plus an option to acquire a 100% interest in 40 acres of fee land and an exclusive lease and an option to acquire a 100% interest in an additional 40 acres of fee land adjacent to the main Beowawe claim group.

On May 30, 2007, the Company terminated its option and lease agreements, abandoned its interests and wrote-off $323,193 in acquisition and exploration costs.

(iv)	Clover Property, Nevada

In an agreement dated March 11, 2003, the Company obtained an option to acquire a 100% interest in 22 claims known as the Clover property, subject to a 3% NSR royalty, which can be purchased for US$1,000,000 per percentage point. Terms of the agreement include cumulative total payments to the vendor of US$305,000 (US$80,000 paid) prior to March 11, 2010. The Clover property is subject to a Finder’s Agreement dated February 10, 2003, amended April 22, 2003, whereby the Company agreed to pay a finder’s fee of US$5,000 (paid) upon execution of the acquisition agreement, and US$10,000 (paid) and US$20,000, respectively, for the first two years after the agreement and US$30,000 on each subsequent anniversary until the commencement of commercial production (US$20,000 paid). The Finder’s fee is capped at a maximum of US$500,000.

ATNA RESOURCES LTD.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company granted certain options on the Clover property and received US$50,000 in option payments; these options have been terminated.

On November 28, 2006, the Company signed an Earn-in Agreement with Meridian Gold Incorporated (“Meridian”) whereby Meridian can earn a 51% working interest in the Clover property by making a cash payment of US$135,000 (US$60,000 paid) and exploration expenditures of US$300,000 in the first year; and paying an additional US$500,000 and incurring exploration expenditures of US$3,000,000 over a three year period. Meridian can earn an additional 19% working interest by completing a prefeasibility study on the property.

(b)	United States — Other

(i)	Triple Junction and Dixie Fork Properties, Nevada

The Company acquired a 100% interest, subject to a 3% NSR royalty (uncapped), in the 36 Triple Junction lode claims and the 31 Dixie Fork lode claims located in Elko county, Nevada, by paying US$35,000 in cash and issuing 100,000 common shares.

In an agreement dated September 7, 2004, the Company granted an option to Sage Gold Inc. (“Sage”) to earn up to a 70% interest in the Company’s Triple Junction/Dixie Fork gold project. Sage may earn a 55% interest in the properties by drilling 10,000 feet before November 2007, and may then elect to form a joint venture with the Company, or to increase its interest to 70% before forming a joint venture, by funding and completing a bankable feasibility study.

(ii)	Searchlight Property, Nevada

In an agreement dated January 17, 2004, the Company purchased a 100% interest on the Searchlight property by the issuance of 30,000 common shares.

(iii)	Lone Pine Property, Arizona

The Company purchased a 100% interest in the three patented claims, subject to a 2% NSR royalty granted as a finder’s fee (capped at US$2,000,000) by making a cash payment of US$100,000.

On July 13, 2007, the Company completed the sale of its 100% interest in the Lone Pine Property to a real estate developer for net proceeds of US$352,544.

(c)	Chile

(i)	Celeste Property

The Company holds a 100% interest in the Celeste property, subject to a 2% NSR royalty. A land-use fee of US$50 per hectare of surface, payable if the land is used for waste dump, fill leaching or ancillary mining facilities, also applies.

On April 11, 2006, the Company entered into a lease between the Company and Compania Cielo Azul Limitada (“CCAL”) whereby CCLA may lease the property for a period of twenty years by making the following lease payments to the Company: US$10,000 upon execution of an agreement (received); US$10,000 on the first anniversary of the agreement; US$25,000 on the second anniversary of the agreement; and US$50,000 on the third anniversary of the agreement and on all subsequent anniversary dates thereafter. The property will be subject to a 2.5% NSR royalty.

(ii)	Cachinal Property

The Company entered into an option agreement with Valencia Ventures (“Valencia”) wherein Valencia may earn up to 70% interest in the Company’s Cachinal de la Sierra property in Chile by making cash payments totaling

ATNA RESOURCES LTD.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CDN$95,000 (CDN$45,000 received) and spending CDN$1,500,000 within three years. During the year ended December 31, 2005, the property was written down to a nominal value.

(d)	Canada

(i)	Ecstall Property, British Columbia

The Company has a 100% interest in 23 Crown Granted Mineral claims (21 claims with mining rights and two claims with surface rights), subject to a 3% (reducible to 2.5%) NSR royalty. As at September 30, 2007, the carrying value of the property was $303,381.

(ii)	White Bull Property, British Columbia

The Company holds a 100% interest in 24 mineral claim units. As at September 30, 2007, the carrying value of the property was $3,533.

7.	EQUIPMENT

	September 30, 2007			December 31, 2006
		Accumulated	Net Book		Accumulated	Net Book
	Cost	Amortization	Value	Cost	Amortization	Value

Building	$790,771	$134,350	656,421	$790,771	$77,821	$712,950
Office furniture, equipment	31,973	26,958	5,015	31,973	26,095	5,878
Field equipment	32,588	28,706	3,882	32,588	27,370	5,218
Computer equipment	136,601	76,455	60,146	136,228	61,336	74,892
Vehicles	91,614	53,727	37,887	46,256	42,029	4,227

	$1,083,547	$320,196	763,351	$1,037,816	$234,651	$803,165

8.	SHARE CAPITAL

(a)	Authorized:

Authorized share capital of the Company consists of an unlimited number of common shares and an unlimited number of preferred shares.

(b)	Issued

	No. of Shares	Amount

Balance as at December 31, 2006	64,176,838	$60,839,308
Issued for cash
Exercise of options, for cash	500,000	221,375
Issued for other consideration
Exercise of options, for stock-based compensation	—	65,669

Balance as at September 30, 2007	64,676,838	$61,126,352

(c)	Stock Options

The Company has a stock option plan whereby the Company may grant options to directors, officers, employees and consultants to purchase common shares, provided that the number of shares subject to such options may not exceed 10% of the common shares outstanding at the time of the grant. The exercise price of each option is equal to or higher than the market price of the Company’s common shares at the date of the grant. The option term and vesting

ATNA RESOURCES LTD.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

period is determined by the board of directors within regulatory guidelines. All options are granted at fair value. At September 30, 2007, the Company had stock options outstanding for the purchase of 2,558,050 common shares, with an average remaining contractual life of 1.61 years, of which 2,303,630 stock options were exercisable.

		Weighted Average
	Options	Exercise Price

Outstanding at December 31, 2006	2,140,000	$1.11
Exercised	(500,000)	0.44
Cancelled	(45,750)	1.36
Granted	963,600	1.36

Outstanding at September 30, 2007	2,558,050	$1.33

The following summarizes the stock options outstanding at September 30, 2007:

Number of Shares	Exercise Price	Expiry Date

150,000	$0.590	February 8, 2008
700,000	0.700	April 18, 2008
61,000	1.360	May 30, 2008
765,000	2.010	January 31, 2009
25,000	1.280	July 7, 2009
857,050	1.360	January 11, 2010
2,558,050

(d)	Stock-Based Compensation

During the period ended September 30, 2007, the Company granted stock options to acquire up to an aggregate of 963,800 common shares at an exercise price of $1.36 per share.

During the period ended September 30, 2007, the Company recorded a stock-based compensation expense of $523,840 based on the fair value of options vested during the period. The stock-based compensation expense was calculated using the Black-Scholes Option Pricing Model with the following weighted average assumptions at September 30, 2007:

	2007		2006

Risk-free interest rate		2.55%	2.28%
Expected dividend yield		—	—
Expected stock price volatility	50%	to 66%	50% to 65%
Expected option life in years		1 to 3	1 to 3

Option pricing models require the input of highly subjective assumptions, particularly as to the expected price volatility of the stock. Changes in these assumptions can materially affect the fair value estimate and therefore it is management’s view that the existing models do not necessarily provide a single reliable measure of the fair value of the Company’s stock option grants.

(e)	Warrants

At September 30, 2007, the Company has no outstanding warrants to purchase common shares.

ATNA RESOURCES LTD.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(f)	Contributed Surplus

Amounts

Balance as at December 31,2006	$1,802,449
Stock-based compensation expense	523,840
Exercise of stock options	(65,670)

Balance as at September 30, 2007	$2,260,619

9.	SUPPLEMENTARY CASH FLOW DISCLOSURES

	2007	2006

Other cash flow information
Interest received	$324,937	$587,741

10.	RELATED PARTY TRANSACTIONS

There were no related party transactions in 2007 or 2006.

11.	COMMITMENT

The Company has a lease commitment for its office premises which expires June 30, 2010. The cost of the entire premises is shared amongst several companies in proportion to the area occupied. The Company’s proportionate share of annual rental payments under this arrangement is approximately $64,000.

12.	DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)

Resource Property Costs

Under Canadian GAAP, mineral exploration expenditures may be deferred on prospective properties until such time as it is determined that further exploration is not warranted, at which time the property costs are written-off. Under U.S. GAAP, all exploration expenditures must be expensed until an independent feasibility study has determined that the property is capable of economic commercial production. The following items (a) to (e) provide a summary of the impact on the Company’s balance sheets and statements of operations and deficit and cash flows that would result from the application of US accounting principles to resource property costs:

Nine Months Ended
September 30, 2007

(a) Assets
Resource Properties
Resource properties following Canadian GAAP	$19,189,378
Less deferred exploration costs	(19,069,273)

Resource properties following US GAAP	$120,105

(b) Operations
Net loss following Canadian GAAP	(2,002,458)
Property costs expensed under US GAAP — net	(1,240,146)
Deferred property costs written-off under
Canadian GAAP
Canadian GAAP	323,193

ATNA RESOURCES LTD.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Nine Months Ended
September 30, 2007

Net proceeds received on sale of property	361,275
Gain on property sold under Canadian GAAP	(21,743)

Net income (loss) under US GAAP	$(2,579,879)

(c) Statements of cash flows
Net cash used in operating activities of continuing operations in accordance with Canadian GAAP	$(1,525,715)
Adjustments to net loss involving use of cash Write-off of expenditures on mineral interests, net	(1,240,146)

Net cash used in operating activities of continuing operations in accordance with US GAAP	(2,765,861)

Net cash used in investing activities of continuing operations in accordance with Canadian GAAP	(944,022)
Reclassification of expenditures on mineral property interests, net	1,240,146

Net cash from (used in) investing activities continuing operations in accordance with US GAAP	296,124

Net cash flows from financing activities continuing operations in accordance with Canadian and US GAAP	221,375

Net increase (decrease) in cash in accordance with Canadian and US GAAP	(2,248,362)
Cash and cash equivalents, beginning of year in accordance with Canadian and US GAAP	3,534,772

Cash and cash equivalents, end of year in accordance with Canadian and US GAAP	$1,286,410

(d) Deficit
Closing deficit under Canadian GAAP	$(29,591,123)
Adjustment to deficit for exploration expenditures of prior years written-off under US GAAP	(19,069,273)

Closing deficit under US GAAP	(48,660,396)

(e) Earnings (loss) per share under US GAAP
Earnings (loss) per share	$(0.04)

CANYON RESOURCES CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
of Canyon Resources Corporation
Golden, Colorado

We have audited the consolidated balance sheets of Canyon Resources Corporation as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting as of December 31, 2006. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Canyon Resources Corporation as of December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 3, 9 and 15 to the consolidated financial statements, the Company changed its method of accounting for stock-based compensation and registration payment arrangements in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, and FASB Staff Position No. EITF 00-19-2, Accounting for Registration Payment Arrangements.

/s/  Ehrhardt Keefe Steiner & Hottman PC
Ehrhardt Keefe Steiner & Hottman PC

February 27, 2007
Denver, Colorado

CANYON RESOURCES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2006	2005

ASSETS
Cash and cash equivalents	$1,513,700	$5,649,200
Short term investments	2,500,000	—
Restricted cash	—	281,300
Accounts receivable	47,300	16,400
Metal inventories	47,300	65,900
Prepaid insurance	171,700	80,700
Other current assets	146,800	90,200

Total current assets	4,426,800	6,183,700

Property, plant and mine development, net	8,719,800	5,276,700
Restricted cash	3,431,300	2,939,900
Other noncurrent assets	246,700	246,400

Total assets	16,824,600	14,646,700

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$659,000	$474,100
Asset retirement obligations	1,180,100	1,210,600
Payroll liabilities	171,700	216,900
Legal settlement accrual	343,700	—
Other current liabilities	37,800	86,600

Total current liabilities	2,392,300	1,988,200
Notes payable — long term	825,000	825,000
Warrant liabilities	—	360,000
Capital leases — long term	65,800	25,900
Asset retirement obligations	3,021,400	4,558,600

Total liabilities	6,304,500	7,757,700
Commitments and contingencies (note 11) Common stock ($.01 par value) 100,000,000 shares authorized; issued and outstanding: 44,161,800 at December 31, 2006, and 38,320,500 at December 31, 2005	441,600	383,200
Capital in excess of par value	140,266,900	133,949,900
Retained deficit	(130,188,400)	(127,444,100)

Total stockholders’ equity	10,520,100	6,889,000

Total liabilities and stockholders’ equity	16,824,600	14,646,700

The accompanying notes are an integral part of these consolidated financial statements

CANYON RESOURCES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2006	2005	2004

REVENUE
Sales	$1,270,300	$4,140,300	$11,813,900

EXPENSES
Cost of sales	1,076,200	3,214,400	10,651,400
Depreciation, depletion, and amortization	35,100	1,849,300	5,771,600
Selling, general and administrative	4,070,200	2,269,400	6,871,600
Exploration	1,333,700	1,619,900	507,700
Impairment of long lived assets	—	9,242,100	—
Accretion expense	222,600	133,900	173,100
Asset retirement obligation	(14,000)	1,383,300	5,386,600
Debenture conversion expense	—	448,200	—
Gain on asset disposals	—	(7,000)	(294,200)

	6,723,800	20,153,500	29,067,800

Operating loss	$(5,453,500)	$(16,013,200)	$(17,253,900)

OTHER INCOME (EXPENSE)
Interest income	381,200	215,500	106,700
Interest expense	(57,600)	(79,900)	(246,400)
Gain on asset exchange	1,594,000	—	—
Gain on release of
asset retirement
obligation	340,600	—	—
Gain on sale of securities	882,200	—	—
Late registration rights penalties	(102,000)	—	—
(Loss) gain on derivative instruments	(69,600)	195,400	147,200
Other	(84,900)	34,400	(140,000)

	2,883,900	365,400	(132,500)

Loss before cumulative effect of change in accounting principle	(2,569,600)	(15,647,800)	(17,386,400)
Cumulative effect of change in accounting principle	(174,700)	—	—

Net loss	$(2,744,300)	$(15,647,800)	$(17,386,400)

Basic and diluted net loss per share	$(0.07)	$(0.46)	$(0.62)

Basic and diluted weighted-average shares outstanding	41,530,800	33,881,200	28,023,700

The accompanying notes are an integral part of these consolidated financial statements.

CANYON RESOURCES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock		Capital			Total
	Number of	At Par	in Excess	Deferred	Retained	Stockholders’
	Shares	Value	of Par Value	Compensation	Deficit	Equity

Balances, December 31, 2003	25,593,800	$255,900	$117,111,700	$(264,200)	$(94,409,900)	$22,693,500

Stock issued for cash	1,631,000	16,300	7,111,000	—	—	7,127,300
Other stock issued	139,500	1,400	228,800	—	—	230,200
Exercise of stock options	162,500	1,600	178,600	—	—	180,200
Exercise of warrants	1,499,700	15,100	2,514,300	—	—	2,529,400
Conversion of debentures	181,100	1,800	248,200	—	—	250,000
Other equity changes	—	—	215,600	264,200	—	479,800
Net loss	—	—	—	—	(17,386,400)	(17,386,400)

Balances, December 31, 2004	29,207,600	$292,100	$127,608,200	$—	$(111,796,300)	$16,104,000

Stock issued for cash, net of issuance costs of $182,500	7,666,700	76,700	4,841,800	—		4,918,500
Exercise of stock options	10,000	100	6,500	—		6,600
Other stock issued(1)	500,000	5,000	365,000	—		370,000
Conversion of debentures	936,200	9,300	665,700	—		675,000
Other equity changes(2)	—	—	14,500	—		14,500
Debenture conversion expense	—	—	448,200	—		448,200
Net loss	—	—	—	—	(15,647,800)	(15,647,800)

Balances, December 31, 2005	38,320,500	$383,200	$133,949,900	$—	$(127,444,100)	$6,889,000

Share-based compensation	376,400	3,700	523,100	—	—	526,800
Shares returned for tax purposes	(11,900)	(100)	(11,100)	—	—	(11,200)
Fair value of amended warrants	—	—	282,200	—	—	282,200
Warrant extension cost	—	—	70,800	—	—	70,800
Shares issued for purchase of property	30,000	300	30,000	—	—	30,300
Stock and warrants issued for cash, net of issuance costs of $302,900	5,100,000	51,000	4,746,100	—	—	4,797,100
Exercise of warrants	346,800	3,500	353,700	—	—	357,200
Warrant liability — adoption of FASB
Staff position No. EITF 00-19-2	—	—	322,200	—	—	322,200
Net loss	—	—	—	—	(2,744,300)	(2,744,300)

Balances, December 31, 2006	44,161,800	$441,600	$140,266,900	$—	$(130,188,400)	$10,520,100

(1)	Stock issued for repurchase of Briggs crasher.

(2)	Fair value of warrants issued for services.

The accompanying notes are an integral part of these consolidated financial statements.

CANYON RESOURCES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2006	2005	2004

Cash flows from operating activities:
Net loss	$(2,744,300)	$(15,647,800)	$(17,386,400)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion and amortization	35,100	1,849,300	5,771,700
Receivable write off	13,800	—	—
Impairment of long lived assets	—	9,242,100	—
Cumulative effect of change in accounting principle	174,700	—	—
Amortization of beneficial conversion feature	—	11,300	63,700
Debenture conversion expense	—	448,200	—
Impairment of inventory	17,600	143,100	1,133,000
Gain on asset dispositions	—	(7,000)	(294,200)
Gain on sale of securities	(882,200)	—
Share based compensation expense	526,800	14,500	710,000
Provision for asset retirement obligation	(14,000)	1,383,300	5,386,600
Gain on settlement of ARO	(340,600)	—	—
Purchase of short term investments	(6,501,800)	—	—
Gain on asset exchange	(1,594,000)	—	—
Loss (gain) on derivative instruments	69,600	(195,400)	(147,200)
Write off of prepaid auction expenses	—	—	151,000
Warrant extension cost	70,800	—	—
Accretion of asset retirement obligation	222,600	133,900	173,100
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(55,900)	672,600	(640,800)
Decrease in inventories	1,000	1,078,100	1,952,100
Increase in prepaid and other assets	(147,900)	(16,500)	66,400
Decrease in accounts payable and accrued liabilities	237,900	(55,500)	(569,000)
Decrease in asset retirements	(1,477,200)	(2,144,600)	(4,699,700)
Increase in restricted cash	(210,100)	(99,100)	4,900

Total adjustments	(9,853,800)	12,458,300	9,061,600

Net cash used in operating activities	$(12,598,100)	$(3,189,500)	$(8,324,800)

Cash flows from investing activities:
Purchases and development of property and equipment	(1,576,600)	(334,400)	(409,300)
Redemption of short term investments	4,001,800	—	—
Proceeds from asset sales	10,000	1,100	454,200
Proceeds from sale of securities	882,200	—	—

Net cash provided by (used in) investing activities	3,317,400	(333,300)	44,900

Cash flows from financing activities:
Issuance of stock and warrants	5,457,200	5,663,000	9,836,900
Issuance costs	(302,900)	(182,500)
Payments on debt	—	(924,000)	(1,037,400)
Payments on capital lease obligations	(9,100)	(22,800)	(21,100)

Net cash provided by financing activities	5,145,200	4,533,700	8,778,400

Net (decrease) increase in cash and cash equivalents	$(4,135,500)	$1,010,900	$498,500
Cash and cash equivalents, beginning of year	5,649,200	4,638,300	4,139,800

Cash and cash equivalents, end of year	$1,513,700	$5,649,200	$4,638,300

The accompanying notes are an integral part of these consolidated financial statements.

CANYON RESOURCES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

Supplemental disclosures of cash flow information:

		2006	2005	2004

1.	Interest paid	$57,600	$68,600	$182,700
2.	Income taxes paid	$—	$—	$—

Supplemental schedule of non-cash investing and financing activities:

		2006		2005	2004

1.	Issued shares to purchase Suitcase/Mineral Hill property Issued 30,000 shares		$30,300	$—	$—
2.	Fair value of amended warrants		$282,200	$—	$—
3.	Issued 535,000 Series A warrants for broker placement fee		$219,300	$—	$—
4.	Issued shares to retire convertible debentures
	Issued 936,200 shares		$—	$675,000	$—
	Issued 181,200 shares	$		$—	$250,000
5.	Non cash to purchase plant and equipment
	Issued 500,000 shares — recorded at fair value		$—	$370,000	$—
	Accounts receivable forgiveness		$—	$80,000	$—
6.	Issued shares to employee as compensation for services Issued 139,500 shares		$—	$—	$230,200
7.	Increase to property costs in connection with Statement of Financial Accounting Standards No. 143 for Asset Retirement Obligations		$41,600	$157,700	$—
8.	Compensation expense under variable plan accounting		$—	$—	$479,800
9.	Capital lease obligations incurred for equipment		$62,300	$32,600	$—
10.	Increase of mineral interest for Briggs royalty acquired in Newmont asset exchange		$1,594,000	$—	$—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Nature of Operations and Liquidity:

Canyon Resources Corporation, a Delaware corporation, is a Colorado-based company, which was organized in 1979 to explore, acquire, develop, and mine precious metal and other mineral properties. References to “Canyon Resources”, “Canyon”, and the “Company”, mean Canyon Resources Corporation and all of the wholly-owned and majority-owned subsidiaries of Canyon Resources Corporation, or any one or more of them, as the context requires. Canyon is a reporting company on The American Stock Exchange (“AMEX”).

The Company is involved in all phases of the mining business from early stage exploration, exploration drilling, development drilling, feasibility studies and permitting, through construction, operation and final closure of mining properties.

The Company has gold production operations in the western U.S., and conducts exploration activities in the search for additional valuable mineral properties primarily in the western U.S. Canyon’s exploration and development efforts emphasize precious metals (gold and silver) but uranium, base metals and industrial minerals may also be considered. The Company has conducted a portion of its mineral exploration and development through joint ventures with other companies.

During 2006, the Company’s primary focus has been on re-starting our Briggs Mine located in southeastern California, where the Company successfully increased the total mineralized material through both drilling and acquisitions. The drilling completed during 2006 at and around the Briggs Mine highlighted its previously underdeveloped underground potential and increased the size and confidence of the Cecil R satellite deposit. The Briggs feasibility study is complete and based on the open pit and underground reserve and mineralized material, the mine is ready for financing and ultimately production during 2007.

The Kendall Mine, located near Lewistown, Montana, continued with reclamation and closure activities, principally relating to collection, treatment and disposal of water contained in the process system and mine area, and in re-contouring the leach pads and pit areas.

Recent development activities included the acquisition and combination of a pre-feasibility study and initiation of permitting and feasibility study at of the Reward Project located in southwestern Nevada and the acquisition and subsequent joint venture of uranium properties located in east-central Wyoming. Exploration activities during 2006 included infill drilling around the Briggs Mine, Cecil R satellite deposit and the Reward Project. In addition, our joint venture partner in the Converse Joint Venture began drilling the known uranium structures in Wyoming in late 2006.

The Company believes that its cash requirements over the next 12 months can be funded through a combination of existing cash, revenue from operations, asset sales and cash raised from financing activities. The Company’s liquidity may be negatively impacted by the decreasing residual gold production from rinsing the heap leach pads at the Briggs Mine, which during 2006 was the only internal source of cash flow other than asset sales.

The Company is continually evaluating business opportunities such as joint ventures, mergers and acquisitions with the objective of creating additional cash flow to sustain the corporation, and provide a future source of funds for growth. While the Company believes it will be able to finance its continuing activities and the possible re-start of the Briggs Mine, there are no assurances of success in this regard or in its ability to obtain additional financing through capital markets, joint ventures, or other arrangements in the future. If management’s plans are not successful, the Company’s ability to operate would be adversely impacted.

2.	Basis of Presentation:

Management Estimates and Assumptions:  Certain amounts included in or affecting the Company’s consolidated financial statements and related disclosures must be estimated, requiring that certain assumptions be made with respect to values or conditions which cannot be made with certainty at the time the consolidated financial statements are prepared. Therefore, the reported amounts of the Company’s assets and liabilities, revenues and expenses, and associated disclosures with respect to contingent assets and obligations are necessarily affected by these estimates.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company evaluates these estimates on an ongoing basis, utilizing historical experience, consultation with experts, and other methods considered reasonable in the particular circumstances. Nevertheless, actual results may differ significantly from the Company’s estimates. The more significant areas requiring the use of management estimates and assumptions relate to mineral reserves that are the basis for future cash flow estimates and units-of-production amortization determination; completion of feasibility studies, recoverability and timing of gold production from the heap leaching process; environmental, reclamation and closure obligations; asset impairments (including estimates of future cash flows); useful lives and residual values of intangible assets; fair value of stock based compensation; fair value of financial instruments and nonmonetary transactions; valuation allowances for deferred tax assets; and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances.

Consolidation Principles:  The Company’s consolidated financial statements include the accounts of Canyon and its significant active wholly-owned subsidiaries: CR Kendall Corporation; CR Briggs Corporation; CR Montana Corporation; CR Nevada; CR International Corporation; Judith Gold Corporation; and Industrial Minerals Corporation. All intercompany balances and transactions have been eliminated in the consolidated financial statements.

3.	Summary of Significant and Adoption of New Accounting Policies:

Cash and Cash Equivalents:  Cash and cash equivalents include highly liquid investments with original maturities of three months or less at the date of purchase and which are not subject to significant risk from changes in interest rates. At December 31, 2006 and 2005, the Company maintained a significant portion of its cash in two financial institutions. See Note 12.

Short term investments:  Short term investments are primarily auction rate certificates that are short term positions in highly rated long term debt investments. The positions have maturities and yields that range from seven to 28 days and from 5.0% to 5.2%, respectively. The auction rate certificates can be redeemed at anytime before maturity based on its fair market value. The Company initially considered the short term investments to be trading securities but during the third quarter of 2006 changed their classification to available-for-sale securities due to a lack of active and frequent purchases and sales of these investments. As a result, subsequent to the election to classify these short term investments as available-for-sale securities, purchases and sales of these short term investments are reflected in the consolidated statement of cash flows as investing activities. As all gains and losses are realized on a daily basis through interest income, there are no unrealized gains or losses as of December 31, 2006. Short term investments at December 31, 2006 were $2.5 million compared to nil as of December 31, 2005.

During 2006, $0.9 million gain was recognized in the sale of owned securities. Gold Resources securities were sold for $0.8 million and Breckenridge Minerals securities were sold for $0.1 million. The gain was equal to the cash received, because the securities had a zero basis.

Restricted Cash:  Cash held as collateral for reclamation bonds is classified based on the expected release or use of such collateral. Cash held in trust and restricted to specific use is classified as current when expected to be used in current operations or noncurrent when expected to be used in the acquisition, maintenance, or development of noncurrent assets.

Metal Inventories:  In-process and finished goods inventory are stated at the lower of average cost or net realizable value. In-process material includes the estimated recoverable ounces of gold contained in broken-ore under leach on the heap leach pad. Costs capitalized to inventory for in-process material include (1) the direct costs incurred in the mining and crushing of the rock and delivery of the ore onto the heap leach pad, (2) applicable depreciation, depletion and amortization, and (3) allocated indirect mine general and administrative overhead costs. Finished goods represent contained ounces of gold in unsold doré. Costs capitalized to inventory for finished goods include (1) all of the costs included in in-process materials, (2) all direct costs incurred in the leaching and refining processes, (3) applicable depreciation, depletion and amortization, and (4) allocated indirect mine general and administrative overhead costs. Materials and supplies are stated at cost less a reserve for obsolete inventory.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Property, Plant and Mine Development:

Buildings and Equipment:   Buildings and equipment are stated at cost and are depreciated on a straight-line basis over their useful lives or until the end of the estimated mine life, taking into account estimated salvage values, whichever occurs first. Vehicles and office equipment are stated at cost and are depreciated using the straight-line method over estimated useful lives of three to five years. Maintenance and repairs are charged to expense as incurred. Gains or losses on dispositions are included in operations. Depreciation is not allocated to cost of sales.

Mine Development:  For new projects without established reserves, all costs, other than acquisition costs, are expensed prior to the establishment of proven and probable reserves unless the legally extractable economic mineralized material currently satisfies the SEC’s definition of reserves. For operating or shut-down mines with existing reserves or legally extractable economic mineralized material that satisfies the SEC’s definition of reserves or mines purchased with established reserves, costs are capitalized when the decision to begin redevelopment activities is approved by management or the Board of Directors. Development drilling costs incurred to infill mineralized material to increase the confidence level in order to develop or increase reserves are capitalized. Reserves designated as proven and probable are supported by a feasibility study, indicating that the reserves have had the requisite geologic, technical and economic work performed and are legally extractable at the time of reserve determination. Once proven and probable reserves are established, all development and other site specific costs are capitalized, including general and administrative charges for actual time and expenses incurred in connection with site supervision. If subsequent events or circumstances arise which would preclude further development of the reserves under then existing laws and regulations, additional costs are expensed until the impediments have been removed and the property would be subject to ongoing impairment reviews. When a mine is placed into production, the capitalized acquisition and mine development costs are reclassed to mining properties and are charged to operations using the units-of-production method based on the estimated gold which can be recovered from the ore reserves processed on the heap leach pad or other processing method. Costs of certain post development start-up activities and on-going costs to maintain production are expensed as incurred.

Mineral Interests:  Mineral interests represent capitalized costs of mining properties from acquisition costs or the lesser of acquisition costs or fair value calculations based in impairment analysis of past development properties. Acquisition costs can include the fair value of nonmonetary asset exchanges such as the Asset Exchange Agreement with Newmont where we capitalized $1.6 million related to the fair value of the Briggs 3% NSR royalty acquired in the exchange. Holding costs of past development properties include our Seven-Up Pete property which has a net recognized value of $3.0 million. Mineral interests are reviewed at least annually for impairment, see “Impairments of Long-Lived Assets below,” and when placed in service will be amortized on a units of production basis (“UOP”).

Impairments of Long-Lived Assets:  The Company evaluates the carrying value of its mine development, mineral interest and mining properties when events or changes in circumstances indicate that the properties may be impaired. For these assets, an impairment loss is recognized when the estimated future cash flows (undiscounted and without interest) expected to result from the use of the asset are less than the carrying amount of the asset. Measurement of the impairment loss is based on discounted cash flows.

Intangible assets subject to impairment are assessed for impairment at least annually or more frequently when changes in market conditions or other events occur. Impairments are measured based on estimated fair value. Fair value with respect to such mineral interests, pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, effective January 1, 2002, would generally be assessed with reference to comparable property sales transactions in the market place.

Asset Retirement Obligations:  Accounting for Asset Retirement Obligations is based on the guidance of SFAS No. 143 which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. Fair value is determined by estimating the retirement obligations in the period an asset is first placed in service and then adjusting the amount for estimated inflation and market risk contingencies to the projected settlement date of the liability. The result is then discounted to a present value from the projected settlement date to the date the asset was first placed in service or to the change in estimate/timing. The present value of the asset retirement obligation is recorded as an additional

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

property cost and as an asset retirement liability. The amortization of the additional property cost (using the units of production method) is included in depreciation, depletion and amortization expense and the accretion of the discounted liability is recorded as a separate operating expense in the Company’s statement of operations.

When a mine is shut down and begins the final reclamation, the Company has decided to record the reclamation liability on an undiscounted basis depending on the time frame and materiality of the expenditures. The asset retirement obligations of the Kendall Mine and the Seven-Up Pete Venture are recorded on an undiscounted basis.

See Note 7 for additional disclosures related to asset retirement obligations of the Company.

Revenue Recognition:  Revenue from the sale of gold is recognized when delivery has occurred, title and risk of loss passes to the buyer, and collectability is reasonably assured. Gold sales are made in accordance with sales contracts where the price is fixed or determinable.

Derivative Instruments and Hedging Activities:  Beginning in 2000, the accounting for derivative instruments and hedging activities has been guided by SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and SFAS No. 138 Accounting for Certain Derivative Instruments and Certain Hedging Activities-an Amendment to SFAS No. 133. That guidance requires entities to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (1) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (2) a hedge of the exposure to variable cash flows of a forecasted transaction, or (3) a hedge of the foreign currency exposure.

During 2004, the Company had used derivative financial instruments to manage well defined market risks associated with fluctuating gold prices. Floating rate forward sales contracts were used to manage our exposure to gold prices on a portion of future gold production. These derivative instruments were not designated as accounting hedges and were recognized as assets or liabilities and marked-to-market quarterly with changes recorded in earnings. On settlement of a contract, against which we have delivered gold production, the contract price is recognized as revenue from the gold sale. If financially settled, the resulting gain or loss is included in revenue if we had sufficient gold production to otherwise settle the contract by delivery. Gains or losses resulting from all other financially settled contracts are recorded as other income (expense). During 2006 and 2005, the Company did not have any open derivative contracts. During 2004, the Company recognized a gain on derivative instruments of $147,200 related to open derivative contracts.

Warrant Liability:  Warrants issued in connection with financing activities are subject to the provisions of Emerging Issues Task Force Issue 00-19 (“EITF 00-19”), Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. In December 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) No. EITF 00-19-2 (“EITF 00-19-2”), Accounting for Registration Payment Arrangements which changed the way that a contingent obligation under a registration payment arrangement was recorded. EITF 00-19 describes the criteria under which warrants should be classified as either equity or as a liability. If the warrant is determined to be a liability under the old method described in EITF 00-19, the liability is fair valued each reporting period with the changes recorded through earnings in the consolidated statements of operations and under the new guidance provided in FSP EITF 00-19-2 the contingent obligation under a registration payment arrangement should be separately recognized and measured in accordance with FASB Statement No. 5 (“FASB 5”), Accounting for Contingencies.

Upon adoption of FSP EITF 00-19-2 on October 1, 2006, the outstanding warrant liability balance was $147,400. Transition to the provisions of FSP EITF 00-19-2 is achieved by recording a change in accounting principal through a non-retrospective cumulative-effect adjustment to the opening balance of retained earnings and to additional paid in capital. The FSP does not permit retrospective application. The cumulative-effect adjustment was a loss of $174,800 which is shown as a separate line on the consolidated statement of operations and increased the year end 2006 net loss per share by $.004. The measurement of the contingent liability related to registration payment arrangements as of December 31, 2006 is nil under the provisions of FASB 5.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Earnings per Share:  The Company computes earnings per share (“EPS”) by applying the provisions of SFAS No. 128, Earnings per Share. Basic EPS is computed by dividing income available to common shareholders (net income less any dividends declared on preferred stock and any dividends accumulated on cumulative preferred stock) by the weighted average number of common shares outstanding. Diluted EPS requires an adjustment to the denominator to include the number of additional common shares that would have been outstanding if potential dilutive common shares had been issued. The numerator is adjusted to add back any convertible preferred dividends and the after-tax amount of interest recognized with any convertible debt.

Stock-Based Compensation:  As required by the provisions of SFAS No. 123R (As Amended), Share-Based Payment, the Company has adopted SFAS 123R as of January 1, 2006 using the modified prospective method of transition. The pro forma impact of share-based payments on the results of operations for the years ended December 31, 2005 and 2004 were an increase of $294,700 and a decrease of $128,600 in compensation expense, and income from continuing operations and net loss, which increased the reported basic and diluted loss per share by $0.01 and nil, respectively.

Effective July 1, 2004, the Company changed the manner in which payment of the exercise price of an option could be tendered, requiring payment in cash or tendering of shares of common stock that had been held for at least six months. As a result, the Company has applied fixed plan accounting for its stock option plans on a prospective basis, commencing July 1, 2004. Because deferred compensation in the amount of $264,200 had previously been recorded for in-the-money, unvested options at the time the Company changed from variable plan accounting to fixed plan accounting, this amount was amortized to expense as the options vested during the last half of 2004.

Income Taxes:  The Company computes deferred income taxes under the asset and liability method prescribed by SFAS No. 109, Accounting for Income Taxes. This method recognizes the tax consequences of temporary differences between the consolidated financial statement amounts and the tax bases of certain assets and liabilities by applying statutory rates in effect when the temporary differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized.

4.	Restricted Cash:

Restricted cash consisted of the following at December 31:

	2006	2005

Collateral for letter of credit(a)	$249,000	$249,000
Collateral for reclamation bonds and other contingent events(b)	163,900	156,500
Kendall Mine reclamation(c)	2,108,400	2,007,500
McDonald Gold Project cash reclamation bond(d)	553,400	526,900
Net proceeds from property sales(e)	292,900	281,300
Briggs cash reclamation bond(f)	30,000	—
Reward bond(g)	33,700

	3,431,300	3,221,200
Current portion(e)	—	281,300

Noncurrent portion	$3,431,300	$2,939,900

(a)	In connection with the issuance of certain bonds for the performance of reclamation obligations and other contingent events at the Briggs Mine, a bank Letter of Credit was provided in favor of the surety as partial collateral for such bond obligations. The Letter of Credit is fully collateralized with cash and will expire no earlier than December 31, 2007, and at the bank’s option, may be renewed for successive one-year periods.

(b)	Held directly by the surety as partial collateral for reclamation and other contingent events at the Briggs Mine.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(c)	Held directly by the Montana Department of Environmental Quality (“DEQ”) in an interest bearing account for use in continuing reclamation at the Kendall Mine.

(d)	Held directly by the Montana DEQ for reclamation for the McDonald Gold Project.

(e)	In connection with the auction of certain properties, cash has been sequestered by court order.

(f)	Cash bond held by Bank of America for the performance of reclamation obligations for Cecil R exploration activities at the Briggs Mine.

(g)	Cash bond held by the Bureau of Land Management for exploration activities at the Reward Project

5.	Metal Inventories:

Metal inventories consisted of doré gold of $47,300 and $65,900 as of December 31, 2006 and 2005, respectively. The Company wrote down its metal inventory at the Briggs Mine to net realizable value by $17,600, $143,100, and $1,133,000 in 2006, 2005, and 2004, respectively. Inventory write downs are included in cost of sales in the consolidated statement of operations.

At December 31, 2006, 2005 and 2004 approximately $21,100, $37,200 and $13,600, respectively, of Briggs general and administrative expenses were included in inventory.

6.	Property, Plant and Mine Development:

The following summary of property, plant and mine development has been reclassified from prior period disclosures in order to provide additional disclosures:

		As of December 31, 2006
	Depreciation	Asset Value	Accumulated	Net Book
	Method	at Cost	Depreciation	Value

Buildings and equipment	1 - 5 Years SL	$6,004,800	$4,047,200	$1,957,600
Mine development	UOP(a)	1,637,900	—	1,637,900
Mineral interest	UOP	8,745,900	3,820,900	4,925,000
Asset retirement cost	UOP	199,300	—	199,300

		$16,587,900	$7,868,100	$8,719,800

(a)	UOP is a depreciation method that calculates depreciation expense over the estimated proven and probable reserves of the related property.

The year-to-date increase in property, plant and mine development was due primarily to the $1.6 million increase in mine development expenditures at Briggs, where the Company began capitalizing the direct costs of re-starting the mining operations since January 1, 2006, and $1.7 million increase in mineral interests. Included in the $1.7 million increase in mineral interests was $1.6 million relating to the estimated fair value of the 3% Briggs NSR royalty received in the Newmont asset exchange. The estimated fair value of the royalty was determined to be the best available estimate of fair value in the nonmonetary exchange. The book value of the assets given-up had been written off to nil in the second quarter of 2005 when the Company had the lease over the McDonald Gold Project mineral rights revoked by the Montana Supreme Court. The $1.6 million fair value of the Briggs Mine 3% NSR royalty was determined considering mineralized material with a probability weighted chance of being developed, a gold price of $623, and a discount rate of 10%. The $1.6 million was recognized as a gain on asset exchange shown in the consolidated statement of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		As of December 31, 2005
	Depreciation	Asset Value	Accumulated	Net Book
	Method	at Cost	Depreciation	Value

Buildings and equipment	1 - 5 Years SL	$5,940,400	$4,012,000	$1,928,400
Mine development	UOP	—	—	—
Mineral interest	UOP	7,011,500	3,820,900	3,190,600
Asset retirement cost	UOP	157,700	—	157,700

		$13,109,600	$7,832,900	$5,276,700

Due to the June 8, 2005, Montana Supreme Court decision affirming the termination of the McDonald Gold Project’s state mineral leases, the Company wrote off its remaining $9.2 million carrying value of the McDonald mineral leases during the second quarter of 2005. Also during the second quarter of 2005, the Company determined that the Seven-Up Pete property may have the potential to be economically developed using non-cyanide technologies in today’s gold market price environment. The carrying value was reclassified from intangibles to mineral interests. Prior to the McDonald write down and the Seven-Up reclass, the properties were being amortized over an eight year period. Mineral interests are amortized based on the unit-of-production (“UOP”) method.

7.  Asset Retirement Obligations:

The following provides a reconciliation of the Company’s beginning and ending carrying values for its asset retirement obligations in the current year:

Balance, December 31, 2005	5,769,200
Settlement of liabilities	(1,477,200)
New liability(1)	21,500
Release of liability(2)	(340,600)
Change in estimate(3)	6,000
Accretion expense	222,600

Balance, December 31, 2006	4,201,500
Current portion	1,180,100

Noncurrent portion	3,021,400

Anticipated spending per year:
2007	1,180,100
2008	721,100
2009	336,800
2010	1,786,800
2011	20,500
Thereafter	156,200

Total	4,201,500

(1)	A reclamation estimate of $21,500 to reclaim drill holes at Reward was recorded at December 31, 2006.

(2)	The $340,600 reclamation accrual to reclaim drill holes at the Seven-Up Pete Venture relating to the Montana state leases for the McDonald Project was eliminated at December 31, 2006 because Newmont assumed the reclamation liabilities as a result of the Asset Exchange Agreement.

(3)	The reclamation forecast for the closure at the Kendall Mine was increased at December 31, 2006 by $25,400. The increase is the result of $731,200 increase in holding costs, partially offset by a $705,800 reduction in

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

contractor estimates related to the construction and maintenance of redesigned water treatment cells. The reclamation forecast for the closure of the Briggs Mine was decreased at December 31, 2006 by $19,400. The decrease is due to a $81,800 reduction in estimated costs, partially offset by a $62,400 increase related to a one year reduction in projected project completion.

8.	Notes Payable:

Notes payable consisted of the following at December 31:

	2006	2005

Convertible debentures(a)	825,000	825,000
Less: current portion	—	—

Notes payable — noncurrent	825,000	825,000

(a)	In March 2003, the Company completed a private placement financing of 6%, two year convertible debentures, raising $3.3 million. The uncollateralized debentures require quarterly interest payments, and the holders have the right to convert principal to common stock of the Company, subject to adjustments for stock splits, reverse spits, and changes of control, at any time at a conversion rate of $1.38 per share of common stock. For certain investors, the common stock had a fair value at the commitment date in excess of the conversion price resulting in a beneficial conversion feature. The intrinsic value of the beneficial conversion was recorded as an addition to paid in capital and a discount on the debt with the discount then amortized to interest expense over the term of the debt using the effective interest method. The discount was fully accreted as of February 28, 2005. The Company’s stock price at the end of December 2006 was $0.84.

In March 2005, $924,000 of principal was repaid, $675,000 was converted into units consisting of common stock and warrants and $825,000 of the remaining debentures were extended to March 2011.

The $675,000 of debenture holders that converted were given 936,200 shares of common stock and 468,099 warrants based on a stock price of $0.721. The Company accounted for the conversion as an inducement and recorded the fair value of the incremental common shares and warrants issued as a debenture conversion expense of $448,200 in the consolidated statement of operations.

The $825,000 debentures which were extended to March 2011 were accounted for as a debt modification and therefore no gain or loss was recognized. The convertible feature in the modified convertible debenture was not considered an embedded derivative that required bifurcation and subsequent remeasurement at fair value as the debentures qualify as conventional convertible debt.

Interest expense for the debentures was approximately $49,500, $77,900 and $219,200 for 2006, 2005 and 2004, respectively, none of which was capitalized. Included in the above amounts is accretion of debt discount of nil, $11,300 and $63,700 for 2006, 2005 and 2004, respectively.

9.	Warrants and Warrant Liability:

A summary of the outstanding warrants as of December 31, 2006, follows:

Range of Exercise	Shares Underlying	Weighted Average	Weighted Average
Prices	Warrants Outstanding	Remaining Contractual Life	Exercise Price

$0.50-$1.00	281,000	1.7 years	$0.77
$1.01-$1.50	7,155,729	1.9 years	$1.30
$1.51-$2.16	2,199,836	0.4 years	$2.16

Total/average	9,636,565	1.6 years	$1.48

On May 19, 2006, the Board approved the extension of the expiration date of the warrants to purchase 2,199,836 shares of common stock at an exercise price of $2.16 from June 1, 2006 to June 1, 2007. The extension

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

encompasses the warrants issued in a private placement for stock and warrants completed in September 2003. The $70,800 of incremental fair value between the original and extended warrants was recorded as other expense in the consolidated statements of operations and as capital in excess of par in the consolidated balance sheets.

Warrants issued in connection with financing activities are subject to the provisions of EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. In December 2006 the FASB issued FSP No. EITF 00-19-2 (“EITF 00-19-2”), Accounting for Registration Payment Arrangements which changed the way that a contingent obligation under a registration payment arrangement was recorded. EITF 00-19 describes the criteria under which warrants with registration payment agreements should be classified as either equity or as a liability. If the warrant with registration payment agreements are determined to be a liability, under the old method described in EITF 00-19 the liability is fair valued each reporting period with the changes recorded through earnings in the consolidated statements of operations and under the new guidance provided in FSP EITF 00-19-2 the contingent obligation under a registration payment arrangement should be separately recognized and measured in accordance with FASB 5, Accounting for Contingencies.

On June 2, 2006, the Company closed a financing transaction, which included the issuance of 3.1 million warrants. These warrants had an exercise price of $1.50 per share and a contractual term of three years. The Subscription Agreement provides for certain registration rights associated with the issuance of the shares of common stock and shares of common stock issuable upon exercise of the warrants. Failure to meet the requirements of the Subscription Agreement, such as initial registration and effectiveness, maintaining effectiveness during the term of the warrants, and maintaining the trading status of the common shares, would result in liquidating damages. The liquidated damages associated with the registration payment rights are capped at 10% or $0.5 million and payable only in cash. The capped liquidated damages related to the warrants was determined to be less than the difference in value between registered and unregistered shares and as such, the warrants are therefore deemed to be equity rather than a warrant liability.

Originally all of the 2.9 million warrants issued in connection with the Company’s December 2, 2005 private placement were determined to be a liability at inception based on the provisions of EITF 00-19. These warrants were classified as a liability rather than equity because the Subscription Agreement related to such warrants provides for certain registration rights associated with the warrants and include uncapped liquidated damages. Failure to meet the requirements of the Subscription Agreement, such as initial registration and effectiveness, maintaining effectiveness during the term of the warrants, and maintaining the trading status of the common shares, would result in liquidating damages. Liquidated damages are payable in cash equal to 2% of the purchase price for the first 30 day period or portion thereof and 1% of the purchase price for each subsequent 30 day period or portion thereof.

As of September 30, 2006, approximately 42% of the December 2, 2005 warrant holders executed an Amendment to Subscription Agreement that capped such liquidated damages to 10% of the gross proceeds of the financing. For accounting purposes only, the capped liquidated damages deemed to be related to the warrants were determined to be less than the difference in value between registered and unregistered shares and therefore the warrants subject to the Amendment were deemed to be equity rather than a warrant liability. The warrants subject to the Amendment were fair valued up to the date the Amendment was effective and the resulting increase or decrease to the warrant liability was recorded. As of October 1, 2006, the warrant liability balance of the warrants subject to the Amendment of $282,200 has been reclassified to capital in excess of par.

Upon adoption of FSP EITF 00-19-2 on October 1, 2006, the cumulative-effect adjustment was a loss of $174,800 which is shown as a separate line on the consolidated statement of operations. The cumulative-effect adjustment represents the difference between the fair value of the warrants derivative liability and the initial fair value of these warrants. The measurement of the contingent liability related to registration payment arrangements as of December 31, 2006 is nil under the provisions of FASB 5.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the warrants recorded as a liability prior to adoption of FSP 00-19-2, follows:

			Issued			Balance
Warrant	Exercise	Expiration	Dec. 31,		Subject to	Unamended
Description	Price	Date	2005	Exercises	Amendment	at Adoption

Series A	$1.30	12/1/2008	1,765,503	—	743,803	1,021,700
Series B	$1.08	12/1/2006	882,754	—	371,902	510,852
Series C	$0.76	12/1/2008	231,000	—	95,500	135,500

Total/average	$1.19		2,879,257	—	1,211,205	1,668,052

The warrant liability related to the financing on December 2, 2005 was recorded at fair value as of September 30, 2006 based on the Black-Scholes-Merton option pricing model using the following assumptions: volatility — 50%; risk-free interest rate of 4.8%; expected life equal to the remaining contractual life of between 0.2 and 2.2 years; and contractual exercise prices of between $0.76 and $1.30 per share of common stock.

10.	Equity Transactions:

On June 2, 2006, the Company completed a private placement financing that raised $5.1 million (approximately $4.8 million net) through the sale of 5.1 million units. This included the sale of 5.1 million shares of the Company’s common stock and 2.55 million Series A Warrants with an exercise price of $1.50 and a term of three years. The transaction was priced at $1.00 per unit, representing a 15% discount to the previous 20 day volume weighted average of the closing price of the Company’s common stock. In connection with the financing, the Company paid the placement agent a cash placement agent fee of $225,625 and 535,500 Series A Warrants plus paid other legal and accounting fees associated with the financing and registration of the underlying shares. The placement agent warrants were not exercisable for a period of six months from the date of closing and had an exercise price of $1.50 and a term of three years. The Company was required to file a registration statement with the SEC within 30 days of the closing to register for resale the common stock and the common stock issuable upon exercise of the warrants related to this transaction. The Company failed to file the required registration statement within the 30 day filing requirement. As a result of the late filing, the Company paid liquidated damages to investors in the amount of 2% of the gross proceeds or approximately $102,000, which is included in other expense in the consolidated statements of operations. The Company filed the required registration statement on July 13, 2006 and it was declared effective July 31, 2006. The relative fair value of the new warrants issued was $1.3 million and this amount is included in capital in excess of par value in the consolidated statement of changes in stockholders’ equity.

11.	Commitments and Contingencies:

(a)	Kendall Mine Reclamation

The Kendall Mine operates under permits granted by the Montana DEQ. In February 2002, the DEQ issued a decision that a comprehensive Environmental Impact Statement (EIS) was needed for completion of remaining reclamation at Kendall. The Montana DEQ has yet to complete its work on this EIS. The Company’s estimate to achieve mine closure could be impacted by the outcome of an agency decision following an EIS. The Company has deposited $2,108,400 in an interest bearing account with the DEQ for reclamation at the Kendall Mine which is currently ongoing. The Company has spent approximately $11.4 million on Kendall from 1991 through the fourth quarter ended December 31, 2006.

(b)	Briggs Mine Surety Bonds

The Briggs Mine operates under permits granted by various agencies including BLM, Inyo County, California, the California Department of Conservation, and the Lahontan Regional Water Quality Control Board (“Lahontan”). These agencies jointly have required the Company to post a reclamation bond in the amount of $3,174,000 to ensure appropriate reclamation. In September 2006, the Company was notified that the reclamation bond would be increased for inflation by $127,300 and be subject to funding by mid-2007.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Additionally, the Company was required by Lahontan to post a $1,010,000 bond to ensure adequate funds to mitigate any “foreseeable release”, as defined, of pollutants to state waters. Both bonds are subject to annual review and adjustment.

In 1999, in response to a demand for an increase in collateral by the surety company who issued the above described bonds, the Company granted a security interest in 28,000 acres of mineral interests in Montana. In addition, the Company agreed to make cash deposits with the surety company totaling $1.5 million over a three year period at the rate of $0.5 million per year, commencing June 30, 2001. The Company has not made any deposits to date and on February 26, 2007, the Company received notice from the surety that Canyon is in default of its obligations under the collateral agreement. The surety has requested that the Company provide them with $1.5 million in cash no later than March 12, 2007. The surety’s request does not represent an expense to the Company and we have the available cash and investments to fund the request. If we funded the entire request in cash rather than with other collateral, it could impact the timing and cost of any future financings. The Company is reviewing its rights under the bond and collateral agreements. If an acceptable rescheduling of the deposit requirements cannot be agreed to, the surety company could seek to terminate the bonds which could result in the Company becoming liable for the principal amounts under its collateral agreement with the surety company. In April 2004, the Company ceased active mining at Briggs due to lack of development and began reclamation activities. The Company has spent approximately $3.9 million on Briggs reclamation from 2004 through the fourth quarter ended December 31, 2006. The Company has not requested release of liability for completion of certain reclamation tasks due to uncertainties related to the potential re-start of Briggs that may re-disturb past reclamation activities.

(c)	Contingent Liability — McDonald Gold Project

During the third quarter of 2006, the outstanding $10.0 million contingent liability with Phelps Dodge Corporation (“Phelps Dodge”) was released. The contingent liability was related to a final purchase payment on the McDonald Gold Project. Phelps Dodge retains a one-third interest in any proceeds received from the currently active takings lawsuit with the State of Montana. The Montana lawsuit was filed to recover value lost due to changes in the mining law and the cancellation of mineral leases related to our wholly-owned Seven-Up Pete Joint Venture’s interest in the McDonald Gold Project.

In April 2006, the Company’s complaint under the takings lawsuit was dismissed in U.S. District Court for the District of Montana and the Company filed a notice of appeal to the U.S. Court of Appeals for the Ninth Circuit. Briefs have been submitted to the U.S. Court of Appeals for the Ninth Circuit. In addition, the Company has filed a breach of contract complaint against the State of Montana related to the termination of the McDonald Gold Project’s state mineral leases.

(d)	Kendall Mine Lawsuits

In October 2001, a plaintiff group including members of the Shammel, Ruckman and Harrell families filed suit in the State of Montana District Court against the Company and its wholly-owned subsidiary, CR Kendall Corporation. The complaint alleges violation of water rights, property damage, trespass and negligence in connection with the operation of the Kendall Mine and seeks unspecified damages and punitive damages. In February 2007, the Company entered into a settlement and release agreement with eight of the twelve plaintiffs in this suit. The Company has accrued $0.3 million as of December 31, 2006 for the Company’s share of the estimated total settlement value of the suit.

In August 2002, a Preliminary Injunction was issued in Montana District Court on behalf of the Kendall Mine plaintiff group in connection with the Company’s auction of certain mineral rights and fee lands unrelated to the CR Kendall Corporation or its operation, but also in western Montana. In October 2002, the Court issued a Supplemental Order which sequesters any proceeds realized from the auction until such time as the lawsuit is concluded. As of December 31, 2006, $0.3 million is held by the Court as required by the Order.

In March 2004, the Montana Environmental Information Center and Earthworks Mineral Policy Center brought civil action before the U.S. District Court for the District of Montana against CR Kendall Corporation and the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company claiming that the defendants have polluted waters of the U.S. with their operations at the Kendall Mine, near Lewistown, Montana. On February 2, 2006, this case was dismissed without prejudice.

(e)	Lease Commitments:

The Company has entered into various operating leases for office space and equipment. At December 31, 2006, future minimum lease payments extending beyond one year under noncancellable leases average approximately $10,000 per month over the next 42 months.

The Company has also entered into various mining lease arrangements for purposes of exploring, and if warranted, developing and producing minerals from the underlying leasehold interests. The lease arrangements typically require advance royalty payments during the pre-production phase and a production royalty upon commencement of production, with previously advanced payments credited against the production royalties otherwise payable. Advance royalty commitments will vary each year as the Company adds or deletes properties. Minimum advance royalty payments expensed total approximately $123,300 annually.

The Company is also required to pay an annual rental fee to the federal government for any unpatented mining claims, mill or tunnel site claims on federally owned lands at the rate of $125 per claim. The Company’s present inventory of claims would require approximately $81,500 in annual rental fees, however, this amount will vary as claims are added or dropped. The Company has submitted patent applications for specific Briggs claims; however, no assurances can be made that patents will be issued. The Company is also subject to lease payments to various other owners or lessors of property. Currently, payments to these parties total approximately $6,800 annually.

Lease costs included in cost of goods sold for the years ended December 31, 2006, 2005, and 2004 were $400, $1,900 and $169,000, respectively.

Rent expense included in selling, general and administrative expense for the years ended December 31, 2006, 2005, and 2004, was $92,200, $78,900, and $53,000, respectively. Property and equipment includes equipment with a cost and accumulated amortization of $1,604,200 and $1,518,900, respectively, at December 31, 2006 and cost and accumulated amortization of $1,541,900 and $1,509,900, respectively, at December 31, 2005, for leases that have been capitalized.

Future minimum lease obligations under capital leases are as follows:

2007 total lease obligation	$94,400
Less amounts representing interest	(9,200)

Present value of miniumum lease payments	85,200
Less current obligation	(19,400)

Long-term obligations under capital lease	$65,800

The Adelaide and Tuscarora properties were optioned as part of the Asset Exchange Agreement with Newmont. Under this agreement, we are required to spend a total of $3.0 million on both projects over five years to earn our interest in the properties, including a $250,000 firm commitment in the first year. The Company has the ability to sublease either property to third parties to meet its obligations under the agreement.

12.	Certain Concentrations of Credit Risk:

The Company is subject to concentrations of credit risk in connection with maintaining its cash primarily in two financial institutions for the amounts in excess of levels insured by the Federal Deposit Insurance Corporation. The Company considers the institutions to be financially strong and does not consider the underlying risk to be significant. To date, these concentrations of credit risk have not had a significant effect on the Company’s financial position or results of operations.

The Company sold its gold and silver production predominantly to one or two customers during the past three years. Given the marketability and liquidity of the precious metals being sold and because of the large pool of qualified

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

buyers for gold and silver, the Company believes that the loss of either of its customers could be quickly replaced without any adverse affect.

Currently the Company has no gold related derivatives and therefore is not subject to counterparty credit risk.

13.	Fair Value of Financial Instruments:

The estimated fair values of the Company’s financial instruments approximate carrying values at December 31, 2006, and December 31, 2005. The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and Cash Equivalents, Receivables, Short-term Investments and Restricted Cash:  Carrying amounts approximate fair value based on the short-term maturity of those instruments.

Long-term Debt:  Carrying values approximate fair values based on discounted cash flows using the Company’s current rate of borrowing for a similar liability.

Briggs 3% NSR Royalty:  The $1.6 million fair value of the Briggs Mine 3% NSR royalty acquired from Newmont in the Asset Exchange Agreement was determined considering probability weighted mineralized material with a gold price of $623, and a discount rate of 10%.

14.	Income Taxes:

There was no current or deferred provision for income taxes for the years ended December 31, 2006, 2005, and 2004. The provision for income taxes differs from the amounts computed by applying the U.S. federal statutory rate as follows:

	2006		2005		2004
	Amount	Rate	Amount	Rate	Amount	Rate

Tax at statutory rate	$(933,100)	34%	$(5,320,300)	34%	$(5,911,400)	34%
Net operating loss without tax benefit	$933,100	(34)%	5,320,300	(34)%	5,911,400	(34)%

	$—	—	$—	—	$—	—

Deferred tax assets were comprised of the following at December 31:

	2006	2005

Reserve for mine reclamation	$1,661,700	$1,735,900
Inventories	(3,200)	10,900
Net PP&E and other	6,043,800	6,189,100
Net operating loss carryforwards	36,522,300	35,302,300

Total gross deferred tax assets	44,224,600	43,238,200
Valuation allowance	(44,224,600)	(43,238,200)

Net deferred tax assets	$—	$—

Although the Company has significant deferred tax assets in the form of operating loss carryforwards, its ability to generate future taxable income to realize the benefit of these assets will depend primarily on bringing new mines into production. As commodity prices, capital, legal, and environmental uncertainties associated with that growth requirement are considerable, the Company applies a full valuation allowance to its deferred tax assets. During 2006, 2005, and 2004, the valuation allowance increased $1.0 million, $0.3 million, and $8.4 million, respectively. Changes in the valuation allowance are primarily due to changes in operating loss carryforwards and other temporary differences.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2006, the Company had net operating loss carryforwards for regular tax purposes of approximately $95.4 million and approximately $95.9 million of net loss carryforwards available for the alternative minimum tax. The net loss carryforwards will expire from 2007 through 2028.

15.	Share-Based Compensation:

The Company recorded $0.5 million of compensation expense during the year ended December 31, 2006, none of which was capitalized. All of the share-based compensation expenses were recorded as selling, general and administrative costs in the consolidated statements of operations.

On June 6, 2006, the Company’s shareholders approved the Canyon Resources Corporation 2006 Omnibus Equity Incentive Plan (the “2006 Plan”) to provide more flexibility in the compensation of key personnel. All outstanding stock options under the old plans, an Incentive Stock Option Plan and a Non-Qualified Stock Option Plan, will remain active until all the options under those plans either expire or are exercised; however, no new options may be granted under such plans. As of December 31, 2006, there were 1.4 million options outstanding under the old plans.

A summary description of the provisions of the 2006 Plan is set forth below. The 2006 Plan was filed as Exhibit A to the Company’s Definitive Proxy Statement on Schedule 14A on April 28, 2006.

The 2006 Plan is administered by the Compensation Committee of the Board of Directors consisting entirely of independent directors. The common stock issued or to be issued under the 2006 Plan consists of 5,000,000 authorized shares and treasury shares. If any shares covered by an award are not purchased or are forfeited, the shares will again be available for making awards under the 2006 Plan. Directors and employees of, or consultants to, the Company or any of its affiliates are eligible to participate in the 2006 Plan. The Board of Directors may terminate or amend the 2006 Plan at any time and for any reason. The 2006 Plan shall terminate in any event ten years after its effective date of June 6, 2006. The exercise price of each stock option is based on and may not be less than 100% of the fair market value of its common stock on the date of grant. The fair market value is generally determined as the closing price of its common stock on the date of the grant. The term of each stock option is fixed by the Compensation Committee and may not exceed 10 years from the date of grant. The Compensation Committee determines the vesting requirements of the grant which may be accelerated by the Compensation Committee.

The fair value of each option award is estimated on the date of grant using a Black-Scholes-Merton option valuation model that uses the assumptions noted in the following table. Expected market volatility is based on a number of factors including historical volatility of the Company’s common stock, the Company’s market capitalization, current options trading in the marketplace and other fair value related factors. The Company uses a simplified method of estimating the expected term where the expected term equals the average of the vesting period and contractual term. The forfeiture rate is estimated based on the length of time it takes for the option of share grant to vest. Historical forfeiture rates have been near nil due to the short vesting period of past grants, but grants issued during 2006 have vesting periods as long as three years. Estimated forfeiture rates for grants vesting within one year, two years and three years, is nil, 10% and 20%, respectively. The risk-free rate is based on the yields of U.S. Treasury bonds. The Company has never paid a dividend and does not expect to in the future and estimates the expected dividend yield to be nil.

The fair value of options issued during the years ended December 31, 2006, 2005 and 2004 were determined the following assumptions:

	2006	2005	2004

Expected volatility	50%	50-75%	78-79.9%
Expected option term	1-4.5 years	2.5-5 years	3-5 years
Weighted-average risk-free interest rate	4.7%	4.1%	3.3%
Forfeiture rate	0-20%	—	—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock Options

Stock option activity during 2006, 2005 and 2004 was as follows:

	2006		2005		2004
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Number	Price	Number	Price	Number	Price

Outstanding — beginning of the year	1,757,526	$1.77	1,499,526	$2.01	1,343,026	$1.89
Grants	1,519,526	$1.02	480,000	$0.79	373,000	$1.92
Exercises	—	—	(10,000)	$0.66	(165,500)	$1.17
Forfeitures	(480,000)	$2.00	—	—	(1,000)	$1.15
Expirations	(216,526)	$1.48	(212,000)	$1.29	(50,000)	$1.00

Outstanding — end of the year	2,580,526	$1.30	1,757,526	$1.77	1,499,526	$2.01

Exercisable — end of the year	1,995,526	$1.42	1,627,526	$1.84	1,419,526	$1.85

During 2006, there was $333,100 of compensation expense recognized related to options including $20,300 related to compensation expense from the adoption of FAS 123R. The weighted-average remaining contractual lives of the outstanding and exercisable options as of December 31, 2006 were 3.7 and 3.2 years, respectively. The aggregate intrinsic values of the outstanding and exercisable options as of December 31, 2006 were $47,200 and $34,700, respectively, based on a $0.84 market price per share. The weighted-average grant-date fair value of stock options granted during 2006, 2005 and 2004 was $0.33, $0.39 and $1.14 per option or total fair value of $506,600, $185,100 and $427,100, respectively. As of December 31, 2006, there was $174,400 of total unrecognized compensation cost and the cost is expected to be recognized over a weighted-average period of 1.8 years.

Stock Grants

Stock grant activity during 2006 was as follows:

		Weighted-
		Average	Total
	Amount	Price	Fair Value

Nonvested — beginning of the year	—	$—	$—
Grants	386,429	$0.96	$372,100
Vested	(183,929)	$1.00	$(183,150)
Forfeitures	—	$—	$—

Nonvested — end of year	202,500	$0.93	$188,950

Under the old plans only stock options were allowed to be granted and therefore there was no stock grant activity during 2005 or 2004. As of December 31, 2006, a total of $193,700 was recognized as compensation expense from share grants and there was $169,400 of total unrecognized compensation cost and the cost is expected to be recognized over a weighted-average period of 1.4 years.

16.	Earnings per Share:

The Company computes EPS by applying the provisions of SFAS No. 128, Earnings per Share. Because the Company reported net losses for all periods presented, inclusion of common stock equivalents would have an antidilutive effect on per share amounts. Accordingly, the Company’s basic and diluted EPS computations are the same for all periods presented. Common stock equivalents, which include stock options, warrants to purchase common stock, stock grants and convertible debentures, in 2006, 2005, and 2004 that were not included in the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

computation of diluted EPS because the effect would be antidilutive were 11,930,200, 6,813,600 and 6,040,000, respectively.

17.	Recently Issued Financial Accounting Standards:

The FASB has issued FSP EITF 00-19-2. This FSP states that the contingent obligation to make future payments or other transfers of consideration under a registration payment arrangement, issued as a separate agreement or included as a part of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. Also, a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable GAAP without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. This FSP was adopted on October 1, 2006.

In October 2006, the FASB issued FAS 123(R)-5, Amendment of FASB Staff Position (“FSP”) FAS 123(R)-1, which addresses whether a modification of an instrument in connection with an equity restructuring should be considered a modification for purposes of applying FSP FAS 123(R)-1, Classification and Measurement of Freestanding Financial Instruments Originally Issued in Exchange for Employee Services under FASB Statement No. 123(R). This FSP is effective for the first reporting period beginning after October 10, 2006. This FSP has no effect on our financial reporting.

In September 2006, FASB No. 157, Fair Value Measurements. This standard provides guidance for using fair value to measure assets and liabilities. SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances. The standard clarifies that for items that are not actively traded, fair value should reflect the price in a transaction with a markets participant, including an adjustment for risk. Under SFAS No. 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market which the reporting entity transacts. We are currently determining the effect of this Statement on our financial reporting.

In August 2006, the SEC published amendments to the disclosure requirements for executive and director compensation, related party transactions, director independence and other corporate governance matters, and security ownership of officers and directors. The rules affect disclosure in proxy statements, annual reports and registration statements. These amendments are effective for filings for fiscal years ending on or after December 15, 2006. The effect these amendments have been incorporated into our financial reporting.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The requirement is that recognition of the impact of a tax position is made in the financial statements, if the position is more likely than not of being sustained upon examination based on the technical merits of the position. This interpretation also includes guidance on derecognition, classification, interest and penalties, accounting interim periods, disclosure, and transition. The cumulative effect should be reported as an adjustment to the opening balance of retained earnings for the fiscal year. Adoption must take place for fiscal years beginning after December 15, 2006, although early adoption is allowed. We are currently determining the effect of this interpretation on our financial reporting.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.	Selected Quarterly Financial Data (Unaudited):

	2006
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Sales	$593,300	$413,100	$2,400	$261,500
Operating loss(1)(2)(3)(4)(5)	$(1,096,900)	$(1,252,400)	$(1,444,300)	$(1,319,300)
(Loss) gain before cumulative effect of change in accounting principle	$(382,100)	$(1,370,200)	$(1,201,200)	$383,900
Net loss	$(382,100)	$(1,370,200)	$(1,201,200)	$209,200
Inventory write down(1)	$—	$(17,600)	$—	$—
Net loss per share	$(0.01)	$(0.03)	$(0.03)	$—

	2005
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Sales	$1,002,200	$1,137,200	$914,200	$1,086,700
Operating loss(1)(2)(3)	$(2,299,400)	$(11,027,200)	$(644,200)	$(2,042,400)
Net loss(1)(2)(3)	$(2,307,900)	$(10,977,100)	$(611,400)	$(1,751,400)
Inventory write down(1)	$(128,200)	$(14,900)	$—	$—
Net loss per share	$(0.08)	$(0.32)	$(0.02)	$(0.04)
Pro forma net loss per share(4)	$(0.08)	$(0.32)	$(0.02)	$(0.05)

(1)	The write downs of inventories in 2006 and 2005 were a result of high unit costs of production resulting from declining production levels as the leach pad is being reclaimed.

(2)	Includes change in estimate for asset retirement obligation for the fourth quarter of 2006 and 2005 of ($14,000) and $1,383,300, respectively.

(3)	Includes the second quarter 2005 write down of the McDonald leases of $9,242,100.

(4)	As if the Company had determined compensation cost for its stock option plans under the provisions of SFAS No. 123.

(5)	Includes gain of $340,600 for release of liability for the asset retirement obligation relating to drill holes at the McDonald Project involved in the Newmont asset exchange.

19.	Subsequent Events:

In October 2001, a plaintiff group including members of the Shammel, Ruckman, and Harrell families, filed suit in the State of Montana District Court against us and our wholly-owned subsidiary, CR Kendall Corporation. The Complaint alleges violation of water rights, property damage, trespass and negligence in connection with the operation of the Kendall Mine and seeks unspecified damages and punitive damages. The Kendall Mine ceased operations in 1996. In February 2007 we entered into a settlement and release agreement with eight of the twelve plaintiffs in this suit. The Company has accrued $343,700 as of December 31, 2006 for the Company’s share of the estimated total settlement value of the suit.

Certain bonds have been issued aggregating $4.2 million for the performance of reclamation obligations and other contingent events at the Briggs Mine. At December 31, 2006, the surety held the following collateral for such bonds: (1) cash in the amount of $0.2 million; (2) a bank Letter of Credit in the amount of $0.2 million which is collateralized with cash; and (3) a security interest in 28,000 acres of real property mineral interests in Montana.

In 1999, we agreed to make additional cash deposits with the surety totaling $1.5 million over a three year period at the rate of $0.5 million per year, commencing June 30, 2001. The Company has not made any deposits to date and on February 26, 2007, the Company received notice from the surety that Canyon is in default of its obligations under the collateral agreement. The surety has requested that the Company provide them with $1.5 million in cash no later

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

than March 12, 2007. The surety’s request does not represent an expense to the Company and we have the available cash and investments to fund the request. If we funded the entire request in cash rather than with other collateral, it could impact the timing and cost of any future financings. The Company is reviewing its rights under the bond and collateral agreements.

The Montana DEQ agreed to release $0.5 million of reclamation bonds for the McDonald Gold Property. This cash will be reclassed from long term restricted cash to cash and cash equivalents in the consolidated balance sheets as of March 31, 2007.

CANYON RESOURCES CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS
For the nine months ended September 30, 2007

The following unaudited consolidated financial statements have been prepared by Canyon Resources Corporation (the “Company”) pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to applicable SEC rules and regulations.

These consolidated financial statements should be read in conjunction with the consolidated financial statements and accompanying notes included in the Company’s Form 10-K for the year ended December 31, 2006.

CANYON RESOURCES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2007	2006
	(Unaudited)

ASSETS
Cash and cash equivalents	$3,751,900	$1,513,700
Short term investments	500,000	2,500,000
Accounts receivable	4,800	47,300
Metal inventories	67,800	47,300
Prepaid insurance	234,400	171,700
Other current assets	119,200	146,800

Total current assets	4,678,100	4,426,800
Property, plant and mine development, net	9,095,700	8,719,800
Restricted cash	3,323,400	3,431,300
Other noncurrent assets	246,200	246,700

Total assets	$17,343,400	$16,824,600

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$406,800	$659,000
Asset retirement obligations	1,088,200	1,180,100
Payroll liabilities	122,800	171,700
Legal settlement accrual	206,200	343,700
Other current liabilities	22,700	37,800

Total current liabilities	1,846,700	2,392,300
Notes payable	825,000	825,000
Capital leases	50,400	65,800
Asset retirement obligations	2,777,200	3,021,400

Total liabilities	5,499,300	6,304,500

Commitments and contingencies (note 10)
Common stock ($.01 par value) 150,000,000 shares authorized; issued and outstanding: 53,037,800 at September 30, 2007, and 44,161,800 at December 31, 2006	530,400	441,600
Capital in excess of par value	145,172,900	140,266,900
Retained deficit	(133,859,200)	(130,188,400)

Total stockholders’ equity	11,844,100	10,520,100

Total liabilities and stockholders’ equity	$17,343,400	$16,824,600

The accompanying notes are an integral part of these consolidated financial statements.

CANYON RESOURCES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
		(Unaudited)

REVENUE
Sales	$181,100	$2,400	$248,300	$1,008,800

EXPENSES
Cost of sales	170,600	—	231,000	866,600
Depreciation, depletion and amortization	11,500	8,600	33,200	24,200
Selling, general and administrative	861,000	1,005,600	2,819,500	2,644,300
Exploration	443,200	381,800	1,314,800	1,115,000
Accretion expense	41,900	50,700	125,700	152,300
Gain on asset disposals	(440,000)	—	(404,900)	—

	1,088,200	1,446,700	4,119,300	4,802,400

Operating loss	(907,100)	(1,444,300)	(3,871,000)	(3,793,600)

OTHER INCOME (EXPENSE)
Interest income	94,900	119,700	245,300	256,000
Interest expense	(14,900)	(15,700)	(45,300)	(42,100)
Gain on sale of securities	—	—	—	882,200
Gain (loss) on derivative instruments	—	240,900	—	(69,600)
Registration rights penalties	—	(102,000)	—	(102,000)
Other	—	200	200	(84,400)

	80,000	243,100	200,200	840,100

Net loss	$(827,100)	$(1,201,200)	$(3,670,800)	$(2,953,500)

Basic and diluted net loss per share	$(0.02)	$(0.03)	$(0.08)	$(0.07)

Basic and diluted weighted-average shares outstanding	53,037,800	43,824,500	48,164,000	40,735,500

The accompanying notes are an integral part of these consolidated financial statements.

CANYON RESOURCES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock		Capital		Total
	Number of	At Par	in Excess	Retained	Stockholders’
	Shares	Value	of Par Value	Deficit	Equity
	(Unaudited)

Balances, January 1, 2007	44,161,800	$441,600	$140,266,900	$(130,188,400)	$10,520,100
Share-based compensation amortized	52,500	500	291,400	—	291,900
Stock and warrants issued for cash net of issuance costs of $247,200	8,823,500	88,300	4,614,600	—	4,702,900
Net loss	—	—	—	(3,670,800)	(3,670,800)

Balances, September 30, 2007	53,037,800	$530,400	$145,172,900	$(133,859,200)	$11,844,100

The accompanying notes are an integral part of these consolidated financial statements.

CANYON RESOURCES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2007	2006
	(Unaudited)

Cash flows from operating activities:
Net loss	$(3,670,800)	$(2,953,500)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion and amortization	33,200	24,200
Receivable write-off	—	13,800
Impairment of inventory	—	17,600
Gain on asset dispositions	(404,900)	—
Gain on sale of securities	—	(882,200)
Share based compensation expense	291,900	294,900
Purchase of short term investments	—	(6,501,800)
Warrant extension cost	—	70,800
Loss on derivative instruments	—	69,600
Accretion of asset retirement obligation	125,700	152,300
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	42,500	(13,500)
Increase in inventories	(20,500)	(75,800)
Increase in prepaid and other assets	(34,600)	(294,400)
Decrease in accounts payable and accrued liabilities	(270,700)	(42,000)
Decrease in asset retirement obligations	(461,800)	(1,056,100)
Decrease (increase) in restricted cash	107,900	(116,600)

Total adjustments	(591,300)	(8,339,200)

Net cash used in operating activities	(4,262,100)	(11,292,700)

Cash flows from investing activities:
Purchases and development of property and equipment	(678,100)	(1,045,500)
Redemption of short term investments	2,000,000	2,001,800
Proceeds on asset disposition	490,000	10,000
Proceeds from sale of securities	—	882,200

Net cash provided by investing activities	1,811,900	1,848,500

Cash flows from financing activities:
Issuance of stock	4,950,100	5,100,000
Issuance cost	(247,200)	(302,900)
Issuance of warrants	—	357,200
Payments on capital lease obligations	(14,500)	(4,900)

Net cash provided by financing activities	4,688,400	5,149,400

Net increase(decrease) in cash and cash equivalents	2,238,200	(4,294,800)
Cash and cash equivalents, beginning of period	1,513,700	5,649,200

Cash and cash equivalents, end of period	$3,751,900	$1,354,400

Supplemental disclosures of cash flow information:
Interest paid	$45,300	$42,100
Income taxes paid	$—	$—
Supplemental disclosures of noncash financing activities:
Issued 30,000 shares for option on the Suitcase/Mineral Hill properties	$—	$30,300
Fair value of amended warrants	$—	$282,200
Issued 535,000 series A warrants related placement agent fee	$—	$219,300
Issued 330,900 series A warrants related placement agent fee	$50,100	$—
Issued 992,600 series B warrants related placement agent fee	$266,500	$—

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

1.	Nature of Operations and Liquidity:

Canyon Resources is a Delaware corporation based in Golden Colorado. Canyon was organized in 1979 to explore, acquire, develop, and mine precious metals, uranium and other mineral properties. References to “Canyon Resources”, “Canyon”, and the “Company”, mean Canyon Resources Corporation and all of the wholly-owned and majority-owned subsidiaries of Canyon Resources Corporation, or any one or more of them, as the context requires. Canyon is a non-accelerated filer and its common stock is listed on the American Stock Exchange (“AMEX”).

The Company is involved in all phases of the mining business from early stage exploration, exploration drilling, development drilling, feasibility studies and permitting, through construction, operation and final closure of mining properties. The Company has gold production operations in the western U.S., and conducts exploration activities in the search for additional valuable mineral properties primarily in the western U.S. Canyon’s exploration and development efforts emphasize precious metals (gold and silver) and uranium, but base metals and industrial minerals may also be considered. The Company has conducted a portion of its mineral exploration and development through joint ventures with other companies.

The Company’s primary focus continues to be on increasing the value of its three core properties of Briggs, Reward and the uranium joint ventures. The Briggs Mine located in southeastern California, has successfully increased the total mineralized material through both drilling and acquisitions. The Company has commissioned a feasibility study for the Reward property that is expected to be completed during the fourth quarter of 2007. The uranium joint ventures are fully carried by our joint venture partners for the first $2.0 to $2.8 million of expenditures. The Company announced significant drill results in August 2007 on the most recent drilling in Wyoming.

The drilling completed during 2006 and through the second quarter of 2007 at and around the Briggs Mine was successful in developing underground potential and also increased the size and confidence of the Cecil R satellite deposit located 3 miles north of the Briggs Mine. A permitted twenty hole drill program at Cecil R is being considered for the fourth quarter of 2007 with the intent to substantially increase the size of the deposit and enhance the potential value of the Briggs property. The initial Briggs feasibility study was completed in early 2007, which established open pit and underground reserves.

At Kendall Mine, located near Lewistown, Montana, the Company continued with reclamation and closure activities, principally relating to collection, treatment and disposal of water contained in the process system and mine area, and re-contouring the leach pads and pit areas.

The Company believes that its cash requirements over the next 12 months can be funded through a combination of existing cash, revenue from operations, asset sales, equity financing and debt. The Company’s liquidity will continue to be negatively impacted by decreasing residual gold production from rinsing the heap leach pads at the Briggs Mine. During 2007 this residual gold production was the only internal source of cash flow other than asset sales. Asset sales amounted to $0.5 million during the quarter.

The Company is continually evaluating strategic business opportunities such as joint ventures, mergers and acquisitions with the objective of creating additional cash flow to sustain the corporation, and to provide a future source of funds for improving the core properties. While the Company believes it will be able to finance its continuing activities, there are no assurances of success in this regard or of its ability to obtain additional financing through capital markets, joint ventures, or other arrangements in the future. If management’s plans are not successful, the Company’s ability to operate would be adversely impacted.

2.	Basis of Presentation:

Management Estimates and Assumptions:  Certain amounts included in or affecting the Company’s consolidated financial statements and related disclosures must be estimated, requiring that certain assumptions be made with respect to values or conditions which cannot be made with certainty at the time the consolidated financial statements are prepared. Therefore, the reported amounts of the Company’s assets and liabilities, revenues and expenses, and associated disclosures with respect to contingent assets and obligations are necessarily affected by these estimates.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company evaluates these estimates on an ongoing basis, utilizing historical experience, consultation with experts, and other methods considered reasonable in the particular circumstances. Nevertheless, actual results may differ significantly from the Company’s estimates.

The more significant areas requiring the use of management estimates and assumptions are as follows:

•	mineral reserves that are the basis for future cash flow estimates;

•	units-of-production amortization determination;

•	completion of feasibility studies;

•	recoverability and timing of gold production from the heap leaching process;

•	environmental, reclamation and closure obligations;

•	asset impairments (including estimates of future cash flows);

•	useful lives and residual values of intangible assets;

•	fair value of stock based compensation;

•	fair value of financial instruments and nonmonetary transactions;

•	valuation allowances for deferred tax assets; and

•	contingencies and litigation.

Short term investments are primarily auction rate certificates that are classified as available-for-sale securities with purchases and sales reflected in the consolidated statements of cash flows as investing activities.

Consolidation Principles:  The Company’s consolidated financial statements include the accounts of Canyon and its significant active wholly-owned subsidiaries: CR Kendall Corporation; CR Briggs Corporation; CR Montana Corporation; CR Nevada; CR International Corporation; Judith Gold Corporation; and Industrial Minerals Corporation. All intercompany balances and transactions have been eliminated in the consolidated financial statements.

3.  Restricted Cash:

Restricted cash related to the following properties were as follows:

	September 30,	December 31,
	2007	2006

Kendall reclamation project	$2,379,100	$2,401,300
Briggs Mine	837,400	442,900
Seven-Up Pete Joint Venture	52,500	553,400
Reward Project	33,700	33,700
Other	20,700	—

	3,323,400	3,431,300
Current portion	—	—

Noncurrent portion	$3,323,400	$3,431,300

Restricted cash related to the Kendall reclamation project consisted of (1) $2.2 million held directly by the Montana Department of Environmental Quality (“DEQ”); and (2) $0.2 million is sequestered by court order in connection with the sale proceeds of a portion of the Kendall property. The decrease from December 31, 2006 was due to a partial settlement of a pending lawsuit. See Note 10(d).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Restricted cash related to the reclamation bonds at the Briggs Mine and nearby satellite deposits consisted of (1) a cash collateralized $0.7 million bank account benefiting the surety; (2) $0.2 million of other cash on deposit with Inyo County, California. The increase from December 31, 2006 was due to a $0.3 million collateral deposit with the surety and a $0.2 million inflation adjustment paid to Inyo County. Refer to note 10(b) for discussion of June 2007 lawsuit.

Restricted cash related to the Seven-Up Pete Joint Venture consists of cash held directly by the Montana DEQ for reclamation of exploration activities controlled by the Seven-Up Pete Joint Venture. The decrease from December 31, 2006 was due to the Company being reimbursed $0.5 million related to the McDonald property that was transferred to a third party.

Restricted cash related to the Reward Project consists of a cash bond held by the Bureau of Land Management (“BLM”) for environmental reclamation regarding exploration activities.

Other restricted cash related to Tuscarora consists of a cash bond held by the BLM for environmental reclamation regarding exploration activities.

4.	Metal Inventories:

Metal inventories consisted of doré gold of $67,800 and $47,300 as of September 30, 2007 and December 31, 2006, respectively. The Company had no write downs of its metal inventory at the Briggs Mine during the third quarters of 2007 and 2006 and nil and $17,600 for the first nine months of 2007 and 2006, respectively.

Briggs inventory included general and administrative expenses of approximately $32,700 and $21,100 as of September 30, 2007 and December 31, 2006, respectively.

5.	Property, Plant and Mine Development:

The following is a summary of property, plant and mine development:

		As of September 30, 2007
	Depreciation	Asset Value	Accumulated	Net Book
	Method	at Cost	Depreciation	Value

Buildings and equipment	1 - 5 Years SL	$5,803,600	$3,931,700	$1,871,900
Mine development	UOP(a)	2,094,100	—	2,094,100
Mineral interest	UOP	8,751,300	3,820,900	4,930,400
Asset retirement cost	UOP	199,300	—	199,300

		$16,848,300	$7,752,600	$9,095,700

(a)	Unit-of-Production, or UOP, is a depreciation method that calculates depreciation expense over the estimated proven and probable reserves of the related property.

		As of December 31, 2006
	Depreciation	Asset Value	Accumulated	Net Book
	Method	at Cost	Depreciation	Value

Buildings and equipment	1 - 5 Years SL	$6,004,800	$4,047,200	$1,957,600
Mine development	UOP(a)	1,637,900	—	1,637,900
Mineral interest	UOP	8,745,900	3,820,900	4,925,000
Asset retirement cost	UOP	199,300	—	199,300

		$16,587,900	$7,868,100	$8,719,800

The year-to-date increase in property, plant and mine development was due primarily to the $0.5 million increase in mine development expenditures at Briggs, where the Company began capitalizing the direct costs of developing

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

mining operations since January 1, 2006 offset by a $0.1 million decrease primarily due to the sale of a loader at Briggs.

6.	Asset Retirement Obligations:

The asset retirement obligations reconciliation from the beginning of the year to September 30, 2007 is as follows:

Balance, December 31, 2006	$4,201,500
Settlement of liabilities	(461,800)
Accretion expense	125,700

Balance, September 30, 2007	3,865,400
Current portion	1,088,200

Noncurrent portion	$2,777,200

7.	Notes Payable:

The notes payable reconciliation from the beginning of the year to September 30, 2007 is as follows:

Balance, December 31, 2006	$825,000
Conversions/retirements	—

Balance, September 30, 2007	825,000
Current portion	—

Noncurrent portion	$825,000

The uncollateralized debentures expire in March 2011 and require quarterly interest payments of 6% per year. The holders have the right to convert principal to common stock of the Company, subject to adjustments for stock splits, reverse splits, and changes of control, at any time at a conversion rate of $1.38 per share of common stock.

Interest expense for the debentures was approximately $12,500 and $12,500 for the third quarters of 2007 and 2006 and $37,000 and $37,000 for the first nine months of 2007 and 2006, respectively.

8.	Outstanding Warrants:

A summary of the outstanding warrants as of September 30, 2007 is as follows:

		Weighted Average
Range of Exercise	Shares Underlying	Remaining	Weighted Average
Prices	Warrants Outstanding	Contractual Life	Exercise Price

$0.50-$1.00	10,378,061	3.0 years	$0.69
$1.01-$1.50	7,155,729	1.2 years	$1.30

Total/average	17,533,790	2.2 years	$0.94

The measurement of the contingent warrant liability related to registration payment arrangements as of September 30, 2007 and December 31, 2006 is nil and nil, respectively, under the provisions of FASB Statement No. 5.

The Company has outstanding registration payment arrangements related to financing transactions that closed in May 2007, June 2006, and December 2005. For each of these transactions, the Subscription Agreement provided for certain registration rights associated with the issuance of the shares of common stock and shares of common stock issuable upon exercise of the warrants. Failure to meet the requirements of the Subscription Agreement, such as initial registration and effectiveness, maintaining effectiveness during the term of the warrants, and maintaining the trading status of the common shares, would result in liquidating damages. Liquidated damages are payable in cash equal to 2% of the purchase price for the first 30 day period or portion thereof and 1% of the purchase price for each

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

subsequent 30 day period or portion thereof. The liquidated damages associated with the registration payment rights are capped at 10% for the May 2007 and June 2006 financing transactions and payable only in cash. As of September 30, 2007, approximately 42% of the December 2005 financing transaction warrant holders executed an Amendment to the Subscription Agreement that capped such liquidated damages to 10% of the gross proceeds of the financing. All of the warrants have been accounted for as equity rather than as a liability.

9.	Equity Transactions:

On May 25, 2007, the Company completed a private placement financing which raised $4.95 million (approximately $4.7 million net) through the sale of approximately 8.8 million units. The private placement consisted of the sale of approximately 8.8 million shares of the Company’s common stock, 2.5 million Series A Warrants with an exercise price of $0.640 and a term of one year from registration effectiveness, and 7.6 million Series B Warrants with an exercise price of $0.704 and a term of four years from closing. The Series A warrants have a redemption feature beginning six months from the closing date whereby the Series A Warrants can be redeemed by the Company for $0.01 per warrant upon ten trading day notice, if the price of the Company’s common stock exceeds $0.80 for a period of 10 consecutive trading days. The transaction was priced at $0.561 per share, representing a 10% discount to the 10 day volume weighted average of the closing price of the Company’s common stock prior to pricing. In connection with the financing, the Company paid a cash placement agent fee of approximately $0.2 million and 1.3 million warrants plus paid other legal and accounting fees associated with the financing and registration of the underlying shares. The broker warrants are at the same terms as the investors’ warrants. The Company filed a registration statement on June 29, 2007 with the SEC within 45 days of the closing date and the registration statement was declared effective by the SEC on October 17, 2007. The estimated fair value of the new warrants issued was approximately $2.4 million and this amount is included in capital in excess of par value in the consolidated statement of changes in stockholders’ equity.

The Board of Directors adopted a new Stockholder Rights Plan (the “rights plan”) that became effective on March 23, 2007. Canyon Resources’ former rights plan, adopted in 1997, expired on March 20, 2007. The rights plan is designed to protect all stockholders of the Company against potential acquirers who may pursue coercive or unfair tactics aimed at gaining control of the Company without paying all stockholders of the Company a full and fair price.

In implementing the rights plan, the Board of Directors has declared a dividend of one common stock purchase right for each outstanding share of the Company’s common stock held of record as of the close of business on April 16, 2007. Each right initially would entitle the holder thereof to purchase one share of common stock. The rights will expire on March 23, 2017. The distribution of rights under the plan will not interfere with the Company’s business plans or be dilutive or affect our reported per share results.

Under the plan, the preferred purchase rights generally become exercisable upon the acquisition of 20% or more of the Company’s outstanding common stock, unless the Board of Directors redeems the rights. If exercised, all holders of rights, other than the acquiring person or group, would be entitled to acquire shares of the Company’s common stock at a 50% discount to the then-current market price. In addition, if the rights become exercisable and the Company is acquired in a merger, each right would entitle the holder to purchase shares of the acquiring company at a 50% discount to the then-current market price.

10.	Commitments and Contingencies:

(a) Kendall Mine Reclamation

The Kendall Mine operates under permits granted by the Montana DEQ. In February 2002, the DEQ issued a decision that a comprehensive Environmental Impact Statement (“EIS”) was needed for completion of remaining reclamation at Kendall. The Montana DEQ has yet to complete its work on this EIS. The Company’s estimate to achieve mine closure could be impacted by the outcome of an agency decision following an EIS. The Company has deposited $2.2 million in an interest bearing account with the DEQ for reclamation at the Kendall Mine which is currently ongoing.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(b) Briggs Mine Surety Bonds

The Briggs Mine operates under permits granted by various agencies including BLM, Inyo County, California, the California Department of Conservation, and the Lahontan Regional Water Quality Control Board (“Lahontan”). The Company has posted cash and reclamation bonds with these agencies in the amount of $4.3 million of which $4.2 million are reclamation bonds supported by a surety. All surety bonds are subject to annual review and adjustment and in March 2007, the Company posted a $0.2 million cash reclamation bond with Inyo County as an inflation adjustment.

In 1999, in response to a demand for an increase in collateral by the surety company who issued the above described bonds, the Company granted a security interest in 28,000 acres of mineral interests in Montana. The Company further agreed to make cash deposits with the surety company totaling $1.5 million over a three year period at the rate of $0.5 million per year, commencing June 30, 2001. The Company made a $0.3 million deposit in March 2007, after the Company received notice from the surety that Canyon was in default of its obligations under the collateral agreement. In June 2007, the surety company filed a civil action in the U.S. District Court for the District of Colorado against the Company for monies due of $1.25 million and unspecified costs, damages and legal expenses. The Company answered the complaint in July 2007.

In September 2007, the Company settled the complaint through negotiations with the surety company. The settlement required the Company to make a $250,000 collateral deposit in early October 2007 and additional collateral deposits totaling $751,000 no later than December 31, 2010. The Company has the option to make accelerated deposits to the collateral account upon certain events and any accelerated deposits will be applied against the next scheduled payment and total deposits will not exceed the additional $751,000 left to be funded as of November 1, 2007. The surety’s request for monies as collateral represents a reimbursable deposit that is included in restricted cash to support required future reclamation of the Briggs Mine site and therefore no liability has been accrued.

(c) McDonald Gold Project

A lawsuit was filed against the State of Montana to recover value lost due to changes in the Montana mining law and the cancellation of mineral leases related to the Company’s wholly-owned Seven-Up Pete Joint Venture’s interest in the McDonald Gold Project. Phelps Dodge, a wholly-owned subsidiary of Freeport-McMoRan Copper & Gold Inc., retains a one-third interest in any proceeds which may be received from the currently active takings lawsuit.

In April 2006, the Company’s complaint under the takings lawsuit was dismissed in U.S. District Court for the District of Montana and the Company filed a notice of appeal to the U.S. Court of Appeals for the Ninth Circuit. Briefs have been submitted to the U.S. Court of Appeals for the Ninth Circuit. In addition, the Company has filed a breach of contract complaint against the State of Montana related to the termination of the McDonald Gold Project’s state mineral leases.

The takings lawsuit was heard in the U.S. Court of Appeals for the Ninth Circuit on November 7, 2007 and the results of that hearing may take up to a year to be announced.

(d) Kendall Mine Lawsuits

In October 2001, a plaintiff group including members of the Shammel, Ruckman and Harrell families filed suit in the State of Montana District Court against the Company and its wholly-owned subsidiary, CR Kendall Corporation. The complaint alleges violation of water rights, property damage, trespass and negligence in connection with the operation of the Kendall Mine and seeks unspecified damages and punitive damages.

In August 2002, a Preliminary Injunction was issued in Montana District Court on behalf of the Kendall Mine plaintiff group in connection with the Company’s auction of certain mineral rights and fee lands unrelated to the CR Kendall Corporation or its operation. In October 2002, the Court issued a Supplemental Order which sequesters any proceeds realized from the auction until such time as the lawsuit is concluded.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In February 2007, the Company entered into a settlement and release agreement with eight of the twelve plaintiffs in this suit. The Company’s share of the settlement was $0.1 million and maintains a balance of $0.2 million recorded as a legal settlement accrual on the consolidated balance sheet as of September 30, 2007. As of September 30, 2007, $0.2 million is held by the Court as required by the above Supplemental Order. The Company’s share of the settlement was paid out of the funds held by the Court. The case with the remaining plaintiffs is scheduled for trial on September 22, 2008.

(e) Asset Exchange Agreement

The Adelaide and Tuscarora properties were optioned as part of the Asset Exchange Agreement with Newmont. Under this agreement, we are required to spend a total of $3.0 million on both projects over five years to earn our interest in the properties, including a $250,000 firm commitment in 2007. The Company has the ability to sublease either property to third parties to meet its obligations under the agreement. As of September 30, 2007 approximately $0.2 million has been spent during 2007.

11.	Fair Value of Financial Instruments:

The estimated fair values of the Company’s financial instruments approximate carrying values at September 30, 2007, and December 31, 2006. The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and Cash Equivalents, Receivables, Short-term Investments and Restricted Cash:  Carrying amounts approximate fair value based on the short-term maturity of those instruments.

Long-term Debt:  Carrying values approximate fair values based on discounted cash flows using the Company’s current rate of borrowing for a similar liability.

12.	Income Taxes:

The Company has not recorded a tax benefit for the current period as the realization is not likely during the year. The benefit is not expected to be realizable as a deferred tax asset as the Company anticipates recording a full valuation allowance for all deferred tax assets, except to the extent of offsetting reversals of expected deferred tax liabilities. There was no impact from the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes.

13.	Share-Based Compensation:

The Company recorded $0.3 million of compensation expense during the nine months ended September 30, 2007, none of which was capitalized. All of the share-based compensation expense was recorded as selling, general and administrative costs in the consolidated statements of operations.

On June 6, 2006, the Company’s shareholders approved the Canyon Resources Corporation 2006 Omnibus Equity Incentive Plan (the “2006 Plan”) to provide more flexibility in the compensation of key personnel. All outstanding stock options under the old plans, the Amended and Restated Incentive Stock Option Plan and the Amended and Restated Non-Qualified Stock Option Plan, will remain active until all the options under those plans either expire or are exercised; however, no new options may be granted under such plans. As of September 30, 2007, there were 1.3 million and 1.8 million underlying shares outstanding under the old plans and the 2006 Plan, respectively, and 3.2 million underlying shares available for future issuance under the 2006 Plan.

The 2006 Plan is administered by the Compensation Committee of the Board of Directors consisting entirely of independent directors. The common stock issued or to be issued under the 2006 Plan consists of 5.0 million authorized shares and treasury shares. If any shares covered by an award are not purchased or are forfeited, the shares will again be available for future awards under the 2006 Plan. Directors and employees of, or consultants to, the Company or any of its affiliates are eligible to participate in the 2006 Plan. The Board of Directors may terminate or amend the 2006 Plan at any time and for any reason. The 2006 Plan shall terminate in any event ten years after its effective date of March 2, 2006. The exercise price of each stock option is based on and may not be

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

less than 100% of the fair market value of its common stock on the date of grant. The fair market value is generally determined as the closing price of its common stock on the date of the grant. The term of each stock option is fixed by the Compensation Committee and may not exceed 10 years from the date of grant. The Compensation Committee determines the vesting requirements of the grant which may be accelerated by the Compensation Committee.

The fair value of each option award is estimated on the date of grant using a Black-Scholes-Merton option valuation model that uses the assumptions noted in the following table. Expected market volatility is based on a number of factors including historical volatility of the Company’s common stock, the Company’s market capitalization, current options trading in the marketplace and other fair value related factors. The Company uses a simplified method of estimating the expected term where the expected term equals the average of the vesting period and contractual term. The forfeiture rate is estimated based on the number of options or shares that are expected to actually vest. Historical forfeiture rates are considered each quarter and future rates are adjusted so that by the end of the grant vesting period total expense recognized equals total vested expense. Estimated forfeiture rates for grants vesting within one year to three years, currently range from 10% to 20%, respectively. The risk-free rate is based on the yields of U.S. Treasury bonds. The Company has never paid a dividend and does not expect to in the future and estimates the expected dividend yield to be nil.

The fair value of options issued during the nine months ended September 30, 2007 and 2006 were determined based on the following assumptions:

	2007	2006

Expected volatility	60%	50%
Expected option term	0.8-2.5 years	2.5-3.0 years
Weighted-average risk-free interest rate	4.1%-5.0%	4.3%-5.0%

Stock Options

Stock option activity during the nine months ended September 30, 2007 and 2006 were as follows:

	2007		2006
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Number	Price	Number	Price

Outstanding — beginning of the year	2,580,526	$1.30	1,757,526	$1.77
Grants	500,000	$0.70	839,526	$1.07
Exercises	—	—	—	—
Forfeitures	(300,000)	$0.84	(480,000)	$2.00
Expirations	(149,526)	$1.77	(139,526)	$1.73

Outstanding — end of the period	2,631,000	$1.22	1,977,526	$1.42

Exercisable — end of the period	2,246,000	$1.26	1,877,526	$1.45

For the nine months ended September 30, 2007, there was $0.2 million of compensation expense recognized related to options. The weighted-average remaining contractual lives of the outstanding and exercisable options as of September 30, 2007 were 3.1 and 2.8 years, respectively. The aggregate intrinsic values of the outstanding and exercisable options as of September 30, 2007 were nil and nil, respectively, based on a $0.39 market price per share. The weighted-average grant-date fair value of stock options granted during the nine months ended September 30, 2007 and 2006 were $0.18 and $0.28 per option or total fair value of $0.1 million and $0.2 million, respectively. As of September 30, 2007, there was $0.1 million of total unrecognized compensation cost and the cost is expected to be recognized over a weighted-average period of 1.2 years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock Grants

Stock grant activity during the nine months ended September 30, 2007 was as follows:

		Weighted-
		Average	Total
	Amount	Price	Fair Value

Nonvested — beginning of the year	202,500	$0.93	$188,950
Grants	117,970	0.64	75,001
Vested	(90,006)	0.68	(60,909)
Forfeitures	(65,464)	0.90	(58,842)

Nonvested — end of period	165,000	$0.87	$144,200

For the nine months ended September 30, 2007, there was $0.1 million of compensation expense recognized related to shares grants. There was $0.1 million of total unrecognized compensation cost and the cost is expected to be recognized over a weighted-average period of 1.2 years.

14.	Earnings per Share:

The Company computes EPS by applying the provisions of SFAS No. 128, Earnings per Share. Because the Company reported net losses for all periods presented, inclusion of common stock equivalents would have an antidilutive effect on per share amounts. Accordingly, the Company’s basic and diluted EPS computations are the same for all periods presented. Common stock equivalents, which include stock options, warrants to purchase common stock, stock grants and convertible debentures, in the three months ended September 30, 2007 and 2006 that were not included in the computation of diluted EPS because the effect would be antidilutive were 21.0 million and 13.1 million, respectively. Common stock equivalents which include stock options, warrants to purchase common stock, and convertible debentures in the nine months ended September 30, 2007 and 2006 that were not included in the computation of diluted EPS because the effect would be antidilutive were 16.7 million and 11.5 million, respectively.

15.	Recently Issued Financial Accounting Standards:

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of FASB Statement No. 157, Fair Value Measurements. This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. The Company will adopt SFAS No. 159 on January 1, 2008 and the Company does not expect a significant impact on the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In September 2006, FASB issued SFAS No. 157, Fair Value Measurements. This standard provides guidance for using fair value to measure assets and liabilities. SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances. The standard clarifies that for items that are not actively traded, fair value should reflect the price in a transaction with a markets participant, including an adjustment for risk. Under SFAS No. 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market which the reporting entity transacts. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including financial statements for an interim period within that fiscal year. The Company will adopt SFAS No. 157 on January 1, 2008 and the Company does not expect a significant impact on the consolidated financial statements.

16.	Subsequent Event:

In September 2007, the Company settled the complaint with the surety company. See footnote No. 10. Commitments and Contingencies, item (b) Briggs Mine Surety Bond, for more background information. As part of the settlement agreement the Company made a $250,000 collateral deposit in early October 2007. The settlement requires additional collateral deposits totaling $751,000 no later than December 31, 2010.

ANNEX A

AGREEMENT AND PLAN OF MERGER
by and among
CANYON RESOURCES CORPORATION,
ATNA RESOURCES LTD.
and
ARIZONA ACQUISITION LTD.
Dated November 16, 2007

ARTICLE I THE MERGER		A-1
1.1	The Merger	A-1
1.2	Closing; Closing Date	A-1
1.3	Effective Time	A-1
1.4	Effect of the Merger	A-1
1.5	Certificate of Incorporation; Bylaws	A-2
1.6	Directors and Officers	A-2
1.7	Taking of Necessary Action; Further Action	A-2

ARTICLE II MERGER CONSIDERATION; CONVERSION OF SECURITIES		A-2
2.1	Effect on Capital Stock	A-2

ARTICLE III EXCHANGE PROCEDURES		A-4
3.1	Exchange Agent	A-4
3.2	Exchange	A-4

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF CHICAGO		A-5
4.1	Organization and Qualification	A-5
4.2	Authority; Binding Obligation	A-5
4.3	Corporate Records	A-6
4.4	No Conflict; Required Filings and Consents	A-6
4.5	Capitalization; Owners of Shares	A-6
4.6	Company Reports and Financial Statements	A-7
4.7	Books and Records	A-8
4.8	Absence of Certain Developments	A-8
4.9	Litigation	A-9
4.10	Compliance with Laws; Permits	A-9
4.11	Real Property	A-9
4.12	Personal Property	A-11
4.13	Material Contracts	A-12
4.14	Labor and Employment	A-13
4.15	Pension and Benefit Plans	A-13
4.16	Taxes and Tax Matters	A-15
4.17	Environmental Matters	A-16
4.18	Intellectual Property	A-17
4.19	Insurance	A-17
4.20	Subsidiaries	A-17
4.21	Company Information	A-17
4.22	Royalty Property Operators	A-17
4.23	State Takeover Statutes	A-18
4.24	Financial Advisors	A-18
4.25	Opinion of Financial Advisor	A-18
4.26	Rights Plan	A-18
4.27	Related Party Transactions	A-18

A-i

ARTICLE V REPRESENTATIONS AND WARRANTIES OF ATNA AND MERGERSUB		A-18
5.1	Organization and Qualification	A-19
5.2	Authority; Binding Obligation	A-19
5.3	No Conflict; Required Filings and Consents	A-19
5.4	Litigation	A-20
5.5	Compliance with Laws	A-20
5.6	Atna Information	A-20
5.7	Financial Advisors	A-20
5.8	Validity of Issuance of Atna Common Shares	A-20
5.9	Atna Reports and Financial Statements	A-20
5.10	Capitalization	A-20
5.11	Company Stock	A-20

ARTICLE VI COVENANTS AND AGREEMENTS		A-21
6.1	Access to Information	A-21
6.2	Conduct of the Business Pending the Closing	A-21
6.3	Appropriate Action; Consents; Filings	A-22
6.4	Shareholder Approval	A-23
6.5	Proxy Statement	A-24
6.6	Further Assurances	A-24
6.7	Publicity	A-24
6.8	Notice of Developments	A-24
6.9	No Solicitation of Transactions	A-25
6.10	Registration Statement	A-26
6.11	Listing	A-27
6.12	2007 Rights Agreement	A-27
6.13	Employment Agreements; Officers of Atna	A-27
6.14	Section 16b-3	A-27
6.15	Affiliate Agreements	A-27

ARTICLE VII CONDITIONS TO CLOSING		A-28
7.1	Conditions to Obligations of Each Party Under this Agreement	A-28
7.2	Conditions to Obligations of Atna	A-28
7.3	Conditions to Obligations of Canyon	A-29

ARTICLE VIII NON-SURVIVAL; INDEMNIFICATION		A-29
8.1	Non-Survival of Representations and Warranties	A-29
8.2	Indemnification and Insurance	A-29

ARTICLE IX TERMINATION		A-30
9.1	Termination	A-30
9.2	Procedure Upon Termination	A-31
9.3	Effect of Termination	A-31
9.4	Frustration of Conditions	A-32
9.5	Atna Fees and Expenses	A-32
9.6	Company Fees and Expenses	A-32

A-ii

ARTICLE X DEFINITIONS		A-33
10.1	Certain Definitions	A-33
10.2	Other Definitional and Interpretive Matters	A-39
10.3	Interpretation	A-39

ARTICLE XI MISCELLANEOUS		A-40
11.1	Confidentiality	A-40
11.2	Notices	A-40
11.3	Severability	A-40
11.4	Entire Agreement; No Third-Person Beneficiaries	A-41
11.5	Waiver; Amendment	A-41
11.6	Assignment	A-41
11.7	Expenses	A-41
11.8	Specific Performance	A-41
11.9	Governing Law; Disputes	A-42
11.10	Counterparts	A-42

A-iii

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated November 16, 2007, is entered into by and among Atna Resources Ltd., a corporation incorporated under the laws of the Province of British Columbia (“Atna”), Arizona Acquisition Ltd., a Delaware corporation and a wholly owned subsidiary of Atna (“MergerSub”) and Canyon Resources Corporation, a Delaware corporation (“Canyon” or the “Company”). Certain capitalized terms used in this Agreement are defined in Article X.

WHEREAS, Atna, MergerSub and Canyon intend to effect a merger of MergerSub with and into Canyon (the “Merger”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (“Delaware Law”). Upon consummation of the Merger, MergerSub will cease to exist, and Canyon will remain a wholly owned subsidiary of Atna;

WHEREAS, the Boards of Directors of Canyon, Atna and MergerSub have determined that the Merger is advisable and fair to their respective companies and shareholders and approved and adopted this Agreement and the transactions contemplated hereby;

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

WHEREAS, the current executive officers and directors of Canyon, who are also shareholders of Canyon, have entered into Support Agreements setting forth their obligations as shareholders to approve this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the Parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger

On the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time, MergerSub shall be merged with and into Canyon, with Canyon being the surviving corporation (the “Surviving Corporation”) in the Merger. Upon consummation of the Merger, the separate corporate existence of MergerSub shall cease, and the Surviving Corporation shall continue to exist as a Delaware corporation.

1.2 Closing; Closing Date

Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Lawson Lundell LLP, located at 1600 Cathedral Place, 925 West Georgia Street, Vancouver, B.C. V6C 3L2 (or at such other place as the Parties may designate in writing) at 10:00 a.m. (Pacific Standard Time) on a date to be specified by the Parties (the “Closing Date”), which date shall be no later than the third Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by the Parties hereto.

1.3 Effective Time

The Merger shall become effective (i) at such date and time as the certificate of merger satisfying the applicable requirements of, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law (the “Certificate of Merger”) is filed with the Secretary of State of the State of Delaware or (ii) at such subsequent date and time as Atna and Canyon shall mutually agree and as shall be specified in the Certificate of Merger (the date and time of such filing at which the Merger becomes effective being the “Effective Time”).

1.4 Effect of the Merger

At the Effective Time, the effect of the Merger shall be as set forth under Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Canyon and MergerSub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Canyon and MergerSub shall become the debts, liabilities and duties of the Surviving Corporation.

1.5 Certificate of Incorporation; Bylaws

(a) At the Effective Time, the Amended and Restated Certificate of Incorporation of Canyon as the Surviving Corporation shall be amended in the Merger to read the same as the Certificate of Incorporation of MergerSub in effect immediately prior to the Effective Time, except that Section 1 of the amended and restated certificate of incorporation of the Surviving Corporation shall read as follows: “The name of this corporation is Canyon Resources Corporation.”

(b) At the Effective Time, the bylaws of Canyon as the Surviving Corporation shall be amended and restated to read the same as the bylaws of MergerSub in effect immediately prior to the Effective Time, except that all references to MergerSub in the amended and restated bylaws of the Surviving Corporation shall be changed to refer to Canyon Resources Corporation.

1.6 Directors and Officers

At the Effective Time, the officers and directors of the Surviving Corporation shall be as set forth on Exhibit A, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

1.7 Taking of Necessary Action; Further Action

If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Canyon and MergerSub, the officers and directors of Canyon, Atna and MergerSub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE II

MERGER CONSIDERATION; CONVERSION OF SECURITIES

2.1 Effect on Capital Stock

(a) Each share of the Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of Common Stock to be canceled pursuant to Section 2.1(e) or as provided for in Section 2.1(f), will be canceled and extinguished and automatically converted into the right to receive a fraction of a validly issued, fully paid and non-assessable Atna Common Share equal to the Exchange Ratio and cash in lieu of fractional shares pursuant to Section 2.1(h), upon the surrender of the certificate representing such share of Common Stock in the manner provided in Section 3.2 hereof. The “Exchange Ratio” equals 0.32. The Exchange Ratio shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Atna Common Shares or Common Stock except has provided herein), reorganization, recapitalization, reclassification or other like change with respect to Atna Common Shares or Common Stock having a record date on or after the date hereof and prior to the Effective Time.

(b) At the Effective Time, each option granted by the Company under the Company’s Amended and Restated Incentive Stock Option Plan, Amended and Restated Non-Qualified Stock Option Plan, and 2006 Omnibus Equity Incentive Plan (collectively, the “Company Equity Incentive Plans”) or any other stock option plan or similar employee benefit plan or arrangement maintained or sponsored by the Company providing for equity compensation to any Person or otherwise pursuant to certain inducement grants to purchase Common Stock (each a “Company Option” and collectively, the “Company Options”) that is outstanding and unexercised, as accelerated in accordance with Section 4.5(b), immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of Canyon, Atna, MergerSub or any of the holders thereof, shall be cancelled and terminated. Prior to the Effective Time, the Company and its Board shall take any and all actions necessary to effectuate this Section 2.1(b), including the approval of any amendments to the Company Equity Incentive Plans and, including, but not limited to, satisfaction of the requirements of Rule 16b-3(e) under the Exchange Act.

(c) At the Effective Time, each convertible security, warrant, option or other right to purchase or to subscribe for any shares of capital stock or other securities of Canyon or its Subsidiaries (each a “Company Convertible Security” and collectively, “Company Convertible Securities”) (other than Company Options that are addressed in Section 2.1(b), by virtue of the Merger and without any action on the part of Canyon, Atna, MergerSub or any of the holders thereof, will be converted into and become rights with respect to Atna Common Shares, and Atna will assume each such Company Convertible Securities in accordance with its terms (as in effect as of the date of this Agreement) (each an “Assumed Convertible Security” and collectively, the “Assumed Convertible Securities”). From and after the Effective Time, (i) each Assumed Convertible Security may be exercised or converted solely for Atna Common Shares, (ii) the number of Atna Common Shares subject to each such Assumed Convertible Security will be equal to the number of shares of Common Stock subject to such Company Convertible Security immediately prior to the Closing Date multiplied by the Exchange Ratio, rounding down to the nearest whole share, (iii) the per share exercise or conversion price under each such Assumed Convertible Security will be adjusted by dividing the per share exercise price under such Company Convertible Security by the Exchange Ratio, rounding up to the nearest cent and (iv) any restriction on the exercise of any such Company Convertible will continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Convertible Security will otherwise remain unchanged. Prior to the Effective Time, Canyon and its Board shall take any and all actions necessary to effect this Section 2.1(c).

(d) At the Effective Time, by virtue of the Merger and without any action on the part of Canyon, Atna, MergerSub or the holders thereof, (i) all Common Stock and Company Options shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate (a “Certificate”) previously representing any such Common Stock or previously representing any such Company Options or any such Company Convertible Securities that are properly exercised or converted prior to the Effective Time shall thereafter represent only the right to receive Total Merger Consideration and (ii) all Company Convertible Securities not exercised or converted prior to the Effective Time shall no longer be outstanding, and each certificate previously representing any such Company Convertible Securities shall thereafter represent Assumed Convertible Securities.

(e) At the Effective Time, by virtue of the Merger and without any action on the part of Canyon, Atna, MergerSub or any holder thereof, and notwithstanding any other provision hereof that may be to the contrary, all Common Stock that is owned directly by Canyon (or held in Canyon’s treasury) shall be cancelled and shall cease to exist and no Atna Common Shares or other consideration shall be delivered in exchange therefor.

(f) Notwithstanding any other provision hereof that may be to the contrary, any Common Stock held by a Shareholder who has not voted such shares in favor of the Merger and who has demanded or may properly demand dissenters’ rights in the manner provided by Delaware Law (“Dissenting Shares”) shall not be converted into a right to receive a portion of the Total Merger Consideration unless and until the Effective Time has occurred and the holder of such Dissenting Shares becomes ineligible for such dissenters’ rights. The holders of Dissenting Shares shall be entitled only to such rights as are granted by Delaware Law. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Delaware Law shall receive payment therefor from Atna in accordance with Delaware Law; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish entitlement to dissenters’ rights as provided in under Delaware Law, (ii) if any such holder of Dissenting Shares shall have effectively withdrawn demand for appraisal of such shares or lost the right to appraisal and payment for shares under Delaware Law or (iii) if neither any holder of Dissenting Shares nor Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided under Delaware Law, such holder of Dissenting Shares shall forfeit the right to appraisal of such shares and each such Dissenting Share shall be treated as if it had been, as of the Effective Time, converted into a right to receive the applicable portion of the Total Merger Consideration, without interest thereon, as provided in this Section 2.1 of this Agreement. Canyon shall give Atna prompt notice of any demands received by Canyon for appraisal of any shares of Common Stock, and Atna shall have the right to participate in all negotiations and proceedings with respect to such demands. Canyon shall not, except with the prior written consent of Atna, make any payment with respect to, or settle or offer to settle, any such demands, with respect to any holder of Dissenting Shares before the Effective Time.

(g) At the Effective Time, by virtue of the Merger and without any action on the part of Canyon, Atna, MergerSub or any holder thereof, each share of common stock, par value $0.001 per share, of MergerSub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(h) All Atna Common Shares paid in respect of the surrender for exchange of shares of Common Stock in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such shares of Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article.

(i) Notwithstanding any other provision of this Agreement, no fractional Atna Common Share shall be issued upon the conversion and exchange of Certificates, and no holder of Certificates shall be entitled to receive a fractional Atna Common Share. In the event that any holder of Common Stock would otherwise be entitled to receive a fractional Atna Common Share (after aggregating all shares and fractional Atna Common Shares issuable to such holder), then such holder will receive an amount of cash in U.S. dollars (rounded to the nearest whole cent) equal to the fair market value of the Atna Common Share (as determined by Atna) multiplied by the fraction of an Atna Common Share to which such person would otherwise be entitled.

ARTICLE III

EXCHANGE PROCEDURES

3.1 Exchange Agent

Atna shall select a Person reasonably acceptable to Canyon (the “Exchange Agent”), on a timely basis, if and when needed for the benefit of the holders of Certificates. There shall be a written agreement between Atna and the Exchange Agent in which the Exchange Agent expressly undertakes, on reasonably customary terms, the obligation to deliver the Total Merger Consideration as provided herein. Canyon shall have a reasonable opportunity, but in any event at least five Business Days, to review and comment on the agreement with the Exchange Agent prior to it being finalized.

3.2 Exchange

(a) As soon as practicable, but no more than three Business Days, after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for payment of the Total Merger Consideration pursuant to this Agreement. Additionally, the Exchange Agent shall provide a form of the letter of transmittal to Canyon prior to the Closing Date. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder (or any agent thereof) of such Certificate shall be entitled to receive promptly in exchange therefor a certificate issued to such holder (or any agent thereof) representing the number of Atna Common Shares and the amount of cash in U.S. dollars, if any, to which such holder shall have become entitled pursuant to the provisions of Article II hereof, and the Certificate so surrendered shall forthwith be cancelled.

(b) Canyon shall make all necessary information available to the Exchange Agent in sufficient time in advance of the exchange contemplated in Section 3.2(a) upon request from the Exchange Agent.

(c) As of the Effective Time, there shall be no transfers on the stock transfer books of Canyon of the Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Total Merger Consideration or as provided in this Article III.

(d) Atna, any Affiliate of Atna, any Affiliated Person or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Common Stock such amounts as Atna (or any Affiliate of Atna or Affiliated Person) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under Delaware Law, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Atna (or any Affiliate of Atna or Affiliated Person) or the Exchange Agent and paid over to the appropriate taxing authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Common Stock in respect of whom such deduction and withholding were made by such Person.

(e) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate (whether the record holder or any agent thereof) to be lost, stolen or destroyed, and, if required by the Exchange Agent, the posting by such Person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue to the holder (or any agent thereof) in exchange for such lost, stolen or destroyed Certificate a certificate representing the number of Atna Common Shares to which such holder shall have become entitled in respect thereof pursuant to this Agreement. If payment of the Total Merger Consideration is to be made to any Person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition of the payment or issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar taxes required by reason of the payment of the Total Merger Consideration to any Person other than the registered holder of the Certificate surrendered, or required for any other reason relating to such holder or requesting Person, or shall establish to the reasonable satisfaction of Atna and the Exchange Agent that such tax has been paid or is not payable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CHICAGO

Except as specifically set forth in the Schedules (with specific references to the Section or subsection of this Agreement to which the information stated in such disclosure relates provided that a disclosure in any section of the Schedules shall be deemed to be a disclosure for all other sections of the Schedules in respect of which it is reasonably apparent that such disclosure is applicable), Canyon hereby represents, warrants to and agrees with Atna as follows, in each case as of the date of this Agreement and as of the Closing Date:

4.1 Organization and Qualification

Canyon is a corporation duly organized, validly existing and in good standing under Delaware Law, and has all requisite corporate power and authority to own, operate and lease its assets, to carry on the Business. Canyon is duly qualified or authorized to conduct business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or authorization necessary other than where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

4.2 Authority; Binding Obligation

Canyon has all requisite power, authority and legal capacity to execute and deliver this Agreement and each of the other agreements, documents, certificates or other instruments contemplated hereby and thereby (the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Canyon of this Agreement, the execution, delivery and performance by Canyon of the Company Documents, and the consummation by Canyon of the transactions contemplated hereby and thereby, have been duly authorized and approved by all necessary corporate action, and no other corporate proceeding on the part of Canyon is necessary to authorize this Agreement and the Company Documents, or to consummate the transactions contemplated hereby and thereby, other than the approval and adoption of this Agreement by the Requisite Shareholder Approval. This Agreement has been, and the Company Documents will be at or prior to the Closing, duly executed and delivered by Canyon. This Agreement constitutes, and the Company Documents when so executed and delivered (assuming due authorization, execution and delivery by Atna and MergerSub of this Agreement) will constitute, a legal, valid and binding obligation of Canyon, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws, affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing

(regardless of whether enforcement is sought in a proceeding at law or in equity); provided, however, that the Merger will not become effective until the Certificate of Merger is filed with the office of the Secretary of State of the State of Delaware.

At a meeting duly called and held, the Board has determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Shareholders, approved and adopted this Agreement and the transactions contemplated hereby and resolved to recommend approval and adoption of this Agreement by the Shareholders (the “Company Board Recommendation”).

4.3 Corporate Records

(a) Canyon has furnished to Atna a true and complete copy of the Amended and Restated Certificate of Incorporation of Canyon and a true and complete copy of Canyon’s bylaws dated effective May 29, 2007, each as in effect on the date of this Agreement.

(b) The stock records, minute book and other corporate records of Canyon and its Subsidiaries are complete and correct in all material respects and Canyon has made available to Atna the stock records of Canyon and its Subsidiaries and minutes for all meetings of the Board and/or shareholders of Canyon and its Subsidiaries held as of the date hereof (or written consents in lieu of such meetings).

4.4 No Conflict; Required Filings and Consents

(a) None of the execution, delivery and performance by Canyon of this Agreement or the Company Documents, the fulfillment of and compliance with the respective terms and provisions hereof or thereof, or the consummation by Canyon of the transactions contemplated hereby and thereby, will conflict with, or violate any provision of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the Amended and Restated Certificate of Incorporation or bylaws of Canyon, (ii) any Material Contract or material Permit to which Canyon is a party or bound, (iii) any Order of any Governmental Body applicable to Canyon or by which Canyon is bound or (iv) any applicable Law, except for any such contraventions, violations, breaches, defaults or terminations that would not have an adverse effect that would result in a material impact on Canyon or its Business.

(b) No consent, waiver, approval, Order, Permit or authorization of, or filing with, or notification to, any Person or Governmental Body is required on the part of Canyon in connection with the execution and delivery of this Agreement, the compliance by Canyon with any of the provisions hereto, or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing with the SEC of a proxy statement in definitive form relating to a Special Meeting to be held in connection with this Agreement and the transactions contemplated by this Agreement (as amended or supplemented, the “Proxy Statement”), (ii) compliance with the applicable provisions of the HSR Act, if any, and (iii) such consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not have adverse effect that would result in a material impact on Canyon or its Business.

4.5 Capitalization; Owners of Shares

(a) The authorized capital stock of Canyon consists of (i) 150,000,000 shares of Common Stock, of which 53,047,824 shares of Common Stock were issued and outstanding as of November 12, 2007, all of which are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 4.5(b) and Section 4.5(c), no other shares of Common Stock have been reserved for any purpose.

(b) Except for the Company Equity Incentive Plans, neither Canyon nor any of its Subsidiaries has ever adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person. Canyon has reserved a total of 6,301,000 shares of the Common Stock for issuance under the Company Equity Incentive Plans, of which as of the date hereof (i) 2,481,000 shares are issuable upon the exercise of outstanding, unexercised Company Options, (ii) 3,381,065 shares are available for grant but have not yet been granted pursuant to Company Equity Incentive Plans, and (iii) 1,232,057 shares have been issued and are outstanding pursuant to the prior exercise of stock options or other stock rights granted pursuant to Company Equity Incentive Plans. No outstanding Company Option permits payment of the exercise price therefor by any means other than cash, check, attestation of certain shares of the Common Stock or cashless exercise. Schedule 4.5(b) sets forth for each outstanding Company Option, the name of the record holder of such Company

Option (and, to Canyon’s Knowledge, the name of the beneficial holder, if different), an indication of whether such holder is an Employee, the date of grant or issuance of such option, the number of shares of Common Stock subject to such option, the exercise price of such option, and the vesting schedule for such option. All outstanding unexercised Company Options will be accelerated and become exercisable as a result of the transactions contemplated by this Agreement.

(c) Except for Company Options or Company Convertible Securities as set forth on Schedule 4.5(c), there are no outstanding securities convertible into or exchangeable for Common Stock, or any other securities of Canyon or any of its Subsidiaries, and no outstanding options, rights (preemptive or otherwise), or warrants to purchase or to subscribe for any shares of such stock or other securities of Canyon or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to Canyon or any of its Subsidiaries. Except for the Support Agreements, there are no outstanding Contracts affecting or relating to the voting, issuance, purchase, redemption, registration, repurchase or transfer of Common Stock, or any other securities of Canyon or any of its Subsidiaries. Each of the outstanding shares of Common Stock, Company Options, and Company Convertible Securities was issued in compliance with all applicable federal and state Laws concerning the issuance of securities.

4.6 Company Reports and Financial Statements

(a) Canyon has timely filed all Company Reports or other forms, reports, financial statements, information and other documents required to be filed with the SEC on or prior to the date hereof since December 31, 2005. No Subsidiary is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act. Each Company Report filed since December 31, 2005, has complied in all material respects with the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, or the Exchange Act, and the rules and regulations promulgated thereunder, as applicable, each as in effect on the date so filed. None of Company Reports (including any financial statements or schedules included or incorporated by reference therein) filed since December 31, 2005, contained when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted or omits, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

(b) Each of the President and Chief Executive Officer and Vice President and Chief Financial Officer of Canyon has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the applicable Company Reports filed prior to the date hereof (collectively, the “Certifications”) and the statements contained in such Certifications are accurate in all material respects as of the filing thereof.

(c) All of Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Canyon at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with GAAP, and the omission of notes to the extent permitted by Regulation S-X).

(d) Canyon has implemented and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Canyon has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that information relating to Canyon, including its consolidated Subsidiaries, required to be disclosed in the reports Canyon files or submits under the Exchange Act is made known to the President and Chief Executive Officer and the Vice President and Chief Financial Officer of Canyon by others within those entities.

(e) Canyon is, and since the enactment of the Sarbanes-Oxley Act has been, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(f) There are no outstanding loans or other extensions of credit made by Canyon or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Canyon.

(g) There are no Liabilities of Canyon or any of its Subsidiaries of any kind whatsoever that are material to Canyon, other than (i) Liabilities disclosed and provided for in Company Balance Sheet or in the notes thereto; or (ii) Liabilities incurred in the Ordinary Course of Business consistent with past practice since the date of Company Balance Sheet, none of which are material to Canyon in amount or significance; (iii) Liabilities that have been satisfied; or (iv) Liabilities incurred on behalf of Canyon under this Agreement.

4.7 Books and Records

The books, records and accounts of the Company and its Subsidiaries, in all material respects: (i) have been maintained in accordance with reasonable business practices for U.S. companies in the mining industry of a similar size to Canyon, and on a basis consistent with prior years; (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; and (iii) accurately and fairly reflect the basis for the Company Financial Statements. The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions of the Company and its Subsidiaries are executed in accordance with management’s general or specific authorization; and (ii) transactions of the Company and its Subsidiaries are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets.

4.8 Absence of Certain Developments

Except for the transactions contemplated hereby or as set forth in the Company Reports, since December 31, 2006, Canyon has not:

(a) suffered a Material Adverse Effect, and no event has occurred or circumstance exists that would be reasonably likely to result in a Material Adverse Effect;

(b) incurred any Liability or entered into any other transaction except in the Ordinary Course of Business;

(c) suffered any material adverse change in its relationship with any of the suppliers, customers, distributors, lessors, licensors, licensees or other third parties that are material to Canyon;

(d) increased the rate or terms of compensation or benefits payable to or to become payable by it to its key Employees or increased the rate or terms of any bonus, pension or other employee benefit plan covering any of its key Employees, except in each case increases of not more than 10% annually occurring in the Ordinary Course of Business (including normal periodic performance reviews and related compensation and benefits increases);

(e) waived any claim or rights of material value other than in the Ordinary Course of Business;

(f) sold, leased, licensed, pledged, encumbered or otherwise disposed of any of its material assets, other than in the Ordinary Course of Business;

(g) entered into any transaction or Material Contract, or modified or terminated any Material Contract, other than in the Ordinary Course of Business;

(h) made any capital expenditure in excess of $250,000.00;

(i) adopted or amended any Employee Plan, other than in the Ordinary Course of Business;

(j) made any adjustment or change in the price or other change in the terms of any options, warrants or convertible securities of Canyon (including Company Options and Company Convertible Securities);

(k) made any material payments for purposes of settling any disputes;

(l) amended its organizational documents, or split, combined, or reclassified any of its outstanding shares, or repurchased, redeemed or otherwise acquired any of its shares of capital stock, or declared or paid any dividend on its capital stock;

(m) changed the accounting or Tax reporting principles, methods or policies;

(n) entered into, modified or terminated any Royalty Agreement;

(o) created any Subsidiary or acquired any equity interest or other interest in any other Person;

(p) made any material Tax election;

(q) made any loan to any Person other than one or more of its Subsidiaries, or gave any guarantee of any indebtedness for borrowed money on behalf of any Person other than a Subsidiary; or

(r) committed pursuant to a legally binding agreement to do any of the things set forth in clauses (a) through (q) above.

4.9 Litigation

There are no Legal Proceedings pending or, to the Company’s Knowledge, material Legal Proceedings threatened against the Company (including, but not limited to, with respect to Canyon’s issued and outstanding shares of capital stock or options, warrants or other securities to purchase shares of Canyon’s capital stock), or which question the validity or enforceability of this Agreement or any action contemplated herein. Canyon is not operating under or subject to, or in default with respect to any Order of any Governmental Body. To the Company’s Knowledge, no event has occurred or circumstance exists that would reasonably be likely to give rise to or serve as a basis for the commencement of any Legal Proceeding. There are no agreements entered into by Canyon or its Subsidiaries settling or otherwise terminating actions, suits, claims, governmental investigations or arbitration proceedings against Canyon. There are no outstanding orders, writs, injunctions or decrees which have had or are likely to have a Material Adverse Effect on Canyon or its Subsidiaries or which would prevent or materially delay the consummation of the transactions contemplated by this Agreement.

4.10 Compliance with Laws; Permits

(a) Canyon and its Subsidiaries have complied and are in compliance in all material respects with all Laws applicable to Canyon and its Subsidiaries except where such non-compliance would not have a Material Adverse Effect. To the Company’s Knowledge, neither Canyon nor any of its Subsidiaries has been cited, fined or otherwise notified in writing of any asserted past or present failure to comply, in any material respect, with any Laws and, to the Company’s Knowledge, no investigation or proceeding with respect to any such violation is pending or threatened.

(b) Canyon and its Subsidiaries currently have all Permits required for the operation of Canyon and its Subsidiaries as presently conducted in the Ordinary Course of Business, other than those the failure of which to possess would not have a Material Adverse Effect. All Permits are valid and in full force and effect, Canyon and its Subsidiaries are in compliance with their requirements, and neither Canyon nor any Subsidiary is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation), in any material respect of any term, condition or provision of any Permit, and no proceeding is pending or, to the Company’s Knowledge, threatened to revoke or amend any of the Permits, except where such failure or such proceedings would not have a Material Adverse Effect.

4.11 Real Property

(a) Schedule 4.11(a) contains (i) a true and complete list of all real property owned, controlled, leased, subleased, licensed or otherwise occupied by Canyon or any of its Subsidiaries including all patented mining claims (collectively, the “Real Property”), indicating which of Canyon or its Subsidiaries has an interest therein; (ii) a true and complete list of all other rights and interests in real property held by Canyon or any of its Subsidiaries (whether such rights and interests are characterized as real or personal property by the jurisdictions where the real property in which such rights and interests were created is situated), including without limitation all royalty interests, rights to production payments, and other rights of any kind or nature, whether present or future, to receive payments based on the removal and sale of minerals or mineral products from real property (the “Royalty Interests”); (iii) a true and complete legal description of (A) all Real Property and (B) all real property in which Canyon or any of its Subsidiaries own Royalty Interests (the “Royalty Properties”) or other interests described in (ii) above; and (iv) a true and complete list of all unpatented mining claims owned, controlled, leased, subleased, licensed or otherwise occupied by Canyon or any of its Subsidiaries (collectively, the “Unpatented Claims”), indicating which of Canyon or its Subsidiaries has an interest therein; each of the lists referred to in this Section 4.11 is organized on a project by project basis as organized in the Company Reports.

(b) Canyon has made available to Atna complete and accurate copies from its files of (i) all leases and subleases of all leased Real Property, and any amendments, modifications, guaranties or addendums thereto (each a “Lease” and collectively, the “Leases”); (ii) all agreements, contracts, letter agreements, deeds, licenses, assignments and other instruments, correspondence or documents evidencing the Royalty Interests and the ownership thereof by Canyon or any Subsidiary (each a “Royalty Agreement” and collectively, the “Royalty Agreements”); and (iii) all title opinions, title reports, title policies and documents referenced therein, surveys, plans, correspondence, and other documents in Canyon’s possession with respect to the Real Property and the Royalty Properties.

(c) With respect to Real Property owned by Canyon or any of its Subsidiaries, either Canyon or one of its Subsidiaries owns good and marketable title to such Real Property, free and clear of all Encumbrances as of the Closing, other than (i) real estate Taxes and installments of special assessments not yet delinquent, (ii) easements, covenants, conditions and restrictions of record, which do not have a Material Adverse Effect on Canyon’s or any Subsidiary’s use of, or interest in, any portion of the owned Real Property, (iii) other Encumbrances and exceptions set forth in the title documents referenced in Section 4.11(b) above, (iv) to the Company’s Knowledge, except for such Encumbrances and exceptions relating to the Specified Properties as shall not have a material impact on current or future operations at the Specified Properties, and (iv) Permitted Encumbrances.

(d) With respect to the Real Property in which Canyon or any of its Subsidiaries hold an interest under Leases: (i) Canyon or one of its Subsidiaries is in exclusive possession of such Real Property; (ii) Canyon and its Subsidiaries have not received any written notice of default of any of the terms or provisions of the Leases; (iii) to the Company’s Knowledge, all Leases are valid and are in good standing, and Canyon or one of its Subsidiaries holds a valid and existing leasehold interest under each such Lease; (iv) to the Company’s Knowledge, no act or omission or any condition on the leased Real Property which could be considered or construed as a default under any Lease, and to the Company’s Knowledge, no event has occurred which (with notice, lapse of time or both) would constitute a material breach or default under any Lease by any party; (v) to the Company’s Knowledge, all of the leased Real Property relating to the Specified Properties is free and clear of all Encumbrances or defects in title except for such Encumbrances and exceptions as shall not have a material impact on current or future operations at the Specified Properties; (vi) Canyon and its Subsidiaries have the authority under the Leases to perform fully its or their obligations under this Agreement; (vii) no consent, waiver, approval or authorization is required from the lessor or lessee under any Lease as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby except for those specifically identified in Schedule 4.11(d); and (viii) to the Company’s Knowledge, there are no outstanding options, rights of first offer or rights of first refusal to purchase the leased Real Property, or any portion thereof or interest therein.

(e) Except as described on Schedule 4.11(e): (i) no consent, waiver, approval or authorization is required from any Person who is a party to any Royalty Agreement as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby; (ii) the Royalty Agreements are in full force and effect, and Canyon or one of its Subsidiaries holds a valid and existing interest under each such Royalty Agreement; (iii) there are no existing material defaults under any Royalty Agreement by Canyon or any Subsidiary (as applicable) or, to Company’s Knowledge, the other parties to such Royalty Agreements; and (iv) to Company’s Knowledge, no event has occurred which (with notice, lapse of time or both) would constitute a material breach or default under any Royalty Agreement by any party.

(f) Except as set forth on Schedule 4.11(f), to the Company’s Knowledge, there are no outstanding options, rights of first offer or rights of first refusal to purchase the owned Real Property, owned Unpatented Claims or any Royalty Interest, or any portion thereof or interest therein.

(g) Schedule 4.11(g) sets forth the address and record owner of all leased Real Property, leased Unpatented Claims and all Royalty Properties.

(h) Canyon or one of its Subsidiaries is in exclusive possession of the owned Unpatented Claims and to the Company’s Knowledge (i) they were properly laid out and monumented; (ii) all required location and validation work was properly performed; (iii) location notices and certificates were properly recorded and filed with appropriate governmental agencies; (iv) all governmental fees have been paid; (v) all evidence of payment of governmental fees, and other filings required to maintain the owned Unpatented Claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies; and (vi) subject to the paramount title of the United States, the owned Unpatented Claims are free and clear of Encumbrances or defects in title.

(i) With respect to the Unpatented Claims in which Canyon or any of its Subsidiaries hold an interest under Leases Canyon and its Subsidiaries have not received any written notice of default of any of the terms or provisions of the Leases; (iii) to the Company’s Knowledge, all Leases are valid and are in good standing, and Canyon or one of its Subsidiaries holds a valid and existing leasehold interest under each such Lease; (iv) to the Company’s Knowledge, no act or omission or any condition on the leased Unpatented Claims which could be considered or construed as a default under any Lease, and to the Company’s Knowledge, no event has occurred which (with notice, lapse of time or both) would constitute a material breach or default under any Lease by any party; (v) to the Company’s Knowledge, all of the leased Unpatented Claims relating to the Specified Properties are free and clear of all Encumbrances or defects in title except for such Encumbrances and exceptions as shall not have a material impact on current or future operations at the Specified Properties; (vi) Canyon and its Subsidiaries have the authority under the Leases to perform fully its or their obligations under this Agreement; (vii) no consent, waiver, approval or authorization is required from the lessor or lessee under any Lease as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby; and (viii) to the Company’s Knowledge, there are no outstanding options, rights of first offer or rights of first refusal to purchase the leased Unpatented Claims, or any portion thereof or interest therein.

(j) Schedule 4.11(j) lists all material technical reports, engineering reports, consultants’ reports, feasibility or pre-feasibility studies, scoping studies and other similar expert reports relating to the properties in which Canyon has an interest as described in the Company Reports (collectively, the “Canyon Properties Reports”) and to the Company’s Knowledge the information and data contained in the Canyon Properties Reports were prepared in accordance with professional standards and were reasonable as of the date of each such Canyon Properties Report.

(k) To the Company’s Knowledge and other than threatened and pending legislation at the federal and state level, there does not exist any pending or threatened condemnation, eminent domain, expropriation or other proceeding having similar legal effect, Laws, lawsuits or administrative proceedings that affect any owned or leased Real Property, owned or leased Unpatented Claims, the Royalty Interests, or the Royalty Properties, and neither Canyon nor any of its Subsidiaries has received any written notice of the intention of any Governmental Body or other Person to take, condemn, expropriate or use any owned or leased Real Property, owned or leased Unpatented Claims, any Royalty Property or any Royalty Interests. Neither Canyon nor its Subsidiaries knows of any claim or the basis for any claim that might or could reasonably be expected to adversely affect the right of the Canyon or any of its Subsidiaries to use, transfer or otherwise exploit such property rights. All obligations of Canyon or any of its Subsidiaries to pay any royalty or similar payment with respect to the production of Canyon or any of its Subsidiaries on the Specified Properties have been disclosed in Schedule 4.11(k), and true and complete copies of each of the documents, agreements, leases, instruments and obligations relating thereto have been made available to Atna.

4.12 Personal Property

(a) Schedule 4.12(a) sets forth all leases of personal property to which Canyon is a party as of the date hereof involving annual payments in excess of $50,000.00 (the “Leased Personal Property”). Canyon has not received or given any written notice of any default or event that with notice or lapse of time or both would constitute a material default by Canyon under any lease entered into in connection with the Leased Personal Property and, to the Company’s Knowledge, no other party is in material default or default thereunder.

(b) All tangible personal property which is material in the operation of Canyon has been maintained in reasonable operating condition in the Ordinary Course of Business in a manner consistent with past maintenance practices of Canyon. Canyon has good and valid title to, or a valid leasehold interest in, all of the tangible properties and assets which it purports to own or lease and which is material to the operation of its Business. All properties and assets reflected in Canyon Balance Sheet are free and clear of all Encumbrances, other than Permitted Encumbrances.

4.13 Material Contracts

(a) Schedule 4.13(a) lists each Contract to which Canyon or any of its Subsidiaries is a party or by which Canyon, any of its Subsidiaries, or any of their assets, is bound, except for non-customer Contracts pursuant to which the obligations, of either party thereto are, or are contemplated to be, $250,000.00 or less (each, a “Material Contract”), including without limitation the following Material Contracts:

(i) Contracts with any Affiliate, Employee, current or former officer or director of Canyon or any Subsidiary or any of their Affiliates;

(ii) Collective bargaining agreements or other Contracts with any labor union or association representing any Employees;

(iii) Contracts to which any of Canyon or its Subsidiaries and any Governmental Body or contractor or subcontractor to a Governmental Body is a party;

(iv) Bonus, pension, profit sharing, retirement or other forms of deferred compensation plans;

(v) Stock purchase, stock option or any other similar plans;

(vi) Contracts relating to incurrence of Indebtedness, the making of any loans, Hedging Arrangements or otherwise placing an Encumbrance on any portion of the assets of Canyon or its Subsidiaries;

(vii) Contracts providing for indemnification of any officer, director, employee or agent (but, as to agents, excluding customary commercial indemnifications such as those contained in credit agreements with institutional lenders);

(viii) Contracts related to the guaranty of any obligation of any Person by Canyon or its Subsidiaries;

(ix) Contacts or purchase orders for capital expenditures or the acquisition or construction of fixed assets which involve the expenditure of more than $250,000.00;

(x) Except as set forth in Section 4.11, Contracts granting any Person (other then Atna) an option or a first offer, first refusal or similar right to purchase or acquire any asset of Canyon or its Subsidiaries;

(xi) Contracts that create a partnership, joint venture or similar arrangement;

(xii) Contracts that limit the freedom of Canyon or any Subsidiary to compete in any line of business or with any Person in any area;

(xiii) Contracts (other than Contracts made in the Ordinary Course of Business) which involve the expenditure of more than $250,000.00 in the aggregate or require performance by any party more than one year from the date hereof that, in either case, are not terminable by Canyon without penalty on notice of 180 days or less;

(xiv) Contracts (other than the Support Agreements) relating to the voting or any rights or obligations of any Shareholder;

(xv) Except with respect to any Employee Plan, Contracts regarding the acquisition, issuance or transfer of any shares of capital stock or other securities of Canyon or any Subsidiary, including without limitation any restricted stock agreements, options, warrants or escrow agreements;

(xvi) Contracts requiring that Canyon or its Subsidiaries give any notice or provide any information to any Person prior to considering or accepting any acquisition proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any acquisition transaction or similar transaction; or

(xvii) Other Contracts not made in the Ordinary Course of Business that are material to Canyon’s Business.

(b) Each Material Contract is legal, valid, binding on Canyon (or its applicable Subsidiary), enforceable and in full force and effect and to Company’s Knowledge, each Material Contract will continue to be legal, valid, binding on the other parties thereto, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement and following delivery of any consents or approval contemplated hereby.

(c) Neither Canyon nor any of its Subsidiaries have violated or breached, or committed any default under, any Material Contract and, to the Company’s Knowledge, no other Person has violated or breached, or committed any default under, any Material Contract, and Canyon has not received any written notice of any default or event that with notice or lapse of time or both would constitute a material default by Canyon under any Material Contract.

4.14 Labor and Employment

(a) Collective Bargaining.  There are no collective bargaining or other labor union agreements to which Canyon is a party and there are no labor or collective bargaining agreements which pertain to the Employees. There is no union organization activity involving any of the Employees or any applications for certification pending or, to the Company’s Knowledge, threatened, nor has there ever been union representation involving any of the Employees. There are no strikes, slowdowns, lockdowns, arbitrations, work stoppages or material grievances or other labor disputes pending or, to the Company’s Knowledge, threatened or reasonably anticipated between Canyon and (i) any current or former Employees of Canyon or (ii) any union or other collective bargaining unit representing such Employees. Since January 1, 2005, there has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to Canyon. There are no grants or subsidies from any Governmental Body to Canyon or its Subsidiaries related to employment, employee training and/or employment practices that are subject to any repayment obligation on the part of Canyon or its Subsidiaries.

(b) Employment Terms.  Schedule 4.14(b) is a true and complete list containing the names and positions of all Employees, together with (i) each Employee’s current annual salary or wage, (ii) the amount and date of any scheduled salary increase for each Employee, (iii) commissions due and draws outstanding for each Employee and (iv) other advances or receivables owing to Canyon from each Employee.

(c) Subject to the payments set forth in Schedule 4.14(f), Canyon has the right to terminate the employment of each of its Employees at will and to terminate the engagement of any of its independent contractors without payment to such Employee or independent contractor other than for services rendered through termination and without incurring any penalty or Liability.

(d) Canyon is in compliance, in all material respects, with all Laws relating to employment practices.

(e) Since January 1, 2005, Canyon has not experienced any labor problem that was or is material to it. To the Company’s Knowledge, Canyon’s relations with its Employees are currently on a good and normal basis.

(f) Except as set forth on Schedule 4.14(f), no severance or other payment to an Employee will become due or employee benefits or compensation increase or accelerate as a result of the transactions contemplated by this Agreement, solely or together with any other event, including a subsequent termination of employment.

4.15 Pension and Benefit Plans

Canyon hereby represents and warrants to Atna that:

(a) Schedule 4.15(a) contains a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance, change in control or similar contract, plan, arrangement or policy and each other plan or arrangement providing for compensation, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, insurance (including any self-insured arrangements), health or medical benefits, disability or sick leave benefits, post-employment or retirement benefits, fringe benefits, or other employee benefits (each, an “Employee Plan”) which is maintained, administered or contributed to by Canyon or any ERISA Affiliate and covers any Employee or Former Employee of Canyon or any ERISA Affiliate. Copies of such plans and arrangements (or, in the case of any unwritten plans or arrangements, descriptions thereof), including all amendments thereto and written interpretations thereof (such as summary plan descriptions), and, if applicable, related trust or funding agreements or insurance policies have been furnished to Atna. Such plans are referred to collectively herein as the “Employee Plans.”

(b) None of Canyon, any of its ERISA Affiliates and any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA or any defined benefit plan.

(c) None of Canyon, any ERISA Affiliate of Canyon and any predecessor thereof contributes to, or has in the past contributed to, any Multiemployer Plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(d) Neither Canyon nor any ERISA Affiliate sponsors any Employee Plans.

(e) There is no current or projected Liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current Employees, except as required to avoid excise tax under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”).

(f) As to all Employees Plans:

(i) all such Employee Plans materially comply and have been administered in all material respects in form and in operation with all applicable Laws, all required returns (including without limitation information returns) have been prepared in accordance with all applicable Laws and have been timely filed in accordance with applicable Laws, and neither Canyon nor any ERISA Affiliate has received any outstanding written notice from any Governmental or quasi-Governmental Body questioning or challenging such compliance;

(ii) all Employee Plans intended to qualify to comply with Section 401 of the Code maintained or previously maintained by Canyon or any ERISA Affiliate materially comply and materially complied in form and in operation with all applicable requirements of the Code and ERISA, Canyon has determined that no partial termination has occurred with regard to any such Plan, or if a partial termination has occurred, all affected participants in such Plan have been fully vested, a favorable determination letter has been received from the IRS with respect to each such Plan (or the sponsor of the Plan is entitled to rely on a favorable opinion letter issued to the Plan’s prototype sponsor by the IRS) and no event has occurred that will or could reasonably be expected to give rise to disqualification of any such Plan or to a tax under Section 511 of the Code;

(iii) to the Company’s Knowledge, there are no non-exempt “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Plan and neither Canyon nor any of its ERISA Affiliates has otherwise engaged in any prohibited transaction; and

(iv) to the Company’s Knowledge, there have been no acts or omissions by Canyon or any ERISA Affiliate that have given rise to or could reasonably be expected to give rise to material fines, penalties, taxes or related charges under Sections 502(c), 502(i) or 4071 of ERISA or Chapter 43 of the Code for which Canyon or any ERISA Affiliate may be liable and neither Canyon nor any ERISA Affiliate nor any of their respective directors, officers, employees or any other fiduciary has committed any breach of fiduciary responsibility imposed by ERISA that would subject Canyon or any ERISA Affiliate or any of their respective directors, officers or employees to liability under ERISA.

(g) All individuals considered by Canyon and any ERISA Affiliate to be independent contractors are, and could only be reasonably considered to be, in fact “independent contractors” and are not “employees” or “common law employees” for tax, benefits, wage, labor or any other legal purpose.

(h) No Employee is entitled to, nor shall any Employee accrue or receive, additional benefits, services, accelerated rights to payment of benefits or accelerated vesting, whether pursuant to any Employee Plan or otherwise, including the right to receive any parachute payment as defined in Section 280G of the Code, or become entitled to severance, termination allowance or other similar payments as a result of this Agreement and the transactions contemplated hereunder.

(i) All options that have been granted by Canyon to Employees that purport to be “incentive stock options” under the Code comply with all applicable requirements necessary to qualify for such tax status, and no option is subject to the provisions of Section 409A of the Code.

(j) Neither Canyon nor any ERISA Affiliate maintains any “nonqualified deferred compensation plan” subject to Section 409A of the Code.

4.16 Taxes and Tax Matters

(a) Canyon and each Subsidiary has:

(i) paid or caused to be paid all Taxes required to be paid by it (including but not limited to any Taxes shown due on any Tax Return); and

(ii) filed or caused to be filed all Tax Returns required to be filed by it with the appropriate taxing authority in all jurisdictions in which such Tax Returns are required to be filed (and all Tax Returns filed on behalf of Canyon were true, complete and correct).

(b) Except as set forth in Schedule 4.16(b),

(i) neither Canyon nor any Subsidiary has been notified by the IRS or any other taxing authority that any issues have been raised by the IRS or any other taxing authority in connection with (A) any Taxes owed by Canyon or any Subsidiary or (B) any Tax Return filed by or on behalf of Canyon or any Subsidiary;

(ii) there are no pending Tax audits and no waivers of statutes of limitations have been given or requested with respect to Canyon or any Subsidiary;

(iii) there are no Encumbrances on the assets of Canyon or any Subsidiary with respect to Taxes, except for Encumbrances for current Taxes not yet due and payable for which adequate reserves have been provided for in the latest balance sheet of Canyon;

(iv) no unresolved deficiencies or additions to Taxes have been proposed, asserted, or assessed against Canyon or any Subsidiary;

(v) the charges, accruals and reserves for Taxes (rather than any reserve for deferred Taxes established to reflect timing difference between book and Tax income), reflected in the most recent balance sheet of Canyon (rather than any notes thereto) are adequate to cover all unpaid Taxes of Canyon and the Subsidiaries. All reserves for Taxes as adjusted for operations and transactions and the passage of time through the Effective Time in accordance with past custom and practice of Canyon and the Subsidiaries are adequate to cover all unpaid Taxes of Canyon and the Subsidiaries accruing through the Effective Time;

(vi) Canyon and each Subsidiary has complied with all applicable requirements relating to the collection or withholding of Taxes (such as sales Taxes or withholding of Taxes from the wages of employees);

(vii) neither Canyon nor any Subsidiary has any Liability in respect of any tax sharing agreement with any Person;

(viii) neither Canyon nor any Subsidiary will be required to include in income, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law), (B) open transaction or installment disposition made on or prior to the Closing Date, (C) prepaid amount received on or prior to the Closing Date, or (D) change in method of accounting;

(ix) neither Canyon nor any of its Subsidiaries has participated or engaged in any transaction that constitutes a “reportable transaction” as such term is defined in Treasury Regulation Section 1.6011-4(b)(1) or any transaction that constitutes a “listed transaction” as such term is defined in Treasury Regulation Section 1.6011-4(b)(2);

(x) neither Canyon nor any of its Subsidiaries have (A) ever been a member of a consolidated group of corporations (other than a group the common parent of which is Canyon) and (B) any Liability for Taxes of any Person (other than Canyon or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar state, local or foreign tax Law) as a transferee or successor, by contract or otherwise;

(xi) other than as a result of the Merger, neither Canyon nor any Subsidiary is subject to any limitation on the use of its Tax attributes under Section 382, 383, and 384 of the Code or Treasury Regulation Section 1.1502-15 or-21 (regarding separate return limitation years) or any comparable provisions of state or foreign law;

(xii) neither Canyon nor any Subsidiary has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to be governed by Sections 355, 356, or 361 of the Code (A) in the five years prior to the date of this Agreement (or will constitute such a corporation in the five years prior to the Closing Date) or (B) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger;

(xiii) no claim has been made within the last five years by any taxing authority in a jurisdiction in which Canyon or any Subsidiary does not file Tax Returns or pay Taxes that such Person is or may be subject to taxation by that jurisdiction;

(xiv) to the Company’s Knowledge, no Shareholder of the Company either directly or constructively owns more than 5% of the Common Stock of the Company as of the Effective Time. The constructive ownership rules of Code Section 318(a) apply in determining whether an investor holds more than 5% of a class of stock for purposes of (3)(A) and (3)(B), except that paragraphs (2)(C) and (3)(C) of Code Section 318(a) shall be applied by substituting “5 percent” for “50 percent”;

(xv) the Common Stock of the Company is “regularly traded” (as defined by Treasury Regulation 1.897-9T(d)) on an “established securities market” (as defined by Treasury Regulation 1.897-1(m)); and

(xvi) neither Atna nor MergerSub will have any obligation to withhold amounts described under Section 1445 of the Code, except with respect to Shareholders of the Company that hold, directly or constructively, more than 5% of the Company’s Common Stock.

4.17 Environmental Matters

(a) Except as set forth on Schedule 4.17(a): (i) Canyon and its Subsidiaries have complied and are in material compliance with, have not been in material violation of and do not have any material liability under all applicable Environmental Laws. (ii) Neither Canyon nor any of its Subsidiaries has received written notice regarding any actual or alleged material violation of or material liability or Remediation obligation under Environmental Laws and to Company’s Knowledge, no such claim is threatened. (iii) Canyon and its Subsidiaries have obtained, and have been and are in material compliance with, all Environmental Permits. (iv) Canyon and its Subsidiaries have timely filed applications and renewals for all Environmental Permits. (v) Neither Canyon nor its Subsidiaries have received written notice, and to the knowledge of such parties there are no facts indicating, that applications for renewal of Permits will not be issued in the Ordinary Course of Business. (vi) To the Company’s Knowledge, there has been no Release of Hazardous Materials at, on, under, or from the Real Property, such that Canyon or its Subsidiaries is liable for Remediation with respect to such Hazardous Materials, except where such Release was in the Ordinary Course of Business and would not have an adverse effect that may result in a material impact on Canyon or its Business. (vii) No Real Property is listed or publicly proposed for listing on any governmental database or lists of sites that may require Remediation under Environmental Laws.

(b) Canyon has furnished to Atna copies of all material environmental assessments, reports, and audits in its possession or under its control that relate to Canyon’s or any of its Subsidiaries’ compliance with Environmental Law or the environmental condition of the Real Property or any other real property that Canyon or its Subsidiaries formerly owned, operated, or leased. To the Knowledge of the Company, any information Canyon has furnished to Atna concerning the environmental condition of any real property or the operations of Canyon or its Subsidiaries related to compliance with Environmental Laws is accurate in all material respects.

(c) A true and complete list of all Environmental Permits currently maintained by Canyon and its Subsidiaries is set out in Schedule 4.17(c).

(d) Notwithstanding any other provision of this Agreement, this Section 4.17 sets forth Canyon’s sole and exclusive representations and warranties with respect to Hazardous Materials, Environmental Laws or other environmental matters.

4.18 Intellectual Property

Schedule 4.18 sets forth a complete and correct list of all Intellectual Property registrations or applications or other material Intellectual Property owned by Canyon or any of its Subsidiaries or used in connection with the operation of the Business. Each registration of or application to register any item of Intellectual Property identified on Schedule 4.18 is valid and subsisting, in full force and effect, and has not been cancelled, expired or abandoned. Canyon or one of its Subsidiaries owns and possesses all right, title and interest in and to, or has an enforceable license or other legally sufficient rights to use, all of the Intellectual Property owned or used by Canyon or any of its Subsidiaries in connection with the operation of the Business, free and clear of all Encumbrances (other than Permitted Encumbrances). Subject to obtaining the required third party consents set out in Schedule 4.18, all Intellectual Property set forth in Schedule 4.18 will be owned by or available for use by Canyon immediately subsequent to the Closing on the same terms and conditions as currently owned or used.

4.19 Insurance

(a) Schedule 4.19(a) sets forth a true and complete list of all material insurance policies held by Canyon and each of its Subsidiaries and sets forth the name of each insurer, amount of coverage, type of insurance, policy number and any material pending claims under such policies.

(b) For each policy of insurance required to be identified in Schedule 4.19(a), all premiums due with respect thereto are currently paid and Canyon and each of its Subsidiaries has not received any written notice that such policy has been or shall be cancelled or terminated or will not be renewed on substantially the same terms as are now in effect or the premium on such policy shall be materially increased on the renewal thereof other than general rate increases.

4.20 Subsidiaries

(a) Schedule 4.20(a) sets forth the jurisdiction of formation and names of the officers and directors of each Subsidiary. Canyon owns, directly or indirectly, of record and beneficially all of the outstanding equity interests of each Subsidiary, free and clear of all Encumbrances.

(b) Each Subsidiary is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of formation and is duly qualified and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or authorization necessary other than where the failure to be qualified, authorized or in good standing would not have a Material Adverse Effect.

(c) None of the Subsidiaries own any capital stock or other securities of, or any proprietary interest in, any Person.

4.21 Company Information

The information relating to Canyon and its Subsidiaries provided by Canyon for inclusion in the Proxy Statement, or in any application, notification or other document filed with any regulatory agency or other Governmental Body in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.

4.22 Royalty Property Operators

Canyon has not received during the past 24 months notice, whether written or otherwise, from any owner or operator of any Royalty Property on which Canyon or any of its Subsidiaries holds a Royalty Interest that the owner or operator intends to (a) cease mining operations or operate at a significantly less than previously reported rate in the case of operating mines or (b) cease or slow down development of the underlying Royalty Property in the case of mines that are currently in development.

4.23 State Takeover Statutes

The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of Delaware Law will not apply to Atna or MergerSub with respect to or as a result of any of this Agreement or the transactions contemplated hereby.

4.24 Financial Advisors

Other than Wellington West Capital, Inc., no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Canyon in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof. Canyon shall be responsible for all fees and costs billed by Wellington West Capital, Inc. in connection with the transactions contemplated by this Agreement.

4.25 Opinion of Financial Advisor

The financial advisor to the Company, Wellington West Capital, Inc., has delivered to the Company an opinion dated the date of this Agreement to the effect that the Total Merger Consideration is fair from a financial point of view to the Shareholders. A copy of such opinion has been made available to Atna for informational purposes only.

4.26 Rights Plan

The Rights Agreement, effective as of March 23, 2007, between the Company and Computershare Trust Company, N.A. (the “2007 Rights Agreement”), does not on the date of this Agreement or as a result of the passage of time (i) result in any person being deemed to have become an Acquiring Person, (ii) result in the ability of any person to exercise any Rights under the Rights Plan, (iii) enable or require the Rights to separate from the shares of Common Stock to which they are attached or to be triggered or become exercisable or (iv) enable the Company to exchange any Rights for shares of the Company’s capital stock, pursuant to the 2007 Rights Agreement. No Distribution Date, Stock Acquisition Date, Triggering Event or similar event has occurred or will occur by reason of (A) the adoption, approval, execution or delivery of this Agreement, (B) the public announcement of such adoption, approval, execution or delivery or (C) the consummation of the transactions contemplated hereby and thereby. All capitalized terms in this Section 4.26 not otherwise defined in this Agreement have the meanings given to them in the 2007 Rights Agreement.

4.27 Related Party Transactions

There are no contracts of any kind entered into by the Company or any of its Subsidiaries with, or for the benefit of, any officer, director or immediate family member of an officer or director, or greater than 5% shareholder of the Company (“Related Parties”), except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies (including normal merit increases in such compensation in the Ordinary Course of Business) and copies of which have been made available to Atna and are listed in Schedule 4.27, (b) reimbursements of ordinary and necessary expenses incurred in connection with their employment or service, (c) amounts paid pursuant to Company benefit plans of which copies have been made available to Atna, and (d) indemnification agreements for officers and directors in the form made available to Atna. To the Company’s Knowledge none of the Related Parties has any material direct or indirect ownership interest in any firm or corporation with which the Company or any of its Subsidiaries has a business relationship, or with any firm or corporation that competes with the Company or any of its Subsidiaries (other than ownership of securities in a publicly traded company representing less than 5% of the outstanding stock of such company). To the Company’s Knowledge, none of the Related Parties is directly or indirectly interested in any Material Contract, except for Material Contracts with the Related Party pursuant to which the Related Party receives compensation for services as an officer or director.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ATNA AND MERGERSUB

Except as specifically set forth in the Schedules (with specific references to the Section or subsection of this Agreement to which the information stated in such disclosure relates, provided that a disclosure in any section of the Schedules shall be deemed to be a disclosure for all other sections of the Schedules in respect of which it is reasonably apparent that such disclosure is applicable), Atna and MergerSub hereby, jointly and severally, represent, warrant to and agree with Canyon as follows, in each case as of the date of this Agreement and as of the Closing Date:

5.1 Organization and Qualification

Each of Atna and MergerSub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdictions in which they are incorporated, and has all requisite corporate power and authority to own, operate and lease its assets, to carry on its business as currently conducted. Atna is duly qualified or authorized to conduct business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or authorization necessary other than where the failure to be so qualified, authorized or in good standing would not have a material adverse effect on the ability of Atna or MergerSub to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.

5.2 Authority; Binding Obligation

Each of Atna and MergerSub has all requisite power, authority and legal capacity to execute and deliver this Agreement and each of the other agreements, documents, certificates or other instruments contemplated hereby (the “Atna Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Atna and MergerSub of this Agreement, the execution, delivery and performance by Atna and MergerSub of the Atna Documents, and the consummation by Atna and MergerSub of the transactions contemplated hereby and thereby, have been duly authorized and approved by all necessary corporate action, and no other corporate proceeding on the part of Atna or MergerSub is necessary to authorize this Agreement and the Atna Documents, or to consummate the transactions contemplated hereby and thereby, other than the approval and adoption of this Agreement by MergerSub in accordance with Delaware Law and MergerSub’s Certificate of Incorporation and bylaws. This Agreement has been, and the Atna Documents will be at or prior to the Closing, duly executed and delivered by Atna and MergerSub. This Agreement constitutes, and the Atna Documents when so executed and delivered, will constitute a legal, valid and binding obligation of Atna and MergerSub, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws, affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3 No Conflict; Required Filings and Consents

(a) None of the execution, delivery and performance by Atna and MergerSub of this Agreement or the Atna Documents, the fulfillment of and compliance with the respective terms and provisions hereof or thereof, or the consummation by Atna and MergerSub of the transactions contemplated hereby and thereby, will conflict with, or violate any provision of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the Notice of Articles or Articles of Atna or the certificate of incorporation or bylaws of MergerSub, (ii) any Contract or Permit to which Atna or MergerSub is a party, (iii) any Order of any Governmental Body applicable to Atna or MergerSub are bound or (iv) any applicable Law other than, in the cases of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, termination or cancellations that would not have a material adverse effect on the ability of Atna or MergerSub to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.

(b) No consent, waiver, approval, Order, Permit or authorization of, or filing with, or notification to, any Person or Governmental Body is required on the part of Atna or MergerSub in connection with the execution and delivery of this Agreement, the compliance by Atna or MergerSub with any of the provisions hereto, or the consummation of the transactions contemplated hereby, except for (i) compliance with the applicable requirements of the HSR Act and (ii) such other consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not have a material adverse effect on the ability of Atna or MergerSub to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.

5.4 Litigation

Except as disclosed on Schedule 5.4, there are no material Legal Proceedings pending or, to Atna’s and MergerSub’s Knowledge, threatened against Atna or MergerSub, or which question the validity or enforceability of this Agreement or any action contemplated herein. Each of Atna and MergerSub is not operating under or subject to, or in default with respect to any Order of any Governmental Body.

5.5 Compliance with Laws

Each of Atna and MergerSub has complied and is in compliance in all respects with all Laws applicable to Atna and MergerSub, except where non-compliance does not have a material adverse effect on the ability of Atna or MergerSub to consummate the transactions contemplated by this Agreement.

5.6 Atna Information

The information relating to Atna and its Subsidiaries to be provided by Atna to Canyon for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the Shareholders contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.7 Financial Advisors

Other than National Bank Financial Inc., no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Atna or MergerSub in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof. Atna shall be responsible for all fees and costs billed by National Bank Financial Inc. in connection with the transactions contemplated by this Agreement.

5.8 Validity of Issuance of Atna Common Shares

The Atna Common Shares to be issued pursuant to this Agreement, will, when issued, be duly authorized, validly issued, fully paid and non-assessable, and issued in compliance with all applicable securities laws.

5.9 Atna Reports and Financial Statements

Atna has timely filed all Atna Reports or other forms, reports, financial statements, information and other documents required to be filed with the SEC or such applicable Canadian securities regulatory authority on or prior to the date hereof and will timely file all Atna Reports required to be filed with the SEC or such applicable Canadian securities regulatory authority after the date hereof and prior to the Effective Time. Each Atna Report filed since December 31, 2005, has complied, or will comply as the case may be, in all material respects with the requirements of applicable securities Laws. None of the Atna Reports (including any financial statements or schedules included or incorporated by reference therein) filed since December 31, 2005, contained or will contain, as the case may be, when filed any untrue statement of a material fact or omitted or omits or will omit, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

5.10 Capitalization

The authorized capital of the Atna consists of an unlimited number of common shares of which 64,676,838 common shares are issued and outstanding as of November 15, 2007, all of which are duly authorized, validly issued, fully paid and nonassessable.

5.11 Company Stock

Atna and MergerSub are not, nor at any time during the last three years have either been, an “interested stockholder” of the Company as defined in Section 203 of Delaware Law. Neither Atna nor MergerSub owns (directly or indirectly, beneficially or of record), or is a party to, any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement).

ARTICLE VI

COVENANTS AND AGREEMENTS

6.1 Access to Information

Prior to the Closing Date, to the extent permitted by this Section 6.1 and applicable Law, Atna shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants), to make such investigation of the properties, businesses and operations of Canyon and such examination of the books and records and Tax reporting positions of Canyon as Atna reasonably requests and to make extracts and copies of such books and records at Atna’s own expense. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances and shall be subject to restrictions under applicable Law. Atna shall indemnify and hold harmless Canyon for any Damages resulting from an such investigation of Canyon’s properties. Canyon shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of Canyon to cooperate with Atna and Atna’s representatives in connection with such investigation and examination, and Atna and its representatives shall cooperate with Canyon and its representatives and shall use their commercially reasonable efforts to minimize any disruption to the business. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require Canyon to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which Canyon is bound. Further, nothing in this Section 6.1 shall authorize Atna to conduct surface sampling at any Real Property without Canyon’s prior written consent, such consent not to be unreasonably withheld. Any such surface sampling shall be at Atna’s sole risk and expense.

Further, prior to the Closing Date, Canyon shall furnish or otherwise make available (including via EDGAR, if applicable) to Atna (i) a copy of each report, schedule, form, statement and other document filed by it or received by it during such period pursuant to the requirements of federal or state securities Laws reasonably promptly following such filing or receipt, (ii) to the extent available, for the period beginning after the date of this Agreement and ending at the Effective Time, as soon as practicable after the end of each month, and in any event within 30 days thereafter, a copy of the monthly unaudited consolidated financial statements of Canyon, including statements of financial condition, results of operations, and statements of cash flow, and (iii) all other information concerning its business, properties and personnel generally prepared by Canyon consistent with past practice as Atna may reasonably request.

No investigation pursuant to this Section 6.1 shall affect any representation or warranty in this Agreement of any Party or any condition to the obligations of the Parties.

6.2 Conduct of the Business Pending the Closing

(a) Prior to the Closing, except (i) as set forth on Schedule 6.2(a), or (ii) with the prior written consent of Atna, Canyon and each of its Subsidiaries shall:

(A) conduct the respective businesses only in the Ordinary Course of Business consistent with past practice;

(B) use its commercially reasonable efforts to maintain working capital of Canyon at levels consistent with past practice;

(C) pay its debts and Taxes when due and properly withhold all Taxes (such as withholding of Taxes from Employees or Former Employees); and

(D) use its commercially reasonable efforts to preserve the present business operations, organization and goodwill of Canyon and each of its Subsidiaries.

(b) Except (i) as set forth on Schedule 6.2(b) or (ii) with the prior written consent of Atna, Canyon and each of its Subsidiaries shall not:

(A) declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of Canyon or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, Canyon;

(B) issue or sell any shares of capital stock or other securities of Canyon (other than upon exercise of Company Options or conversion or exercise of Company Convertible Securities) or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of Canyon, other than to any Employee as permitted in Section 6.2(b)(ii)(E);

(C) effect any recapitalization, reclassification or like change in the capitalization of Canyon, except to the extent required by Law;

(D) amend the Amended and Restated Certificate of Incorporation or bylaws or comparable organizational documents of Canyon;

(E) other than in the Ordinary Course of Business or as required by Law or Contract, (1) increase the annual level of compensation of any Employee, (2) grant any stock options, restricted stock or other form of equity compensation, unusual or extraordinary bonus, benefit or other direct or indirect compensation to any Employee consistent with past practice, (3) increase the coverage or benefits available under any (or create any new) Employee Plan or (4) enter into any employment, deferred compensation, severance, consulting, non-competition, retention or similar agreement with any Employee, (or amend any such agreement) to which Canyon is a party or involving any Employee except in the Ordinary Course of Business;

(F) acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets of Canyon or any of its Subsidiaries (except pursuant to an existing Contract for fair consideration in the Ordinary Course of Business, for the purpose of disposing of obsolete or worthless assets);

(G) other than in the Ordinary Course of Business, cancel or compromise any material debt or claim or waive or release any material right of Canyon or any of its Subsidiaries;

(H) enter into, modify, extend or terminate any labor or collective bargaining agreement;

(I) enter into or agree to enter into any merger or consolidation with any other Person, or agreement to acquire the securities of any other Person, except in compliance with Section 6.9;

(J) incur any Indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, or enter into any Hedging Arrangements;

(K) except to the extent required by Law or GAAP, make any material change to any of its methods of accounting or methods of reporting revenue and expenses or accounting practices;

(L) make any new capital expenditures exceeding $250,000.00 in the aggregate;

(M) other than in the Ordinary Course of Business enter into, modify, amend or terminate any Material Contract;

(N) (1) make, revoke or change any material Tax election or (2) settle or compromise any material federal, state, local or foreign income Tax liability;

(O) participate or engage in any transaction that constitutes a “reportable transaction” as such term is defined in Treasury Regulation Section 1.6011-4(b)(1) or any transaction that constitutes a “listed transaction” as such term is defined in Treasury Regulation Section 1.6011-4(b)(2);

(P) make any principal payments to the holder of those certain 6% convertible debentures due March 2011; or

(Q) agree to do anything prohibited by this Section 6.2(b).

6.3 Appropriate Action; Consents; Filings

(a) Canyon shall promptly prepare and file with the SEC the Proxy Statement and shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing, and Canyon shall thereafter mail or deliver the Proxy Statement to its Shareholders. Canyon shall notify Atna of the receipt of, and immediately provide to Atna true and complete copies of, any comments of the SEC with respect to the Proxy Statement or the transactions contemplated hereby and any requests by the SEC for any amendment or supplement thereto or for additional information.

(b) Atna shall, upon request, furnish Canyon with all information concerning Atna as may be reasonably necessary for inclusion in the Proxy Statement that may be furnished to the Shareholders.

(c) Upon the terms and subject to the conditions set forth in this Agreement, the Parties shall use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things required under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including without limitation (i) executing and delivering any additional instruments necessary, proper or advisable to consummate the transactions contemplated by, and to carry out fully the purposes of, this Agreement, (ii) obtaining from any Governmental Bodies any Permits required to be obtained or made by Atna, MergerSub or Canyon in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein and (iii) making all necessary filings, and thereafter making any other required submissions, with respect to this Agreement under any applicable Law, including without limitation making any filings required to be made pursuant to the HSR Act; provided that Atna, MergerSub and Canyon shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing Party and its advisors prior to filing and discussing all reasonable additions, deletions or changes suggested in connection therewith. Canyon, Atna and MergerSub shall furnish to each other all information reasonably required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement. Any and all filing fees in respect of such filings shall be paid 50% by Atna and 50% by Canyon.

(d) Except as the Parties may otherwise agree, Canyon, on the one hand, and Atna and MergerSub, on the other, shall give any notices required to be given by any of them, as applicable, to third parties, and use (and in the case of Atna, cause MergerSub to use) their commercially reasonable efforts to obtain at the earliest practicable date all third party consents, approvals or waivers required to be obtained by them, as applicable, in order to consummate the transactions contemplated in this Agreement.

(e) Subject to the provisions of Section 6.3(f), in the event that either Canyon or Atna shall fail to obtain any third-party consent, approval or waiver described in Section 6.3(d), such Party shall use its commercially reasonable efforts, and shall take any such actions reasonably requested by the other Parties, to minimize any adverse effect that would result in a material impact upon Canyon and Atna or MergerSub and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent, approval or waiver.

(f) Notwithstanding anything to the contrary herein, nothing in this Agreement shall require Atna or any of its subsidiaries to (i) agree to or to effect any divestiture, hold separate (including by establishing a trust or otherwise), settlement, undertaking, consent decree, or enter into any license or similar agreement with respect to, or agree to restrict its ownership or operation of, any business or assets of Canyon or its Subsidiaries or of Atna or its subsidiaries, (ii) enter into, amend or agree to enter into or amend, any Contracts of Canyon or its Subsidiaries or of Atna or its subsidiaries that would have an adverse effect that would result in a material impact on Atna or its operations of Canyon, (iii) otherwise waive, abandon or alter any material rights or obligations of Canyon or its Subsidiaries or of Atna or its subsidiaries, (iv) file or defend any lawsuit, appeal any judgment or contest any injunction issued in a proceeding initiated by a Governmental Body, or (v) pay any monies or other consideration in order to obtain any consent, approval or waiver that relates to Canyon or its assets or that is otherwise binding upon Canyon or its assets.

6.4 Shareholder Approval

(a) Canyon shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its Shareholders as promptly as practicable after the date of this Agreement for the purpose of voting upon the approval of this Agreement and the Merger (the “Special Meeting”).

(b) Management and the Board shall recommend to the Shareholders approval of this Agreement, including the Merger, and the transactions contemplated hereby, together with any matters incident thereto, and shall not (i) fail to make, withdraw, modify or qualify in any manner adverse to Atna such recommendation or (ii) take any other action or make any other public statement inconsistent with such recommendation (collectively, a “Change in Recommendation”), in each case except as and to the extent expressly permitted by Section 6.9. Canyon shall (A) use its best efforts to obtain the Requisite Shareholder Approval and (B) otherwise comply in all material respects with all legal requirements applicable to soliciting the Requisite Shareholder Approval at the Special Meeting.

6.5 Proxy Statement

The information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Special Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Canyon’s Proxy Statement (except for the portions thereof relating solely to Atna or MergerSub, as to which Canyon makes no representation or warranty) will comply in all material respects with the provisions of Delaware Law and with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

6.6 Further Assurances

Subject to Section 6.3(f), Atna and Canyon shall use their commercially reasonable efforts to (a) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement. In furtherance of the forgoing, Canyon, its management and Board shall communicate to the extent allowed by applicable Law fully, openly and on a timely basis with Atna upon Atna’s request as shall be necessary or appropriate to consummate the transactions contemplated by this Agreement.

6.7 Publicity

(a) Neither Canyon, Atna nor MergerSub shall issue any press release or public announcement concerning this Agreement, the Canyon Documents, the Atna Documents or the transactions contemplated hereby without obtaining the prior written approval of the other Party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Atna or Canyon, as applicable, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Atna or Canyon lists securities, provided that, to the extent required by applicable Law, the Party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the timing and content thereof.

(b) Each of Atna and Canyon agrees that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law.

6.8 Notice of Developments

(a) Each Party shall promptly notify the other Party of any development or other information occurring after the date hereof and prior to the Closing which renders any representation, warranty or statement contained in this Agreement or the Schedules hereto inaccurate or incomplete at any time prior to the Closing, including any such development or information which first becomes known to such Party after the date hereof.

(b) Any written notice or report delivered pursuant to this Section 6.8 shall not amend the Schedules in any way, nor shall it (or the information contained therein) modify, affect, limit or otherwise qualify, in any way, the representations and warranties contained in this Agreement, or be deemed to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development or information. The delivery of any written notice or report pursuant to this Section 6.8 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

6.9 No Solicitation of Transactions

(a) Subject to Sections 6.9(b) and 6.9(c), Canyon shall not, nor shall it authorize or permit, directly or indirectly, any officer, trustee, director, employee, investment banker, financial advisor, attorney, broker, finder or other agent, representative or Affiliate of Canyon to (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (ii) enter into discussions or negotiate with any Person in furtherance of such inquiries or otherwise with respect to, or to obtain, an Acquisition Proposal. Canyon shall take all actions reasonably necessary to cause its officers, trustees, directors, employees, investment bankers, financial advisors, attorneys, brokers, finders and any other agents, representatives or affiliates to immediately cease any discussions, negotiations or communications with any party or parties with respect to any Acquisition Proposal that is active or pending as of the date hereof; provided, however, that nothing in this Section 6.9 shall preclude Canyon or its officers, trustees, directors, employees, investment bankers, financial advisors, attorneys, brokers, finders and other agents, representatives or affiliates from complying with the provisions of Section 6.9(d).  Canyon shall be responsible for any failure on the part of its officers, trustees, directors, employees, investment bankers, financial advisors, attorneys, brokers, finders and any other agents, representatives or affiliates to comply with this Section 6.9.

(b) Further, and except as expressly permitted by this Section 6.9, neither the Board nor any committee thereof shall (i) make a Change in Recommendation, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iii) permit Canyon to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to an Acquisition Proposal.

(c) Canyon shall promptly notify Atna (but in no event less than 24 hours following Canyon’s initial receipt of any Acquisition Proposal) of the relevant details relating to an Acquisition Proposal (including the identity of the parties and all material terms thereof) which Canyon may receive after the date hereof, and shall keep Atna informed on a prompt basis as to the status of and any material developments regarding any such proposal.

(d) Notwithstanding Sections 6.9(a) and 6.9(b) or any other provision of this Agreement to the contrary, following the receipt by Canyon of an Acquisition Proposal (that was not solicited, encouraged or facilitated in violation of Sections 6.9(a) and 6.9(b)), but prior to receiving the Requisite Shareholder Approval, the Board may (directly or through advisors or representatives):

(i) contact such Person and its advisors solely for the purpose of clarifying the proposal and any material terms thereof and the conditions to and likelihood of consummation, so as to determine whether the proposal for an Acquisition Proposal is reasonably likely to lead to a Superior Proposal; and

(ii) if the Board determines in good faith following consultation with its legal and financial advisors that such Acquisition Proposal is reasonably likely to lead to a Superior Proposal, the Board may:

(A) furnish non-public information with respect to Canyon to the Person who made such proposal (provided that Canyon (x) has previously or concurrently furnished such information to Atna and (y) shall furnish such information pursuant to a confidentiality agreement which is at least as favorable to Canyon as the Confidentiality Agreement),

(B) disclose to its Shareholders any information required to be disclosed under applicable Law,

(C) participate in negotiations regarding such proposal, and

(D) following receipt of an Acquisition Proposal that constitutes a Superior Proposal (x) terminate this Agreement pursuant to, and subject to compliance with, Section 9.1(h) and (y) take any nonappealable, final action that any court of competent jurisdiction orders Canyon to take; but in each case referred to in clauses (A) through (D) only if, after complying with this Section 6.9(d), the Board determines in good faith by a majority vote, after consultation with, and after considering advice from, outside legal counsel to Canyon, that failure to take such action is reasonably likely to result in a breach of its fiduciary duties to Canyon or its Shareholders under applicable Delaware Law. Nothing in this Section 6.9 or elsewhere in this Agreement shall prevent the Board from complying with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal or from making any required disclosure to the Shareholders if, in the good faith judgment of the Board, after consultation with outside legal counsel, failure to do so could violate its obligations under applicable Law, including Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A; provided, however, that neither Canyon nor the Board shall be permitted to recommend pursuant to such provision an Acquisition Proposal which is not a Superior Proposal.

(e) The Board shall not take any of the actions referred to in clause (C) or (D) of Section 6.9(d)(ii) unless (i) Canyon has given Atna at least four Business Days notice, measured from the receipt of notice of such proposal or the receipt of any material change to the terms thereof, of its intent to take such action and (ii) after waiting at least such four Business Day period and taking into account any amendment to this Agreement entered into or to which Atna irrevocably covenants to enter into and for which all internal approvals of Atna have been obtained since receipt of such notice.

6.10 Registration Statement

(a) As promptly as practicable after the execution of this Agreement, Atna shall prepare and file with the SEC a registration statement on Form F-4 (together with all amendments and supplements thereto, the “Registration Statement”), in connection with the registration under the Securities Act of the Atna Common Shares to be issued to the Shareholders pursuant to the Merger. Canyon shall use its commercially reasonable efforts to cause the independent public accounting firm that has audited Canyon financial statements that will be included in the Registration Statement to provide its written consent, in form and substance acceptable to Atna, approving the inclusion of such financial statements in the initial filing of the Registration Statement and any subsequent filings of the Registration Statement within five Business Days of any written request from Atna. Atna shall use its commercially reasonable efforts to cause the Registration Statement to become effective within 150 days of the date of this Agreement, provided, however that the failure of the Registration Statement to become effective within such 150 day period shall not be deemed a breach of this Agreement. Prior to the Effective Time, Atna shall use its reasonable efforts to obtain all applicable approvals needed to ensure that the Atna Common Shares to be issued in the Merger will be registered or qualified as may be required under the securities law of every jurisdiction of the United States in which any registered holder of Common Stock has an address of record on the record date for determining the Shareholders entitled to notice of and to vote at Canyon shareholders’ meeting (or written consent in lieu thereof). Each of Atna and Canyon shall furnish all information concerning itself as the other may reasonably request in connection with such actions and the preparation of the Registration Statement.

(b) Atna will advise Canyon, promptly after it receives notice thereof, of the time the SEC has issued formal comments to the Registration Statement, of the time at which the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Atna Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment to the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(c) The information supplied by Atna for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Atna or any of its subsidiaries, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Registration Statement is discovered by Atna, Atna shall promptly inform Canyon. All documents that Atna is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(d) None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

6.11 Listing

If necessary, Atna shall promptly prepare and file with the TSX a notification form for listing additional shares with respect to the Atna Common Shares to be issued pursuant to this Agreement, and shall use its commercially reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such shares of Atna Common Shares without any hold period legend applicable to such Atna Common Shares, subject to customary filings made with the TSX in connection with the issuance, and Canyon shall cooperate with Atna with respect to such filings.

6.12 2007 Rights Agreement

Prior to the earlier of the termination of this Agreement or the Effective Time, the Company and its Board of Directors shall not amend or modify or take any other action with regard to the 2007 Rights Agreement in any manner or take any other action so as to (a) render the 2007 Rights Agreement inapplicable to any transaction(s) other than the Merger and other transactions contemplated by this Agreement, (b) permit any Person or group who would otherwise be an Acquiring Person not to be an Acquiring Person, (c) provide that a Distribution Date or Stock Acquisition Date or Triggering Event or similar event does not occur as promptly as practicable by reason of the execution of any agreement or transaction other than this Agreement and the Merger and the agreements and transactions contemplated hereby and thereby, or (d) except as specifically contemplated by this Agreement, otherwise affect the rights of holders of Rights. The Company and its Board of Directors shall take all action to ensure that the 2007 Rights Agreement is and, through the Effective Time, will be inapplicable to Atna and MergerSub, this Agreement, the Merger and the transactions contemplated hereby and thereby. All capitalized terms in this Section 6.12 and not otherwise defined in this Agreement will have the meanings given to them in the 2007 Rights Agreement.

6.13 Employment Agreements; Officers of Atna

At the Closing, Atna will:

(a) enter into an employment agreement and a change of control agreement with each of James Hesketh and David Suleski to be mutually agreed upon;

(b) appoint the officers and directors set forth on Exhibit A as the officers and directors of Atna and the Surviving Corporation; and

(c) grant options to purchase Atna Common Shares in such amounts and to such persons as set forth on Schedule 6.13(a), as such Schedule may be amended to reflect the Company Options granted to Canyon’s Employees after the date hereof consistent with past practice, with an exercise price equal to the greater of (i) the closing price of Atna Common Shares on the Closing Date or (ii) the volume weighted average trading price of Atna Common Shares as reported on the TSX for the five trading days immediately preceding the Closing Date.

6.14 Section 16b-3

Atna, MergerSub and the Company shall take all such steps as may be required and within its control to cause the Merger and any other dispositions of equity securities of the Company (including derivative securities) in connection therewith by each individual who is a director or officer of the Company hereunder to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.15 Affiliate Agreements

The Company shall use all reasonable efforts to cause each Person who is or becomes (or may be deemed to be) an “affiliate” (as that term is used in Rule 145 under the Securities Act) of the Company to execute and deliver to Atna, prior to the Effective Time, an Affiliate Agreement in the form of Exhibit B (each, an “Affiliate Agreement”), if Rule 145 remains applicable to the Merger at the Effective Time.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Conditions to Obligations of Each Party Under this Agreement

The respective obligations of each Party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by agreement of Atna and Canyon, in whole or in part, to the extent permitted by applicable Law:

(a) No Injunction.  No Law or Order enacted, issued, promulgated, enforced or entered by any Governmental Body shall be in effect (whether temporary, preliminary or permanent) enjoining, restraining or prohibiting consummation of the Agreement or making the consummation of the Agreement illegal;

(b) HSR Act.  The waiting period applicable to the transactions contemplated by this Agreement under the HSR Act, if any, shall have expired or early termination shall have been granted;

(c) Shareholder Approvals.  This Agreement and the Merger shall have been approved and adopted by the Requisite Shareholder Approval; and

(d) Registration Statement and Listing.  The appropriate Registration Statement relating to the issuance of the Atna Common Shares hereunder shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order. The TSX approval shall be effective for the listing of such Atna Common Shares without any hold period legend.

7.2 Conditions to Obligations of Atna

The obligations of Atna and MergerSub to effect the Merger and the other transactions contemplated in this Agreement are subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by Atna, in whole or in part, to the extent permitted by applicable Law:

(a) Representations and Warranties.  The representations and warranties made by Canyon in Article IV, which representations and warranties shall be deemed for purposes of this Section 7.2(a) not to include any qualification or limitation with respect to materiality (whether by reference to “Material Adverse Effect” or otherwise), shall be true and correct as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date, except that such representations that are made as of a specific date need only be true in all material respects as of such date, in either case, where the failure thereof to be true and correct, in the aggregate, has had a Material Adverse Effect, and Atna shall have received a certificate signed by a duly authorized officer of Canyon, dated as of the Closing Date, to the foregoing effect;

(b) Performance of Agreements and Covenants.  Canyon shall have performed or complied in all material respects with its respective agreements and covenants required by this Agreement to be performed or complied with by Canyon on or prior to the Closing Date or, if breached, shall have been remedied, cured or waived at or prior to the Closing, and Atna shall have received a certificate signed by a duly authorized officer of Canyon, dated as of the Closing Date, to that effect;

(c) Consents.  Canyon shall have procured the consents of third-parties and Governmental Bodies specified in Schedule 7.2(c) which shall be delivered to Atna at Closing;

(d) No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred and be continuing any event, occurrence, revelation or development of a state of circumstances or facts which, in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(e) No Litigation.  There shall not have been instituted or pending any action or proceeding by any Governmental Body or any other Person: (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger; (ii) seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Merger; (iii) seeking to restrain or prohibit Atna’s, MergerSub’s or any of Atna’s other Affiliates’ (A) ability effectively to exercise full rights of ownership of the Common Stock, including the right to vote any shares of Common Stock acquired or owned by Atna, MergerSub or any of Atna’s other Affiliates following the Effective Time on all matters properly presented to the Shareholders, or (B) ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the Business or assets of Canyon; or (iv) seeking to compel Atna or any of its subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of Canyon;

(f) Title Opinions.  Atna shall have received from Canyon copies of title opinions covering the Briggs Mine and the Reward Project which title opinions shall be reasonably satisfactory in form and substance to Atna; and

(g) Fairness Opinion.  The Board of Directors of Atna shall have received an opinion of National Bank Financial Inc. that the consideration to be paid pursuant to this Agreement is fair from a financial point of view to Atna, which fairness opinion shall be satisfactory in form and substance to Atna.

7.3 Conditions to Obligations of Canyon

The obligation of Canyon to consummate the transactions contemplated in this Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived by Canyon, in whole or in part, to the extent permitted by applicable Law:

(a) Representations and Warranties.  The representations and warranties made by Atna in Article VI, which representations and warranties shall be deemed for purposes of this Section 7.3(a) not to include any qualification or limitation with respect to materiality (whether by reference to “Material Adverse Effect” or otherwise), shall be true and correct as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date, except that such representations that are made as of a specific date need only be true in all material respects as of such date, in either case where the failure thereof to be true and correct, in the aggregate, has had a material adverse effect on the ability of Atna or MergerSub to consummate the transactions contemplated by this Agreement, and Canyon shall have received a certificate signed by a duly authorized officer of Atna, dated as of the Closing Date, to the foregoing effect;

(b) Performance of Agreements and Covenants.  Atna and MergerSub shall have performed or complied in all material respects with their respective agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, or, if breached, shall have been remedied, cured or waived at or prior to the Closing, and Canyon shall have received a certificate signed by a duly authorized officer of Atna, dated as of the Closing Date, to that effect; and

(c) Fairness Opinion.  The Board of Directors of Canyon shall have received an opinion of Wellington West Capital Inc. that the consideration to be received pursuant to this Agreement is fair from a financial point of view to the Shareholders, which fairness opinion shall be satisfactory in form and substance to Canyon.

ARTICLE VIII

NON-SURVIVAL; INDEMNIFICATION

8.1 Non-Survival of Representations and Warranties

None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

8.2 Indemnification and Insurance

(a) From and after the Effective Time (and subject to the further limitation contained herein), the Surviving Corporation shall indemnify and hold harmless, as and to the fullest extent permitted by Delaware Law and the Amended and Restated Certificate of Incorporation and bylaws of the Company, as in effect on the date hereof, any Person who is now, or who becomes prior to the Effective Time, a director or executive officer of the Company (the “Indemnified Parties”) against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Delaware Law upon receipt of an undertaking to repay such advanced expenses if it is determined by a judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification and such other undertakings required by applicable law), judgments, fines and amounts paid in settlement (“Damages”) in connection with any such threatened or actual claim, action, suit, proceeding or investigation to which any Indemnified Party is or may become a party by virtue of his or her service as a present or former director or executive officer of the Company and arising out of actual or alleged events, actions or omissions occurring or alleged to have occurred at or prior to the Effective Time (including, without limitation, the Merger), but only if the applicable Indemnified Party acted in good faith and in a manner such Indemnified Party reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal Legal Proceeding, had no reasonable cause to believe the Indemnified Party’s conduct was unlawful (an “Indemnified Matter”). In connection with any Indemnified Matter, the Indemnified Parties may retain counsel reasonably satisfactory to Atna; provided, however, that (i) Atna shall have the right to assume the defense thereof and upon such assumption Atna shall not be liable to any Indemnified Party for any legal expenses of counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Atna elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Atna and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to Atna, and Atna shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, provided that Atna shall be obligated pursuant to this paragraph to pay for not more than one counsel for each Indemnified Party in such circumstances, (iii) Atna shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed), and (iv) Atna shall not be obligated pursuant to this paragraph to the extent that a judgment of a court of competent jurisdiction determines that any Damages are as a result of the gross negligence or willful misconduct or result from a decision made by the Indemnified Party when the Indemnified Party had no good faith belief that he or she was acting in the best interests of the Company. Any Indemnified Party wishing to claim indemnification under this Section 8.2, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Atna thereof; provided, however, that the failure to so notify shall not affect the obligations of Atna under this Section 8.2 except to the extent such failure to notify materially prejudices Atna.

(b) Atna shall purchase for the benefit of the persons serving as executive officers and directors of the Company immediately prior to the Effective Time, directors’ and officers’ liability insurance coverage for six (6) years after the Effective Time, under either the Company’s policy in existence on the date hereof, or under a policy of similar coverage and amounts containing terms and conditions which are generally not less advantageous than the Company’s current policy, and in either case, with respect to acts or omissions occurring prior to the Effective Time which were committed by such executive officers and directors in their capacity as such (“Tail Insurance”) so long as the annual premium therefor would not be in excess of 200% of the last annual premium paid prior to the Effective Time.

ARTICLE IX

TERMINATION

9.1 Termination.

This Agreement may be terminated at any time (except where otherwise indicated) prior to the Closing, whether before or after approval of this Agreement (unless otherwise set forth below), as follows:

(a) by mutual written consent of Atna and Canyon;

(b) by Atna, (i) if there has been a breach or failure to perform any covenant or agreement on the part of Canyon that causes any of the conditions provided in Sections 7.2(b)-(g) not to be met and such breach or failure has not been cured (if curable) within 15 Business Days following receipt by Canyon of written notice of such breach describing the extent and nature thereof in reasonable detail, or (ii) if there has been any event, change, occurrence or circumstance that renders the conditions set forth in Section 7.2(a) incapable of being satisfied by the date that is eight months following the date hereof (the “Outside Date”);

(c) by Canyon, (i) if there has been a breach or failure to perform any covenant or agreement on the part of Atna or MergerSub that causes any of the conditions provided in Sections 7.3(b)-(c) not to be met and such breach or failure has not been cured (if curable) within 10 Business Days following receipt by Atna of written notice of such breach describing the extent and nature thereof in reasonable detail, or (ii) there has been any event, change, occurrence or circumstance that renders the conditions set forth in Section 7.3(a) incapable of being satisfied by the Outside Date;

(d) by either Atna or Canyon if there shall be in effect a final, unappealable Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.1(d) shall not have initiated such proceeding or taken any action in support of such proceeding (it being agreed that the Parties shall use their commercially reasonable efforts to promptly appeal any such Order that is not unappealable and diligently pursue such appeal);

(e) by either Atna or Canyon on or after the Outside Date if the Closing shall not have occurred by the close of business on such date (unless the failure to consummate the Closing is attributable to a breach of this Agreement on the part of the Party seeking to terminate this Agreement); provided, however, that the terminating party is not in material default of any of its obligations hereunder;

(f) by Atna if, the Board shall have (i) endorsed, approved or recommended any Acquisition Proposal in accordance with Section 6.9, other than that contemplated by this Agreement, (ii) effected a Change in Recommendation, or (iii) resolved to do any of the foregoing;

(g) by Atna if (i) Canyon shall have entered into a definitive agreement with respect to an Acquisition Proposal, (ii) a tender offer or exchange offer for outstanding shares of the Common Stock is commenced (other than by Atna or an Affiliate of Atna) and the Board recommends that the Shareholders tender their shares in such tender or exchange offer, (iii) the Board takes no position with respect to the acceptance of a tender offer or exchange offer for outstanding shares of the Common Stock and Atna terminates this Agreement prior to the Special Meeting, or (iv) for any reason if Canyon fails to hold the Special Meeting by the Outside Date, other than due to the failure to satisfy the conditions set forth in Section 7.1(a) or Section 7.1(d); or

(h) by Canyon if, at any time prior to receiving the Requisite Shareholder Approval, the Board authorizes Canyon, subject to complying with the terms of this Agreement, to terminate this Agreement in order to enter into a binding, definitive agreement with respect to a Superior Proposal; provided that Canyon shall have first paid to Atna the Atna Termination Fee; and provided, further, that (i) Canyon has notified Atna by written notice pursuant to this Section 9.1(h), at least four Business Days in advance, of its Board’s intention to effect a Change in Recommendation or terminate this Agreement, specifying the material terms and conditions of such Superior Proposal and the identity of the party making such Superior Proposal, and furnishing to Atna a copy of any relevant proposed transaction agreements with the party making such Superior Proposal and any other material documents received by it or its representatives, and (ii) prior to effecting such a Change in Recommendation, the Board has, and has caused its financial and legal advisors to, negotiate with Atna in good faith to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, it being understood that Canyon shall not enter into any such binding, definitive agreement during such four-Business Day period (Canyon agrees to notify Atna promptly if its intention to enter into any such agreement referred to in Section 9.1(h)(ii) shall change at any time after giving such notification).

9.2 Procedure Upon Termination

In the event of termination and abandonment by Atna or Canyon, or both, pursuant to Section 9.1 hereof, written notice thereof shall forthwith be given to the other Party or Parties and this Agreement shall terminate, and the Merger shall be abandoned, without further action by Atna or Canyon.

9.3 Effect of Termination

Upon the termination of this Agreement in accordance with Sections 9.1 and 9.2 hereof, Atna and Canyon shall be relieved of any further duties and obligations under this Agreement after the date of such termination; provided, that no such termination shall relieve any Party hereto from Liability for any willful breach or fraud by a Party of this

Agreement; provided, further, that the obligations of the Parties set forth in Section 9.5, Section 9.6, Article VIII and Article IX hereof shall survive any such termination and shall be enforceable after such termination.

9.4 Frustration of Conditions

Neither Atna or MergerSub, on the one hand, nor Canyon, on the other, may rely on the failure of any condition set forth in Sections 7.1, 7.2, or 7.3 to be satisfied if such failure was caused by such Party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

9.5 Atna Fees and Expenses

(a) Canyon agrees that, in order to compensate Atna for the direct and substantial damages suffered by Atna in the event of termination of this Agreement under certain circumstances, which damages includes Atna Expenses and cannot be determined with reasonable certainty, Canyon shall pay to Atna the Atna Termination Fee (as defined below) upon the termination of this Agreement by Atna pursuant to Section 9.1(b)(i), (f), (g) or (h).  For purposes of this Agreement, the term “Atna Termination Fee” means an amount equal to $975,000.

(b) Upon any termination of this Agreement for which an Atna Termination Fee is due and payable under Section 9.5(a) Canyon shall reimburse Atna and its Affiliates for 100% of their Atna Expenses in an amount not to exceed and not in addition to the Atna Termination Fee. For purposes of this Agreement, the term “Atna Expenses” means all actual and documented out-of-pocket expenses of Atna and its Affiliates in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of accountants, attorneys and financial advisors, and all costs of Atna.

(c) The Atna Termination Fee and/or Atna Expenses, shall be paid by Canyon as directed by Atna in writing in immediately available funds on the date(s) specified above, or, if no such date is specified, not later than three Business Days after the date of the event giving rise to the obligation to make such payment.

(d) Canyon acknowledges that the agreements contained in this Section 9.5 are an integral part of the transactions contemplated by this Agreement. In the event that Canyon shall fail to pay the Atna Termination Fee, and/or Atna Expenses when due, Canyon shall reimburse Atna for all reasonable costs and expenses actually incurred or accrued by Atna (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.5, together with interest on such amounts (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by Atna and its Affiliates at the prime rate of Citibank N.A., as in effect from time to time during such period.

9.6 Company Fees and Expenses

(a) Atna agrees that, in order to compensate Canyon for the direct and substantial damages suffered by Canyon in the event of termination of this Agreement under certain circumstances, which damages includes Company Expenses and cannot be determined with reasonable certainty, Atna shall pay to Canyon the Company Termination Fee (as defined below) upon the termination of this Agreement by Canyon pursuant to Section 9.1(c).  For purposes of this Agreement, the term “Company Termination Fee” means an amount equal to $975,000.

(b) Upon any termination of this Agreement for which a Company Termination Fee is due and payable under Section 9.6(a), Atna shall reimburse Canyon and its Affiliates for 100% of their Company Expenses (as defined below) in an amount not to exceed and not in addition to the Company Termination Fee. For purposes of this Agreement, the term “Company Expenses” means all actual and documented out-of-pocket expenses of Canyon and its Affiliates in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of accountants, attorneys and financial advisors.

(c) The Company Termination Fee and/or Company Expenses, shall be paid by Atna as directed by Canyon in writing in immediately available funds on the date(s) specified above, or, if no such date is specified, not later than three Business Days after the date of the event giving rise to the obligation to make such payment.

(d) Atna acknowledges that the agreements contained in this Section 9.6 are an integral part of the transactions contemplated by this Agreement. In the event that Atna shall fail to pay the Company Termination Fee and/or Company Expenses when due, Atna shall reimburse Canyon for all reasonable costs and expenses actually incurred or accrued by Canyon (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.6, together with interest on such amounts (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by Canyon and its Affiliates at the prime rate of Citibank N.A. as in effect from time to time during such period.

ARTICLE X

DEFINITIONS

10.1 Certain Definitions

For purposes of this Agreement, the following terms shall have the meanings specified in this Section 10.1:

“2007 Rights Agreement” has the meaning set forth in Section 4.26.

“Acquisition Proposal” means any proposal, offer or inquiry relating to (or any third party indication of interest in), whether in one transaction or a series of related transactions, (a) any sale or other disposition, directly or indirectly, by merger, consolidation, share exchange or any similar transaction, of the business or assets of Canyon representing 10% or more of the consolidated assets of Canyon and its Subsidiaries, (b) any issuance, sale or other disposition by Canyon (including by way of merger, consolidation, share exchange or any similar transaction) of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding voting equity securities of Canyon or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Canyon, (c) any tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) would acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding shares of Canyon or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Canyon, (d) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to Canyon or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Canyon or (e) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include any of the transactions contemplated by this Agreement.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Affiliate Agreement” has the meaning set forth in Section 6.15.

“Affiliated Person” means any director, executive officer or 5% or greater shareholder; spouse or other Person living in the same household of such director, executive officer or shareholder; or any Person in which any of the foregoing persons is an officer, trustee, 5% or greater shareholder, general partner or 5% or greater trust beneficiary.

“Agreement” has the meaning set forth in the Preamble.

“Atna” has the meaning set forth in the Preamble.

“Atna Common Shares” means common shares of Atna.

“Atna Documents” has the meaning set forth in Section 5.2.

“Atna Expenses” has the meaning set forth in Section 9.5(b).

“Atna Reports” means all forms, reports, financial statements, information and other documents (as supplemented and amended since the time of filing) filed by Atna with the SEC or such applicable Canadian securities regulatory authority since December 31, 2003.

“Atna Termination Fee” has the meaning set forth in Section 9.5(a).

“MergerSub” has the meaning set forth in the Preamble.

“MergerSub’s Knowledge” means the actual knowledge (i.e. the conscious awareness of facts or other information) of those Persons identified on Schedule 10.1(a).

“Atna’s Knowledge” means the actual knowledge (i.e. the conscious awareness of facts or other information), after due and diligent inquiry of those Persons identified on Schedule 10.1(b).

“Assumed Convertible Security” has the meaning set forth in Section 2.1(c).

“Board” means the Board of Directors of Canyon.

“Briggs Mine” means the Briggs open pit gold leach operation located on the west side of the Panamint Range near Death Valley, California; the legal description of the project area is Townships 21 through 23, and Range 44 through 45 West, Mount Diablo Meridian.

“Business” means the business of Canyon as conducted on the date hereof.

“Business Day” means any day of the year on which national banking institutions in Denver, Colorado or Vancouver, British Columbia are open to the public for conducting business and are not required or authorized to close.

“Certificate” has the meaning set forth in Section 2.1(d).

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Certifications” has the meaning set forth in Section 4.6(b).

“Change in Recommendation” has the meaning set forth in Section 6.4(b).

“Canyon Properties Reports” has the meaning set forth in Section 4.11(j).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means the shares of common stock, par value $0.01 per share, of Canyon.

“Company” has the meaning set forth in the Preamble.

“Company Balance Sheet” means the consolidated balance sheet of Canyon as of December 31, 2006, including the footnotes thereto, set forth in Canyon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

“Company Board Recommendation” has the meaning set forth in Section 4.2.

“Company Convertible Securities” has the meaning set forth in Section 2.1(c).

“Company Documents” has the meaning set forth in Section 4.2.

“Company Equity Incentive Plan” has the meaning set forth in Section 2.1(b).

“Company Expenses” shall have the meaning set forth in Section 9.6(b).

“Company Financial Statements” means all of the financial statements of Canyon and its Subsidiaries included in Company Reports.

“Company Option” has the meaning set forth in Section 2.1(b).

“Company Reports” means all forms, reports, financial statements, information and other documents (as supplemented and amended since the time of filing) filed by Canyon with the SEC since December 31, 2003.

“Company Termination Fee” has the meaning set forth in Section 9.6(a).

“Company’s Knowledge” means the actual knowledge (i.e. the conscious awareness of facts or other information) of those Persons identified on Schedule 10.1(c).

“Confidentiality Agreement” has the meaning set forth in Section 11.1.

“Contract” means any written contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease or license.

“Damages” has the meaning set forth in Section 2.1(f).

“Delaware Law” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 2.1(f).

“Effective Time” has the meaning set forth in Section 1.3.

“Employee” means all individuals including common law employees, independent contractors and individual consultants, as of the date hereof, who are employed or engaged by Canyon or any ERISA Affiliate, together with individuals who are hired after the date hereof and prior to the Closing.

“Employee Plan” has the meaning set forth in Section 4.15(a).

“Encumbrance” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction.

“Environmental Laws” means all Laws enacted and in effect on or prior to the date hereof concerning pollution or protection of the environment, including without limitation, all Laws relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened release, control, or cleanup of any Hazardous Materials and including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

“Environmental Permits” means all permits, authorizations, registrations or approvals required under Environmental Laws for the operation of the businesses and assets of Canyon and its Subsidiaries or the occupancy of the Real Property.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliates” means Canyon or any Subsidiary or any other Person or entity that, together with Canyon or any Subsidiary, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 3.1.

“Exchange Ratio” has the meaning set forth in Section 2.1(a).

“Former Employee” means all individuals (including common law employees, independent contractors and individual consultants) who were employed or engaged by Canyon or any ERISA Affiliate but who are no longer so employed or engaged on the date hereof.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof, consistently applied in accordance with Canyon’s past practices.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, provincial, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Materials” means any wastes, substances, radiation, or materials (whether solids, liquids or gases): (a) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic or mutagenic; (b) which are or become defined as “pollutants,” “contaminants,” “hazardous materials,” “hazardous wastes,” “hazardous substances,” “toxic substances,” “radioactive materials,” “solid wastes,” or other similar designations in, or otherwise subject to regulation under, any Environmental Laws; (c) the presence of which on the Real Property cause or threaten to cause a nuisance pursuant to applicable statutory or common law upon the Real Property or to adjacent properties; (d) which contain without limitation polychlorinated biphenyls (PCBs), mold, methyl-tertiary butyl ether, asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof); or (e) which pose a hazard to human health, safety, natural resources, employees, or the environment.

“Hedging Arrangements” means any agreement, option or arrangements designed to protect against fluctuations in (a) interest rates, (b) currency exchange rates or (c) precious metals or commodity prices, and for greater certainty shall include any transaction referred to in clause (a) or (b) of the definition of “Specified Transaction” contained in Section 14 of the 2002 ISDA Master Agreement published by International Swaps and Derivatives Association, Inc.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication, (a) the principal of and, accreted value and accrued and unpaid interest in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments the payment of which such Person is responsible or liable, including, but not limited to, any gold loan; (b) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities); (c) all obligations of the type referred to in clauses (a) and (b) of any Persons the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; and (d) all obligations of the type referred to in clauses (a) through (c) of other Persons secured by any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indemnified Matter” has the meaning set forth in Section 2.1(f).

“Indemnified Parties” has the meaning set forth in Section 2.1(f).

“Intellectual Property” means (a) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals and continuations thereof, (b) all inventions (whether patentable or not), invention disclosures, improvements, mask works, trade secrets, manufacturing processes, test and qualification processes, designs, schematics, proprietary information, know-how, technology, technical data and customer lists, (c) all works of authorship (whether copyrightable or not), copyrights, copyright registrations and applications therefor throughout the world, (d) all industrial designs and any registrations and applications therefor throughout the world, (e) all software and (f) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, trade dress, common law trademarks and service marks, and trademark and service mark and trade dress registrations and applications therefor throughout the world.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Law” means any foreign, federal, state, local law, statute, code, ordinance, rule or regulation.

“Lease” has the meaning set forth in Section 4.11(b).

“Leased Personal Property” has the meaning set forth in Section 4.12(a).

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Body.

“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.

“Material Adverse Effect” means a condition, event, change or occurrence that is reasonably likely to have a material adverse effect upon (A) the financial condition, results of operations, loans, securities, deposit accounts, business or properties of Canyon and its Subsidiaries taken as a whole or (B) the ability of Canyon to consummate the transactions contemplated by this Agreement (other than as a result of (i) any change, effect, event or occurrence relating to the United States economy or financial or securities markets in general, (ii) any change, effect, event or occurrence relating to the mining industry to the extent not affecting such party to a materially greater extent than it affects other persons in the mining industry, (iii) any change, effect, event or occurrence relating to the announcement or performance of this Agreement and the transactions contemplated hereby, (iv) any change, effect, event or occurrence resulting from any action or omission taken with the prior consent of Atna, (v) any change in mining or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (vi) any change in GAAP or regulatory accounting requirements applicable to mining companies generally, and (vii) effects arising from war or terrorism).

“Material Contract” has the meaning set forth in Section 4.13(a).

“Measurement End Date” has the meaning set forth in Section 2.1(a).

“Merger” has the meaning set forth in the Recitals.

“Multiemployer Plan” has the meaning set forth in Section 4.15(c).

“Option Agreement” has the meaning set forth in Section 2.1(d).

“Order” means any consent, order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of Canyon and the Business.

“Outside Date” has the meaning set forth in Section 9.1(b).

“Parties” means Atna, MergerSub and Canyon.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Encumbrances” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances affecting real property that are disclosed in policies of title insurance, (b) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, for which adequate reserves have been established in accordance with GAAP (c) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances arising or incurred in the Ordinary Course of Business, (d) zoning, entitlement and other land use and environmental regulations by any Governmental Body, (e) title of a lessor under a capital or operating lease; and (f) in the case of software, non-exclusive, object code, end-user licenses granted in the Ordinary Course of Business.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Proxy Statement” has the meaning set forth in Section 4.4(b).

“Real Property” has the meaning set forth in Section 4.11(a).

“Registration Statement” has the meaning set forth in Section 6.10(a).

“Related Parties” has the meaning set forth in Section 4.27.

“Release” shall have the meaning as set forth in the Comprehensive, Environmental Response Compensation Act, 42 U.S.C. § 9601 et seq.

“Remediation” means any investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure or post-closure in connection with the suspected, threatened or actual Release of Hazardous Materials.

“Requisite Shareholder Approval” means the affirmative consent or vote of the holders of a majority of the outstanding shares of the Common Stock of Canyon.

“Reward Project” means the proposed conventional open pit gold mine and leach operations located approximately four miles south of the Glamis Daisy Mine, three miles east of US Highway 95 and eight miles southeast of the town of Beatty, in Nye County, Nevada.

“Royalty Agreement” has the meaning set forth in Section 4.11(b).

“Royalty Interests” has the meaning set forth in Section 4.11(a).

“Royalty Properties” has the meaning set forth in Section 4.11(a).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means the disclosure schedules delivered by Canyon to Atna and MergerSub as attached to this Agreement and Atna and MergerSub to Canyon as attached to this Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Shareholder” means a shareholder of Canyon.

“Special Meeting” has the meaning set forth in Section 6.4(a).

“Specified Properties” means the Reward Project and the permitted boundary of Briggs Mine and Cecil R.

“Subsidiary” means any Person of which a majority of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by Canyon.

“Superior Proposal” means a bona fide written and publicly announced Acquisition Proposal that (a) the Board concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory, timing, certainty and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation) is more favorable to the Shareholders from a financial point of view, than the transactions contemplated by this Agreement (after giving effect to any adjustments to the terms and provisions of this Agreement proposed by Atna in response to such Acquisition Proposal), (b) if any cash consideration is payable as part of the Superior Proposal, that such cash consideration shall be fully financed or reasonably capable of being fully financed promptly, (c) if any consideration as part of the Superior Proposal is payable in shares of capital stock listed on a national securities exchange or the TSX or quoted on an inter-dealer quotation system, then the value of such consideration shall be determined in relation to the value of the Atna Common Shares to be issued in the Merger, and (d) is reasonably likely to receive all required approvals of any Governmental Body and other Person on a timely basis and otherwise reasonably capable of being completed on the terms proposed.

“Support Agreements” means those certain Support Agreements by and among Atna and the Shareholders executing such Support Agreements dated as of November 19, 2007.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tail Insurance” has the meaning set forth in Section 2.1(f).

“Tax Return” means all returns, declarations, reports, forms, estimates, information returns, claims for refund statements or other documents (including any related or supporting information or amendments) filed or required to be filed with or supplied to any Governmental Body in connection with any Taxes.

“Taxes” (including the term “Tax”) means all taxes, charges, fees, duties, levies, penalties or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, sales, transfer, license, payroll, withholding, social security, franchise, unemployment insurance, workers’ compensation, employer health tax or other taxes, imposed by any Governmental Body and shall include any interest, penalties or additions to tax attributable to any of the foregoing.

“Total Merger Consideration” has the meaning set forth in Section 2.1(a).

“TSX” means the Toronto Stock Exchange.

“Unpatented Mining Claims” has the meaning set forth in Section 4.11(a).

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the rules and regulations promulgated thereunder.

10.2 Other Definitional and Interpretive Matters.  Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a) Calculation of Time Period.  When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b) Dollars.  Any reference in this Agreement to $ shall mean U.S. dollars and any reference to Cdn$ shall mean Canadian dollars.

(c) Schedules.  The Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. Disclosure of any item on any Schedule shall not constitute an admission or indication that such item or matter is a material exception or fact, event or circumstance or that such item has had or is reasonably likely to result in a Material Adverse Effect. No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule but not otherwise defined therein shall be defined as set forth in this Agreement.

(d) Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(e) Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(f) Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(g) Including.  The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(h) Reflected On or Set Forth In.  An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (a) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, (b) such item is otherwise specifically set forth on the balance sheet or financial statements or (c) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.

10.3 Interpretation

The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE XI

MISCELLANEOUS

11.1 Confidentiality

Each of Canyon and Atna agrees that, unless and until the transactions contemplated hereby shall have been consummated, the confidentiality agreements between Atna and Canyon dated as of June 22, 2006, (the “Confidentiality Agreement”), shall remain in full force and effect.

11.2 Notices

All notices, requests and other communications hereunder to a Party shall be in writing and shall be deemed to have been given (a) on the Business Day sent, when delivered by hand or facsimile transmission (with confirmation) during normal business hours or (b) on the Business Day following the Business Day of sending, if delivered by an overnight courier recognized as providing services nationally in the United States, in each case to such Party at its address (or number) set forth below or such other address (or number) as the Party may specify by notice to the other Parties hereto:

If to Atna or MergerSub:
510 — 510 Burrard Street
Vancouver, B.C. Canada V6C 3A8
Fascimile: (604) 684-8887
Attention: President and Chief Executive Officer

With a copy (which shall not constitute notice) to:
Lawson Lundell LLP
1600 Cathedral Place
925 West Georgia Street
Vancouver BC V6C 3L2
Facsimile: (604) 669-1620
Attention: Michael L. Lee

If to Canyon:
14142 Denver West Parkway, Suite 250
Golden, CO 80401
Facsimile (303) 279-3772
Attention: President and Chief Executive Officer

With a copy (which shall not constitute notice) to:
Hogan & Hartson L.L.P.
One Tabor Center
1200 Seventeenth Street, Suite 1500
Denver, CO 80202
Facsimile: (303) 899-7333
Attention: Richard J. Mattera

11.3 Severability

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, (a) the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible and (b) the remainder of this Agreement and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

11.4 Entire Agreement; No Third-Person Beneficiaries

This Agreement (including the Schedules hereto), the Company Documents, the Atna Documents, the Confidentiality Agreement and the Support Agreements constitute the entire agreement between the Parties with respect to the transactions contemplated hereby and supersede all prior agreements, written or oral, among the Parties with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied on by any Party in entering into this Agreement. Nothing in this Agreement, expressed or implied, is intended to confer on any Person, other than the Parties hereto or their respective successors, any rights, remedies, obligations or liabilities.

11.5 Waiver; Amendment

Any provision of this Agreement may be amended or waived, but only if the amendment or waiver is in writing and signed by the Party or Parties that would have been benefited by the provision. This Agreement may be amended by the Parties as provided in this Section 11.5 at any time before or after the Shareholders or the sole shareholder of MergerSub approve this Agreement, but after such approval no such amendment shall be made which by Delaware Law requires the further approval of the Shareholders or the sole shareholder of MergerSub without obtaining such approval. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

11.6 Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any purported assignment in violation of this Section 11.6 will be void; provided, however, that MergerSub may assign this Agreement (and its rights and obligations hereunder) to any direct or indirect wholly owned Subsidiary of Atna. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assigns.

11.7 Expenses

Except as otherwise provided in this Agreement, each Party will bear all expenses incurred by it in connection with this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby. Notwithstanding the foregoing, whether or not the Merger is consummated, Atna and Canyon shall share equally all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in connection with filings required, if any, under the HSR Act (including the HSR filing fee). Any sales, use, real estate transfer, stock transfer or similar transfer Tax payable in connection with the transactions contemplated by this Agreement shall be borne solely by Atna. Notwithstanding anything in this Agreement to the contrary, Atna shall not be responsible for any tax liability or transaction expense of any shareholder of Canyon.

11.8 Specific Performance

Without limiting or waiving in any respect any rights or remedies of any Party under this Agreement now or hereafter existing at law in equity or by statute, each such Party shall be entitled to such specific performance of the obligations to be performed by the other Parties in accordance with the provisions of this Agreement. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

11.9 Governing Law; Disputes

This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), shall be governed by and construed in accordance with the laws of the State of Delaware and shall be treated in all respects as a Delaware contract. Any action against any Party relating to the foregoing shall be brought exclusively in a court of the State of Delaware and the Parties hereto hereby irrevocably submit to the exclusive jurisdiction of any court located within the State of Delaware over any such action. The Parties agree not to commence any action, suit or proceeding relating to the foregoing except in the courts of the State of Delaware. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action.

11.10 Counterparts

This Agreement may be executed in any number of counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement. Any signature pages of this Agreement transmitted by telecopier will have the same legal effect as an original executed signature page.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective authorized officers as of the date first written above.

CANYON RESOURCES CORPORATION:

By:	/s/ James Hesketh
Name:     James Hesketh

Title:	President & Chief Executive Officer

ATNA RESOURCES LTD.:

By:	/s/ David Watkins
Name:     David Watkins

Title:	President & Chief Executive Officer

ARIZONA ACQUISITION LTD.:

By:	/s/ David Watkins
Name:     David Watkins

Title:	President & Chief Executive Officer

Exhibit A

Director and Officers

Directors

Mr. David Watkins — Chairman

Mr. James K. B. Hesketh

Mr. William J. Coulter

Mr. Glen Dickson

Mr. David K. Fagin

Mr. Ronald Parker

Officers

Mr. David Watkins — CEO

Mr. James K. B. Hesketh — President & COO

Mr. David P. Suleski — Vice President and CFO

Mr. William Stanley — Vice President Exploration

Ms. Bonnie Whelan — Corporate Secretary

ANNEX B

Opinion of Wellington West Capital Markets Inc.

November 16, 2007
The Special Committee of the Board of Directors
Canyon Resources Corporation
14142 Denver West Parkway
Suite 250
Golden, Colorado 80401

To the Special Committee of the Board of Directors:

We, Wellington West Capital Markets Inc. (“Wellington West”), understand that Atna Resources Ltd. (“Atna”) intends to acquire (the “Transaction”) all of the outstanding common shares of Canyon Resources Corporation (“Canyon” or the “Company”). Under the proposed terms of the Transaction, Atna will issue to the shareholders of Canyon, upon the closing of the Transaction, consideration in the form of 0.32 (the “Exchange Ratio”) shares of Atna’s common stock for each outstanding common share of Canyon (the “Consideration”). The Exchange Ratio represents a 45% premium to the actual exchange ratios between the common shares of Canyon and Atna based on their market closing prices on November 14, 2007.

Canyon has retained Wellington West to provide this opinion, in customary form (the “Fairness Opinion”), to the Special Committee of the Board of Directors of Canyon (the “Special Committee”) as to the fairness of the Exchange Ratio, from a financial point of view, to shareholders of Canyon.

ENGAGEMENT

Canyon initially contacted Wellington West regarding a potential advisory assignment in early October 2007, and Wellington West was formally engaged by Canyon through an agreement between Canyon and Wellington West (the “Engagement Agreement”) dated as of October 15, 2007, pursuant to which Wellington West would provide the Special Committee with the Fairness Opinion. The terms of the Engagement Agreement provide that Wellington West is to be paid a fee for its financial advisory services and for rendering the Fairness Opinion. The fees payable to Wellington West are not contingent in whole or in part upon the completion of the Transaction or on the conclusions reached in the Fairness Opinion.

CREDENTIALS OF WELLINGTON WEST CAPITAL MARKETS INC.

Wellington West is one of Canada’s leading independent investment banking firms and provides services in corporate finance, equity sales and trading, and investment research. The Fairness Opinion expressed herein represents the opinions of Wellington West and the form and content herein have been approved for release by the executive committee of Wellington West, the members of which are experienced in merger, acquisition, divestiture, valuation, fairness opinion, and capital market matters.

Wellington West is not an insider, associate, or affiliate of Canyon or Atna and is not an advisor to any person or company other than Canyon with respect to the Transaction. Wellington West has not acted as lead underwriter for, or agent of, Canyon or Atna in respect of an offering of securities of either company in the past 24 months, nor has Wellington West entered into any other agreements or arrangements with Canyon, Atna or any of their affiliates with respect to any future dealings. Wellington West may however, in the course of its business, provide financial advisory or investment banking services to Canyon, Atna, or any of their respective affiliates from time to time.

Wellington West acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of Canyon, Atna, or any of their respective associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, Wellington West conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to Canyon, Atna, or the Transaction.

SCOPE OF REVIEW

In connection with our Fairness Opinion, we have reviewed and relied upon (without attempting to verify independently the completeness or accuracy of), or carried out, among other things, the following:

i. Audited financial statements of Canyon for the years ended December 31, 2004 through December 31, 2006;

ii. Unaudited quarterly financial statements of Canyon for the first, second and third quarters ended March 31, June 30 and September 30, 2007, respectively;

iii. Audited financial statements of Atna for the years ended December 31, 2004 through December 31, 2006;

iv. Unaudited quarterly financial statements of Atna for the first, second and third quarters ended March 31, June 30 and September 30, 2007, respectively;

v. Unaudited quarterly financial statements of New Horizon Uranium Corporation for the second quarter ended June 30, 2007;

vi. Canyon 2006 annual report;

vii. Atna 2006 annual report;

viii. Atna annual report on Form 20-F, dated March 16, 2007;

ix. Canyon Form S-1 registration statement filed with the SEC on July 13, 2006;

x. Canyon Amendment No. 2 to Form S-3 registration statement filed with the SEC on October 15, 2007;

xi. Technical Report on the Briggs Mine Project, Inyo County, California, USA prepared by John D. Taylor, dated July 11, 2006;

xii. 2006 Mining Study of the CR Briggs Gold Project prepared by WLR Consulting, Inc., dated November 8, 2006;

xiii. Interim Report on the Development of the Gold Tooth Underground Mine and Statement of Reserves as of December 31, 2006 prepared by Practical Mining LLC, dated February 2, 2007;

xiv. 2007 Interim Re-Start Feasibility Study Summary Combined Open Pit and Gold Tooth Underground Case of the CR Briggs Gold Project prepared by Canyon Resources Corporation and CR Briggs Corporation, dated April 5, 2007;

xv. Technical Report for the Briggs Mine Underground Project, Inyo County, California, USA prepared by Reserva International LLC, dated July 26, 2007;

xvi. Pre-feasibility Study Report for the Reward Project, Beatty, Nevada, USA prepared by Chlumsky, Armbrust & Meyer, LLC, dated January 26, 2006;

xvii. Preliminary Assessment of Mineralized Material Report for the Reward Project, Beatty, Nevada, USA prepared by Chlumsky, Armbrust & Meyer, LLC, dated May 18, 2007;

xviii. Seven Up-Pete Deposit Revised Preliminary Mining Evaluation prepared by Gustavson Associates, dated January 10, 2006;

xix. In the Matter of: Canyon Resources Corporation V. State of Montana Expert Report of Douglas B. Silver prepared by Balfour Holdings, Inc., dated April 10, 2003;

xx. Yukon Zinc Corporation — Wolverine Project Independent Technical Report Yukon Territory, Canada prepared by Hatch Ltd., dated June 23, 2006;

xxi. Yukon Zinc Corporation, Wolverine Project, Yukon Territory, Canada, Independent Technical Report prepared by Hatch Ltd., dated June 29, 2006;

xxii. Independent Technical Report on the Wolverine Project — Finlayson District, Yukon, prepared by Wardrop Engineering Inc., dated February 28, 2007;

xxiii. Pre-Feasibility Report on the Pinson Gold Property, Humboldt County, Nevada USA USA prepared by Atna’s Wade W. Bristol, Gary Edmondo and William R. Stanley, dated February 20, 2006;

xxiv. Technical Report Update Pinson Gold Property, Humboldt County, Nevada USA prepared by Atna’s Gary Edmondo, Deanna McDonald and William R. Stanley, dated June 1, 2007;

xxv. Converse Uranium Project Exploration, Development and Mine Operating Agreement between Canyon Resources Corporation and New Horizon Uranium Corporation, dated January 23, 2006;

xxvi. Sand Creek Uranium Project Exploration, Development and Mine Operating Agreement between Converse Joint Venture and High Plains Uranium, Inc., dated August 25, 2006;

xxvii. Exploration Agreement with Option for Mining Venture between Pinson Mining Company, Atna Resources Ltd. and Atna Resources Inc., dated August 12, 2004;

xxviii. First Amendment to Exploration Agreement with Option for Mining Venture between Pinson Mining Company, Atna Resources Ltd. and Atna Resources Inc., dated August 16, 2005;

xxix. Settlement Agreement between Atna Resources Ltd. and Equity Engineering Ltd., dated August 20, 2007;

xxx. Searchlight Property Progress Report prepared by Atna, dated January 2007;

xxxi. Annual Progress Report on the Jarbidge Property prepared by Atna, dated January 2007;

xxxii. Canyon September 2007 Denver Gold Forum presentation;

xxxiii. Atna 2007 Annual General Meeting presentation;

xxxiv. Financial models provided by Canyon;

xxxv. Canyon and Atna press releases from November 5, 2005;

xxxvi. Public information relating to the share ownership of Canyon and Atna considered by us to be relevant;

xxxvii. Public information relating to the business, operations, financial performance and stock trading history of Canyon and Atna and other selected public companies considered by us to be relevant;

xxxviii. Public information with respect to other transactions of a comparable nature considered by us to be relevant;

xxxix. Public information regarding the industries in which Canyon and Atna operate;

xl. Representations contained in a certificate addressed to us, dated as of the date hereof, from senior officers of Canyon as to the completeness and accuracy of the information upon which the Fairness Opinion is based; and

xli. Such other corporate, industry and financial market information, investigations and analyses as Wellington West considered necessary or appropriate in the circumstances.

Wellington West has not, to the best of its knowledge, been denied access by Canyon to any information requested by Wellington West.

ASSUMPTIONS AND LIMITATIONS

Wellington West has not been asked to prepare and has not prepared a formal valuation or appraisal of the securities or assets of Canyon, Atna, or any of their respective associates or affiliates, and this opinion should not be construed as such. We have, however, conducted such analyses, investigation, research, and testing of assumptions as were considered by us to be necessary in the preparation of this Fairness Opinion. In addition, this Fairness Opinion is not, and should not be construed as, advice as to the price at which securities of Canyon or Atna, after giving effect to the Transaction, may trade at a future date. Wellington West was not engaged to review any legal, tax or accounting aspects of the Transaction.

With the Special Committee’s approval and as provided for in the Engagement Agreement, Wellington West has relied upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions or representations obtained by it from public sources, and senior management of Canyon and their respective consultants and advisors (collectively, the “Information”). The Fairness Opinion is conditional upon such completeness, accuracy and fair presentation of such Information. Subject to the exercise of professional judgment and except as expressly described herein, we have not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information. In preparing the Fairness Opinion, we have not been provided with direct access to Atna or its management, and have relied, with your permission, solely on publicly available information relating to Atna.

We have assumed that the Transaction will be consummated on the terms described in the Agreement and Plan of Merger dated November 16, 2007 among Canyon, Atna and Arizona Acquisition Ltd. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on Canyon or Atna or the contemplated benefits of the Transaction.

Senior officers of the Company have represented to Wellington West in a certificate delivered as of the date hereof, among other things, that (i) the Information provided orally by, or in the presence of, an officer or employee of Canyon or in writing by Canyon to Wellington West relating to Canyon or the Transaction for the purpose of preparing this Fairness Opinion was, at the date the Information was provided to Wellington West, and is as of the date hereof, except as has been disclosed in writing to Wellington West, complete, true and correct in all material respects, and did not and does not contain any untrue statement of material fact in respect of Canyon or the Transaction, necessary to make the Information not misleading in light of the circumstances under which the Information was provided; and (ii) since the dates on which the Information was provided to Wellington West, except as disclosed in writing to Wellington West, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Canyon and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Fairness Opinion.

The Fairness Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise, of Canyon and its subsidiaries and affiliates, as they were reflected in the Information and as they have been represented to Wellington West in discussions with management of Canyon. In its analyses and in preparing the Fairness Opinion, Wellington West made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Wellington West or any party involved in the Transaction.

The Fairness Opinion has been provided for the use of the Special Committee and the Board of Directors of Canyon and may not be used by any other person or relied upon by any other person other than the Special Committee and the Board of Directors without the express prior written consent of Wellington West. The Fairness Opinion is given as of the date hereof, and Wellington West disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Fairness Opinion which may come or be brought to Wellington West’s attention after the date hereof. Without limiting the foregoing, in the event that, in the sole opinion of Wellington West, there is any material change in any fact or matter affecting the Fairness Opinion after the date hereof, Wellington West reserves the right to change, modify or withdraw the Fairness Opinion.

Our opinion is limited to the fairness, from a financial point of view, to shareholders of Canyon, of the Exchange Ratio and we do not address the merits of the underlying decision by Canyon to engage in the Transaction. The Fairness Opinion is not to be construed as a recommendation to any securityholder as to whether to tender or vote its securities of Canyon or Atna, as the case may be, in favour of the Transaction.

FAIRNESS ANALYSIS

In rendering this Fairness Opinion, Wellington West has considered and performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant assumptions and methods of financial analysis and the application of these methods to the particular circumstances and, therefore, a fairness opinion is not necessarily susceptible to partial analysis or summary description. Qualitative judgments were made based upon Wellington West’s assessment of the surrounding factual circumstances relating to the Transaction and Wellington West’s analysis of such factual circumstances in its best judgment. Any attempt to select portions of Wellington West’s analysis or of the factors considered, without considering all of the analysis employed and factors considered, would likely create an incomplete and misleading view of the process underlying this Fairness Opinion. This Fairness Opinion should be read in its entirety.

FAIRNESS CONCLUSION

Based upon and subject to the foregoing, Wellington West is of the opinion that, as of November 16, 2007, the Consideration payable in the Transaction, and the Exchange Ratio, is fair, from a financial point of view, to shareholders of Canyon.

Yours very truly,

/s/  Wellington West Capital Markets Inc.
Wellington West Capital Markets Inc.

ANNEX C

SECTION 262 OF DELAWARE GENERAL CORPORATION LAW

§ 262. APPRAISAL RIGHTS

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except: a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof; b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders; c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable.

The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16.)

ANNEX D

CANYON RESOURCES CORPORATION

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of November 16, 2007, by and among Atna Resources Ltd., a British Columbia corporation (“Parent”), Arizona Acquisition Ltd., a Delaware corporation (“Merger Sub” and, together with Parent, “Atna”), and the undersigned stockholder (“Stockholder”) of Canyon Resources Corporation, a Delaware corporation (“Canyon” or the “Company”).

RECITALS

A. Parent, Merger Sub and Canyon have entered into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time in conformity with the provisions thereof, the “Merger Agreement”), which provides for the merger of Merger Sub with and into Canyon, pursuant to which Canyon will become a wholly owned subsidiary of Parent (the “Merger”).

B. Stockholder is the beneficial owner (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of common stock, par value $0.01 per share, of Canyon (“Canyon Common Stock”) as set forth on the signature page hereof, and options, warrants or other rights to acquire such number of shares of Canyon Common Stock as set forth on the signature page hereof.

C. As an inducement and a condition to entering into the Merger Agreement, Atna has requested that Stockholder agree, and Stockholder has agreed (in Stockholder’s capacity as such), to enter into this Agreement in order to facilitate the consummation of the Merger.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.	Definitions.

(a) For the purposes of this Agreement, capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in the Merger Agreement.

(b) “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to its terms, or (ii) such date and time as the Merger shall become effective in accordance with the terms and conditions set forth in the Merger Agreement.

(c) “Person” shall mean any individual, any corporation, limited liability company, general or limited partnership, business trust, unincorporated association or other business organization or entity, or any governmental authority.

(d) “Shares” shall mean: (i) all equity securities of Canyon (including all shares of Canyon Common Stock and all options, warrants and other rights to acquire shares of Canyon Common Stock) owned by Stockholder as of the date of this Agreement, and (ii) all additional equity securities of Canyon (including all additional options, warrants and other rights to acquire shares of Canyon Common Stock) of which Stockholder acquires beneficial ownership during the period commencing with the execution and delivery of this Agreement until the Expiration Date.

(e) A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly (i) offers for sale, sells, assigns, pledges, encumbers, grants an option with respect to, transfers or otherwise disposes of such security or any interest therein, or (ii) enters into an agreement, commitment or other arrangement providing for the sale of, assignment of, pledge of, encumbrance of, granting of an option with respect to, transfer of or disposition of such security or any interest therein; provided, however, that the granting by Stockholder of a security interest in Shares to a brokerage firm to secure a cash loan from such brokerage firm for the purpose of purchasing shares of Canyon Common Stock upon exercise of options to purchase Canyon Common Stock (“Canyon Options”) outstanding on the date of this Agreement shall not be deemed a “Transfer” for purposes of this Agreement.

2. Restriction on Transfer, Proxies and Non-Interference; Stop Transfer.  Except as expressly contemplated by this Agreement, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, Stockholder shall not, directly or indirectly, (i) cause or permit the Transfer of any of the Shares to be effected, or discuss, negotiate or make any offer regarding any Transfer of any of the Shares, (ii) grant any proxies or powers of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into a voting agreement or other similar commitment or arrangement with respect to any of the Shares in contravention of the obligations of Stockholder under this Agreement, (iii) request that Canyon register the Transfer of any certificate or uncertificated interest representing any of the Shares, or (iv) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect, or have the effect of preventing or disabling Stockholder from performing any of Stockholder’s obligations under this Agreement, other than to a signatory under this Voting Agreement in the case of (i), (ii) or (iii). Stockholder hereby agrees that, in order to ensure compliance with the restrictions referred to herein, Canyon may issue appropriate “stop transfer” instructions to its transfer agent in respect of the Shares. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, (A) Stockholder may Transfer any or all of the Shares pursuant to, and in accordance with, the terms of Stockholder’s 10b5-1 plan or arrangement with Canyon, if any, as in effect as of the date hereof, and (B) Stockholder may sell Shares for cash to the extent necessary to pay taxes incurred as a direct result of the exercise of Canyon Options after the date hereof.

3. Voting Agreement.  At any meeting of Canyon’s stockholders called with respect to the following, however called, and at every adjournment or postponement thereof, Stockholder shall appear at such meeting, in person or by proxy, or otherwise cause all of the Shares to be counted as present thereat for purposes of establishing a quorum thereat, and Stockholder shall vote, or cause to be voted (and on every action or approval by written consent of stockholders with respect to the following, act, or cause to be acted, by written consent) with respect to all of the Shares that Stockholder is entitled to vote or as to which Stockholder has the right to direct the voting, as of the relevant record date:

(a) in favor of the approval and adoption of the Merger Agreement and approval of the Canyon Merger;

(b) against the approval of any proposal that would result in a breach by Canyon of the Merger Agreement; and

(c) against any proposal made in opposition to, or in competition with, consummation of the Merger (or either of them) and the other transactions contemplated by the Merger Agreement, including any Canyon Acquisition Proposal.

4. Irrevocable Proxy.  Concurrently with the execution of this Agreement, Stockholder shall deliver to Atna an irrevocable proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permitted by applicable law, with respect to the Shares.

5. Non-Solicitation.  Stockholder shall, and shall cause its affiliates and its and its affiliates’ respective directors, officers, employees, investment bankers, legal, financial and other advisors or representatives (collectively, “Stockholder Representatives”) not to, directly or indirectly, (i) solicit, initiate, knowingly encourage, or induce the making, submission or announcement of, an Acquisition Proposal (as defined in the Merger Agreement), (ii) furnish to any person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to any person (other than Parent, Merger Sub or any designees of Parent or Merger Sub), or take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes or could lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any person with respect to an Acquisition Proposal, (iv) approve, endorse or recommend an Acquisition Proposal, (v) enter into any letter of intent, memorandum of understanding or other contract contemplating or otherwise relating to an Acquisition Transaction or (vi) terminate, amend or waive any rights under any “standstill” or other similar agreement between the Company or any of its subsidiaries and any person (other than Parent); provided, however, that Stockholder may engage in any of the foregoing activities if and solely to the extent that the Company is permitted to engage in such activities pursuant to Section 6.9 of the Merger Agreement. Stockholder shall immediately cease any and all existing activities, discussions or negotiations with any persons conducted heretofore with respect to any Acquisition Proposal. Without limiting the generality of the foregoing, Stockholder acknowledges and hereby agrees that any violation of the restrictions set forth in this Section 5 by Stockholder or any Stockholder Representatives shall be deemed to be a breach of this Section 5 by Stockholder. Stockholder shall not enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to an Acquisition Proposal unless and until this Agreement is terminated pursuant to its terms.

6. Representations and Warranties.  Stockholder hereby represents and warrants to Atna as follows:

(a) Ownership of Shares.  Stockholder is the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act, except that such term shall include Shares that may be acquired more than sixty (60) days from the date hereof) of all of the Shares. Stockholder has sole voting power and the sole power of disposition with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

(b) Power; Binding Agreement.  Stockholder has the legal capacity, power and authority to enter into and perform all of Stockholder’s obligations under this Agreement. The execution, delivery and performance of this Agreement by Stockholder will not violate any agreement or court order to which Stockholder is a party or is subject, including, without limitation, any voting agreement or voting trust. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms.

(c) No Consents.  Other than filings or notices under the Exchange Act, to his, her or its knowledge, the execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his, her or its obligations hereunder will not, require Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

7. No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Atna any direct or indirect ownership or incidence of ownership of or with respect to any Shares. Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Shares shall remain vested in and belong to Stockholder.

8. Stockholder Notification of Acquisition of Additional Shares.  At all times during the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, Stockholder shall promptly notify Atna of the number of any additional shares of Canyon Common Stock and the number and type of any other voting securities of Canyon acquired by Stockholder, if any, after the date hereof.

9. Termination.  This Agreement shall terminate immediately and automatically, without any action on the part of any party hereto, as of the Expiration Date.

10. No Obligation to Exercise.  Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall obligate Stockholder to exercise any option, warrant or other right to acquire Shares.

11. Directors and Officers.  Notwithstanding anything in this Agreement to the contrary, if Stockholder is a director or officer of Canyon, nothing contained in this Agreement shall prohibit such director or officer from acting in his/her capacity as such or from taking such action as a director or officer of Canyon that may be required on the part of such person as a director or officer of Canyon, including acting in compliance with the Merger Agreement.

12. Miscellaneous.

(a) Entire Agreement.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Merger Agreement and any other agreements referred to in the Merger Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(b) Certain Events.  This Agreement and the obligations hereunder shall attach to all of the Shares and shall be binding upon any person to whom legal or beneficial ownership of any of the Shares shall pass, whether by operation of law or otherwise, except in the case of Shares Transferred in connection with the payment of taxes. Notwithstanding any Transfer of any of the Shares, the transferor shall remain liable for the performance of all obligations of the transferor under this Agreement. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, this Agreement and the obligations hereunder shall not attach to any Shares that are

Transferred, and shall not be binding upon any person to whom legal or beneficial ownership of any of the Shares shall pass, in any Transfer effected by Stockholder pursuant to the last sentence of Section 2 of this Agreement.

(c) Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section shall be void.

(d) Amendments, Waivers, Etc.  This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

(e) Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Atna or Merger Sub:

510 — 510 Burrard Street
Vancouver, B.C. Canada V6C 3A8
Fascimile:
Attention: President and Chief Executive Officer

With a copy (which shall not constitute notice) to:

Lawson Lundell LLP
1600 Cathedral Place
925 West Georgia Street
Vancouver BC V6C 3L2
Facsimile: (604) 669-1620
Attention: Michael L. Lee

If to Canyon:

14142 Denver West Parkway, Suite 250
Golden, CO 80401
Facsimile: (303) 279-3772
Attention: President and Chief Executive Officer

With a copy (which shall not constitute notice) to:

Hogan & Hartson L.L.P.
One Tabor Center
1200 Seventeenth Street, Suite 1500
Denver, CO 80202
Facsimile: (303) 899-7333
Attention: Richard J. Mattera

(f) Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

(g) No Waiver.  The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(h) Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. The parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6(e) hereof or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof.

(i) Other Remedies; Specific Performance.

(i) Other Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

(ii) Specific Performance.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(j) Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ARIZONA AND CHICAGO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

(k) Counterparts.  This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

(l) Further Assurances.  At the request of any party to another party or parties to this Agreement, such other party or parties shall execute and deliver such instruments or documents to evidence or further effectuate (but not to enlarge) the respective rights and obligations of the parties and to evidence and effectuate any termination of this Agreement.

(m) Public Disclosure.  Stockholder shall not issue any statement or communication to any third party regarding the subject matter of the Merger Agreement or the transactions contemplated thereby, including, if applicable, the termination of the Merger Agreement and the reasons therefor, without the prior written consent of Atna.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed, or caused this Agreement to be executed by a duly authorized officer, as of the date first written above.

ATNA RESOURCES LTD.

By:
Its:

ARIZONA ACQUISITION LTD.

By:
Its:

STOCKHOLDER

Signature:

Printed Name:

Street Address:

City, State and Zip:

Facsimile Number:

Shares beneficially owned:

           shares of Company Capital Stock

           shares of Company Capital Stock issuable upon the exercise of outstanding options, warrants or other rights.

[SIGNATURE PAGE TO VOTING AGREEMENT]

EXHIBIT A

IRREVOCABLE PROXY

The undersigned Stockholder (the “Stockholder”) of Canyon Resources Corporation, a Delaware corporation (“Canyon”), hereby irrevocably (to the fullest extent permitted by law) appoints each of David Watkins and Bonnie Whelan of Atna (as defined below), as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Canyon that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of Canyon issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”), in accordance with the terms of this Proxy. The Shares beneficially owned by Stockholder as of the date of this Proxy are listed on the final page of this Proxy, along with the number(s) of the stock certificate(s) that represent such Shares. Upon Stockholder’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and Stockholder agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith (the “Voting Agreement”) by and between Atna Resources Ltd., a British Columbia corporation (“Parent”), Arizona Acquisition Ltd., a Delaware corporation (“Merger Sub” and, together with Parent, “Atna”) and the undersigned Stockholder of Canyon, and is granted in consideration of Atna entering into that certain Agreement and Plan of Merger of even date herewith (as it may hereafter be amended from time to time in accordance with the provisions thereof, the “Merger Agreement”) by and among Parent, Merger Sub and Canyon. The Merger Agreement provides for the merger of Merger Sub with and into Canyon (the “Merger”), and Stockholder is receiving a portion of the consideration payable in connection with the Merger. As used in this Proxy, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to its terms, or (ii) such date and time as the Merger shall become effective in accordance with the terms and conditions set forth in the Merger Agreement.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by Stockholder, at any time prior to the Expiration Date, to act as Stockholder’s attorney and proxy to vote all of the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to all of the Shares (including, without limitation, the power to execute and deliver written consents) at every annual or special meeting of stockholders of Canyon (and at every adjournment or postponement thereof), and in every written consent in lieu of such meeting:

(a) in favor of the approval and adoption of the Merger Agreement and approval of the Canyon Merger;

(b) against the approval of any proposal that would result in a breach by Canyon of the Merger Agreement; and

(c) against any proposal made in opposition to, or in competition with, consummation of the Merger (or either of them) and the other transactions contemplated by the Merger Agreement, including any Acquisition Proposal.

The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided in clauses (a), (b) and (c) above. Stockholder may vote the Shares on all other matters. Notwithstanding anything in this Proxy to the contrary, if Stockholder is a director or officer of Canyon, nothing contained in this Proxy shall prohibit such director or officer from acting in his/her capacity as such or from taking such action as a director or officer of Canyon that may be required on the part of such person as a director or officer of Canyon, including acting in compliance with the Merger Agreement.

Any obligation of Stockholder hereunder shall be binding upon the successors and assigns of Stockholder.

This Proxy shall terminate and be of no further force and effect, automatically upon the Expiration Date.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Stockholder has caused this Irrevocable Proxy to be duly executed as of the day and year first above written.
STOCKHOLDER

Signature:
Printed Name:
Street Address:
City, State and Zip:
Facsimile Number:

Shares beneficially owned:

           shares of Company Capital Stock

           shares of Company Capital Stock issuable upon the exercise of outstanding options, warrants or other rights.

[SIGNATURE PAGE TO IRREVOCABLE PROXY]

ANNEX E

ATNA RESOURCES LTD
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of                     , 2008, by and between ATNA RESOURCES LTD, a corporation incorporated under the laws of the Province of British Columbia (the “Company”), and [NAME] (the “Executive”).

WHEREAS, the Company desires to employ the Executive as its [TITLE] and the Executive desires to accept such employment, on the terms set forth below.

Accordingly, the parties hereto agree as follows:

1. Term.  The Company hereby employs the Executive, and the Executive hereby accepts such employment for an initial term commencing as of the date hereof and ending           ,           , 2010, unless sooner terminated in accordance with the provisions of Section 4 or Section 5 (the period during which the Executive is employed hereunder being hereinafter referred to as the “Term”). If either the Company or Executive does not wish to renew this Agreement when it expires at the end of the initial or any renewal term hereof as hereinafter provided, or if either the Company or Executive wishes to renew this Agreement on different terms than those contained herein, it or he shall give written notice in accordance with Section 10.4 below of such intent to the other party at least sixty (60) days prior to the expiration date. In the absence of such notice, this Agreement shall be renewed on the same terms and conditions contained herein for a term of one (1) year from the date of expiration. The parties expressly agree that designation of a term and renewal provisions in this Agreement does not in any way limit the right of the parties to terminate this Agreement at any time as hereinafter provided. Reference herein to the term of this Agreement shall refer both to the initial term and any successive term as the context requires.

2. Duties.  The Executive, in his capacity as [TITLE], shall faithfully perform for the Company the duties of said office and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the Company’s Chief Executive Officer or by board of directors or similar governing body of the Company (the “Board”) (including the performance of services for, and serving on the Board of Directors of, any subsidiary or affiliate of the Company without any additional compensation). The Executive shall devote substantially all of the Executive’s business time and effort to the performance of the Executive’s duties hereunder, provided that in no event shall this sentence prohibit the Executive from performing personal and charitable activities and any other activities approved by the Board, so long as such activities do not materially and adversely interfere with the Executive’s duties for the Company. The Board may delegate its authority to take any action under this Agreement to the Compensation Committee of the Board (the “Compensation Committee”).

3. Compensation.

3.1 Salary.  The Company shall pay the Executive during the Term an Annual Salary at the rate of [AMOUNT] dollars ($[AMOUNT]) per annum (the “Annual Salary”), payable semi-monthly and subject to regular deductions and withholdings as required by law.

The Annual Salary may be increased annually by an amount as may be approved by the Board or the Compensation Committee, and, upon such increase, the increased amount shall thereafter be deemed to be the Annual Salary for purposes of this Agreement.

3.2 Equity-Based Awards.  The Executive may from time to time be awarded such shares, options and/or other equity or equity-linked instrument as the Company determines to be appropriate.

3.3 Benefits — In General.  The Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, pension and profit sharing plans and similar benefits that may be available to other senior executives of the Company generally, on the same terms as may be applicable to such other executives, in each case to the extent that the Executive is eligible under the terms of such plans or programs.

3.4 Vacation.  During the Term, the Executive shall be entitled to vacation of [NUMBER] working days per year.

3.5 Expenses.  The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive’s services under this Agreement, provided that the Executive submits such expenses in accordance with the policies applicable to senior executives of the Company generally.

4. Termination Due to Death or Disability.

4.1 Death.  In the event of Executive’s death which results in the termination of Executive’s employment, the Term will terminate, all obligations of the Company and Executive under Sections 1 through 3 will immediately cease except for obligations which expressly continue after death, and the Company will pay Executive’s beneficiary or estate, and Executive’s beneficiary or estate will be entitled to receive, the following:

(i) Executive’s Compensation Accrued at Termination; and

(ii) All rights under any compensatory or benefit plan shall be governed by such plan.

4.2 Disability.  The Company may terminate the employment of Executive hereunder due to the Disability (as defined in Section 6.5) of Executive. Upon termination of employment, the Term will terminate, all obligations of the Company and Executive under Sections 1 through 3 will immediately cease except for obligations which expressly continue after termination of employment due to Disability, and the Company will pay Executive, and Executive will be entitled to receive, the following:

(i) Executive’s Compensation Accrued at Termination;

(ii) Disability benefits shall be payable in accordance with the Company’s plans, programs and policies; and

(iii) All rights under any compensatory or benefit plan shall be governed by such plan.

4.3 Other Terms of Payment Following Death or Disability.  Nothing in this Section 4 shall limit the benefits payable or provided in the event Executive’s employment terminates due to death or Disability under the terms of plans or programs of the Company more favorable to Executive (or his beneficiaries) than the benefits payable or provided under this Section 4 (except in the case of the Annual Cash Incentive in lieu of which amounts are paid hereunder), including plans and programs adopted after the date of this Agreement. Subject to Section 5.6, amounts payable under this Section 4 following Executive’s termination of employment will be paid as promptly as practicable after such termination of employment, and, in any event, within 2 1/2 months after the end of the year in which employment terminates.

5. Termination of Employment For Reasons Other Than Death or Disability.

5.1 Termination by the Company for Cause.  The Company may terminate the employment of Executive hereunder for Cause (as defined in Section 6.2) at any time. At the time Executive’s employment is terminated for Cause, the Term will terminate, all obligations of the Company and Executive under Sections 1 through 3 will immediately cease, and the Company will pay Executive, and Executive will be entitled to receive, the following:

(i) Executive’s Compensation Accrued at Termination; and

(ii) All rights under any compensatory or benefit plan shall be governed by such plan.

5.2 Termination by Executive Other Than For Good Reason.  Executive may terminate his employment hereunder voluntarily for reasons other than Good Reason (as defined in Section 6.6) at any time upon at least 30 days’ written notice to the Company. An election by Executive not to extend the Term pursuant to Section 2 hereof shall be deemed to be a termination of employment by Executive for reasons other than Good Reason at the date of expiration of the Term. At the time Executive’s employment is terminated by Executive other than for Good Reason, the Term will terminate, all obligations of the Company and Executive under Sections 1 through 3 will immediately cease, and the Company will pay Executive, and Executive will be entitled to the same compensation and rights specified in Section 5.1.

5.3 Termination by the Company Without Cause.  The Company may terminate the employment of Executive hereunder without Cause upon at least 30 days’ written notice to Executive. An election by the Company not to extend the Term pursuant to Section 2 hereof shall be deemed to be a termination of employment by the Company Without Cause at the date of expiration of the Term. At the time Executive’s employment is terminated by the Company (i.e., at the expiration of such notice period), the Term will terminate, all remaining obligations of the Company and Executive under Sections 1 through 3 will immediately cease (except as expressly provided below), and the Company will pay Executive, and Executive will be entitled to receive, the following:

(i) Executive’s Compensation Accrued at Termination;

(ii) A single severance payment in cash in an aggregate amount equal to the sum of: (i) [NUMBER] times the Executive’s Annual Salary plus (ii) [NUMBER] times the average annual bonus received by Executive during the preceding two completed calendar years;

(iii) All equity awards held by Executive at termination which vest based on time shall become vested and all other terms of such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such options were granted;

(iv) Any performance objectives upon which the earning of performance-based restricted stock, restricted stock units, and other equity awards and other long-term incentive awards (including cash awards,) is conditioned shall be deemed to have been met at the greater of (A) target level at the date of termination, or (B) actual performance at the date of termination, and such amounts shall become fully vested and non-forfeitable as a result of termination of employment at the date of such termination, and, in other respects, such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted; and

(v) All other rights under any other compensatory or benefit plan shall be governed by such plan. In addition, the Company agrees to provide Executive, and any spouse and/or dependents receiving medical, dental and/or vision coverage on the date of Executive’s termination of employment under a group health plan sponsored by the Company (“Family Members”), with continued medical, dental and vision coverage as required under sections 601 through 608 of ERISA and Section 4980B of the Code (referred collectively as “COBRA”). If the Executive and, where applicable, Family Members timely elect COBRA continuation coverage, the Company will pay the total applicable premium cost for medical, dental and vision COBRA continuation coverage for the Executive and Family Members for a period of twelve (12) months after the Executive’s employment terminates.

Payments and benefits under this Section 5.3 are subject to Section 5.6.

5.4 Termination by Executive for Good Reason.  Executive may terminate his employment hereunder for Good Reason upon 30 days’ written notice to the Company which notice must be given within 90 days of the occurrence of the condition that is the basis for such Good Reason; provided, however, that, if the basis for such Good Reason is correctible and the Company has corrected the basis for such Good Reason within 30 days after receipt of such notice, Executive may not then terminate his employment for Good Reason with respect to the matters addressed in the written notice, and therefore Executive’s notice of termination will automatically become null and void. At the time Executive’s employment is terminated by Executive for Good Reason (i.e., at the expiration of such notice period), the Term will terminate, all obligations of the Company and Executive under Sections 1 through 3 will immediately cease (except as expressly provided below), and the Company will pay Executive, and Executive will be entitled to receive, the same compensation and rights specified in Section 5.3.

If any payment or benefit under this Section 5.4 is based on Annual Salary or other level of compensation or benefits at the time of Executive’s termination and if a reduction in such Annual Salary or other level of compensation or benefit was the basis for Executive’s termination for Good Reason, then the Annual Salary or other level of compensation in effect before such reduction shall be used to calculate payments or benefits under this Section 5.4.

5.5 Other Terms Relating to Certain Terminations of Employment.  In the event Executive’s employment terminates for any reason set forth in Section 5.2 through 5.4, Executive will be entitled to the benefit of any terms of plans or agreements applicable to Executive which are more favorable than those specified in this Section 5 (except without duplication of payments or benefits, including in the case of the Annual Cash Incentive in lieu of which amounts are paid hereunder). Except as otherwise provided under Section 5.6, amounts payable under this Section 5 following Executive’s termination of employment, other than those expressly payable on a deferred or installment basis, will be paid as promptly as practicable after such a termination of employment and, in any event, within 2 1/2 months after the end of the year in which employment terminates.

5.6 Limitations Under Code Section 409A.  Anything in this Agreement to the contrary notwithstanding, if (i) on the date of termination of Executive’s employment with the Company or a Subsidiary, any of the Company’s stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, as amended (the “Code”)), (ii) Executive is determined to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code on the date of Executive’s separation from service with the Company, (iii) the payments exceed the amounts permitted to be paid pursuant to Treasury Regulations section 1.409A-1(b)(9)(iii) and (iv) the payments are not excluded from the application of Section 409A under Treasury Regulations section 1.409A-1(b)(4) or any other applicable provision of the statute or Treasury Regulations; and (v) the Executive would receive any payment that, absent the application of this Section 5.6, would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (1) 6 months after the Executive’s termination date, (2) the Executive’s death or (3) such other date as will cause such payment not to be subject to such interest and additional tax (with a catch-up payment equal to the sum of all amounts that have been delayed to be made as of the date of the initial payment).

It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code. To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving the Executive the economic benefits described herein in a manner that does not result in such tax being imposed.

5.7 Obligations of the Company upon Change in Control.  Within thirty (30) days of the consummation of a Change in Control, the Company shall make a lump sum cash payment to Executive equal to the aggregate of [NUMBER] times the Executive’s Annual Salary and the Executive’s average annual bonus, both as calculated using the immediately preceding calendar years. Anything in this Agreement not withstanding, if Executive receives any compensation pursuant to this Section 5.7, Executive shall not be entitled to receive compensation pursuant to Sections 5.3 and 5.4 hereof other than Executive’s Compensation Accrued at Termination, unless at least one (1) year elapsed between the time that Executive received compensation pursuant to this Section 5.7 and Executive would have otherwise been entitled to compensation pursuant to either Section 5.3 or 5.4.

6. Definitions Relating to Termination Events and Change of Control.

6.1 [Intentionally omitted]

6.2 “Cause”.  For purposes of this Agreement, “Cause” shall mean Executive’s:

(i) conviction for commission of a felony or a crime involving moral turpitude;

(ii) commission of any act of theft, fraud, embezzlement or misappropriation of a material nature against the Company or its subsidiaries or affiliates; or

(iii) continued failure to substantially perform Executive’s duties hereunder (other than such failure resulting from Executive’s incapacity due to physical or mental illness), which failure is not remedied within 30 calendar days after written demand for substantial performance is delivered by the Company which specifically identifies the manner in which the Company believes that Executive has not substantially performed Executive’s duties.

Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of the resolution duly adopted by the affirmative vote of not less than a majority of the independent members of the Board at a meeting of the Board (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Executive was guilty of conduct set forth above in this definition and specifying the particulars thereof in detail.

6.3 “Change in Control”.  For purposes of this Agreement, a “Change in Control” means the following:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (a) any acquisition directly from the Company, (b) any acquisition by the Company, or (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company

(ii) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business) beneficially owns, directly or indirectly, 15% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

6.4 “Compensation Accrued at Termination”.  For purposes of this Agreement, “Compensation Accrued at Termination” means the following:

(i) The unpaid portion of Annual Salary at the rate payable, in accordance with Section 3.1 hereof, at the date of Executive’s termination of employment, pro rated through such date of termination, payable in accordance with the Company’s regular pay schedule;

(ii) Except as otherwise provided in this Agreement, all earned and unpaid and/or vested, nonforfeitable amounts owing or accrued at the date of Executive’s termination of employment under any compensation and benefit plans, programs, and arrangements set forth or referred to in Sections 3.2-3.4 hereof (including any earned and vested Annual Cash Incentive) in which Executive theretofore participated, payable in accordance with the terms and conditions of the plans, programs, and arrangements (and agreements and documents thereunder) pursuant to which such compensation and benefits were granted or accrued; and

(iii) Reasonable business expenses and disbursements incurred by Executive prior to Executive’s termination of employment, to be reimbursed to Executive, as authorized under Section 3.6, in accordance the Company’s reimbursement policies as in effect at the date of such termination.

6.5 “Disability”.  For purposes of this Agreement, “Disability” means the Executive is unable due to a physical or mental condition to perform the essential functions of his position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, Section 409A of the Code and other applicable law.

6.6 “Good Reason”.  For purposes of this Agreement, “Good Reason” shall mean, without Executive’s express written consent, the occurrence of any of the following circumstances unless, if correctable, such circumstances are fully corrected within 30 days of the notice of termination given in respect thereof:

(i) The assignment to Executive of duties materially inconsistent with Executive’s position and status hereunder, or an alteration, materially adverse to Executive, in the nature of Executive’s duties, responsibilities, and authorities, Executive’s positions or the conditions of Executive’s employment from those specified in Section 2 or otherwise hereunder (other than inadvertent actions which are promptly remedied); except the foregoing shall not constitute Good Reason if occurring in connection with the termination of Executive’s employment for Cause, Disability, as a result of Executive’s death, or as a result of action by or with the consent of Executive;

(ii) a material reduction by the Company in Executive’s Annual Salary;

(iii) the failure of the Company to obtain a satisfactory agreement from any successor to the Company to fully assume the Company’s obligations and to perform under this Agreement; or

(vi) any other failure by the Company to perform any material obligation under, or breach by the Company of any material provision of, this Agreement.

7. Excise Tax-Related Provisions.  In the event Executive becomes entitled to any amounts or benefits payable in connection with a Change in Control or other change in control (whether or not such amounts are payable pursuant to this Agreement) (the “Severance Payments”), if any of such Severance Payments are subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar federal, state or local tax that may hereafter be imposed), the Company shall pay to Executive at the time specified in Section 7(iii) hereof an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of any Excise Tax on the Total Payments (as hereinafter defined) and any federal, state and local income tax and Excise Tax upon the payment provided for by Section 7(i), shall be equal to the Total Payments; provided, however that in the event the aggregate value of the Total Payments exceeds three times the Executive’s “base amount,” as defined in Section 280G(b)(3) of the Code, (the “Parachute Threshold”) by less than 10%, one or more of the Total Payments shall be reduced so that the aggregate value of the Total Payments is $1.00 less than the Parachute Threshold. Unless the Executive shall have given prior written notice specifying a different order to the Company to effectuate the foregoing, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating the portion of the Total Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Change in Control. Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation. For the avoidance of doubt, in no event shall the Company be required to pay to Executive any amount under this Section 7 with respect to any taxes or interest that may arise as a result of Section 409A of the Code.

(i) For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax:

(A) any other payments or benefits received or to be received by Executive in connection with a Change in Control or Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (which, together with the Severance Payments, constitute the “Total Payments”) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of nationally-recognized tax counsel or compensation consultant the selection of which was approved under Section 7(iv) such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

(B) the amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (x) the total amount of the Total Payments and (y) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying Section 7(i)(A) hereof); and

(C) the value of any non-cash benefits or any deferred payments or benefit shall be determined by a nationally-recognized accounting or consulting firm the selection of which was approved under Section 7(iv) in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(ii) For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence on the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of Executive’s employment, Executive shall repay to the Company within ten days after the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by Executive if such repayment results in a reduction in Excise Tax and/or federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of Executive’s employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess within ten days after the time that the amount of such excess is finally determined.

(iii) The payments provided for in this Section 7 shall be made not later than the thirtieth day following the date of Executive’s termination of employment; provided, however, that if the amount of such payments cannot be finally determined on or before such day, the Company shall pay to Executive on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the sixtieth day after the date of Executive’s termination of employment. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Executive, payable on the fifteenth day after the demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

(iv) All determinations under this Section 7 shall be made at the expense of the Company by a nationally recognized public accounting or consulting firm selected by the Company and subject to the approval of Executive, which approval shall not be unreasonably withheld. Such determination shall be binding upon Executive and the Company.

8. Non-Competition and Non-Disclosure; Executive Cooperation; Non-Disparagement.

8.1 Noncompetition Agreement.  Without the consent in writing of the Board, Executive will not, at any time during the Term and for a period of one year following termination of employment, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person or business of whatever nature (i) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, whether paid or unpaid, in any business that is in direct competition with the Company anywhere in the United States, its territories or possessions, or (ii) cause or attempt to cause any employee of the Company to leave the employ of the Company, actively recruit any employee of the Company to work for any organization other than the Company, or solicit, divert or take away, or attempt to take away, the business or patronage of any client, customer or account, or prospective client, customer or account, of the Company which were contacted, solicited or served by Employee while employed by the Company.

8.2 Non-Solicitation.  Without the consent in writing of the Board, Executive will not, at any time during the Term and for the length of the Severance Period, acting alone or in conjunction with others, directly or indirectly (i) induce any customers of the Company or any of its affiliates with whom Executive has had contacts or relationships, directly or indirectly, during and within the scope of his employment with the Company or any of its affiliates, to curtail or cancel their business with the Company or any such affiliate; (ii) induce, or attempt to influence, any employee of the Company or any of its affiliates to terminate employment; or (iii) solicit or assist any third party in the solicitation of, any person who is an employee of the Company or any affiliate; provided, however, that activities engaged in by or on behalf of the Company are not restricted by this covenant. The provisions of subparagraphs (i), (ii), and (iii) above are separate and distinct commitments independent of each of the other subparagraphs. Notwithstanding anything in this Section 8.2 to the contrary, Executive is permitted to solicit any individual who served as his executive assistant during the Term.

8.3 Non-Disclosure; Ownership of Work.  Executive shall not, at any time during the Term and thereafter (including following Executive’s termination of employment for any reason), disclose, use, transfer, or sell, except in the course of employment with or other service to the Company, any proprietary information, secrets, organizational or employee information, or other confidential information belonging or relating to the Company and its affiliates and customers so long as such information has not otherwise been disclosed through no wrongdoing of the Executive or an individual under a similar restriction or is not otherwise in the public domain, except as required by law or pursuant to legal process. In addition, upon termination of employment for any reason, Executive will return to the Company or its affiliates all documents and other media containing information belonging or relating to the Company or its affiliates. Executive will promptly disclose in writing to the Company all inventions, discoveries, developments, improvements and innovations (collectively referred to as “Inventions”) that Executive has conceived or made during the Term; provided, however, that in this context “Inventions” are limited to those which (i) relate in any manner to the existing or contemplated business activities of the Company and its affiliates; (ii) are suggested by or result from Executive’s work at the Company; or (iii) result from the use of the time, materials or facilities of the Company and its affiliates. All Inventions will be the Company’s property rather than Executive’s. Should the Company request it, Executive agrees to sign any document that the Company may reasonably require to establish ownership in any Invention.

8.4 Cooperation With Regard to Litigation.  Executive agrees to cooperate with the Company, during the Term and thereafter (including following Executive’s termination of employment for any reason), by making himself available to testify on behalf of the Company or any subsidiary or affiliate of the Company, in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any subsidiary or affiliate of the Company, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any subsidiary or affiliate of the Company, as may be reasonably requested and after taking into account Executive’s post-termination responsibilities and obligations. The Company agrees to reimburse Executive, on an after-tax basis, for all reasonable expenses actually incurred in connection with his provision of testimony or assistance.

8.5 Non-Disparagement.  Executive shall not, at any time during the Term and thereafter make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company, its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations, nor shall members of the Board of Directors or Executive’s successor in office make any such statements or representations regarding Executive. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive or his successor or members of the Board of Directors from making truthful statements that are required by applicable law, regulation or legal process.

8.6 Release of Employment Claims.  Executive agrees, as a condition to receipt of any termination payments and benefits provided for in Sections 4 and 5 herein (other than Compensation Accrued at Termination) (the “Termination Benefits”), that he will execute a general release in substantially the form attached hereto as Exhibit A.

8.7 Forfeiture of Outstanding Options and Other Equity Awards.  The provisions of Sections 4 and 5 notwithstanding, if Executive fails to comply with the restrictive covenants under Sections 8.1 — 8.3, all options to purchase Common Stock and other equity awards granted by the Company at and after the Effective Date and then held by Executive or a transferee of Executive shall be immediately forfeited and thereupon such options and equity awards shall be cancelled. Notwithstanding the foregoing, Executive shall not forfeit any option or equity award unless and until there shall have been delivered to him, within six months after the Board (i) had knowledge of conduct or an event allegedly constituting grounds for such forfeiture and (ii) had reason to believe that such conduct or event could be grounds for such forfeiture, a copy of a resolution duly adopted by a majority affirmative vote of the membership of the Board (excluding Executive) at a meeting of the Board called and held for such purpose (after giving Executive reasonable notice specifying the nature of the grounds for such forfeiture and not less than 30 days to correct the acts or omissions complained of, if correctable, and affording Executive the opportunity, together with his counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Executive has engaged in conduct set forth in this Section 8.7 which constitutes grounds for forfeiture of Executive’s options and equity awards; provided, however, that if any option is exercised or equity award is settled after delivery of such notice and the Board subsequently makes the determination described in this sentence, Executive shall be required to pay to the Company an amount equal to the difference between the aggregate value of the shares acquired upon such exercise of the option at the date of the Board determination and the aggregate exercise price paid by Executive and an amount equal to the fair market value of the shares delivered in settlement of the equity award at the date of such determination (net of any cash payment for the shares by Executive). Any such forfeiture shall apply to such options notwithstanding any term or provision of any option agreement. In addition, options and equity awards granted to Executive on or after the Effective Date, and gains resulting from the exercise of such options and settlement of such equity awards, shall be subject to forfeiture in accordance with the Company’s standard policies relating to such forfeitures and clawbacks, as such policies are in effect at the time of grant of such options or equity awards.

8.8 Survival.  The provisions of this Section 8 shall survive the termination of the Term and any termination or expiration of this Agreement.

8.9 Remedies.  Executive agrees that any breach of the terms of this Section 8 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; Executive therefore also agrees that in the event of said breach or any threat of breach and notwithstanding Section 9 the Company shall be entitled to an immediate injunction and restraining order from a court of competent jurisdiction to prevent such breach and/or threatened breach and/or continued breach by Executive and/or any and all persons and/or entities acting for and/or with Executive, without having to prove damages. The availability of injunctive relief shall be in addition to any other remedies to which the Company may be entitled at law or in equity, but remedies other than injunctive relief may only be pursued in an arbitration brought in accordance with Section 8. The terms of this paragraph shall not prevent the Company from pursuing in an arbitration any other available remedies for any breach or threatened breach of this Section 8, including but not limited to the recovery of damages from Executive. Executive hereby further agrees that, if it is ever determined, in an arbitration brought in accordance with Section 9, that willful actions by Executive have constituted wrongdoing that contributed to any material misstatement or omission from any report or statement filed by the Company with the U.S. Securities and Exchange Commission or material fraud against the Company, then the Company, or its successor, as appropriate, may recover all of any award or payment made to Executive, less the amount of any net tax owed by Executive with respect to such award or payment over the tax benefit to Executive from the repayment or return of the award or payment, pursuant to Sections 5.3 or 5.4, and Executive agrees to repay and return such awards and amounts to the Company within 30 calendar days of receiving notice from the Company that the Board has made the determination referenced above and accordingly the Company is demanding repayment pursuant to this Section 8.9. The Company or its successor may, in its sole discretion, affect any such recovery by (i) obtaining repayment directly from Executive; (ii) setting off the amount owed to it against any amount or award that would otherwise be payable by the Company to Executive; or (iii) any combination of (i) and (ii) above.

9. Governing Law; Disputes; Arbitration.

9.1 Governing Law.  This Agreement is governed by and is to be construed, administered, and enforced in accordance with the laws of Delaware, without regard to conflicts of law principles. If under the governing law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation, ordinance, or other principle of law, such portion shall be deemed to be modified or altered to the extent necessary to conform thereto or, if that is not possible, to be omitted from this Agreement. The invalidity of any such portion shall not affect the force, effect, and validity of the remaining portion hereof. If any court determines that any provision of Section 9 is unenforceable because of the duration or geographic scope of such provision, it is the parties’ intent that such court shall have the power to modify the duration or geographic scope of such provision, as the case may be, to the extent necessary to render the provision enforceable and, in its modified form, such provision shall be enforced.

9.2 Consent to Jurisdiction.  All judicial proceedings arising out of or relating to this Agreement must be brought in a state court of competent jurisdiction in the State of Colorado, county of Jefferson, or in a federal court of competent jurisdiction in the State of Colorado, and by execution and delivery of this Agreement, each party accepts the nonexclusive jurisdiction of the aforesaid courts and waives any defense of forum non convenience and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

9.3 LIMITATION ON LIABILITIES.  IF EITHER EXECUTIVE OR THE COMPANY IS AWARDED ANY DAMAGES AS COMPENSATION FOR ANY BREACH OR ACTION RELATED TO THIS AGREEMENT, A BREACH OF ANY COVENANT CONTAINED IN THIS AGREEMENT (WHETHER EXPRESS OR IMPLIED BY EITHER LAW OR FACT), OR ANY OTHER CAUSE OF ACTION BASED IN WHOLE OR IN PART ON ANY BREACH OF ANY PROVISION OF THIS AGREEMENT, SUCH DAMAGES SHALL BE LIMITED TO CONTRACTUAL DAMAGES AND SHALL EXCLUDE CONSEQUENTIAL DAMAGES AND PUNITIVE DAMAGES EVEN IF THE RULES REFERRED TO IN SECTION 9.2 WOULD PROVIDE OTHERWISE.

9.4 WAIVER OF JURY TRIAL.  TO THE EXTENT APPLICABLE, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL FOR ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. This provision is subject to Section 9.2, requiring arbitration of disputes hereunder.

10. Miscellaneous.

10.1 Integration.  This Agreement cancels and supersedes any and all prior agreements and understandings between the parties hereto with respect to the employment of Executive by the Company, any parent or predecessor company, and the Company’s subsidiaries during the Term, but excluding existing contracts relating to compensation under executive compensation and employee benefit plans of the Company and its subsidiaries. This Agreement constitutes the entire agreement among the parties with respect to the matters herein provided, and no modification or waiver of any provision hereof shall be effective unless in writing and signed by the parties hereto. Executive shall not be entitled to any payment or benefit under this Agreement which duplicates a payment or benefit received or receivable by Executive under such prior agreements and understandings or under any benefit or compensation plan of the Company.

10.2 Successors; Transferability.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise, and whether or not the corporate existence of the Company continues) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise and, in the case of an acquisition of the Company in which the corporate existence of the Company continues, the ultimate parent company following such acquisition. Subject to the foregoing, the Company may transfer and assign this Agreement and the Company’s rights and obligations hereunder to another entity that is substantially comparable to the Company in its financial strength and ability to perform the Company’s obligations under this Agreement. Neither this Agreement nor the rights or obligations hereunder of the parties hereto shall be transferable or assignable by Executive, except in accordance with the laws of descent and distribution or as specified in Section 10.3.

10.3 Beneficiaries.  Executive shall be entitled to designate (and change, to the extent permitted under applicable law) a beneficiary or beneficiaries to receive any compensation or benefits provided hereunder following Executive’s death.

10.4 Notices.  Whenever under this Agreement it becomes necessary to give notice, such notice shall be in writing, signed by the party or parties giving or making the same, and shall be served on the person or persons for whom it is intended or who should be advised or notified, by Federal Express or other similar overnight service or by certified or registered mail, return receipt requested, postage prepaid and addressed to such party at the address set forth below or at such other address as may be designated by such party by like notice:

If to the Company:

Atna Resources Ltd
510 — 510 Burrard Street
Vancouver, B.C. Canada V6C 3A8
Attention: [          ]

With a copy to:

[          ]

If to Executive:

[Executive]
[Address]

If the parties by mutual agreement supply each other with fax numbers for the purposes of providing notice by facsimile, such notice shall also be proper notice under this Agreement. In the case of Federal Express or other similar overnight service, such notice or advice shall be effective when sent, and, in the cases of certified or registered mail, shall be effective two days after deposit into the mails by delivery to the U.S. Post Office.

10.5 Reformation.  The invalidity of any portion of this Agreement shall not be deemed to render the remainder of this Agreement invalid.

10.6 Headings.  The headings of this Agreement are for convenience of reference only and do not constitute a part hereof.

10.7 No General Waivers.  The failure of any party at any time to require performance by any other party of any provision hereof or to resort to any remedy provided herein or at law or in equity shall in no way affect the right of such party to require such performance or to resort to such remedy at any time thereafter, nor shall the waiver by any party of a breach of any of the provisions hereof be deemed to be a waiver of any subsequent breach of such provisions. No such waiver shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced.

10.8 No Obligation To Mitigate.  Executive shall not be required to seek other employment or otherwise to mitigate Executive’s damages upon any termination of employment; provided, however, that, to the extent Executive receives from a subsequent employer health or other insurance benefits that are substantially similar to the benefits referred to in Section 3.4 hereof, any such benefits to be provided by the Company to Executive following the Term shall be correspondingly reduced.

10.9 Offsets; Withholding.  The amounts required to be paid by the Company to Executive pursuant to this Agreement shall not be subject to offset other than with respect to any amounts that are owed to the Company by

Executive due to his receipt of funds as a result of his fraudulent activity. The foregoing and other provisions of this Agreement notwithstanding, all payments to be made to Executive under this Agreement, including under Sections 4 and 5, or otherwise by the Company, will be subject to withholding to satisfy required withholding taxes and other required deductions.

10.10 Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of Executive, his heirs, executors, administrators and beneficiaries, and shall be binding upon and inure to the benefit of the Company and its successors and assigns.

10.11 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

10.12 Due Authority and Execution.  The execution, delivery and performance of this Agreement have been duly authorized by the Company and this Agreement represents the valid, legal and binding obligation of the Company, enforceable against the Company according to its terms.

10.13 Representations of Executive.  Executive represents and warrants to the Company that he has the legal right to enter into this Agreement and to perform all of the obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, which prevents him from entering into this Agreement or performing all of his obligations hereunder. In the event of a breach of such representation or warranty on Executive’s part or if there is any other legal impediment which prevents him from entering into this Agreement or performing all of his obligations hereunder, the Company shall have the right to terminate this Agreement forthwith in accordance with the same notice and hearing procedures specified above in respect of a termination by the Company for Cause pursuant to Section 5.1 and shall have no further obligations to Executive hereunder. Notwithstanding a termination by the Company under this Section 10.13, Executive’s obligations under Section 9 shall survive such termination.

11. Indemnification.  To the maximum extent permitted by applicable law, the Executive shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel reasonably acceptable to the Company) or liability (including any sum paid in settlement of a claim with the approval of the Company), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with this Agreement, except to the extent arising out of such Executive’s own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification that the Executive may have under applicable law.

12. Certain Definitions.  For purposes of this Agreement:

12.1. an “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, and includes subsidiaries.

12.2. A “business day” means the period from 9:00 am to 5:00 pm on any weekday that is not a banking holiday in New York City, New York.

12.3. A “person” means an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any court, administrative agency or commission or other governmental authority.

12.4. A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests or no board of directors or other governing body, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

ATNA RESOURCES LTD

By:
Name:

Title:

[Executive]

EXHIBIT A1

For and in consideration of the payments and other benefits due to [NAME] (the “Executive”) pursuant to the Employment Agreement dated as of          , 2008 (the “Employment Agreement”), by and between Atna Resources Ltd (the “Company”) and the Executive, and for other good and valuable consideration, the Executive hereby agrees, for the Executive, the Executive’s spouse and child or children (if any), the Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, to forever release, discharge and covenant not to sue the Company, or any of its divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, and, with respect to such entities, their officers, directors, trustees, employees, agents, shareholders, administrators, general or limited partners, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims of any kind arising out of, or related to, his employment with the Company, its affiliates and subsidiaries (collectively, with the Company, the “Affiliated Entities”) or the Executive’s separation from employment with the Affiliated Entities, which the Executive now has or may have against the Released Parties, whether known or unknown to the Executive, by reason of facts which have occurred on or prior to the date that the Executive has signed this Release. Such released claims include, without limitation, any and all claims relating to the foregoing under federal, state or local laws pertaining to employment, including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et. seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et seq. the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of the Executive’s employment with the Affiliated Entities, as well as any and all such claims under state contract or tort law.

The Executive has read this Release carefully, acknowledges that the Executive has been given at least 21 days to consider all of its terms and has been advised to consult with any attorney and any other advisors of the Executive’s choice prior to executing this Release, and the Executive fully understands that by signing below the Executive is voluntarily giving up any right which the Executive may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act. The Executive also understands that the Executive has a period of seven days after signing this Release within which to revoke his agreement, and that neither the Company nor any other person is obligated to make any payments or provide any other benefits to the Executive pursuant to the Agreement until eight days have passed since the Executive’s signing of this Release without the Executive’s signature having been revoked other than any accrued obligations or other benefits payable pursuant to the terms of the Company’s normal payroll practices or employee benefit plans. Finally, the Executive has not been forced or pressured in any manner whatsoever to sign this Release, and the Executive agrees to all of its terms voluntarily.

Notwithstanding anything else herein to the contrary, this Release shall not affect: (i) the Company’s obligations under any compensation or employee benefit plan, program or arrangement (including, without limitation, obligations to the Executive under the Employment Agreement, any stock option, stock award or agreements or obligations under any pension, deferred compensation or retention plan) provided by the Affiliated Entities where the Executive’s compensation or benefits are intended to continue or the Executive is to be provided with compensation or benefits, in accordance with the express written terms of such plan, program or arrangement, beyond the date of the Executive’s termination; (ii) rights to indemnification the Executive may have under the Employment Agreement or a separate agreement entered into with the Company; or (iii) rights that Executive may have as a shareholder, unit holder or prior member of the operating partnership.

1 This release may be amended by the Company to reflect new laws and changes in applicable laws.

This Release is final and binding and may not be changed or modified except in a writing signed by both parties. Section 9 of the Employment Agreement shall apply to this Release.

Date	[NAME]

ATNA RESOURCES LTD
Date

By:
Name:

Title: